UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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LaPorte Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

Dear Stockholder of LaPorte Bancorp, Inc.:

On March 10, 2016, the boards of directors of LaPorte Bancorp, Inc. (“LaPorte”) and Horizon Bancorp (“Horizon”) approved an Agreement and Plan of Merger (which is referred to herein as the “Merger Agreement”) that provides for LaPorte to merge with and into Horizon. Immediately following the merger, The LaPorte Savings Bank (“LaPorte Savings Bank”), the wholly-owned subsidiary of LaPorte, will merge with and into Horizon Bank, National Association (“Horizon Bank”), the wholly-owned subsidiary of Horizon, with Horizon Bank as the surviving entity.

If the merger contemplated by the Merger Agreement is completed, each outstanding share of LaPorte common stock (other than shares then held of record by Horizon) will be converted into the right to receive, at the election of the stockholder, (i) 0.629 shares of Horizon common stock (subject to certain adjustments as described in the Merger Agreement), or (ii) $17.50 in cash, subject to limitations and prorations such that 65% of the outstanding shares of LaPorte common stock will be converted into the stock consideration and 35% of the outstanding LaPorte shares will be converted into the cash consideration. A LaPorte stockholder may elect to receive the stock consideration for some of his or her shares and the cash consideration for some of his or her shares, subject to these limitations and prorations. Each LaPorte stockholder also will receive cash in lieu of any fractional shares of Horizon common stock that such stockholder would otherwise receive in the merger. Additionally, as described in more detail elsewhere in this proxy statement/prospectus, under the terms of the Merger Agreement LaPorte would have the right to terminate the Merger Agreement during the five-day period following the date on which all regulatory approvals and other approvals required for the merger are received if Horizon’s average common stock closing price over a specified period of time decreases below $20.58 per share, and the percentage decrease is more than 15% greater than the percentage decrease in the SNL Small Cap U.S. Bank and Thrift Index during the same period. If LaPorte elects to exercise its termination rights, Horizon has the right to prevent LaPorte’s termination under those circumstances by agreeing to increase the exchange ratio pursuant to a formula set forth in the Merger Agreement.

Horizon common stock is traded on the NASDAQ Global Select Market under the trading symbol “HBNC.” On March 9, 2016, the last business day prior to the public announcement of the merger, the closing price of a share of Horizon common stock was $24.21, which, after giving effect to the 0.629 exchange ratio, results in an implied value of approximately $15.23 per share of LaPorte common stock as of such date. Based on this price with respect to the stock consideration and the cash consideration of $17.50 per share, upon completion of the merger, a LaPorte stockholder who receives stock for 65% of his or her shares of common stock and receives cash for 35% of his or her shares would receive total merger consideration with an implied value of approximately $16.02 per LaPorte share. On May 27, 2016, the latest practicable date before the date of this document, the closing price of a share of Horizon common stock was $24.91, which, after giving effect to the 0.629 exchange ratio, results in an implied value of approximately $15.67 per LaPorte share as of such date. Based on this price with respect to the stock consideration and the cash consideration of $17.50 per share, upon completion of the merger a LaPorte stockholder who receives stock for 65% of his or her shares and receives cash for 35% of his or her shares would receive total merger consideration with an implied value of approximately $16.31 per LaPorte share. You should obtain current market quotations for Horizon before you vote and before you make an election to receive the merger consideration.

        LaPorte common stock is traded on the NASDAQ Capital Market under the trading symbol “LPSB.” Based on the 5,580,115 shares of LaPorte common stock outstanding as of May 16, 2016, Horizon will issue an aggregate of 2,281,430 shares of common stock for the stock consideration and pay an aggregate of $34,178,203 in cash for the cash consideration. Subject to the adjustments described in the Merger Agreement and based on Horizon’s closing stock price of $24.91 on May 27, 2016, the value of the aggregate consideration that LaPorte’s stockholders will receive in the merger is approximately $95.7 million.

Your vote is very important. We cannot complete the merger unless the stockholders of LaPorte approve the Merger Agreement and the merger. This document is a proxy statement that LaPorte is using to solicit proxies for use at its special meeting of stockholders to be held on July 11, 2016 to vote on the Merger Agreement and the merger. This document also serves as a prospectus relating to Horizon’s issuance of up to 2,281,430 shares of Horizon common stock in connection with the merger. This proxy statement/prospectus describes the LaPorte special meeting, the merger proposal, and other related matters.

LaPorte’s board of directors has determined that the merger is advisable and in the best interests of LaPorte, and the LaPorte board of directors unanimously recommends that the LaPorte stockholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the approval of the other proposals described in this proxy statement/prospectus.

You should carefully read this entire proxy statement/prospectus, including the appendices hereto and the documents incorporated by reference herein, because it contains important information about the merger and the related transactions. In particular, you should carefully read the information under the section entitled “Risk Factors” beginning on page 20. You can also obtain information about Horizon and LaPorte from documents that each has filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

This proxy statement/prospectus is dated June 3, 2016, and it is first being mailed to LaPorte’s stockholders on or about June 8, 2016.

AVAILABLE INFORMATION

As permitted by Securities and Exchange Commission rules, this document incorporates certain important business and financial information about Horizon and LaPorte from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request.

Your requests for documents from Horizon should be directed to the following:

Horizon Bancorp

515 Franklin Square

Michigan City, Indiana 46360

Attn: Dona Lucker, Investor Relations Officer

(219) 874-9272

Your requests for documents from LaPorte should be directed to the following:

LaPorte Bancorp, Inc.

710 Indiana Avenue

LaPorte, Indiana 46350

Attn: Michele M. Thompson, President and Chief Financial Officer

(219) 362-7511

In order to ensure timely delivery of these documents, you should make your request no later than five business days before the special meeting date, or by July 1, 2016.

You also can obtain documents incorporated by reference in this document through the SEC’s website at www.sec.gov. See “Where You Can Find More Information.”

All information in this proxy statement/prospectus concerning Horizon and its subsidiaries has been supplied by Horizon, and all information in this proxy statement/prospectus concerning LaPorte and its subsidiaries has been supplied by LaPorte. You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals to LaPorte’s stockholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

This proxy statement/prospectus is dated June 3, 2016. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Horizon shares as contemplated by the Merger Agreement shall create any implication to the contrary. You should assume that the information incorporated by reference into this document is accurate as of the date of such document.

710 Indiana Avenue

LaPorte, Indiana 46350

(219) 362-7511

Notice of Special Meeting of Stockholders

To Be Held on July 11, 2016

To the Stockholders of LaPorte Bancorp, Inc.:

We are pleased to notify you of and invite you to a special meeting of the stockholders of LaPorte Bancorp, Inc. (“LaPorte”) to be held on Monday, July 11, 2016, at 5:00 p.m., local time, at The LaPorte Savings Bank Main Office, located at 710 Indiana Ave., LaPorte, Indiana 46350, to consider and vote upon the following matters:

1.	Merger Proposal. A proposal to approve and adopt the Agreement and Plan of Merger dated March 10, 2016 (which we refer to as the “Merger Agreement”) by and between Horizon Bancorp (“Horizon”) and LaPorte, pursuant to which LaPorte will merge with and into Horizon.

2.	Merger-Related Compensation Proposal. A proposal to approve, on a non-binding advisory basis, the compensation payable to the named executive officers of LaPorte in connection with the merger (the “Merger-Related Compensation Proposal”).

3.	Adjournment Proposal. A proposal to approve an adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve the merger.

4.	Other Matters. To vote upon such other matters as may properly come before the meeting or any adjournment thereof. The board of directors is not aware of any such other matters.

The enclosed proxy statement/prospectus describes the Merger Agreement and the proposed merger in detail and includes, as Appendix A, the complete text of the Merger Agreement. We urge you to read these materials for a description of the Merger Agreement and the proposed merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 20 of the enclosed proxy statement/prospectus for a discussion of certain risk factors relating to the Merger Agreement and the merger.

The board of directors of LaPorte has fixed the close of business on May 16, 2016 as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

The board of directors of LaPorte recommends that LaPorte’s stockholders vote (1) “FOR” the approval and adoption of the Merger Agreement, (2) “FOR” the approval of the Merger-Related Compensation Proposal, and (3) “FOR” adjournment of the special meeting, if necessary.

YOUR VOTE IS VERY IMPORTANT. The Merger Agreement must be adopted by the affirmative vote of holders of a majority of the issued and outstanding shares of LaPorte common stock in order for the proposed merger to be consummated. IF YOU DO NOT RETURN YOUR PROXY CARD, VOTE BY TELEPHONE OR BY INTERNET, OR DO NOT VOTE IN PERSON AT THE SPECIAL MEETING, THE EFFECT WILL BE A VOTE AGAINST THE PROPOSED MERGER.

Whether or not you plan to attend the special meeting in person, we urge you to date, sign, and return promptly the enclosed proxy card in the accompanying envelope or vote by telephone or by Internet. You may revoke your proxy at any time before the special meeting or by attending the special meeting and voting in person.

By Order of the Board of Directors,

Lee A. Brady

Chief Executive Officer

LaPorte, Indiana

June 3, 2016

i

ii

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	Why am I receiving these materials?

A:	Horizon Bancorp (“Horizon”) is proposing to acquire LaPorte Bancorp, Inc. (“LaPorte”) pursuant to a transaction where LaPorte will merge with and into Horizon. Horizon would be the surviving entity in the merger, and LaPorte would cease to exist. Immediately following the merger, The LaPorte Savings Bank (“LaPorte Savings Bank”), LaPorte’s wholly-owned banking subsidiary, will merge with and into Horizon’s banking subsidiary, Horizon Bank, National Association (“Horizon Bank”), with Horizon Bank being the surviving entity (the “Bank Merger”).

In order to complete the merger of LaPorte with and into Horizon, the stockholders of LaPorte must vote to approve and adopt the Merger Agreement. LaPorte will hold a special meeting of its stockholders to solicit this approval, as well as solicit approvals on other merger related matters. This proxy statement/prospectus contains important information about the merger, the Merger Agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus, the special meeting of LaPorte stockholders, and other related matters, and we encourage you to read it carefully.

Q:	What will LaPorte’s stockholders be voting on at the special stockholders meeting?

A:	At the Special Meeting of Stockholders of LaPorte (the “Special Meeting”), LaPorte’s stockholders will be asked to vote to (i) approve and adopt the Merger Agreement, (ii) approve, on a non-binding advisory basis, the compensation payable to the named executive officers of LaPorte in connection with the merger (the “Merger-Related Compensation Proposal”), and (iii) approve a proposal of the LaPorte board of directors to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes, in person or by proxy, to approve any of these items.

Q:	How does the LaPorte board of directors recommend that I vote at the Special Meeting?

A:	The LaPorte board of directors unanimously recommends that LaPorte’s stockholders vote “FOR” the adoption and approval of the Merger Agreement, “FOR” the approval of the Merger-Related Compensation Proposal, and “FOR” a proposal of the LaPorte board of directors to adjourn or postpone the Special Meeting, if necessary.

Q:	What will LaPorte’s stockholders receive in the merger?

A:	If the merger is completed, each share of LaPorte common stock will be converted into the right to receive, at the election of the stockholder, (i) 0.629 shares (the “exchange ratio”) of Horizon common stock, subject to certain adjustments as described in the Merger Agreement (which we refer to as the “stock consideration”), or (ii) $17.50 in cash (which we refer to as the “cash consideration”), subject to limitations and prorations such that the aggregate merger consideration will be paid 65% in Horizon common stock and 35% in cash. LaPorte stockholders can elect to receive the stock consideration for some of their LaPorte shares and the cash consideration for some of their LaPorte shares, subject to these limitations and prorations. We refer to the cash consideration and the stock consideration, as may be adjusted, collectively as the “merger consideration.” The cash consideration and exchange ratio are subject to adjustment and allocation procedures as described below. Because the exchange ratio for the stock consideration is fixed, the value of the stock consideration will fluctuate with the market price of Horizon’s common stock. Accordingly, at the time of the merger, the per share value of the stock consideration may be greater or less than the per share value of the cash consideration.

If the holders of more than 65% of the outstanding LaPorte shares make valid elections to receive the stock consideration or if the holders of more than 35% of the outstanding LaPorte shares make valid elections to receive the cash consideration, those LaPorte stockholders electing the over-subscribed form of consideration will have the over-subscribed form of consideration proportionately reduced and will receive a portion of their consideration in the other form, despite their election.

In lieu of any fractional shares of Horizon common stock, Horizon also will pay each LaPorte stockholder who holds fractional shares an amount in cash equal to such fraction multiplied by the average per share closing price of a share of Horizon common stock as quoted on the NASDAQ Global Select Market during the fifteen consecutive trading days preceding the second business day prior to the closing of the merger on which such shares were actually traded.

Q:	Why is my vote important?

A:	If you do not vote by proxy or in person at the Special Meeting, it will be more difficult for LaPorte to obtain the necessary quorum to hold the Special Meeting. In addition, if you fail to vote it will have the same effect as a vote against the approval of the Merger Agreement. The Merger Agreement must be approved by the holders of a majority of the issued and outstanding shares of LaPorte common stock entitled to vote at the Special Meeting.

Q:	Why do LaPorte and Horizon want to merge?

A:	The LaPorte board of directors, in unanimously determining that the merger is in the best interests of LaPorte and its stockholders, considered a number of key factors that are described under the heading entitled “The Merger – LaPorte’s Reasons for the Merger; Board Recommendation” beginning on page 48.

Additionally, Horizon’s board of directors believes that combining LaPorte and Horizon will create a stronger Indiana banking franchise. The merger will give the combined company greater scale, not only for serving existing customers more efficiently but also for future expansion. Horizon’s board believes Horizon and LaPorte have similar, community-oriented philosophies, and the merger is expected to give Horizon a stronger presence in current and new markets. For additional information regarding Horizon’s reasons for the merger, see “The Merger – Horizon’s Reasons for the Merger” beginning on page 50.

Q:	What is the value of the per share merger consideration?

A:	On March 9, 2016, which is the last business day on which shares of Horizon common stock traded preceding the public announcement of the proposed merger, the closing price of a share of Horizon common stock was $24.21, which, after giving effect to the 0.629 exchange ratio, results in an implied value of approximately $15.23 per LaPorte share. Based on this price with respect to the stock consideration and the cash consideration of $17.50 per share, upon completion of the merger, a LaPorte stockholder who receives stock for 65% of his or her LaPorte shares and receives cash for 35% of his or her LaPorte shares would receive total merger consideration with an implied value of approximately $16.02 per LaPorte share. As of May 27, 2016, the most reasonably practicable date before the date of this proxy statement/prospectus, the closing price of a share of Horizon common stock was $24.91, which, after giving effect to the 0.629 exchange ratio, results in an implied value of approximately $15.67 per LaPorte share. Based on this price with respect to the stock consideration and the cash consideration of $17.50 per share, upon completion of the merger, a LaPorte stockholder who receives stock for 65% of his or her LaPorte shares and receives cash for 35% of his or her LaPorte shares would receive total merger consideration with an implied value of approximately $16.31 per LaPorte share.

Q:	What are the vote requirements to approve the matters that will be considered at the Special Meeting?

A:	At the Special Meeting, the affirmative vote of holders of a majority of the issued and outstanding shares of LaPorte common stock is required to adopt and approve the Merger Agreement. The advisory vote on the Merger-Related Compensation Proposal and the vote on the proposal to adjourn the Special Meeting to allow extra time to solicit proxies each require more votes to be cast in favor of the proposal than are cast against it.

Q:	Who can vote at the Special Meeting?

A:	All holders of record of LaPorte common stock as of the close of business on May 16, 2016, the record date for the Special Meeting, including holders of shares of LaPorte restricted stock awards, are entitled to receive notice of, and to vote at, the Special Meeting, or any postponement or adjournment of the Special Meeting scheduled in accordance with Maryland law.

Q:	Why am I being asked to cast a non-binding advisory vote on the Merger-Related Compensation Proposal?

A:	The rules of the Securities and Exchange Commission (“SEC”) require LaPorte to seek an advisory (non-binding) vote with respect to certain payments to be made to LaPorte’s named executive officers in connection with the merger.

Q:	What will happen if LaPorte’s stockholders do not approve the Merger-Related Compensation Proposal at the Special Meeting?

A:	Approval of the Merger-Related Compensation Proposal is not a condition to the completion of the merger. The vote with respect to the Merger-Related Compensation Proposal is an advisory vote and will not be binding on LaPorte (or Horizon following the merger). Accordingly, as such compensation is contractual, such compensation will become payable if the merger is completed regardless of the outcome of the advisory vote.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly. You may vote in one of four ways: (1) by mail (by completing and signing the proxy card that accompanies this proxy statement/prospectus); (2) by telephone; (3) by using the Internet; or (4) in person (by either delivering the completed proxy card or by casting a ballot if attending the Special Meeting). In the event you choose not to vote by telephone, the Internet, or in person, you should mail your signed proxy card in the accompanying pre-addressed, postage-paid envelope as soon as possible so that your shares can be voted at the Special Meeting.

If you hold your stock through a bank or broker (commonly referred to as held in “street name”), you may direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Voting by proxy or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the Special Meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If you hold LaPorte shares in street name with a broker, your broker will not be able to vote your shares without instructions from you on the proposal to approve the Merger Agreement, the Merger-Related Compensation Proposal, or the proposal to adjourn the Special Meeting. You should contact your broker and ask what directions your broker will need from you. If you hold LaPorte shares in street name with a broker and you do not provide instructions to your broker on how to vote on the merger, the Merger-Related Compensation Proposal, or the proposal to adjourn the Special Meeting, your broker will not be able to vote your shares on those proposals. This will have the same practical effect as a vote “AGAINST” approval and adoption of the Merger Agreement, but will have no impact on the Merger-Related Compensation Proposal or the proposal to approve an adjournment of the Special Meeting.

Q:	Can I attend the Special Meeting and vote my shares in person?

A:	Yes. All LaPorte stockholders are invited to attend the Special Meeting. If you are a LaPorte stockholder of record, you can vote in person at the Special Meeting. If you hold LaPorte shares in street name through a bank, broker, or other nominee, then you must obtain a legal proxy from the holder of record by contacting your bank, broker, or other nominee to vote your shares in person at the Special Meeting. If you plan to attend the Special Meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. LaPorte reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:	What happens if I do not vote?

A:

Because the required vote of LaPorte’s stockholders to approve the Merger Agreement is based upon the number of issued and outstanding shares of LaPorte common stock entitled to vote rather than upon the number of shares actually voted, abstentions from voting and “broker non-votes” will have the same practical effect as a vote “AGAINST” the adoption and approval of the Merger Agreement, but will have no effect on the

Merger-Related Compensation proposal or the proposal to approve an adjournment of the Special Meeting. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the approval and adoption of the Merger Agreement and the merger.

Q:	Can I change my vote before the Special Meeting?

A:	Yes. If you are a LaPorte stockholder of record, there are three ways for you to revoke your proxy and change your vote. First, you may send written notice to LaPorte’s Corporate Secretary before the Special Meeting stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card before the Special Meeting that is dated later than the date of your prior proxy card. If you submitted your proxy by Internet or by telephone, you can change your vote by voting over the Internet or by telephone. Third, you may vote in person at the Special Meeting. Merely being present at the Special Meeting, without voting at the meeting, will not constitute a revocation of a previously given proxy. If you hold your shares in street name with a bank or broker, you must follow the directions you receive from your bank or broker to change your vote.

Q:	How do I vote shares held in LaPorte’s Employer Stock Ownership Plan and LaPorte Savings Bank 401(k) Retirement Savings Plan?

A:	LaPorte maintains an Employer Stock Ownership Plan (“ESOP”) that owns approximately 478,809 shares of LaPorte’s common stock. Each participant will instruct the ESOP trustee, Principal Trust Company, how to vote the shares of LaPorte common stock allocated to his or her account under the ESOP. The ESOP trustee will vote unallocated shares of common stock and allocated shares for which no voting instructions are received or for which voting instructions were not timely received in the same proportion as the allocated shares for which it has received timely voting instructions. A participant in the Savings Plan for Employees of The LaPorte Savings Bank (the “401(k) Plan”) is entitled to direct the 401(k) Plan trustee as to the shares in the LaPorte Bancorp, Inc. Stock Fund credited to his or her account. The 401(k) Plan trustee will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the 401(k) Plan trustee received voting instructions. A participant in either the ESOP or the 401(k) Plan will need to vote by mail (by completing and signing the instruction card that accompanies this proxy statement/prospectus). A participant must return his or her instruction card to the ESOP trustee or 401(k) Plan trustee by 11:59 p.m. on July 6, 2016 in order to instruct the respective trustee how to vote such LaPorte shares.

If a participant properly executes the instruction card distributed by the trustee, the trustee will vote such participant’s shares in accordance with the participant’s instructions. Where properly executed instruction cards are returned to the trustee with no specific instruction as to how to vote at the Special Meeting, the trustee will vote shares “FOR” the adoption and approval of the Merger Agreement, “FOR” the Merger-Related Compensation Proposal, and “FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies.

Q:	Will Horizon’s stockholders receive any shares or cash as a result of the merger?

A:	No, Horizon’s stockholders will not receive any cash or shares in the merger.

Q:	When do you currently expect to complete the merger?

A:	We expect to complete the merger in the third quarter of 2016. However, we cannot assure you when or if the merger will occur. The approval of LaPorte’s stockholders on the Merger Agreement, among other things, must first be obtained before we are able to close the merger.

Q:	Do LaPorte’s stockholders have appraisal rights?

A:	No. Under the Maryland General Corporation Law, the stockholders of LaPorte do not have appraisal rights with respect to the merger.

Q:	What risks should I consider before I vote on the Merger Agreement?

A:

You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 20 of this proxy statement/prospectus. You also should read and carefully consider the risk factors of Horizon and LaPorte contained in the documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 108 of this proxy statement/prospectus.

Q:	How do I make an election to receive cash, Horizon common stock, or a combination of both?

A:	An election form and letter of transmittal will be mailed to LaPorte stockholders following the mailing of this proxy statement/prospectus and prior to the completion of the merger. LaPorte stockholders who wish to elect the type of merger consideration they prefer to receive in the merger should carefully review and follow the instructions set forth in the election form that will be provided to LaPorte stockholders following the mailing of this proxy statement/prospectus. If a LaPorte stockholder does not submit a properly completed and signed election form to the exchange agent by 5:00 p.m., Eastern Time, on the election deadline date specified in the election form (which we refer to herein as the “election deadline”), his or her election will not be effective and he or she will have no control over the type of merger consideration he or she may receive. Consequently, such LaPorte stockholder might receive only Horizon common stock, only cash, or a combination of both. If you hold your shares in street name with a bank, brokerage firm, or other nominee, you should ask your bank, brokerage firm, or other nominee for instructions on electing the type of merger consideration for your LaPorte shares. Please read the instructions to the election form/letter of transmittal for information on completing the forms.

Q:	Can I change my election?

A:	Yes. You can change your election by submitting a new election form/letter of transmittal to the exchange agent so it is received prior to the election deadline set forth on the election form. After the election deadline, no changes can be made.

Q:	Should I send in my LaPorte stock certificates now?

A:	No. You should not send in your stock certificates at this time. The election form that will be provided to you separately will contain instructions for surrendering your LaPorte stock certificates with your election form. In addition, if you did not surrender, or you improperly surrendered, your stock certificates in connection with the election process, you will receive, as soon as practicable after the completion of the merger, a letter of transmittal describing how you may exchange your shares for the merger consideration and surrender your LaPorte share certificates.

Q:	What are the tax consequences of the merger to LaPorte’s stockholders?

A:	LaPorte stockholders generally will not recognize any gain or loss for federal income tax purposes to the extent their LaPorte shares are exchanged for the stock consideration, except with respect to any fractional share interest. If a LaPorte stockholder receives solely cash, then that stockholder generally will recognize gain or loss equal to the difference between the amount of cash the stockholder receives and the stockholder’s basis in the stockholder’s LaPorte shares. The tax treatment of any gain or loss will depend upon the stockholder’s individual circumstances. If a LaPorte stockholder receives a combination of Horizon common stock and cash (other than cash in lieu of a fractional share interest), then that stockholder will generally recognize gain in an amount equal to the lesser of the total amount of cash received or the amount of gain realized on the exchange, but the stockholder is not permitted to recognize a loss. Any gain recognized may be treated as a dividend or capital gain, depending on the stockholder’s particular circumstances. At the closing, Horizon and LaPorte are to receive an opinion confirming these tax consequences. See “Material Federal Income Tax Consequences” beginning on page 90.

Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, LaPorte stockholders will not receive any consideration for their shares of LaPorte common stock in connection with the merger. Instead, LaPorte will remain an independent public company, and its common stock will continue to be listed and traded on the NASDAQ. Under specified circumstances, LaPorte may be required to pay Horizon a fee with respect to the termination of the Merger

Agreement, as described under the section entitled “The Merger Agreement – Termination Fee” beginning on page 82 of this proxy statement/prospectus.

Q:	Whom should I contact if I have other questions about the Merger Agreement or the merger?

A:	If you have more questions about the Merger Agreement or the merger, you should contact:

Horizon Bancorp

515 Franklin Square

Michigan City, Indiana 46360

(219) 873-2611

Attention: Mark E. Secor, Chief Financial Officer

You may also contact:

LaPorte Bancorp, Inc.

710 Indiana Avenue

LaPorte, Indiana 46350

(219) 362-7511

Attention: Michele M. Thompson, President and Chief Financial Officer

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the appendices and the documents referred to in this proxy statement/prospectus. A list of the documents incorporated by reference appears under the caption “Where You Can Find More Information” beginning on page 108.

The Companies

Horizon Bancorp

515 Franklin Square

Michigan City, IN 46360

(219) 874-9272

Horizon Bancorp is a registered bank holding company incorporated in Indiana and headquartered in Michigan City, Indiana. Horizon provides a broad range of banking services in Northern and Central Indiana and Southwestern and Central Michigan through its bank subsidiary, Horizon Bank, National Association (“Horizon Bank”), and other affiliated entities. Horizon operates as a single segment, which is commercial banking, and also maintains trust offices in Indianapolis, Indiana and East Lansing, Michigan. Horizon Bank was chartered as a national banking association in 1873, has operated continuously since that time, and currently operates 46 full service offices. Horizon Bank is a full-service commercial bank offering commercial and retail banking services, corporate and individual trust and agency services, and other services incident to banking. Horizon Risk Management, Inc. is a captive insurance company incorporated in Nevada and was formed as a wholly-owned subsidiary of Horizon. Horizon’s common stock is traded on the NASDAQ Global Select Market under the trading symbol “HBNC.” Horizon’s primary regulator is the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).

Horizon’s website address is www.horizonbank.com. Information contained in, or accessible through, Horizon’s website does not constitute a part of this proxy statement/prospectus. Additional information about Horizon and its subsidiaries is included in documents incorporated by reference into this document. For more information, please see the section entitled “Where You Can Find More Information” beginning on page 108.

LaPorte Bancorp, Inc.

710 Indiana Avenue

LaPorte, IN 46350

(219) 362-7511

LaPorte Bancorp, Inc., headquartered in LaPorte, Indiana, is a registered savings and loan holding company incorporated in Maryland in June 2012. LaPorte owns 100% of the capital stock of its subsidiary bank, The LaPorte Savings Bank (“LaPorte Savings Bank”), an Indiana-chartered savings bank. LaPorte Savings Bank’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in mortgage warehouse loans, commercial real estate loans, residential loans, commercial loans, home equity loans and lines of credit, and to a lesser extent, construction and land loans, automobile, and other consumer loans. In addition, it invests in mortgage-backed securities, collateralized mortgage obligation securities, municipal bond securities, U.S. Treasury and agency securities, corporate bond securities, and interest-earning time deposits at other financial institutions. LaPorte Savings Bank also offers trust services through a referral agreement with a third-party.

The LaPorte Savings Bank was originally founded in 1871. In 2007, LaPorte Savings Bank reorganized into a mutual holding company corporate structure. In 2012, LaPorte completed its conversion from a mutual holding company to a stock holding company and sold concurrently approximately $27.1 million of common stock.

LaPorte also conducts business through its wholly-owned subsidiary, LSB Risk Management, Inc., LaPorte Savings Bank’s wholly-owned subsidiary, LSB Investments, Inc. (“LSB Inc.”), and LSB Inc.’s wholly-owned subsidiary, LSB Real Estate, Inc. (“LSB REIT”). LSB Risk Management, Inc. was formed on December 27, 2013 as a captive insurance company and is incorporated in Nevada. LSB Inc. was formed on October 1, 2011 to manage a portion of LaPorte Savings Bank’s investment portfolio and is incorporated in Nevada. LSB REIT, a real estate investment trust, was formed on January 1, 2013 to invest in assets secured by residential or commercial real estate properties originated by LaPorte Savings Bank and is incorporated in Maryland.

LaPorte’s common stock is traded on the NASDAQ Capital Market under the trading symbol “LPSB.”

LaPorte’s website address is www.laportesavingsbank.com. Information contained in, or accessible through, LaPorte’s website does not constitute a part of this proxy statement/prospectus. Additional information about LaPorte and its subsidiaries is included in documents incorporated by reference into this document. For more information, please see the section entitled “Where You Can Find More Information” beginning on page 108.

Special Meeting of LaPorte’s Stockholders; Required Vote (page 37)

The Special Meeting of LaPorte’s stockholders is scheduled to be held on Monday, July 11, 2016, at 5:00 p.m., local time, at The LaPorte Savings Bank Main Office, located at 710 Indiana Ave., LaPorte, Indiana 46350. At the Special Meeting, LaPorte’s stockholders will be asked to vote to adopt and approve the Merger Agreement, which provides for the merger of LaPorte into Horizon as contemplated by the Merger Agreement. You also will be asked to approve the Merger-Related Compensation Proposal and the proposal to adjourn the Special Meeting, if necessary. Only LaPorte stockholders of record as of the close of business on May 16, 2016 are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the Special Meeting.

As of May 16, 2016, the directors and executive officers of LaPorte, and their affiliates, owned and were entitled to vote 457,690 shares or approximately 8.2% of the 5,580,115 outstanding shares of LaPorte common stock. In connection with the execution of the Merger Agreement, all of the directors and executive officers of LaPorte and LaPorte Savings Bank executed a voting agreement pursuant to which they agreed to vote all their shares in favor of the merger. A copy of that voting agreement is attached as Appendix C to this proxy statement/prospectus.

Adoption of the Merger Agreement requires the affirmative vote of holders of a majority of the issued and outstanding shares of LaPorte common stock. Approval of the Merger-Related Compensation Proposal and the proposal to adjourn the Special Meeting to allow extra time to solicit proxies each require more votes to be cast in favor of the proposal than are cast against it.

The Merger and the Merger Agreement (page 41)

Horizon’s acquisition of LaPorte is governed by the Merger Agreement. The Merger Agreement provides that, if all of the conditions are satisfied or waived, LaPorte will be merged with and into Horizon, with Horizon as the surviving corporation. Immediately following the merger, LaPorte Savings Bank will merge with and into Horizon Bank, with Horizon Bank surviving. We encourage you to read the Merger Agreement, which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

What LaPorte’s Stockholders Will Receive in the Merger (page 64)

If the merger is completed, each share of LaPorte common stock will be converted into the right to receive, at the election of the stockholder, (i) 0.629 shares of Horizon common stock, or (ii) $17.50 in cash, subject to limitations and prorations such that the aggregate merger consideration will be paid 65% in Horizon common stock and 35% in cash. If the holders of more than 65% of the outstanding LaPorte shares make valid elections to receive the stock consideration or if the holders of more than 35% of the outstanding LaPorte shares make valid elections to receive the cash consideration, those LaPorte stockholders electing the over-subscribed form of consideration will have the over-subscribed form of consideration proportionately reduced and will receive a portion of their consideration in the other form, despite their election. The exchange ratio may, under certain circumstances, be adjusted as follows:

•	Anti-Dilution Adjustments. If prior to the effective time of the merger, Horizon changes the number of shares of Horizon common stock outstanding by way of a stock split, stock dividend, or similar transaction, or if Horizon establishes a record date for such a change, the exchange ratio will be adjusted so that the holders of LaPorte common stock receive at the effective time, in the aggregate, the number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock that they would have received if such change had not occurred; or

•	Decrease in Market Price of Horizon Common Stock. If LaPorte elects to terminate the Merger Agreement because the market price of Horizon’s common stock has decreased below certain amounts specified in the Merger Agreement, Horizon will have the option of increasing the exchange ratio pursuant to the formula specified in the Merger Agreement in lieu of LaPorte’s right to terminate the Merger Agreement.

On March 9, 2016, which is the last business day on which shares of Horizon common stock traded preceding the public announcement of the proposed merger, the closing price of a share of Horizon common stock was $24.21, which, after giving effect to the 0.629 exchange ratio, results in an implied value of approximately $15.23 per LaPorte share. Based on this price with respect to the stock consideration and the cash consideration of $17.50 per share, upon completion of the merger, a LaPorte stockholder who receives stock for 65% of his or her LaPorte shares and receives cash for 35% of his or her LaPorte shares would receive total merger consideration with an implied value of approximately $16.02 per LaPorte share. As of May 27, 2016, the most reasonably practicable date before the date of this proxy statement/prospectus, the closing price of a share of Horizon common stock was $24.91, which, after giving effect to the 0.629 exchange ratio, results in an implied value of approximately $15.67 per LaPorte share. Based on this price with respect to the stock consideration and the cash consideration of $17.50 per share, upon completion of the merger, a LaPorte stockholder who receives stock for 65% of his or her LaPorte shares and receives cash for 35% of his or her LaPorte shares would receive total merger consideration with an implied value of approximately $16.31 per LaPorte share. Because the exchange ratio for the stock consideration is fixed, the value of the stock consideration will fluctuate with the market price of Horizon’s common stock. Accordingly, at the time of the merger, the per share value of the stock consideration may be greater or less than the per share value of the cash consideration.

In lieu of any fractional shares of Horizon common stock, Horizon will also pay each LaPorte stockholder who holds fractional shares an amount in cash equal to such fraction multiplied by the average per share closing price of a share of Horizon common stock as quoted on the NASDAQ Global Select Market during the fifteen consecutive trading days preceding the second business day prior to the closing of the merger on which such shares were actually traded.

Treatment of LaPorte Stock Options and Restricted Stock Awards (page 67)

All vested and unvested options to purchase LaPorte common stock outstanding immediately prior to the election deadline will be converted into the right to receive from Horizon, at the effective time of the merger, an amount of cash equal to the cash consideration minus the per share exercise price for each share subject to a LaPorte stock option, less applicable tax withholdings. As of the date of this document, there were outstanding vested options to purchase an aggregate of 256,962 shares of LaPorte common stock at a weighted average exercise price of $7.79 per share. In addition, as of the date of this document, options to purchase 322,972 shares of LaPorte common stock with a weighted average exercise price of $10.68 were unvested.

At the effective time of the merger, each award of restricted shares of LaPorte common stock that is outstanding immediately prior to the effective time of the merger will fully vest and be cancelled and automatically converted into the right to receive the merger consideration. Horizon will make the payments with respect to these restricted share awards, less applicable tax withholdings, within five business days following the closing date.

In Order to Make a Valid Election, LaPorte Stockholders Must Properly Complete and Deliver the Election Form that Will Be Sent Separately (page 65)

LaPorte stockholders will receive separately an election form, including transmittal materials, with instructions for making cash and stock elections. LaPorte stockholders must properly complete and deliver to the exchange agent an election form along with their stock certificates (or a properly completed notice of guaranteed delivery). The election form will also include delivery instructions with respect to any shares they may hold in book-entry form. LaPorte stockholders should NOT send their stock certificates with their proxy card.

Reasons for the Merger; Recommendation of LaPorte’s Board of Directors (page 48)

The LaPorte board of directors unanimously approved the Merger Agreement and the proposed merger. The LaPorte board believes that the Merger Agreement, including the merger contemplated by the Merger Agreement, is advisable and fair to, and in the best interests of, LaPorte and its stockholders, and therefore recommends that LaPorte’s stockholders vote “FOR” the proposal to adopt and approve the Merger Agreement. In reaching its decision, the LaPorte board of directors considered a number of factors, which are described in the section captioned “The Merger – LaPorte’s Reasons for the Merger; Board Recommendation” beginning on page 48. Because of the wide variety of factors considered, the LaPorte board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

The LaPorte board also recommends that you vote “FOR” approval of the Merger-Related Compensation Proposal, and “FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the Special Meeting in person or by proxy to approve the merger.

No Appraisal Rights

LaPorte’s stockholders do not have appraisal rights under the Maryland General Corporation Law.

Voting Agreements (page 67)

As of May 16, 2016, the record date for the Special Meeting, the directors and executive officers of LaPorte owned and were entitled to vote 457,690 shares or approximately 8.2% of the 5,580,115 outstanding shares of LaPorte common stock. In connection with the execution of the Merger Agreement, all of the directors and executive officers of LaPorte and LaPorte Savings Bank executed a voting agreement pursuant to which they agreed to vote their shares in favor of the merger. A copy of that voting agreement is attached as Appendix C to this proxy statement/prospectus.

Opinion of LaPorte’s Financial Advisor (page 52)

At the March 10, 2016 meeting of the LaPorte board of directors, a representative of Raymond James & Associates, Inc. (“Raymond James”) rendered Raymond James’s oral opinion, which was subsequently confirmed by delivery of a written opinion to the LaPorte board dated March 10, 2016, as to the fairness, as of such date, from a financial point of view, to the holders of LaPorte’s outstanding common stock of the merger consideration to be received by such holders in the merger transaction pursuant to the Merger Agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James, dated March 10, 2016, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Appendix B to this document. Raymond James provided its opinion for the information and assistance of the LaPorte board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger transaction and its opinion only addresses whether the merger consideration to be received by the holders of the common stock in the transaction pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The opinion of Raymond James did not address any other term or aspect of the Merger Agreement or the merger transaction contemplated thereby. The Raymond James opinion does not constitute a recommendation to the LaPorte board or any holder of LaPorte common stock as to how the board, such stockholder or any other person should vote or otherwise act with respect to the Transaction or any other matter.

Regulatory Approvals (page 84)

Under the terms of the Merger Agreement, the merger cannot be completed until Horizon receives necessary regulatory approvals or waivers, which include the approval from the Federal Reserve Board of the merger of LaPorte into Horizon, and the approval from the Office of the Comptroller of the Currency (“OCC”) of the merger of LaPorte Savings Bank into Horizon Bank. Horizon previously received confirmation from the Federal Reserve Board that no formal application was required to be submitted to the Federal Reserve Board for the transactions contemplated by the Merger Agreement, but instead, Horizon could submit a waiver request, which Horizon filed on May 18, 2016. On May 27, 2016, the Federal Reserve Board approved Horizon’s waiver request.

Horizon Bank filed an application with the OCC on April 19, 2016 and expects the application to be approved in June 2016. Although we believe that we will be able to obtain these regulatory approvals or waivers, there can be no assurance that all requisite approvals or waivers will be obtained or that they will be obtained within the time period we anticipate.

Litigation Related to the Merger (page 62)

In connection with the merger, a purported LaPorte stockholder has filed a putative class action and derivative lawsuit against LaPorte, LaPorte’s board of directors, and Horizon. Among other remedies, the plaintiff seeks to enjoin the merger. If this litigation is not resolved, this lawsuit could prevent or delay the completion of the merger and result in substantial costs to LaPorte and Horizon, including any costs associated with indemnification. Additional lawsuits may be filed against LaPorte, Horizon, or the directors and officers of either company in connection with the merger. The defense or settlement of any lawsuit or claim that remains unresolved at the effective time of the merger may adversely affect LaPorte’s and Horizon’s businesses, financial condition, results of operations, and cash flows.

New Horizon Shares Will Be Eligible for Trading (page 84)

The shares of Horizon common stock to be issued in the merger will be eligible for trading on the NASDAQ Global Select Market.

Conditions to the Merger (page 77)

The obligation of Horizon and LaPorte to consummate the merger is subject to the satisfaction or, in certain circumstances, waiver, on or before the completion of the merger, of a number of conditions, including, but not limited to:

•	the Merger Agreement must receive the requisite approval of LaPorte’s stockholders;

•	approval of the transaction by the appropriate regulatory authorities;

•	the accuracy of the representations and warranties of the other party under the Merger Agreement (subject to the materiality standards set forth in the Merger Agreement) as of the date of the Merger Agreement and as of effective date of the merger;

•	the covenants made by the parties must have been fulfilled or complied with in all material respects at or prior to the effective time of the merger;

•	the parties must have received the respective closing deliveries of the other parties to the Merger Agreement;

•	the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, relating to the Horizon shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the SEC;

•	the boards of directors of Horizon and LaPorte must have received an opinion from Barnes & Thornburg LLP to the effect that the merger constitutes a tax free “reorganization” for purposes of Section 368 of the Internal Revenue Code, as amended (the “Code”);

•	As of the end of the month prior to the effective time of the merger, LaPorte’s consolidated stockholders’ equity, as defined in the Merger Agreement and subject to the exceptions listed in the Merger Agreement, shall not be less than $84,400,000;

•	LaPorte Savings Bank shall have provided notice of termination to Jack Henry & Associates, Inc. under that certain Master Software License Maintenance and Services Agreement, dated February 28, 2008 between LaPorte Savings Bank and Jack Henry & Associates, Inc.;

•	the shares of Horizon common stock to be issued to LaPorte’s stockholders in the merger must have been approved for listing on the NASDAQ Global Select Market; and

•	the absence of any applicable law or order prohibiting the merger.

For a further description of the conditions necessary to the completion of the merger, see “The Merger Agreement – Conditions to the Merger” beginning on page 77. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Termination (page 81)

Horizon or LaPorte may mutually agree at any time to terminate the Merger Agreement without completing the merger, even if LaPorte’s stockholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the Merger Agreement under specified circumstances, including if the merger is not consummated by February 28, 2017, if the required regulatory approvals are not received, or if LaPorte’s stockholders do not approve the Merger Agreement at the Special Meeting. In addition, either party may terminate the Merger Agreement if there is a breach of the agreement by the other party that would cause the failure of conditions to the terminating party’s obligation to close, unless the breach is capable of being cured and is cured within twenty business days of notice of the breach. Horizon also has the right to terminate the Merger Agreement if LaPorte receives a proposal which its board of directors determines is superior to the merger with Horizon and the LaPorte board approves such proposal or publicly announces its intention to enter into an agreement with respect to such proposal.

Additionally, LaPorte has the right to terminate the Merger Agreement during the five-day period following the date on which all regulatory approvals and other approvals (disregarding any waiting period applicable to the regulatory approvals) required for the merger are received if Horizon’s average common stock closing price is below $20.58 per share, and the percentage decrease in stock price of Horizon from Horizon’s closing stock price on the date of the Merger Agreement is more than 15% greater than the percentage decrease in the SNL Small Cap U.S. Bank and Thrift Index during the same period. Horizon has the right to prevent LaPorte’s termination under those circumstances, however, by agreeing to increase the exchange ratio pursuant to a formula set forth in the Merger Agreement.

Termination Fee (page 82)

LaPorte is required to pay Horizon a $3,764,000 termination fee under the following circumstances:

•	if Horizon terminates the Merger Agreement because (i) LaPorte’s board of directors fails to include its recommendation to approve the merger in the proxy statement/prospectus delivered to stockholders, (ii) LaPorte’s board of directors has withdrawn, modified, or changed its approval or recommendation of the Merger Agreement, (iii) LaPorte’s board of directors approves or publicly recommends an acquisition proposal with a third party, or (iv) LaPorte has entered into or publicly announced an intention to enter into another acquisition proposal;

•	after the occurrence of an acquisition proposal from a third party, if (i) either party terminates the Merger Agreement because it is not approved by the requisite vote of the stockholders of LaPorte at the Special Meeting, or Horizon terminates the Merger Agreement because a quorum could not be convened at the Special Meeting or at a reconvened meeting held at any time prior to or on February 28, 2017, and (ii) prior to the date that is twelve months after such termination LaPorte or LaPorte Savings Bank enters into any acquisition agreement with a third party or an acquisition proposal is consummated;

•	if either party terminates the Merger Agreement because the consummation of the merger has not occurred by February 28, 2017, and (i) prior to the date of such termination an acquisition proposal was made by a third party, and (ii) prior to the date that is twelve months after such termination, LaPorte or any of its subsidiaries enters into any acquisition agreement or any acquisition proposal is consummated; or

•	if Horizon terminates the Merger Agreement because LaPorte breaches or fails to perform any of its representations, warranties, or covenants after the occurrence of an acquisition proposal from a third party, and prior to the date that is twelve months after such termination, LaPorte or any of its subsidiaries enters into any acquisition agreement with a third party or an acquisition proposal is consummated.

Interests of Officers and Directors in the Merger that Are Different From Yours (page 85)

When LaPorte’s stockholders consider the recommendation of the LaPorte board of directors to approve the Merger Agreement and the merger, you should be aware that certain of LaPorte’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of LaPorte’s stockholders generally that may present actual or apparent conflicts of interest. LaPorte’s directors were aware of these interests and took them into account in approving the Merger Agreement. These include: certain payments under existing employment agreements for certain executive officers of LaPorte, the assumption by Horizon of existing supplemental executive retirement agreements with certain LaPorte executive officers, the assumption by Horizon of an existing deferred compensation agreement with a LaPorte executive officer, the appointment of one LaPorte board member to the boards of Horizon and Horizon Bank, the appointment of up to two representatives of LaPorte to an advisory board of directors, and the continuation of director and officer indemnification and liability insurance protections. See “Interests of Certain Directors and Officers of LaPorte in the Merger” beginning on page 85.

Accounting Treatment of the Merger (page 84)

The merger will be accounted for as a business combination in accordance with United States generally accepted accounting principles.

Rights of Stockholders After the Merger (page 94)

When the merger is completed, LaPorte’s stockholders who receive Horizon stock as all or part of the merger consideration will become Horizon stockholders, and their rights then will be governed by Horizon’s articles of incorporation and bylaws and applicable law. Horizon is organized under Indiana law, and LaPorte is organized under Maryland law. To review the differences in the rights of stockholders under each company’s governing documents, see “Comparison of the Rights of Stockholders” beginning on page 94.

Material Federal Tax Consequences of the Merger (page 90)

Horizon and LaPorte expect the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The federal tax consequences of the merger to stockholders of LaPorte will depend primarily on whether they exchange their LaPorte common stock solely for Horizon common stock, solely for cash, or for a combination of Horizon common stock and cash. LaPorte stockholders who exchange their shares solely for Horizon common stock should not recognize gain or loss except with respect to the cash they receive instead of a fractional share. LaPorte stockholders who exchange their shares solely for cash should recognize gain or loss on the exchange. LaPorte stockholders who exchange their shares for a combination of Horizon common stock and cash should recognize gain, but not any loss, on the exchange. The actual federal income tax consequences to LaPorte stockholders of electing to receive cash, Horizon common stock, or a combination of cash and stock will not be ascertainable at the time LaPorte stockholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply.

This tax treatment may not apply to all LaPorte stockholders. Determining the actual tax consequences of the merger to LaPorte stockholders can be complicated. LaPorte stockholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each stockholder.

To review the tax consequences of the merger to LaPorte’s stockholders in greater detail, please see the section “Material Federal Income Tax Consequences” beginning on page 90.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HORIZON

The following data is derived from Horizon’s audited annual historical financial statements and its unaudited financial statements at or for the periods indicated. Per share amounts have been adjusted to reflect all completed stock dividends and splits. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto of Horizon incorporated by reference into this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

(in thousands, except per share data)	At or for the Three Months Ended March 31,		At or for the year ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(unaudited)	(unaudited)
Summary of Operations:
Interest Income	$23,528	$20,093	$88,588	$76,205	$74,886	$72,528	$64,614
Interest Expense	3,754	3,207	13,854	13,222	13,503	14,322	16,501

Net Interest Income	19,774	16,886	74,734	62,983	61,383	58,206	48,113
Provision for Loan Losses	532	614	3,162	3,058	1,920	3,524	5,282

Net Interest Income after Provision for Loan Losses	19,242	16,272	71,572	59,925	59,463	54,682	42,831
Non-Interest Income	7,864	7,066	30,402	26,277	25,906	27,331	20,299
Non-Interest Expense	19,747	16,068	74,193	61,946	58,445	54,024	46,147

Income Before Income Taxes	7,359	7,270	27,781	24,256	26,924	27,989	16,983
Income Tax Expense	1,978	1,912	7,232	6,155	7,048	8,446	4,186

Net Income	5,381	5,358	20,549	18,101	19,876	19,543	12,797
Net Income Available to Common Shareholders	$5,339	$5,327	$20,424	$17,968	$19,506	$19,062	$11,472

Period-End Balances:
Total Assets	$2,627,918	$2,153,965	$2,652,401	$2,076,922	$1,758,276	$1,848,227	$1,547,162
Total Loans, Net	1,705,836	1,444,725	1,734,597	1,362,053	1,052,836	1,172,447	964,311
Total Deposits	1,878,479	1,465,096	1,880,153	1,482,319	1,291,520	1,294,153	1,009,865
Total Borrowings	463,343	473,095	482,144	383,840	288,782	378,095	400,787
Total Shareholders’ Equity	$261,417	$199,491	$266,832	$194,414	$164,520	$158,968	$121,465

Per Share Data:
Basic Earnings Per Share	$0.45	$0.58	$1.94	$1.98	$2.26	$2.39	$1.55
Diluted Earnings Per Share	0.44	0.55	1.89	1.90	2.17	2.30	1.51
Cash Dividends	0.15	0.14	0.58	0.51	0.42	0.38	0.31
Book Value Per Common Share at Period-End	$21.82	$20.25	$21.30	$19.75	$17.64	$17.00	$14.68

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF LAPORTE

The following table provides historical consolidated summary financial data for LaPorte. The data at or for the years ended December 31, 2015, 2014, 2013, 2012, and 2011 are derived from LaPorte’s audited financial statements for the years then ended. The financial information at or for the three months ended March 31, 2016 and March 31, 2015 is derived from unaudited financial statements and, in the opinion of LaPorte’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data at and for those dates. You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with LaPorte’s consolidated financial statements and related notes thereto included in LaPorte’s Annual Report on Form 10-K for the year ended December 31, 2015, and in LaPorte’s Quarterly Report on Form 10-Q for the three months ended March 31, 2016, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

(in thousands, except per share and ratio data)	At or for the Three Months Ended March 31,		At or for the year ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(unaudited)	(unaudited)
Selected Financial Condition Data:
Total Assets	$528,924	$527,189	$543,191	$518,616	$526,881	$492,755	$477,145
Cash and cash equivalents	11,361	11,221	18,459	8,698	18,219	6,857	8,146
Investment securities	122,241	140,600	122,243	155,223	164,272	125,620	131,974
Federal Home Loan Bank stock	4,029	4,275	4,029	4,275	4,375	3,817	3,817
Loans held for sale	686	512	3,581	763	1,118	1,155	3,049
Loans, net	337,451	328,245	341,552	306,131	293,285	313,692	295,359
Deposits	361,156	352,704	390,959	340,768	346,701	348,970	333,560
Federal Home Loan Bank of Indianapolis advances and other long-term borrowings	74,287	85,155	60,155	90,074	91,932	54,164	82,157
Short-term borrowings	—	500	—	—	2,415	—	—
Shareholders’ equity	86,723	83,053	85,548	82,388	80,249	84,055	55,703
Selected Operating Data:
Interest and dividend income	$4,935	$4,481	$18,725	$17,925	$17,578	$19,832	$19,391
Interest expense	696	605	2,669	3,065	3,421	4,392	5,871

Net interest income	4,239	3,876	16,056	14,860	14,157	15,440	13,520
Provision (credit) for loan losses	—	105	255	(150)	6	1,037	1,137

Net interest income after provision (credit) for loan losses	4,239	3,771	15,801	15,010	14,151	14,403	12,383
Noninterest income	666	602	2,899	2,491	2,987	3,160	2,647
Noninterest expense	4,159	3,265	13,061	12,398	11,898	11,782	11,052

Income before income taxes	746	1,108	5,639	5,103	5,240	5,781	3,978
Income tax expense	151	156	1,061	693	1,227	1,496	736

Net income	$595	$952	$4,578	$4,410	$4,013	$4,285	$3,242

	At or for the Three Months Ended March 31,		At or for the year ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(unaudited)	(unaudited)
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.45%	0.76%	0.89%	0.86%	0.83%	0.91%	0.72%
Return on equity (ratio of net income to average equity)	2.75	4.60	5.48	5.38	4.81	6.91	6.15
Interest rate spread(1)	3.32	3.21	3.24	3.00	2.98	3.37	3.09
Net interest margin(2)	3.49	3.36	3.39	3.17	3.20	3.57	3.31
Efficiency ratio(3)	84.79	72.91	68.91	71.45	69.40	63.34	68.36
Dividend payout ratio	37.48	23.63	19.57	19.75	22.86	18.06	5.45
Noninterest expense to average total assets	3.13	2.59	2.53	2.42	2.46	2.50	2.45
Average interest-earning assets to average interest-bearing liabilities	129.54	128.20	128.80	126.17	128.41	120.06	115.10
Loans to deposits	94.44	94.11	88.29	90.89	85.72	91.13	89.68
Basic earnings per share(4)	$0.11	$0.18	$0.88	$0.82	$0.70	$0.72	$0.55
Diluted earnings per share(4)	0.11	0.18	0.86	0.81	0.69	0.72	0.55
Book value per share(4)	15.54	14.77	15.34	14.52	13.56	13.55	11.95
Asset Quality Ratios:
Nonperforming assets to total assets	0.87%	0.94%	0.84%	0.98%	1.16%	1.88%	1.55%
Nonperforming loans to total loans	0.71	1.26	0.68	1.43	1.65	2.63	2.13
Allowance for loan losses to nonperforming loans	150.19	87.69	154.70	81.28	79.56	51.54	59.27
Allowance for loan losses to total loans	1.07	1.11	1.05	1.16	1.31	1.35	1.26
Capital Ratios:
Average equity to average assets	16.26%	16.43%	16.20%	16.02%	17.23%	13.15%	11.70%
Equity to total assets at end of period	16.40	15.75	15.75	15.89	15.25	17.06	11.67
Total capital to risk-weighted assets(5)	18.7	18.3	18.0	19.2	19.1	18.9	14.9
Tier 1 common equity capital to risk-weighted assets(5)	17.7	17.4	17.1	N/A	N/A	N/A	N/A
Tier 1 capital to risk-weighted assets(5)	17.7	17.4	17.1	18.1	18.0	17.7	13.7
Tier 1 capital to average assets(5)	13.4	13.4	13.3	13.0	13.0	13.4	9.7
Other Data:
Number of full service offices	7	7	7	7	8	8	8

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.
(2)	Represents net interest income as a percent of average interest-earning assets for the year.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income.
(4)	Per share amounts for 2011 have been adjusted for the exchange ratio related to the October 4, 2012 conversion.

(5)	Represents capital ratios of LaPorte Savings Bank.

Per Share Equivalent Information

The following table sets forth the book value per share, cash dividends per share, and basic and diluted earnings per common share data for each of Horizon and LaPorte on a historical basis, for Horizon on a pro forma combined basis, and on a pro forma combined basis per LaPorte equivalent share.

The pro forma data gives effect to: (i) the acquisition by Horizon of Kosciusko Financial, Inc. (“KFI”); (ii) the issuance of a number of shares of Horizon common stock to the shareholders of KFI in connection with that acquisition; (iii) the proposed acquisition of LaPorte; and (iv) the proposed issuance of a number of shares of Horizon common stock and cash to the stockholders of LaPorte in connection with the merger. For purposes of presenting pro forma basic and diluted earnings per share, cash dividends per share, and book value per share, the comparative pro forma data assumes that the LaPorte acquisition and the merger of Horizon and LaPorte were effective on December 31, 2015 and March 31, 2016, as applicable. The data in the column “Pro Forma Equivalent Per LaPorte Share” shows the effect of the merger from the perspective of an owner of LaPorte common stock, and was obtained by multiplying the Combined Pro Forma Amounts for Horizon by the exchange ratio of 0.629. The pro forma financial information in the table below is provided for illustrative purposes, does not include any projected cost savings, revenue enhancements, or other possible financial benefits of the merger to the combined company, and does not attempt to suggest or predict future results.

This information does not purport to reflect what the historical results of the combined company would have been had LaPorte and Horizon been combined during these periods.

	Horizon Historical	Adjusted Horizon Historical(1)	LaPorte Historical	Combined Pro Forma Amounts for Horizon	Pro Forma Equivalent Per LaPorte Share
Book value per share:
at March 31, 2016	$21.82	$21.89	$15.54	$22.21	$13.97
at December 31, 2015	$21.30	$21.40	$15.34	$21.80	$13.71

Cash dividends per share:
Three months ended March 31, 2016	$0.15	$0.15	$0.04	$0.15	$0.09
Year ended December 31, 2015	$0.58	$0.58	$0.16	$0.58	$0.36

Basic earnings per share:
Three months ended March 31, 2016	$0.45	$0.46	$0.11	$0.44	$0.27
Year ended December 31, 2015	$1.94	$1.95	$0.88	$1.99	$1.25

Diluted earnings per share:
Three months ended March 31, 2016	$0.44	$0.46	$0.11	$0.43	$0.27
Year ended December 31, 2015	$1.89	$1.90	$0.86	$1.95	$1.23

(1)	Financial data as of and for the three months ended March 31, 2016 and year ended December 31, 2015 gives effect to the acquisition of KFI.

Market Prices and Share Information

Horizon common stock is listed on the NASDAQ Global Select Market under the symbol “HBNC.” LaPorte common stock is listed on the NASDAQ Capital Market under the symbol “LPSB.” The following table lists the high and low prices per share for Horizon common stock and LaPorte common stock and the cash dividends declared by each company for the periods indicated.

	Horizon Common Stock			LaPorte Common Stock
	High	Low	Dividends	High	Low	Dividends
Quarter Ended
June 30, 2016 (through May 27, 2016)	$25.08	$23.75	$0.15	$16.08	$15.60	$0.04
March 31, 2016	27.88	23.11	0.15	16.35	14.31	0.04
December 31, 2015	28.15	23.58	0.15	15.27	14.40	0.04
September 30, 2015	26.15	22.60	0.15	14.84	13.45	0.04
June 30, 2015	26.03	22.85	0.14	14.05	13.01	0.04
March 31, 2015	25.86	22.38	0.14	13.99	12.16	0.04
December 31, 2014	26.73	22.83	0.14	12.49	11.21	0.04
September 30, 2014	23.67	20.65	0.13	11.50	10.65	0.04
June 30, 2014	22.58	19.57	0.13	11.25	10.65	0.04
March 31, 2014	24.91	20.27	0.11	11.15	10.67	0.04

You should obtain current market quotations for Horizon and LaPorte common stock, as the market price of Horizon common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations on the internet, from a newspaper, or by calling your broker.

As of May 16, 2016 there were approximately 628 holders of record of LaPorte common stock. This does not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Following the merger, the declaration of dividends will be at the discretion of Horizon’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Horizon, applicable state law and government regulations, and other factors deemed relevant by Horizon’s board of directors.

The following table shows (i) the closing market prices of Horizon common stock as quoted on the NASDAQ Global Select Market and of LaPorte common stock as quoted on the NASDAQ Capital Market on March 9, 2016, the last business day prior to the announcement of the merger, and on May 27, 2016, the most recent date practicable preceding the date of this proxy statement/prospectus, and (ii) the equivalent pro forma value of a share of LaPorte common stock at such dates based on the value of the consideration to be received in the merger with respect to each share. The equivalent prices per share of LaPorte common stock were calculated by multiplying the market price of Horizon common stock by 0.629, which is the exchange ratio for the stock consideration in the merger (subject to adjustment), representing the number of shares of Horizon common stock that LaPorte stockholders electing to receive the stock consideration would receive in the merger for each share of LaPorte common stock, assuming no proration. All amounts in the table below are presented in dollars per share.

	Horizon Common Stock	LaPorte Common Stock	Equivalent Pro Forma Per Share of LaPorte Common Stock
March 9, 2016	$24.21	$14.60	$15.23
May 27, 2016	$24.91	$16.08	$15.67

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus (see “Where You Can Find More Information” on page 108), including the risk factors included in Horizon’s and LaPorte’s respective Annual Reports on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement/prospectus titled “Cautionary Note About Forward-Looking Statements” on page 25.

Because the market price of Horizon shares of common stock will fluctuate, LaPorte stockholders cannot be sure of the value of the merger consideration they may receive.

Upon completion of the merger, each share of LaPorte common stock will be converted into the right to receive merger consideration consisting of 0.629 shares of Horizon common stock or $17.50 in cash pursuant to the terms of the Merger Agreement. Because the exchange ratio for the stock portion of the merger consideration is fixed, any change in the market price of Horizon’s common stock prior to completion of the merger will affect the value of any stock consideration that LaPorte stockholders receive upon completion of the merger. At the time of the Special Meeting and prior to the election deadline, LaPorte stockholders will not necessarily know what the market value of 0.629 shares of Horizon common stock will be upon completion of the merger or whether this value will be greater or less than the $17.50 per share cash merger consideration. While LaPorte will have the right to terminate the merger agreement in the event of a specified decline in the market value of Horizon common stock relative to the value of a designated market index unless Horizon elects to increase the aggregate merger consideration (see “The Merger Agreement – Termination”), neither company is otherwise permitted to terminate the Merger Agreement or resolicit the vote of LaPorte’s stockholders solely because of changes in the market price of Horizon’s stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Horizon’s business, operations, and prospects, and regulatory considerations. Many of these factors are beyond the control of Horizon or LaPorte. You should obtain current market quotations for shares of Horizon and LaPorte common stock before you vote and before you make your election.

LaPorte stockholders may receive a form of consideration different from what they elect.

While each LaPorte stockholder may elect to receive all Horizon common stock, all cash, or a combination of stock and cash in the merger, the percentages of the shares of LaPorte common stock outstanding immediately prior to the merger that will be converted into the stock consideration and the cash consideration are fixed at 65% and 35%, respectively. As a result, if either a stock election or a cash election is oversubscribed, and you choose the form of merger consideration that is oversubscribed, you might receive a portion of your consideration in the form you did not elect. If you receive less Horizon common stock than you elected, you will likely recognize more gain for federal income tax purposes than you would have recognized had you received more Horizon common stock. You will not know which form of merger consideration you will receive for all of your LaPorte shares until after we complete the merger.

The merger is subject to the receipt of consents and approvals from governmental and regulatory entities that may impose conditions that could have an adverse effect on Horizon.

Before the merger can be completed, the Federal Reserve Board must approve the merger of LaPorte into Horizon and the OCC must approve the merger of LaPorte Savings Bank into Horizon Bank. The Federal Reserve Board and OCC will consider, among other factors, the competitive impact of the holding company merger and the bank merger, the financial and managerial resources of Horizon and LaPorte and their subsidiary banks, and the convenience and needs of the communities to be served. As part of that consideration, we expect that the FRB and OCC will review issues related to capital position, safety and soundness, and legal and regulatory compliance, including compliance with anti-money laundering laws. Horizon has received confirmation from the Federal Reserve Board that no formal application was required to be submitted to the Federal Reserve Board for the transactions contemplated by the Merger Agreement, but instead, Horizon could submit a waiver request, which the Federal Reserve Board approved on May 27, 2016. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed in connection with such approvals.

Additionally, these governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on, or limiting the revenues of, Horizon following the merger, any of which might have an adverse effect on Horizon following the merger.

The Merger Agreement may be terminated in accordance with its terms and the merger may not be completed, which could have a negative impact on LaPorte.

The Merger Agreement with Horizon is subject to a number of conditions that must be fulfilled in order to close. Those conditions include: approval by the stockholders of LaPorte, regulatory approval, the continued accuracy of certain representations and warranties by both parties (subject to the materiality standards set forth in the Merger Agreement), and the performance by both parties of certain covenants and agreements. In addition, certain circumstances exist in which LaPorte may terminate the merger, including by accepting a superior proposal or by electing to terminate if Horizon’s stock price declines below a specified level. LaPorte has the right to terminate the Merger Agreement if Horizon’s average common stock closing price over the 15-trading day period immediately preceding the date on which all regulatory approvals approving the merger (disregarding any waiting period applicable thereto) and all other approvals and consents necessary for the consummation of the merger are received (referred to as the “determination date”) is below $20.58 per share, and the percentage decrease in the stock price of Horizon from Horizon’s closing stock price on the date of the Merger Agreement is more than 15% greater than the percentage decrease in the SNL Small Cap U.S. Bank and Thrift Index during the same period. However, Horizon has the right to prevent LaPorte’s termination by agreeing to increase the exchange ratio pursuant to a formula set forth in the Merger Agreement. See “The Merger Agreement – Merger Consideration” (beginning on page 64) for a more complete discussion of the merger consideration to be paid in this proposed transaction and “– Termination” for a more complete discussion of the circumstances under which the Merger Agreement could be terminated. There can be no assurance that the conditions to closing the merger will be fulfilled or that the merger will be completed.

If the Merger Agreement is terminated, there may be various consequences to LaPorte, including:

•	LaPorte’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger;

•	LaPorte may have incurred substantial expenses in connection with the merger, without realizing any of the anticipated benefits of completing the merger; and

•	The market price of LaPorte common stock might decline to the extent that LaPorte’s market price following announcement of the merger reflects a market assumption that the merger will be completed.

If the Merger Agreement is terminated and LaPorte’s board of directors approves another merger or business combination, under certain circumstances LaPorte may be required to pay Horizon a $3,764,000 termination fee, and LaPorte’s stockholders cannot be certain that LaPorte will be able to find a party willing to pay an equivalent or more attractive price than the price Horizon has agreed to pay in the merger.

LaPorte’s stockholders who receive the stock consideration will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

LaPorte’s stockholders currently have the right to vote in the election of the LaPorte board of directors and on other significant matters affecting LaPorte, such as the proposed merger with Horizon. When the merger occurs, each LaPorte stockholder who receives stock consideration in the merger will become a stockholder of Horizon with a percentage ownership of the combined organization that is much smaller than the stockholder’s percentage ownership of LaPorte. Based on the anticipated number of Horizon common shares to be issued in the merger, and giving effect to the completion of Horizon’s previously announced merger transaction with KFI, it is anticipated that the LaPorte stockholders will only own approximately 15.3% of all of the outstanding shares of Horizon’s common stock. Because of this, LaPorte’s stockholders will have less influence on the management and policies of Horizon than they now have on the management and policies of LaPorte. Furthermore, stockholders of Horizon do not have preemptive or similar rights, and therefore, Horizon can sell additional voting securities in the future without offering them to the former LaPorte stockholders, which would further reduce their ownership percentage in, and voting control over, Horizon.

Horizon may be unable to successfully integrate LaPorte Savings Bank’s operations and retain LaPorte Savings Bank’s employees.

Immediately following the closing of the merger of LaPorte with Horizon, LaPorte Savings Bank will be merged with and into Horizon Bank. The possible difficulties of merging the operations of LaPorte Savings Bank with Horizon Bank include:

•	integrating personnel with diverse business backgrounds;

•	combining different corporate cultures;

•	integrating systems; and

•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of Horizon, Horizon Bank, or LaPorte Savings Bank, and the loss of key personnel. The merger of LaPorte Savings Bank with Horizon Bank will benefit greatly from the experience and expertise of certain key employees of LaPorte Savings Bank who are expected to be retained by Horizon. However, there can be no assurances that Horizon will be successful in retaining these employees for the time period necessary to integrate LaPorte Savings Bank into Horizon Bank at the level desired by Horizon. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and integration of LaPorte Savings Bank into Horizon Bank could have an adverse effect on the business and results of operations of Horizon or Horizon Bank, and therefore, its stock price.

Horizon may be unable to retain LaPorte’s customers or grow the business of the combined company.

LaPorte operates in geographic markets and with customers primarily located in or near LaPorte and Porter Counties in Northwest and North-Central Indiana, and Berrien County in Southwest Michigan. Horizon’s markets and customers are located primarily in Northern and Central Indiana and Southwest Michigan. Any time there is a change in a bank’s products, services, or management resulting from a merger, there is a risk the bank’s customers, in this case LaPorte Savings Bank’s customers, may seek to obtain some or all of their banking products and services from other banks, which may impact the business and results of operations of the combined company.

The fairness opinion delivered to LaPorte’s board of directors does not reflect changes in circumstances subsequent to the date of the fairness opinion.

The fairness opinion of Raymond James was delivered to LaPorte’s board of directors on March 10, 2016 and speaks only as of such date. Changes in operations and prospects of Horizon and LaPorte, general market and economic conditions, and other factors both within and outside of Horizon’s and LaPorte’s control may significantly alter the relative value of the companies by the time the merger is completed. Raymond James’ opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. See “Opinion of LaPorte’s Financial Advisor” beginning on page 52 below.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from attempting to acquire LaPorte.

Until the completion of the merger, with some exceptions, LaPorte is prohibited from soliciting, initiating, encouraging, or participating in any discussion of, or otherwise considering, any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person or entity other than Horizon. In addition, LaPorte has agreed to pay a termination fee of $3,764,000 to Horizon if the board of directors of LaPorte withdraws, modifies, or changes its approval or recommendation of the Merger Agreement and approves or recommends an alternate acquisition transaction with a third party. These provisions could discourage other companies from trying to acquire LaPorte even though such other companies might be willing to offer greater value to LaPorte’s stockholders than Horizon has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on LaPorte’s financial condition.

Certain of LaPorte’s officers and directors have interests that are different from, or in addition to, the interests of LaPorte’s stockholders generally.

Certain of LaPorte’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of LaPorte’s stockholders generally that may present actual or apparent conflicts of interest. LaPorte’s directors were aware of these interests and took them into account in approving the Merger Agreement. These include: certain payments under the existing employment agreements for certain executive officers of LaPorte, the payment for stock options and accelerated vesting of restricted stock, the assumption by Horizon of existing supplemental executive retirement agreements with certain LaPorte executive officers, the assumption by Horizon of an existing deferred compensation agreement with a LaPorte executive officer, the appointment of one LaPorte director to the Horizon and Horizon Bank boards of directors, the appointment of up to two representatives to an advisory board of directors, and the continuation of director and officer indemnification and liability insurance protections. See “Interests of Certain Directors and Officers of LaPorte in the Merger” beginning on page 85.

The merger may fail to qualify as a reorganization for federal tax purposes, resulting in the recognition by LaPorte’s stockholders of taxable gain or loss in respect of their LaPorte shares.

Horizon and LaPorte intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Although the Internal Revenue Service will not provide a ruling on the matter, Horizon and LaPorte, as a condition to closing, will obtain an opinion from Horizon’s legal counsel that the merger will constitute a reorganization for federal tax purposes. This opinion does not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization, a LaPorte stockholder generally would recognize gain or loss in an amount equal to the difference between (1) the sum of the amount of cash and the aggregate fair market value of the Horizon common stock received in the exchange, and (2) the LaPorte stockholder’s aggregate adjusted tax basis in the LaPorte common stock surrendered in the exchange. Furthermore, if the merger fails to qualify as a reorganization, Horizon, as successor to LaPorte, may incur a significant tax liability since the merger would be treated as a taxable sale of LaPorte’s assets for U.S. federal income tax purposes.

The shares of Horizon common stock to be received by LaPorte stockholders as a result of the merger will have different rights from the shares of LaPorte common stock.

The rights associated with LaPorte’s common stock are different from the rights associated with Horizon’s common stock. See the section of this proxy statement/prospectus entitled “Comparison of the Rights of Stockholders” (beginning on page 94) for a discussion of the different rights associated with Horizon’s and LaPorte’s common stock.

Each party is subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the merger, it is possible that some customers and other persons with whom Horizon or LaPorte has a business relationship may delay or defer certain business decisions or might seek to terminate, change, or renegotiate their relationships with Horizon or LaPorte, as the case may be, as a result of the merger, which could negatively affect Horizon’s or LaPorte’s respective revenues, earnings, and cash flows, as well as the market price of Horizon common stock or LaPorte common stock, regardless of whether the merger is completed. In addition, under the terms of the Merger Agreement LaPorte is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness, or make capital expenditures. Such limitations could negatively affect LaPorte’s business and operations prior to the completion of the merger.

LaPorte stockholders who make elections may be unable to sell their shares in the market pending the completion of the merger.

LaPorte stockholders may elect to receive cash, stock, or mixed consideration in the merger by completing an election form that will be sent under separate cover. Making an election will require stockholders to turn in their LaPorte stock certificates. This means that during the time between when the election is made and the date the merger is completed, LaPorte stockholders will be unable to sell their LaPorte common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. LaPorte stockholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the election deadline. However, elections received after the election deadline will not be accepted or honored.

Litigation relating to the merger that has been filed against LaPorte, its board of directors, and Horizon could require us to incur significant costs and suffer management distraction, as well as delay and/or enjoin the merger.

In connection with the merger, a purported LaPorte stockholder has filed a putative class action and derivative lawsuit against LaPorte and its board of directors and Horizon. Among other remedies, the plaintiff seeks to enjoin the merger. If a dismissal is not granted or a settlement is not reached and approved by the court, the lawsuit could prevent or delay the completion of the merger and result in substantial costs to LaPorte and Horizon, including any costs associated with indemnification. The lawsuit may also create additional uncertainty relating to the merger, and defending such action may be costly and distracting to management. LaPorte and Horizon could be subject to additional demands or litigation related to the merger, whether or not the merger is consummated. Such actions may create additional uncertainty relating to the merger, and responding to such demands and defending such actions also may be costly and distracting to management. If additional complaints are filed, absent new or different allegations that are material, LaPorte and Horizon will not necessarily announce such additional filings. Although neither LaPorte nor Horizon is currently able to predict the outcome of any suit arising out of or relating to the proposed merger, neither LaPorte nor Horizon believes that the resolution of such demands or any subsequent litigation will have a material adverse effect on its respective financial position, results of operations, or cash flows. See “The Merger – Litigation Related to the Merger” beginning on page 62 below for a further discussion of the lawsuit.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements that have been made pursuant to the provisions of, and in reliance on the safe harbor under, the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include statements with respect to management’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond the control of Horizon and LaPorte, and which may cause actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements.

In addition, certain statements may be contained in the future filings of Horizon and LaPorte with the SEC, in press releases, and in oral and written statements made by or with the approval of Horizon or LaPorte, as the case may be, that constitute forward-looking statements within the meaning of the Reform Act. Examples of such forward-looking statements include, but are not limited to:

•	statements about the benefits of the merger between Horizon and LaPorte, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the merger;

•	statements of plans, objectives, and expectations of Horizon or LaPorte or their managements or boards of directors;

•	statements of future economic performance; and

•	statements of assumptions underlying such statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. Words such as “believe,” “contemplate,” “seek,” “estimate,” “plan,” “project,” “anticipate,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “will,” “should,” “indicate,” “would,” “may,” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.

Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. In addition to factors previously disclosed in Horizon’s and LaPorte’s reports filed with the SEC, factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the risk that the businesses of Horizon and LaPorte will not be integrated successfully or such integration may be more difficult, time-consuming, or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues or earnings following the merger may be lower than expected;

•	deposit attrition, operating costs, customer loss, and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the inability to obtain governmental approvals of the merger on the proposed terms and schedule;

•	the failure of LaPorte’s stockholders to approve the merger;

•	local, regional, national, and international economic conditions and the impact they may have on Horizon and LaPorte and their customers and Horizon’s and LaPorte’s assessment of that impact;

•	changes in the level of non-performing assets, delinquent loans, and charge-offs;

•	material changes in the value of Horizon’s common stock;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	the risk that management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate, or not predictive of actual results;

•	inflation, interest rate, securities market, and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations, and credit losses;

•	sources of liquidity;

•	competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships, and revenues;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking, and securities) with which Horizon and LaPorte must comply;

•	the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	Horizon’s and LaPorte’s common shares outstanding and common stock price volatility;

•	legislation affecting the financial services industry as a whole, and/or Horizon and LaPorte and their subsidiaries, individually or collectively;

•	governmental and public policy changes;

•	financial resources in the amounts, at the times, and on the terms required to support Horizon’s and LaPorte’s future businesses; and

•	the impact on Horizon’s or LaPorte’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Annualized, pro forma, projected, and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

Additional factors that could cause Horizon’s and LaPorte’s results to differ materially from those described in the forward-looking statements can be found in Horizon’s and LaPorte’s respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Horizon or LaPorte or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. Horizon and LaPorte undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Horizon and LaPorte claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. We caution you not to place undue reliance on the forward-looking statements.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following tables present the unaudited pro forma combined condensed financial information for Horizon as of March 31, 2016 and for the three and twelve months ended March 31, 2016 and December 31, 2015, respectively. The unaudited pro forma combined condensed financial information is presented to show the impact on Horizon’s historical financial position and results of operations of:

•	the proposed acquisition by Horizon of LaPorte;

•	the proposed issuance of shares of Horizon common stock and cash to the shareholders of LaPorte in connection with the merger;

•	the acquisition by Horizon of KFI, which was completed on June 1, 2016; and

•	the issuance of a number of shares of Horizon common stock to the shareholders of KFI in connection with that acquisition.

The unaudited pro forma combined condensed balance sheet as of March 31, 2016 gives effect to the merger as if it occurred on that date, and also assumes that the KFI acquisition was effective as of that date. The unaudited pro forma combined condensed income statements for the three months ended March 31, 2016, and for the twelve months ended December 31, 2015, present the combined results of operations of Horizon and LaPorte as if the merger had been effective on January 1 of the earliest year presented, and also assume that the KFI acquisition was completed on January 1 of the earliest year presented.

In the transaction, LaPorte will merge with and into Horizon, with Horizon as the surviving entity. In connection with the merger, each outstanding share of LaPorte common stock (other than shares then held of record by Horizon) will be converted into the right to receive, at the election of the stockholder, 0.629 shares of Horizon common stock (subject to certain adjustments as described in the Merger Agreement), or $17.50 in cash, subject to limitations and prorations such that 65% of the outstanding shares of LaPorte common stock will be converted into the stock consideration and 35% of the outstanding LaPorte shares will be converted into the cash consideration. Each LaPorte stockholder also will receive cash in lieu of any fractional shares of Horizon common stock that such stockholder would otherwise receive in the merger, with the amount of cash based on the market value of one share of Horizon common stock determined shortly before the closing of the merger. See “The Merger Agreement – Merger Consideration” beginning on page 64.

Horizon expects that it will incur merger and integration charges as a result of the merger. The unaudited pro forma combined condensed financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect any possible financial benefits, and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had Horizon and LaPorte been combined during the periods presented.

The merger will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States (“GAAP”). Under the acquisition method of accounting, the assets and liabilities of LaPorte, as of the completion date of the merger, will be recorded at their fair values and the excess of the purchase price over the fair value of the net assets will be allocated to goodwill. Financial statements of Horizon issued after the consummation of the merger will reflect these values and will not be restated retroactively to reflect the historical position or results of operations of LaPorte. The operating results of LaPorte will be reflected in Horizon’s consolidated financial statements from and after the date the merger is completed.

The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of LaPorte’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. In addition, estimates of merger-related charges are subject to final decisions related to combining the companies. Any change in the fair value of the net assets of LaPorte will change the amount of the purchase price allocable to goodwill. Additionally, changes to LaPorte’s stockholders’ equity, including net income and changes in the market value of Horizon’s common stock through the date the merger is completed, also will change the amount of goodwill recorded. As a result, the final adjustments may be materially different from the unaudited pro forma adjustments used in preparing the unaudited pro forma combined condensed financial information presented herein. The unaudited pro forma adjustments used in preparing the unaudited pro forma combined condensed financial information are described in greater detail in the notes thereto.

The unaudited pro forma combined condensed financial information is based on, and should be read together with, the historical consolidated financial statements and related notes of Horizon and LaPorte contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2015 and the historical financial statements and related notes as of and for the three months ended March 31, 2016 contained in their respective Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, which are incorporated by reference into this proxy statement/prospectus.

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED BALANCE SHEET

As of March 31, 2016

($ in thousands, unaudited)

	Horizon Historical	KFI Historical	Pro Forma Adjustments		Adjusted Pro Forma Subtotal	LaPorte Historical	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and due from banks	$47,612	$15,590	$(10,355)	A	$52,847	$25,893	$(41,512)	I	$37,228
Investment securities, available for sale	462,476	24,323	—		486,799	122,241	—		609,040
Investment securities, held to maturity	180,291	400	—		180,691	—	—		180,691
Loans held for sale	3,168	100	—		3,268	686	—		3,954
Loans, net of allowance for loan losses	1,705,836	100,023	(1,765)	B	1,804,094	337,451	(6,617)	J	2,134,928
Premises and equipment, net	60,190	1,339	(100)	C	61,429	8,477	(2,000)	K	67,906
Federal Reserve and Federal Home Loan Bank stock	13,823	582	—		14,405	4,029	—		18,434
Goodwill	49,600	—	7,330	D	56,930	8,431	8,045	L	73,406
Other intangible assets	7,095	—	1,840	E	8,935	142	5,104	M	14,181
Cash value life insurance	54,849	2,734	—		57,583	15,140	—		72,723
Other assets	42,978	2,027	653	F	45,658	6,434	5,498	N	57,590

Total assets	$2,627,918	$147,118	$(2,397)		$2,772,639	$528,924	$(31,482)		$3,270,081

Liabilities
Total deposits	$1,878,479	$120,231	$—		$1,998,710	$361,156	$—		$2,359,866
Borrowings	430,507	9,063	—		439,570	69,132	—		508,702
Subordinated debentures	32,836	—	—		32,836	5,155	(2,000)	O	35,991
Other liabilities	24,679	1,084	644	G	26,407	6,758	2,536	P	35,701

Total liabilities	2,366,501	130,378	644		2,497,523	442,201	536		2,940,260

Shareholders’ Equity
Preferred stock	—	—	—		—	—	—		—
Common stock	—	2,974	(2,974)	H	—	56	(56)	Q	—
Additional paid-in capital	106,500	7,851	6,654	H	121,005	40,421	16,409	Q	177,835
Retained earnings	152,219	5,850	(6,656)	H	151,413	48,312	(50,437)	Q	149,288
Accumulated other comprehensive income (loss)	2,698	65	(65)	H	2,698	767	(767)	Q	2,698
Unearned Employee Stock Ownership Plan (ESOP) shares	—	—	—	H	—	(2,833)	2,833	Q	—

Total shareholders’ equity	261,417	16,740	(3,041)		275,116	86,723	(32,018)		329,821

Total liabilities and shareholder’s equity	$2,627,918	$147,118	$(2,397)		$2,772,639	$528,924	$(31,482)		$3,270,081

See accompanying notes to unaudited pro forma combined condensed financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED INCOME STATEMENT

For the twelve months ended December 31, 2015

($ in thousands, except for per share amounts)

	Horizon Historical	KFI Historical	Pro Forma Adjustments		Adjusted Pro Forma Subtotal	LaPorte Historical	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Loans receivable	$75,373	$4,805	$326	R	$80,504	$15,476	$1,196	U	$97,176
Investment securities	13,215	528	—		13,743	3,249	—		16,992

Total interest income	88,588	5,333	326		94,247	18,725	1,196		114,168

Interest Expense
Deposits	5,559	310	—		5,869	1,259	—		7,128
Borrowed funds	6,286	205	—		6,491	1,238	—		7,729
Subordinated debentures	2,009	—	—		2,009	172	116	V	2,297

Total interest expense	13,854	515	—		14,369	2,669	116		17,154

Net Interest Income	74,734	4,818	326		79,878	16,056	1,080		97,014
Provision for loan losses	3,162	—	—		3,162	255	—		3,417

Net Interest Income After Provision for Loan Losses	71,572	4,818	326		76,716	15,801	1,080		93,597

Non-Interest Income
Service charges and fees	11,031	256	—		11,287	1,157	—		12,444
Fiduciary activities	5,637	265	—		5,902	—	—		5,902
Gain on sale of investment securities	189	(23)	—		166	99	—		265
Gain on sale of mortgage loans	10,055	38	—		10,093	843	—		10,936
Mortgage servicing income, net of impairment	993	41	—		1,034	203	—		1,237
Increase in cash value of bank owned life insurance	1,249	82	—		1,331	426	—		1,757
Other income	1,248	257	—		1,505	171	—		1,676

Total non-interest income	30,402	915	—		31,317	2,899	—		34,216

Non-Interest Expense
Salaries and employee benefits	37,712	2,240	—		39,952	7,731	—		47,683
Net occupancy expenses	6,400	394	—		6,794	1,667	(50)	W	8,411
Data processing	4,251	575	—		4,826	623	—		5,449
FDIC insurance expense	1,499	70	—		1,569	273	—		1,842
Other expense	24,331	824	184	S	25,339	2,767	525	X	28,631

Total non-interest expense	74,193	4,103	184		78,480	13,061	475		92,016

Income Before Income Tax	27,781	1,630	142		29,553	5,639	605		35,797
Income tax expense	7,232	481	50	T	7,763	1,061	212	Y	9,036

Net Income	20,549	1,149	92		21,790	4,578	393		26,761
Preferred stock dividend	(125)	—	—		(125)	—	—		(125)

Net Income Available to Common Shareholders	$20,424	$1,149	$92		$21,665	$4,578	$393		$26,636

Basic Earnings Per Share	$1.94	$3.88			$1.95	$0.88			$1.99
Diluted Earnings Per Share	1.89	3.88			1.90	0.86			1.95

See accompanying notes to unaudited pro forma combined condensed financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED INCOME STATEMENT

For the three months ended March 31, 2016

($ in thousands, except for per share amounts)

	Horizon Historical	KFI Historical	Pro Forma Adjustments		Adjusted Pro Forma Subtotal	LaPorte Historical	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Loans receivable	$19,747	$1,193	$81	R	$21,021	$4,124	$297	U	$25,442
Investment securities	3,781	146	—		3,927	811	—		4,738

Total interest income	23,528	1,339	81		24,948	4,935	297		30,180

Interest Expense
Deposits	1,491	92	—		1,583	340	—		1,923
Borrowed funds	1,759	38	—		1,797	309	—		2,106
Subordinated debentures	504	—	—		504	47	29	V	580

Total interest expense	3,754	130	—		3,884	696	29		4,609

Net Interest Income	19,774	1,209	81		21,064	4,239	268		25,571
Provision for loan losses	532	—	—		532	—	—		532

Net Interest Income After Provision for Loan Losses	19,242	1,209	81		20,532	4,239	268		25,039

Non-Interest Income
Service charges and fees	2,817	83	—		2,900	298	—		3,198
Fiduciary activities	1,635	60	—		1,695	—	—		1,695
Gain on sale of investment securities	108	215	—		323	—	—		323
Gain on sale of mortgage loans	2,114	3	—		2,117	156	—		2,273
Mortgage servicing income, net of impairment	447	3	—		450	98	—		548
Increase in cash value of bank owned life insurance	345	20	—		365	106	—		471
Other income	398	5	—		403	8	—		411

Total non-interest income	7,864	389	—		8,253	666	—		8,919

Non-Interest Expense
Salaries and employee benefits	10,065	542	—		10,607	2,150	—		12,757
Net occupancy expenses	1,936	116	—		2,052	429	(12)		2,469
Data processing	1,105	167	—		1,272	178	—		1,450
FDIC insurance expense	405	17	—		422	69	—		491
Other expense	6,236	166	46	S	6,448	1,333	131	X	7,912

Total non-interest expense	19,747	1,008	46		20,801	4,159	119		25,079

Income Before Income Tax	7,359	590	35		7,984	746	149		8,879
Income tax expense	1,978	191	12	T	2,181	151	53	Y	2,385

Net Income	5,381	399	23		5,803	595	96		6,494
Preferred stock dividend	(42)	—	—		(42)	—	—		(42)

Net Income Available to Common Shareholders	$5,339	$399	$23		$5,761	$595	$96		$6,452

Basic Earnings Per Share	$0.45	$1.34			$0.46	$0.11			$0.44
Diluted Earnings Per Share	0.44	1.34			0.46	0.11			0.43

See accompanying notes to unaudited pro forma combined condensed financial statements.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Note 1 – Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information has been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma combined condensed consolidated statement of income for the year ended December 31, 2015 is presented as if the acquisition occurred on January 1, 2015 and the unaudited pro forma combined condensed consolidated statement of income for the three months ended March 31, 2016 is presented as if the acquisition occurred on January 1, 2016. The unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2016 is presented as if the acquisition occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on those dates. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in this document.

Note 2 – Purchase Price

KFI

Each share of KFI common stock outstanding immediately prior to the merger, other than exception shares, shares held by persons who have perfected dissenters’ rights, and any shares owned by KFI or Horizon, was converted into the right to receive either $81.75 in cash per share or 3.0122 shares of Horizon common stock per share. Pursuant to the merger agreement for that transaction, the total number of outstanding shares of KFI common stock entitled to receive the cash consideration may not exceed 35%. All other shares of KFI common stock (including shares subject to KFI restricted stock awards, but excluding the shares of KFI common stock cancelled, exception shares, and dissenting shares) were converted into the right to receive 3.0122 shares of Horizon common stock per share.

LaPorte

Each share of LaPorte common stock that is outstanding immediately prior to the merger, other than any shares owned by Horizon, will be converted into the right to receive either $17.50 in cash per share or 0.629 shares of Horizon common stock per share. Pursuant to the Merger Agreement, the total number of outstanding shares of LaPorte common stock to be entitled to receive the cash consideration may not exceed 35%. All other shares of LaPorte common stock (including shares subject to LaPorte restricted stock awards, but excluding the shares of LaPorte common stock to be cancelled, exception shares, and dissenting shares) will be converted into the right to receive 0.629 shares of Horizon common stock per share.

Note 3 – Allocation of Purchase Price

KFI

Under the acquisition method of accounting, KFI’s assets and liabilities and any identifiable intangible assets are required to be adjusted to their estimated fair values. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. The following are the pro forma adjustments made to record the merger and to adjust KFI’s assets and liabilities to their estimated fair values at March 31, 2016.

Summary of Purchase Price Calculation and Goodwill Resulting from KFI Merger

(dollars in thousands except share and per share data, unaudited)

Purchase price of KFI
KFI shares outstanding	297,444
% of shares exchanged	65%

Shares exchanged	193,339
Exchange ratio	3.0122

Shares of Horizon stock issued, unadjusted for fractional shares	582,376
Less Horizon fractional shares that will receive cash	89

Shares of Horizon stock issued	582,287
Horizon stock price	$24.91

Purchase price – stock	$14,505	$14,505
KFI shares outstanding	297,444
% of shares paid in cash	35%

Shares paid in cash	104,105
Cash consideration per share	$81.75

Purchase price – cash consideration, unadjusted for fractional shares	$8,511	$8,511
Horizon fractional shares that will receive cash	89
Horizon stock price to determine fractional share cash consideration	$24.16

Cash in lieu of fractional shares	$2	$2

Total purchase price		$23,018

Allocated to:
Historical book value of KFI’s assets and liabilities	$16,740
KFI estimated transaction expenses, net of tax	(1,036)

Adjusted book value of KFI’s assets and liabilities	$15,704	$15,704

Adjustments to record assets and liabilities at fair value:
Loans, fair value mark	($3,673)
Allowance for loan losses write-off	1,908
Premises and equipment	(100)
Core deposit intangible	1,840
Deferred tax assets	653
Deferred tax liabilities	(644)

Total allocation	($16)	($16)

Goodwill		$7,330

Horizon estimated transaction expenses, net of tax		($806)

The following pro forma adjustments are reflected in the unaudited pro forma combined consolidated financial information.

A.	Fixed cash component of purchase price of $81.75 per share and KFI’s and Horizon’s combined estimated transaction expenses.

B.	Fair value adjustment on loans of $3.7 million, of which $1.6 million is estimated to be accretable to interest income over a five year period and the elimination of KFI’s $1.9 million allowance for loan losses.

C.	Fair value adjustment on premises and equipment based on current market assumptions. This adjustment will be recognized over the expected life of assets.

D.	Estimate of goodwill that will be recognized as part of the purchase accounting transaction. See the purchase price allocation in Note 3 for calculation.

E.	Estimate of core deposit intangible asset that will be recognized as part of the business combination. It is projected that this intangible asset will be amortized on a straight-line basis over a 10-year period.

F.	Net deferred tax asset based on the fair value adjustments resulting from book tax timing differences valued at an estimated tax rate of 35.0%.

G.	Net deferred tax liability based on the fair value adjustments resulting from book tax timing differences valued at an estimated tax rate of 35.0%.

H.	Elimination of KFI’s stockholders’ equity and the issuance of Horizon shares in the merger. The fair value of Horizon common stock was based on the May 27, 2016 closing price of $24.91 per share.

R.	Accretion estimate for interest income on loans for the year ended December 31, 2015 and for the three months ended March 31, 2016.

S.	Amortization estimate of core deposit intangible for the year ended December 31, 2015 and for the three months ended March 31, 2016.

T.	Estimate of taxes for pro forma purposes at a rate of 35% for the year ended December 31, 2015 and for the three months ended March 31, 2016.

LaPorte

Under the acquisition method of accounting, LaPorte’s assets and liabilities and any identifiable intangible assets are required to be adjusted to their estimated fair values. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. The following are the pro forma adjustments made to record the merger and to adjust LaPorte’s assets and liabilities to their estimated fair values at March 31, 2016.

Summary of Purchase Price Calculation and Goodwill Resulting from LaPorte Merger

(dollars in thousands except share and per share data, unaudited)

Purchase price of LaPorte
LaPorte shares outstanding(1)	5,406,412
% of shares exchanged	65%

Shares exchanged	3,514,168
Exchange ratio	0.6290

Shares of Horizon stock issued	2,210,412
Horizon stock price	$24.91

Purchase price – stock	$55,061	$55,061

LaPorte shares outstanding(1)	5,406,412
% of shares paid in cash	35%

Shares paid in cash	1,892,244
Cash consideration per share	$17.50

Purchase price – cash	$33,114	$33,114

LaPorte stock options outstanding	579,934
Cash consideration per share	$17.50
Weighted average exercise price per share	$9.40

	$8.10
Purchase price – stock options exchanged for cash	$4,697	$4,697

Total purchase price		$92,872

Allocated to:
Historical book value of LaPorte’s assets and liabilities	$86,723
LaPorte estimated transaction expenses, net of tax	(3,345)
Eliminate existing goodwill	(8,431)
Eliminate existing CDI	(142)

Adjusted book value of LaPorte’s assets and liabilities	$74,805	$74,805

Adjustments to record assets and liabilities at fair value:
Loans, fair value mark	($10,253)
Allowance for loan losses write-off	3,636
Premises and equipment, net	(2,000)
Other real estate owned	(296)
Subordinated debentures	2,000
Core deposit intangible	5,246
Deferred tax assets	5,794
Deferred tax liabilities	(2,536)

Total allocation	$1,591	$1,591

Goodwill		$16,476

Horizon estimated transaction expenses, net of tax		($2,125)

(1) LaPorte’s 5,580,115 shares outstanding were reduced by 173,703 shares from unallocated suspense shares to repay the ESOP loan balance.

The following pro forma adjustments are reflected in the unaudited pro forma combined consolidated financial information.

I.	Fixed cash component of purchase price of $17.50 per share, LaPorte’s and Horizon’s combined estimated transaction expenses and cash received in payment of the ESOP loan.

J.	Fair value adjustment on loans of $10.3 million, of which $6.0 million is estimated to be accretable to interest income over a five year period, and the elimination of LaPorte’s $3.6 million allowance for loan losses.

K.	Fair value adjustment on premises and equipment based on current market assumptions. This adjustment will be recognized over the expected life of assets.

L.	Elimination of LaPorte’s current goodwill of $8.4 million and the estimate of goodwill that will be recognized as part of the purchase accounting transaction in the amount of $16.4 million. See the purchase price allocation in Note 3 for calculation.

M.	Elimination of LaPorte’s current core deposit intangible of $142,000 and the estimate of core deposit intangible asset that will be recognized as part of the purchase accounting transaction in the amount of $5.2 million. It is projected that this intangible asset will be amortized on a straight-line basis over a 10-year period.

N.	Net deferred tax asset based on the fair value adjustments resulting from book tax timing differences and the fair value adjustment of other real estate owned valued at an estimated tax rate of 35.0%.

O.	Fair value adjustment on LaPorte’s subordinated debentures.

P.	Net deferred tax liability based on the fair value adjustments resulting from book tax timing differences valued at an estimated tax rate of 35.0%.

Q.	Elimination of LaPorte’s stockholders’ equity and the issuance of Horizon shares in the Merger. The fair value of Horizon common stock was based on the May 27, 2016 closing price of $24.91 per share.

U.	Accretion estimate for interest income on loans for the year ended December 31, 2015 and for the three months ended March 31, 2016.

V.	Interest expense resulting from the fair value adjustment on LaPorte’s subordinated debentures for the year ended December 31, 2015 and for the three months ended March 31, 2016.

W.	The elimination of depreciation resulting from the fair value adjustment of LaPorte’s fixed assets for the year ended December 31, 2015 and for the three months ended March 31, 2016.

X.	Amortization estimate of core deposit intangible for the year ended December 31, 2015 and for the three months ended March 31, 2016.

Y.	Estimate of taxes for pro forma purposes at a rate of 35% for the year ended December 31, 2015 and for the three months ended March 31, 2016.

SPECIAL MEETING OF LAPORTE’S STOCKHOLDERS

General

This document is being delivered to LaPorte stockholders in connection with the solicitation of proxies by the board of directors of LaPorte to be voted at the Special Meeting of LaPorte’s Stockholders to consider the proposal to approve and adopt the Merger Agreement, the Merger-Related Compensation Proposal, and a proposal to adjourn the Special Meeting to solicit additional proxies, if necessary. This document and the enclosed form of proxy are being sent to LaPorte’s stockholders on or about June 8, 2016.

Date, Place, and Time

The Special Meeting will be held on Monday, July 11, 2016 at 5:00 p.m., local time, at The LaPorte Savings Bank Main Office, located at 710 Indiana Avenue, LaPorte, Indiana 46350, and at any adjournment or postponement of that meeting.

Purpose of the Meeting

The Special Meeting is being held for the following purposes:

•	To approve and adopt the Merger Agreement by and between Horizon and LaPorte, pursuant to which LaPorte will merge with and into Horizon;

•	To approve, on a non-binding advisory basis, the Merger-Related Compensation Proposal;

•	To approve a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the Special Meeting in person or by proxy to approve the merger; and

•	To transact such other business as may properly come before the Special Meeting or any adjournment of the Special Meeting.

LaPorte’s board of directors and management is not aware of any other matters to be presented at the meeting other than those mentioned above and has not received notice from any stockholders requesting that other matters be considered. However, if any other business is properly presented before the Special Meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein.

A copy of the Merger Agreement is attached as Appendix A to this proxy statement/prospectus.

Recommendation of LaPorte’s Board of Directors

The board of directors of LaPorte unanimously voted in favor of the Merger Agreement and the merger. LaPorte’s board of directors believes that the Merger Agreement, the merger, and the transactions contemplated thereby are in the best interests of LaPorte and its stockholders, and recommends that LaPorte’s stockholders vote:

•	“FOR” the approval and adoption of the Merger Agreement and the merger;

•	“FOR” the approval of the Merger-Related Compensation Proposal; and

•	“FOR” any proposal of the LaPorte board of directors to adjourn the Special Meeting, if necessary.

Record Date and Voting

The close of business on May 16, 2016 has been selected as the record date for the determination of LaPorte’s stockholders entitled to notice of and to vote at the Special Meeting. On that date, 5,580,115 shares of LaPorte’s common stock, $0.01 par value per share, were outstanding. Stockholders will be entitled to one vote for each share of LaPorte’s common stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the stockholders. The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of LaPorte’s common stock will constitute a quorum for the transaction of business at the Special Meeting.

You may vote in one of four ways: (1) by mail (by completing and signing the proxy card that accompanies this proxy statement/prospectus); (2) by telephone; (3) by using the Internet; and (4) in person (by either delivering the completed proxy card or by casting a ballot if attending the Special Meeting. If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or nominee giving you the right to vote the shares at the Special Meeting. If you plan to attend the Special Meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

All proxies properly submitted in time to be counted at the Special Meeting will be voted in accordance with the instructions contained in the proxy. If you submit a proxy without voting instructions, the proxies named in the proxy will vote on your behalf for each matter described above in accordance with the recommendations of the LaPorte board of directors on all the proposals as set forth in this proxy statement/prospectus and on any other matters in accordance with their best judgment.

If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you. Proxies solicited by this proxy statement/prospectus may be exercised only at the Special Meeting and any adjournment or postponement thereof and will not be used for any other meeting.

Vote Required

The following votes will be required to approve the proposals:

•	The approval and adoption of the Merger Agreement (Proposal No. 1) requires the affirmative vote of the holders of a majority of the outstanding shares of LaPorte common stock entitled to vote at the Special Meeting;

•	The Merger-Related Compensation Proposal (Proposal No. 2); and

•	The proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies (Proposal No. 3) each requires for approval that more votes be cast in favor of the proposal than against the proposal.

Abstentions and “broker non-votes” (described below) are counted for purposes of determining the presence or absence of a quorum but are not considered votes cast. The required vote of LaPorte’s stockholders on the Merger Agreement is based on the number of outstanding shares of LaPorte common stock and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the Special Meeting, or the abstention from voting by a LaPorte stockholder, or the failure of any LaPorte stockholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker (thereby resulting in a “broker non-vote”), will have the same effect as a vote “AGAINST” the Merger Agreement. Abstentions and broker non-votes will not be included in the vote count on the Merger-Related Compensation Proposal or the proposal to adjourn the Special Meeting and will have no effect on the outcome of either proposal.

A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote on a proposal because the broker has not received instructions from the beneficial owners on how to vote on such proposal and the broker does not have discretionary authority to vote in the absence of instructions. Brokers generally have the authority to vote, even though they have not received instructions, on matters that are considered “routine.” However, under relevant stock exchange rules, the Merger Agreement proposal and the adjournment proposal to be considered at the Special Meeting are not considered routine matters and brokers are not entitled to vote shares held for a beneficial owner on these matters without instructions from the beneficial owner of the shares. To avoid a broker non-vote of your shares on the Merger Agreement and adjournment, each of which is a non-routine matter, you must provide voting instructions to your broker or other nominee.

Shares Held by Officers and Directors

As of the record date:

•	LaPorte’s directors and executive officers and their affiliates owned and were entitled to vote 457,690 shares of LaPorte common stock, representing approximately 8.2% of the outstanding shares of LaPorte common stock; and

•	Horizon’s directors and executive officers and their affiliates owned and were entitled to vote less than 1% of the outstanding shares of LaPorte common stock. Horizon owns no shares of LaPorte common stock.

Revocability of Proxies

Submitting a proxy on the enclosed form of proxy does not preclude a LaPorte stockholder from voting in person at the Special Meeting. A LaPorte stockholder may revoke a proxy at any time prior to the vote at the Special Meeting by:

•	delivering to Eric L. Sommer, LaPorte’s Corporate Secretary, at LaPorte’s corporate office at 710 Indiana Avenue, LaPorte, Indiana 46350, on or before the date of the Special Meeting, a later-dated and signed proxy card or a written revocation of the proxy;

•	submitting a valid, later-dated proxy by Internet, telephone, or mail that is received prior to the Special Meeting;

•	attending the Special Meeting and voting in person; or

•	if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.

Revoking a proxy will not affect a vote once it has been taken. Attendance at the Special Meeting will not, in itself, constitute a revocation of a proxy.

Voting of Shares Held in LaPorte’s ESOP or 401(k) Plan

LaPorte maintains an ESOP that owns approximately 478,809 shares of LaPorte’s common stock. Each participant will instruct the ESOP trustee, Principal Trust Company, how to vote the shares of LaPorte common stock allocated to his or her account under the ESOP. The ESOP trustee will vote unallocated shares of common stock and allocated shares for which no voting instructions are received or for which instructions were not timely received in the same proportion as the allocated shares for which it has received timely voting instructions. A participant in the 401(k) Plan is entitled to direct the 401(k) Plan trustee as to the shares in the LaPorte Bancorp, Inc. Stock Fund credited to his or her account. The 401(k) Plan trustee will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the 401(k) Plan trustee received voting instructions. A participant in either the ESOP or the 401(k) will need to vote by mail (by completing and signing the instruction card that accompanies this proxy statement/prospectus). A participant must return his or her instruction card to the ESOP trustee or 401(k) Plan trustee by 11:59 p.m. on July 6, 2016 in order to instruct the respective trustee how to vote such LaPorte shares.

Solicitation of Proxies

The proxy solicitation of LaPorte’s stockholders is being made by LaPorte on behalf of the LaPorte board of directors and will be paid for by LaPorte. In addition to solicitation by mail, directors, officers, and employees of LaPorte may solicit proxies for the Special Meeting from LaPorte’s stockholders personally or by telephone, the Internet, or other electronic means. However, LaPorte’s directors, officers, and employees will not be paid any special or extra compensation for soliciting such proxies, although they may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Upon request, LaPorte will reimburse brokers, dealers, banks, trustees, and other fiduciaries for the reasonable expenses they incur in forwarding proxy materials to beneficial owners of LaPorte’s common stock.

In addition, LaPorte has made arrangements with Laurel Hill Advisory Group, LLC to assist in soliciting proxies for the Special Meeting and has agreed to pay them $6,500, including out-of-pocket expenses, for these services.

YOUR VOTE IS VERY IMPORTANT. The Merger Agreement must be adopted by the affirmative vote of holders of a majority of the issued and outstanding shares of LaPorte common stock in order for the proposed merger to be consummated. Holders of LaPorte common stock are urged to read and carefully consider the information in the proxy statement/prospectus. IF YOU DO NOT RETURN YOUR PROXY CARD, VOTE BY TELEPHONE OR BY INTERNET, OR DO NOT VOTE IN PERSON AT THE SPECIAL MEETING, THE EFFECT WILL BE A VOTE AGAINST THE PROPOSED MERGER.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact LaPorte Bancorp, Inc., 710 Indiana Avenue, LaPorte, Indiana 46350, Attention: Michele M. Thompson, President and Chief Financial Officer, (219) 362-7511.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the proposed merger. While Horizon and LaPorte believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire proxy statement/prospectus and the other documents that we refer to carefully for more detailed information regarding the merger.

General

Horizon’s and LaPorte’s boards of directors have approved and adopted the Merger Agreement, the merger, and the transactions contemplated thereby. The Merger Agreement provides for the merger of LaPorte with and into Horizon, with Horizon as the surviving corporation. Immediately following the merger, LaPorte Savings Bank, the wholly-owned Indiana-chartered savings bank subsidiary of LaPorte, will merge with and into Horizon Bank.

In connection with the merger, each outstanding share of LaPorte common stock will be converted into the right to receive, at the election of the stockholder, (i) 0.629 shares of Horizon common stock (subject to certain adjustments as described in the Merger Agreement), or (ii) $17.50 in cash, subject to limitations and prorations such that 65% of the outstanding shares of LaPorte common stock will be converted into the stock consideration and 35% of the outstanding LaPorte shares will be converted into the cash consideration. All of the executive officers and members of the board of directors of LaPorte and LaPorte Savings Bank have entered into a voting agreement pursuant to which they have agreed to vote their shares of LaPorte common stock in favor of the approval and adoption of the Merger Agreement and the merger.

Under the Merger Agreement, the executive officers and directors of Horizon and Horizon Bank serving at the effective time of the merger will continue to serve as such after the merger is consummated. In addition, upon the consummation of the merger, Michele M. Thompson, LaPorte’s President and Chief Financial Officer and a director of LaPorte, will be appointed to the boards of directors of Horizon and Horizon Bank, effective as of the closing. If the term of the class of directors to which Ms. Thompson is appointed expires less than three years after the effective time of the merger, Horizon and Horizon Bank will cause her to be nominated and recommended for election by Horizon’s shareholders at the next election of directors as long as she continues to be eligible and qualified to serve as a director of Horizon and Horizon Bank.

Please see “The Merger Agreement” beginning on page 64 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating and amending the Merger Agreement.

Background of the Merger

Since completing its conversion from a mutual holding company to a stock holding company and raising $27.1 million in gross proceeds in October 2012, LaPorte has managed its capital through organic growth of its loan portfolio, quarterly cash dividends and share repurchases. From time to time, the LaPorte board of directors considered various strategic alternatives to enhance stockholder value, including potential acquisitions of other financial institutions. However, after extensive analysis, the board of directors of LaPorte concluded that LaPorte’s ability to grow through acquisition was limited because LaPorte’s common stock traded at a discount to tangible book value, which meant that LaPorte would have to dilute its tangible book value per share in order to pay an adequate market premium to tangible book value for a potential target. In addition, the board believed there were a limited number of potential targets in LaPorte’s market area that were of a size appropriate for a merger and available for sale. As the three-year anniversary of LaPorte’s second-step conversion neared, management and the board of directors considered LaPorte’s long-term strategic plan and continued to evaluate the best ways to enhance stockholder value.

In July 2015, Michele Thompson, President and Chief Financial Officer of LaPorte, was invited to meet with the President and Chief Executive Officer of an Indiana community bank (“Company A”). The President and Chief Executive Officer of Company A expressed an interest in a possible partnership/acquisition of LaPorte. Ms. Thompson replied that LaPorte was prohibited by federal law from selling until the fall, but would certainly alert the board to Company A’s interest. The President and Chief Executive Officer of Company A noted that Company A was only interested in pursuing a merger with LaPorte on a negotiated basis and that it would not participate in an auction process.

On October 6, 2015, the board of directors held a retreat to evaluate the strategic alternatives of LaPorte, which included management’s presentation of its long-term strategic outlook, a presentation by representatives of special counsel Luse Gorman, PC (“Luse Gorman”) and a presentation by representatives of Raymond James & Associates, Inc. (“Raymond James”). The lead banker of Raymond James had a long standing relationship with LaPorte having worked on its second-step conversion and offering. He also met with the board of directors at least yearly to assist with the board’s review of its long-term strategic goals and capital management strategies.

Management began its presentation by describing the long-term challenges in the banking industry dividing the challenges between national concerns affecting all community banks and local concerns that were LaPorte specific. National concerns consisted of increased regulatory compliance expenses, an increased need for scale to absorb the growing costs of operations, and net interest margin compression in the continuing low interest rate environment. Local concerns consisted of weak commercial loan demand and slow economic and population growth in LaPorte’s market area and fierce competition. The board also expressed concern that LaPorte’s ability to continue to expand its mortgage warehouse lending division could be limited due to concentration restrictions. In this regard, the board noted the reliance on earnings derived from that business line. In order to provide appropriate stockholder returns and to have the scale to compete with larger banks, management predicted LaPorte would need to approximately double its size and become a $1.0 billion asset institution. Management also predicted it would need to increase its profitably measures over time to reach goals of 1.0% return on assets and 10.0% return on equity. Management believed LaPorte could not create enough organic growth to reach these goals and that its currency remained too weak to attract strong acquisition targets. After discussion, the board noted that, as a result of the above factors, it may be difficult to generate strong stockholder returns in the future on an independent basis. Following management’s presentation, Luse Gorman made a presentation on the fiduciary obligations of the LaPorte board of directors with respect to merger transactions. Ms. Thompson then updated the board on her discussions with Company A.

Raymond James began its presentation with a general merger and acquisitions update and market/franchise overview. It also provided recent merger and acquisition pricing data based on asset size and geography. Raymond James then presented several pricing analyses of LaPorte, including precedent transaction analysis, core tangible book value analysis and discounted cash flows valuation. Raymond James listed nine potential acquirers based on LaPorte’s market area, known interest in LaPorte or history as an active acquirer. These institutions, which included Company A and Horizon, were selected based on an analysis of their ability to pay a strong price relative to LaPorte’s potential valuation and the perception of their likely interest. Raymond James then presented a brief company profile on each potential acquirer as well as a summary ability to pay analysis, which listed Company A as the institution with the greatest ability to pay. The board then discussed each potential merger partner, including their financial strengths, likely interest in a transaction and potential ability to secure regulatory approval.

After extensive discussion, the board expressed an interest in reaching out to Company A to explore interest in a potential transaction. Management explained that Company A had told them that Company A was not interested in an auction process and if LaPorte was interested in exploring a transaction with it, LaPorte would probably need to pursue a privately negotiated transaction. The board also discussed the possible interest of Horizon. The board, Raymond James and Luse Gorman discussed concerns regarding Horizon’s market overlap with LaPorte and the concern that there would be a significant concentration of deposits held by the potential combined entity in the LaPorte, Indiana banking market, which could raise competition concerns. After discussions, the board concluded that LaPorte should not explore a transaction with Horizon unless this issue could be resolved.

After further discussion, the board determined first to assess the interest level of Company A, and simultaneously prepare due diligence materials and begin drafting a confidential information memorandum to prepare for a managed auction process should a transaction with Company A not materialize at a compelling price. The board then voted to engage Raymond James as LaPorte’s financial advisor with respect to a possible merger transaction based on, among other factors, LaPorte’s long standing relationship with Raymond James’ lead investment banker, Raymond James’ reputation, experience in mergers and acquisitions in the banking industry, valuations and its familiarity with LaPorte and LaPorte’s strategic goals.

On October 8, 2015, Raymond James contacted Company A regarding its potential interest in a negotiated merger with LaPorte. Company A responded that it was interested in conducting preliminary due diligence on LaPorte to determine whether a strategic combination was advisable. Management of LaPorte began to prepare due diligence materials and began to draft a confidential information memorandum for a managed auction process should a transaction with Company A not materialize.

On October 14, 2015, Company A executed a non-disclosure agreement with LaPorte and on October 16, 2015, LaPorte made available to Company A and its advisors certain due diligence materials relating to LaPorte in a virtual data room.

On October 28, 2015, representatives of Raymond James had discussions with Company A’s financial advisor to discuss modeling assumptions and transaction structuring. Through its financial advisor, Company A verbally indicated that, based on its initial due diligence review, it would be interested in pursuing a potential merger with LaPorte at a purchase price of $17.00 per share for LaPorte’s common stock with 60% to 70% of the merger consideration consisting of Company A’s common stock. The initial verbal indication of interest contained no other transaction terms and was subject to additional due diligence.

On October 30, 2015, the Chief Executive Officer and President and Chief Financial Officer of LaPorte met with management of Company A and discussed certain issues relating to the potential transaction so as to provide Company A with enough information to determine a proposal price.

On November 3, 2015, Company A revised its verbal indication of interest to a range of $17.00 to $18.00 per share for LaPorte’s common stock with consideration consisting of a 60% stock component and a 40% cash component. Company A emphasized that it had a strong bias towards the lower end of the offering range and the board of directors of LaPorte should not focus on the top portion of the range as it evaluated continuing discussions with Company A.

On November 5, 2015, the board of directors convened a special meeting to review Company A’s verbal indication of interest with representatives of Raymond James and Luse Gorman. Raymond James reviewed Company A’s verbal indication of interest with the board. The Raymond James representatives stated that they believed Company A’s preference for the lower end of the range was based on Company A’s lack of interest in continuing LaPorte’s mortgage warehouse lending program as well as concerns over the long-term growth prospects of LaPorte’s market area. Management confirmed to the board that Company A had advised them of the same issues. Representatives of Raymond James presented to the board several valuation methodologies and reviewed the indication of interest with the board as well as the impact of the mortgage warehouse lending division on metrics such as net interest income, net interest margin and net income. The board then discussed at length Company A’s proposal as well as the fact that Company A had never previously completed an acquisition transaction.

Raymond James then presented two lists of potential partners, divided into an “A” list of institutions which it believed would have a greater interest in a merger and/or capacity to pay than those on a “B” list. The board and Raymond James then reviewed each institution on the two lists. After extensive discussion and review, including consideration of the possibility that Company A could withdraw its proposal, the board concluded that it would be in the best interests of stockholders to contact other institutions besides Company A in order to determine whether LaPorte could receive a better proposal than Company A’s proposal.

The board then authorized Raymond James to contact all of the public institutions on the “A” list, including Horizon. However, with respect to Horizon, the board asked counsel to further investigate the deposit concentration issue and report back to the board. In addition, the board decided to authorize Raymond James to contact two institutions from the “B” list, both of which appeared to have the potential interest and capability to make an attractive merger proposal. The total number of new institutions to be contacted totaled ten. Company A would be invited to continue in the process. After discussion with Raymond James, the board established an approximate 30-day deadline to receive indications of interest.

At LaPorte’s direction, between November 11, 2015 and November 23, 2015, Raymond James contacted the ten financial institutions to determine their level of interest in a possible strategic business combination with LaPorte. Eight of the ten parties, including Horizon, indicated an interest and were sent customary non-disclosure agreements. LaPorte, with the assistance of counsel, negotiated and executed non-disclosure agreements with all eight parties. Once each party executed its non-disclosure agreement, it received a confidential information memorandum about LaPorte and received access to the virtual data room that contained additional information about LaPorte. Parties were given until December 1, 2015 to submit non-binding indications of interest, which deadline was subsequently extended until December 4, 2015.

On December 4, 2015, Horizon submitted a non-binding indication of interest for a proposed price of $17.50 per share for LaPorte’s common stock based on Horizon’s ten day average price per share of $27.26 as of December 2, 2015. Horizon specified that 65% of LaPorte’s common stock would be exchanged for stock consideration with a fixed exchange ratio of 0.6420 and 35% of the shares of LaPorte common stock would be exchanged for cash. The implied price per share was $17.62 as of December 7, 2015, the day prior to LaPorte’s board meeting to consider the proposal. Horizon also offered to appoint one member from LaPorte’s board to Horizon’s board and appoint two other board members to its LaPorte County Advisory Board.

Also on December 4, 2015, a second interested party (“Company B”) also submitted a non-binding indication of interest for $17.06 per share for LaPorte’s common stock based on an estimated stock price of $27.00 per share. Company B specified that 65% of LaPorte’s common stock would be exchanged for stock consideration with a fixed exchange ratio of 0.6319 and 35% of the shares of LaPorte common stock would be exchanged for cash pursuant to stockholder elections. The implied price per share was $16.82 as of December 7, 2015. Company B did not offer any board seats.

On December 8, 2015, the board of directors held its regular meeting and reviewed the process to date along with the indications of interest from Horizon and Company B with Raymond James and Luse Gorman. Raymond James first reviewed with the board some of the reasons the other six companies gave for declining to make a proposal. Raymond James also noted that Company A had dropped out of the process and withdrew its previous verbal proposal and advised Raymond James that it was no longer interested in a strategic combination with LaPorte. Raymond James then presented financial analyses of both Horizon and Company B, including a summary valuation chart, a precedent transaction analysis, a core tangible book value analysis and a discounted cash flow valuation analysis. The board then reviewed a financial and business overview of Horizon and Company B and selected pro forma financial information of each party following the completion of a merger with LaPorte. Counsel also reported to the board that it had discussed the deposit concentration issue relating to a potential combination with Horizon with the Federal Reserve Bank of Chicago. In these discussions, counsel learned that the definition of the local market was being changed in such a way so that deposit concentration would not be a material impediment from a regulatory standpoint. The board discussed both proposals and then voted to invite both companies to conduct further due diligence and then submit updated proposals.

On December 15, 2015, the Chief Executive Officer and the Chief Financial Officer of Company B met with the board and senior management of LaPorte. They presented the board with an overview of Company B and then met individually with members of senior management.

On December 15, 2015, at a regular meeting of Horizon’s board of directors, Horizon’s management updated the Board regarding the continuing discussions with LaPorte and the then-current terms and conditions of Horizon’s offer.

From December 16, 2015 through December 18, 2015, Horizon conducted its due diligence off-site. From January 4, 2016 through January 6, 2016, Company B conducted its on-site due diligence.

On December 18, 2015, Craig Dwight, Horizon’s President and Chief Executive Officer, met with Lee Brady, Chief Executive Officer of LaPorte, and Michele Thompson to discuss Horizon’s approach to mergers, its past integration experience and various employee transition issues.

In mid-December 2015, Raymond James advised management of LaPorte that it was engaged by Horizon on an unrelated project. In a letter dated December 21, 2015, Raymond James confirmed the engagement by Horizon, and stated that the unrelated project would not impact its impartiality in connection with its representation of LaPorte. Management advised Raymond James that the board would need additional information in order to evaluate Raymond James’ relationship with Horizon. Raymond James contacted Horizon about its engagement by both Horizon and LaPorte, and asked whether Raymond James could disclose certain details about the KFI transaction (“Transaction B”) to LaPorte to assist it with its conflict of interest analysis. Horizon agreed to the disclosure of certain general information about Transaction B that would not disclose the identity of KFI since the definitive agreement for Transaction B had not been signed at that point, and therefore, the transaction had not been publicly announced. Prior to that time, Horizon was aware of Raymond James’ engagement in both matters, had discussed it at length with representatives of Raymond James, and had concluded that it did not represent a conflict of interest that would impact Raymond James’ impartiality and objectivity in either transaction since the two transactions were not related in any way. Management negotiated and signed a non-disclosure agreement with Horizon on January 13, 2016 in order to obtain additional information about the nature of Horizon’s engagement of Raymond James. Following the execution of the non-disclosure agreement, Raymond James advised LaPorte management of its representation of Horizon in its bid to acquire a bank with approximately $150 million in assets, but did not disclose any information about KFI that would enable LaPorte to determine the identity of the target.

On January 14, 2016, at a special meeting of Horizon’s board of directors, Horizon’s management and its financial advisor updated the board regarding the continuing discussions with LaPorte and proposed changes to the terms and conditions of Horizon’s initial offer based upon additional due diligence and other factors, including the nature of LaPorte’s mortgage warehouse lending division. After a lengthy discussion and a variety of questions, Horizon’s board of directors approved a revised non-binding indication of interest containing the terms outlined below.

On January 14, 2016, both Horizon and Company B submitted updated non-binding proposals for consideration by the board. Horizon’s revised indication of interest set forth a proposed price of $17.00 per share for LaPorte common stock based on Horizon’s ten day average price per share of $27.70 as of January 13, 2016. Horizon indicated that 65% of LaPorte’s common stock would be exchanged for stock consideration with a fixed exchange ratio of 0.6137 and 35% of the shares of LaPorte common stock would be exchanged for $17.00 in cash. Horizon revised its previous proposal to allow for an election of stock pursuant to the exchange ratio, $17.00 in cash or a combination thereof. Horizon noted that the reason for lowering the price was related to its decision not to retain a significant part of LaPorte’s mortgage warehouse lending division. Company B’s proposal remained the same from its initial proposal. However, Company B’s stock price had declined since the initial proposal resulting in the implied price of its proposal decreasing to $15.35 per share based on Company B’s closing price on January 13, 2016. Raymond James advised Company B that its proposal was unlikely to be selected by the board at the current pricing level. As a result, on January 18, 2016, Company B gave a verbal indication that it would increase the exchange ratio to 0.6500 per share for the stock component and increase the cash component to $17.55 per share maintaining the 65% stock and 35% cash election by LaPorte stockholders.

On January 18, 2016, LaPorte’s board of directors held a special meeting with representatives of Luse Gorman to review the relationship between Raymond James and Horizon. Management reviewed the facts known to it with the board regarding Transaction B. Raymond James provided information regarding its compensation for and the scope of its engagement with Horizon to the board and advised that the fee arrangements for the two transactions were independent of each other and Raymond James did not have any financial incentive to encourage LaPorte to pursue a transaction with Horizon as opposed to another potential partner. The board then discussed Raymond James’ arrangement with Horizon.

The board next reviewed and discussed the process to date. The board noted that Raymond James managed a process whereby a large group of potential acquirers were given access to the same information and asked to make a proposal. Management reviewed the communications and negotiation history and concluded that Raymond James had not appeared to favor Horizon over the other potential acquisition partners. After extensive review, the board concluded that Raymond James had run a fair process to date and, based on the information available to it, Raymond James’ involvement with Horizon should not preclude it from representing LaPorte in a transaction with Horizon. However, the board would continue to monitor the situation and reassess as necessary.

On January 19, 2016, the board of directors held its regular meeting and reviewed the revised indications of interest from Horizon and Company B with representatives of Raymond James and Luse Gorman. Based on the revised non-binding indications of interest, as of January 15, 2016, Horizon’s proposal represented an implied price per share for LaPorte’s common stock of $16.41 while Company B’s proposal represented an implied price per share for LaPorte’s common stock of $15.69. Raymond James explained that Horizon had lowered its initial proposal because it was not planning to retain a significant portion of LaPorte’s mortgage warehouse lending division. The board then reviewed each party’s proposal in detail. The board indicated that Horizon’s proposal was much more detailed than Company B’s proposal and addressed branch closures, employee retention and Horizon’s intention to donate $50,000 each year to schools and local nonprofits in LaPorte County. The board also noted some concerns with Horizon’s proposal, including a termination fee of 5% and a minimum net worth requirement that would need to be negotiated. Company B’s proposal provided much less detail but did provide that the proposal was conditioned on the negotiation of an employment agreement with the senior officer in charge of mortgage warehouse lending. The board expressed concern that this condition could lead to increased execution risk.

Raymond James then reviewed with LaPorte’s board a summary analysis of the proposals for Horizon and Company B and presented a pro forma financial analysis and certain pricing and sensitivity analyses for both parties. The board also discussed the current volatility in the stock market and how it might affect a business combination transaction as well as the risks of remaining independent. After further discussion with Raymond James, the board determined that from a financial standpoint Company B was unlikely to increase its proposal any further, while it appeared Horizon would have the ability to increase its proposal, which was already higher than Company B’s amended proposal. In addition, the board believed the non-financial aspects of Horizon’s proposal were superior to Company B’s proposal. The board instructed Raymond James to contact Horizon to seek a higher price before any final decision would be made.

Subsequently, representatives of Raymond James contacted Horizon in order to seek a higher price. On January 21, 2016, Horizon verbally revised its non-binding proposal to Raymond James for consideration by the board. Horizon’s revised indication of interest increased the fixed exchange ratio to 0.6292 and the cash component to $17.50 per share while maintaining the 65% stock and 35% cash mix. As of January 21, 2016, the implied price was $16.74 per share.

On January 22, 2016, LaPorte’s board of directors held a special meeting to review Horizon’s final proposal with representatives of Raymond James and Luse Gorman. The board noted the implied price of Horizon’s offer of $16.74 per share as of January 21, 2016 was substantially higher than the proposal of Company B which had an implied price of $15.35 per share as of January 21, 2016 and also was significantly more accretive to LaPorte stockholders’ earnings per share on an exchange ratio adjusted basis. Horizon also lowered the termination fee to 4% of the deal value. The board noted that the cash and stock election offered by Horizon would provide stockholders with the opportunity for a liquidity event or to remain an investor in a larger company, and the price offered represented a significant return to stockholders who had invested in LaPorte’s stock offering as part of its “second-step” mutual-to-stock conversion. The board then discussed at length the merger process and the two proposals. After extensive review and discussion, the board unanimously determined that it would be in the best interests of stockholders to commence reverse due diligence on Horizon and begin negotiations on a definitive merger agreement. The board also instructed Raymond James to inform Company B that the board had decided to move forward with another partner, but would be open to further discussions if the proposed transaction with Horizon did not lead to a formal agreement.

On January 27, 2016, at a special meeting, Horizon’s board of directors approved a further revised, written non-binding indication of interest containing the increased price and related terms, and submitted such updated proposal to LaPorte later that day.

In late January 2016, prior to sending the first draft of a merger agreement, Horizon began negotiations with certain of LaPorte’s senior executive officers on terminating their existing employment agreements in connection with the completion of the merger and non-competition and confidentiality agreements with certain executive officers who would work for Horizon following the merger. Horizon insisted that these agreements would have to be completed before any definitive merger agreement could be signed.

On February 2, 2016, LaPorte’s board of directors held a special meeting to review the current market volatility as it related to Horizon’s stock price with representatives of Raymond James and Luse Gorman. Raymond James noted that the entire stock market was experiencing a price decline which had been particularly negative towards bank stocks. Raymond James noted that Horizon’s stock price had dropped approximately 5% since the last board meeting, which, as of February 1, 2016, produced an implied price per share of $16.34 for LaPorte common stock. However, the Horizon proposal still exceeded Company B’s last proposal, which, as of February 1, 2016, had an implied price per share of $15.96 for LaPorte common stock. The board agreed that it would continue to monitor Horizon’s and Company B’s stock prices.

On February 9, 2016, LaPorte’s board of directors held a regular meeting and had representatives of Raymond James provide a market update on the proposed Horizon transaction. Raymond James presented to the board an updated pricing comparison between Horizon and Company B based on each company’s final proposal which showed Horizon’s implied price per share at $16.07 and Company B’s implied price per share at $15.63, both as of February 8, 2016. With the current downturn in the stock market, Raymond James explained that both companies’ stock prices had declined since the last board meeting. The board concluded that at this point in the negotiations, Horizon would not likely increase the exchange ratio. Raymond James also indicated that nothing in the market volatility appeared to have a fundamental impact on the long-term value of Horizon’s stock. The board then discussed the possibility of delaying the strategic alternatives process. Following discussion, the board concluded that LaPorte would be unlikely to receive a substantially better price in the near future and LaPorte would provide better value to its stockholders in a business combination transaction than as a standalone entity. The board agreed that it was essential to complete reverse due diligence to confirm or update its assumptions before any final decision would be made.

On February 9, 2016, Luse Gorman received the initial draft of the definitive merger agreement from Horizon’s legal counsel, Barnes & Thornburg LLP (“Barnes & Thornburg”).

On February 16, 2016, LaPorte’s management, along with representatives of Luse Gorman and Raymond James, interviewed Horizon’s management as part of its on-site reverse due diligence effort. LaPorte and its advisors continued its due diligence to determine if there were any issues concerning Horizon that may affect the suitability of Horizon as a merger partner, the pricing of the transaction or the ability to secure regulatory approval.

On February 17, 2016, representatives of Luse Gorman reviewed the merger agreement with management of LaPorte and prepared a revised version of the merger agreement which was transmitted to Barnes & Thornburg on February 18, 2016.

On February 23, 2016, the LaPorte board of directors held a regular meeting and management updated the board on the results of its due diligence review of Horizon’s loan portfolio and noted no material concerns.

From February 29, 2016 to March 7, 2016, LaPorte and its advisors reviewed and negotiated the terms of the merger agreement and related documents with Horizon and its advisors. The revisions focused on, among other things, narrowing the representations, warranties and covenants of LaPorte.

On March 8, 2016, Horizon’s management updated the Horizon board of directors on the transaction and provided the board with an updated draft of the proposed merger agreement.

On March 10, 2016, the board of directors of LaPorte held a special meeting to review the proposed merger agreement and merger with representatives of Raymond James and Luse Gorman. The board of directors was first informed of the positive results of Luse Gorman, Raymond James and management’s due diligence review of Horizon. The board then excused representatives of Raymond James from the room. The board discussed again the previously disclosed relationship between Horizon and Raymond James on Transaction B. The board again reviewed the facts of the relationship and considered whether Raymond James had a financial or other interest that could materially impact its advice with respect to the merger. In this regard, the board noted that Raymond James managed a fair process in which a large group of potential acquirers were given access to the same information and asked to make a proposal. Moreover, of the two institutions that made a proposal, Horizon had proposed the higher price. In addition, management had confirmed with representatives of Raymond James that they had not prepared for Horizon any analysis of the potential terms of an acquisition of LaPorte during or recently before the merger process. Following extensive review and discussion, the board concluded that the relationship between Horizon and Raymond James did not constitute a conflict of interest that impinged upon Raymond James’ ability to represent LaPorte on the transaction or give independent advice with respect to the fairness of the transaction. The representatives of Raymond James then returned to the room.

The LaPorte board and counsel then reviewed in detail the terms of the merger agreement and ancillary documents, including the: (i) voting agreements to be entered into by the directors and senior management; (ii) non-competition and confidentiality agreements to be entered into by certain senior officers; and (iii) termination of employment agreements to be entered into by certain senior executive officers. Luse Gorman also discussed the proposed resolutions that the board would be requested to approve. Raymond James reviewed the financial aspects of the proposed merger and, at the request of the board, rendered to the board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Raymond James as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of LaPorte common stock. Following these presentations and discussion among the members of the LaPorte board of directors, including consideration of the factors described under “—LaPorte’s Reasons for the Merger,” the LaPorte board of directors determined that the merger agreement and the transactions contemplated thereby were advisable and in the best interests of LaPorte and its stockholders and the directors unanimously voted to adopt the merger agreement and the transactions contemplated thereby and recommended that LaPorte’s stockholders approve the merger agreement.

On March 10, 2016, the board of directors of Horizon held a special meeting to review the proposed merger agreement and merger with representatives of its financial advisor and Barnes & Thornburg. Horizon’s management and financial advisor summarized the various terms and conditions of the transaction, and Barnes & Thornburg reviewed the terms of the merger agreement and the ancillary documents. Following these presentations and after further discussion among the members of the Horizon board of directors, including consideration of the factors described under “–Horizon’s Reasons for the Merger,” the Horizon board of directors determined that the merger agreement and the transactions contemplated thereby were advisable and in the best interests of Horizon and its shareholders and the directors voted to adopt the merger agreement and the transactions contemplated thereby.

Following the approval of the boards of directors of Horizon and LaPorte, the parties executed the merger agreement on March 10, 2016.

LaPorte and Horizon issued a joint press release publicly announcing the transaction after the closing of the financial markets on March 10, 2016.

LaPorte’s Reasons for the Merger; Board Recommendation

In determining that the merger and the Merger Agreement were fair to and in the best interest of LaPorte and its stockholders, in authorizing and approving the merger, in approving and adopting the Merger Agreement and in recommending that LaPorte stockholders vote for adoption and approval of the Merger Agreement, LaPorte’s board of directors evaluated the merger and the Merger Agreement in consultation with members of LaPorte’s management, and with Raymond James and legal counsel, and also considered a number of factors that the LaPorte board of directors viewed as relevant to its decisions, including, without limitation, the following:

•	information concerning the business, earnings, operations, financial condition, asset quality and prospects of LaPorte and Horizon, both individually and as a combined company;

•	the discussion and consideration by the board of directors and management of strategic alternatives available to LaPorte;

•	management’s assessment of the considerable execution risks involved in attaining the performance levels assumed by the forecasts relating to LaPorte;

•	the purchase price per share to be paid by Horizon and the resulting valuation multiples;

•	the fact that 65% of the merger consideration would be in stock of Horizon, which would allow LaPorte stockholders to participate in the future performance of the combined company;

•	the increased need for scale to absorb the growing costs of operations, cyber security and compliance with banking regulations;

•	the understanding of LaPorte’s board of directors of the strategic options available to LaPorte and the board of directors’ assessment of those options with respect to the prospects and estimated results of the execution by LaPorte of its business plan as an independent entity under various scenarios and the determination that none of those options or the execution of the business plan was more likely to create greater present value for LaPorte’s stockholders than the value to be paid by Horizon;

•	the board of director’s concern with LaPorte’s ability to maintain its mortgage warehouse lending division’s level of activity and profitability and the related impact on LaPorte’s future earnings;

•	the compatibility of the business cultures of LaPorte and Horizon;

•	the complementary nature of and potential synergies related to LaPorte’s and Horizon’s business;

•	the historical performance of Horizon’s common stock, the stock’s liquidity in terms of average daily trading volume and the level of future cash dividends anticipated to be received by LaPorte stockholders;

•	Horizon’s agreement to add Michele M. Thompson to Horizon’s and Horizon Bank’s board of directors following the completion of the merger;

•	the stock component of the merger consideration, including the exchange ratio, the potential value of the Horizon common stock to increase after the signing of the Merger Agreement and the ability of LaPorte to terminate the Merger Agreement if the price of Horizon’s common stock drops more than 15% relative to both its price before public announcement of the transaction and the SNL Small Cap U.S. Bank and Thrift Index;

•	the financial presentation, dated March 10, 2016, of Raymond James to the LaPorte board of directors and the opinion, dated March 10, 2016, of Raymond James to the LaPorte board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of LaPorte common stock of the merger consideration in the proposed merger, as more fully described below under “Opinion of LaPorte’s Financial Advisor”;

•	the legal analyses as to the structure of the merger, the Merger Agreement, the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company, and the process that LaPorte (including its board of directors) employed in considering potential strategic alternatives, including the merger with Horizon;

•	the terms of the Merger Agreement, including the fixed cash and stock consideration, the expected tax treatment of the merger as a “reorganization” for United States federal income tax purposes, the size of the termination fee in relation to the overall deal size and LaPorte’s ability to consider unsolicited offers from third parties in certain circumstances;

•	the anticipated effect of the merger on LaPorte’s employees (including the fact that Horizon anticipates offering employment to a significant number of the employees of LaPorte following the consummation of the merger and that LaPorte employees who do not continue as employees of Horizon will be entitled to severance benefits);

•	the effect on LaPorte’s customers and the communities served by LaPorte, including Horizon’s commitment to donate $50,000 annually to nonprofit organizations and/or community schools in the markets served by LaPorte; and

•	the ability of Horizon to complete the Merger, from a business, financial, and regulatory perspective, and its proven track record of successfully completing acquisition transactions.

The LaPorte board of directors also considered a number of potential risks and uncertainties in connection with its consideration of the proposed merger, including, without limitation, the following:

•	the challenges of integrating LaPorte’s business, operations and employees with those of Horizon;

•	the need to and likelihood of obtaining approval by stockholders of LaPorte and regulators in order to complete the transaction;

•	the risks associated with the operations of the combined company, including the ability to achieve the anticipated cost savings and revenue enhancements contemplated by the respective management teams;

•	the risks and costs associated with entering into the Merger Agreement and restrictions on the conduct of LaPorte’s business before the merger is completed;

•	the possibility of a reduction in the trading price of Horizon common stock following the announcement of the Merger Agreement and prior to completion of the merger;

•

the fact that a termination fee in the amount of $3,764,000 would have to be paid to Horizon if LaPorte determined to terminate the Merger Agreement to accept a superior proposal or if Horizon determined to terminate the Merger Agreement due to LaPorte’s material breach of its non-solicitation obligations, or, after the occurrence of an Acquisition Proposal, LaPorte’s breach of its representations or warranties, failure to recommend or withdrawal or modification of its recommendation of the Merger Agreement, or entry into an acquisition agreement following its failure to obtain stockholder approval of the Merger Agreement;

•	the impact that provisions of the Merger Agreement relating to payment of a termination fee by LaPorte may have on LaPorte receiving an alternative proposal;

•	the potential costs associated with executing the Merger Agreement, including change in control payments and related costs, as well as estimated advisor fees; and

•	the possibility of litigation in connection with the merger.

This discussion of the information and factors considered by LaPorte’s board of directors in reaching its conclusions and recommendation includes the factors identified above, but is not intended to be exhaustive and may not include all of the factors considered by the LaPorte board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the LaPorte board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the Merger Agreement, and to make its recommendation to LaPorte stockholders. Rather, the LaPorte board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with and questioning of members of LaPorte’s management and outside legal and financial advisors. In addition, individual members of the LaPorte board of directors may have assigned different weights to different factors.

Certain of LaPorte’s directors and executive officers have financial interests in the merger that are different from, or in addition to, those of LaPorte’s stockholders generally. The LaPorte board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to LaPorte stockholders. For a discussion of these interests, see “– Interests of Certain Directors and Officers of LaPorte in the Merger.”

For the reasons set forth above, LaPorte’s board of directors has unanimously approved the Merger Agreement, has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and merger consideration, are advisable and in the best interests of LaPorte, and unanimously recommends that LaPorte stockholders vote “FOR” the proposal to approve and adopt the Merger Agreement, “FOR” approval of the Merger-Related Compensation Proposal, and “FOR” the proposal to approve adjournment of the special meeting if there are insufficient votes at the time of the special meeting to approve the Merger Agreement.

Horizon’s Reasons for the Merger

In reaching its decision to approve the Merger Agreement, Horizon’s board of directors consulted with Horizon’s management, as well as its financial and legal advisors, and considered a number of factors, including:

•	the business, earnings, operations, financial condition, management, prospects, capital levels, and asset quality of both Horizon and LaPorte, taking into account the results of Horizon’s due diligence review of LaPorte, including Horizon’s assessments of LaPorte’s credit policies, asset quality, adequacy of loan loss reserves, interest rate risk, and litigation;

•	the overall greater scale that will be achieved by the merger that will better position the combined company for future growth;

•	its belief that Horizon and LaPorte have similar cultures and similar community-oriented philosophies, and the complementary nature of the strengths of the management personnel of each company;

•	the additional management depth and operational support that LaPorte’s employees will add to Horizon;

•

the belief of Horizon’s management that the merger will result in pre-tax annual cost savings of approximately $2.7 million in 2016, $6.9 million in 2017, and $7.6 million in 2018. Approximately $1.9 million of the expected savings in 2016 are expected to result from reduced expenses for salaries, employee benefits, and other employee matters, approximately $170,000 are expected to result from reduced data processing expenses, approximately $17,000 are expected to result from reduced professional fees, approximately $254,000 are expected to result from reduced occupancy expense, and approximately $455,000 are expected to result from reduced general, administrative, and other expenses;

•	the belief of Horizon that the merger will produce earnings enhancement opportunities from additional sources of non-interest income;

•	the estimation by Horizon’s management that the merger will result in after-tax earnings per share accretion of $0.04 in 2016, $0.12 in 2017, and $0.13 in 2018;

•	the likelihood of a successful integration of LaPorte’s business, operations, and workforce with those of Horizon and of successful operation of the combined company, and the belief that customer disruption in the transition phase would not be significant due to the complementary nature of the markets served by Horizon and LaPorte;

•	the historical and current market prices of Horizon’s common stock and LaPorte’s common stock;

•	the fact that LaPorte’s stockholders would own approximately 15.3% of the diluted share ownership of the combined company (giving effect to the completion of the previously announced acquisition of KFI);

•	the financial and other terms and conditions of the Merger Agreement, including the fact that the exchange ratio and the per share amount of the cash merger consideration are both fixed, provisions designed to limit the ability of LaPorte’s board of directors to entertain third party acquisition proposals, and provisions providing for payment by LaPorte to Horizon of a $3,764,000 termination fee if the Merger Agreement is terminated under certain circumstances;

•	the board’s belief that Horizon will be able to finance the cash portion of the merger consideration on substantially the terms contemplated by it; and

•	the need to obtain LaPorte’s stockholder approval and regulatory approvals in order to complete the transaction.

The foregoing discussion of the factors considered by Horizon’s board of directors is not intended to be exhaustive, but rather includes the material factors considered by Horizon’s board of directors. In reaching its decision to approve the Merger Agreement and the merger, Horizon’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Horizon’s board of directors considered all these factors as a whole, including discussions with, and questioning of, Horizon’s management and its financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, Horizon’s board of directors approved the Merger Agreement and the merger, and the transactions contemplated by the Merger Agreement.

Effects of the Merger

The respective boards of directors of Horizon and LaPorte believe that, over the long-term, the merger will be beneficial to Horizon’s shareholders, including the current stockholders of LaPorte who receive the stock consideration and become Horizon shareholders if the merger is completed. The Horizon board of directors believes that one of the potential benefits of the merger is the cost savings that may be realized by combining the two companies and integrating LaPorte Savings Bank into Horizon’s banking subsidiary, which savings are expected to enhance Horizon’s earnings.

Horizon expects to reduce expenses by combining accounting, data processing, retail and lending support, and other administrative functions after the merger, which will enable Horizon to achieve economies of scale in these areas. Promptly following the completion of the merger, which is expected to occur during the third quarter of 2016, Horizon plans to begin the process of eliminating redundant functions and eliminating duplicative expenses. It is contemplated that after the merger Horizon Bank will continue to operate the main offices and certain branch offices of LaPorte Savings Bank, however, Horizon intends to close three LaPorte Savings Bank branches and LaPorte Savings Bank’s loan production office.

The amount of any cost savings Horizon may realize in 2016 will depend upon how quickly and efficiently Horizon is able to implement the processes outlined above during the year.

Horizon believes that it will achieve cost savings based on the assumption that it will be able to:

•	reduce data processing costs;

•	reduce staff;

•	achieve economies of scale in advertising and marketing budgets; and

•	reduce legal and accounting fees.

Horizon has based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than is currently expected.

Horizon also believes that the merger will be beneficial to the customers of LaPorte as a result of the additional products and services offered by Horizon and because of its increased lending capability.

Negotiations, Transactions, or Materials Contracts

Except as set forth above or elsewhere in this proxy statement/prospectus, none of LaPorte, LaPorte Savings Bank, nor any of their respective directors, executive officers, or other affiliates had any negotiations, transactions, or material contracts with Horizon, Horizon Bank, or any of their directors, executive officers, or other affiliates during the past three years that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement/prospectus.

Opinion of LaPorte’s Financial Advisor

LaPorte retained Raymond James as financial advisor on October 6, 2015. Pursuant to that engagement, the LaPorte board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of LaPorte’s outstanding common stock of the merger consideration to be received by such holders pursuant to the Merger Agreement.

At the March 10, 2016 meeting of the LaPorte board of directors, a representative of Raymond James rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the board dated March 10, 2016, as to the fairness, as of such date, from a financial point of view, to the holders of LaPorte’s outstanding common stock of the merger consideration to be received by such holders in the transaction pursuant to the Merger Agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James is attached as Appendix B to this document. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of LaPorte common stock are urged to read this opinion in its entirety.

Raymond James provided its opinion for the information of the LaPorte board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger transaction and its opinion only addresses whether the merger consideration to be received by the holders of the common stock in the transaction pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The opinion of Raymond James does not address any other term or aspect of the Merger Agreement or the merger transaction contemplated thereby. The Raymond James opinion does not constitute a recommendation to the LaPorte board or to any holder of LaPorte common stock as to how the board, such stockholder or any other person should vote or otherwise act with respect to the merger transaction or any other matter. Raymond James does not express any opinion as to the likely trading range of Horizon common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Horizon at that time.

In connection with its review of the proposed merger transaction and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the draft of the Merger Agreement by and among Horizon and the LaPorte dated as of March 9, 2016, which we refer to in this section as the “Draft Agreement;”

•	reviewed certain information related to the historical, current and future operations, financial condition and prospects of LaPorte made available to Raymond James by LaPorte, including, but not limited to, financial projections prepared by the management of LaPorte relating to LaPorte for the periods ending December 31, 2016 - 2020, as approved for Raymond James’s use by LaPorte which we refer to in this section as the “Projections;”

•	reviewed LaPorte’s and Horizon’s recent public filings and certain other publicly available information regarding LaPorte and Horizon;

•	reviewed financial, operating and other information regarding LaPorte and the industry in which it operates;

•	reviewed the financial and operating performance of LaPorte and those of other selected public companies that Raymond James deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Raymond James deemed to be relevant;

•	reviewed the current and historical market prices and trading volume for LaPorte’s common stock, and then reviewed the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate; and

•	discussed with members of the senior management of LaPorte certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

With LaPorte’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of LaPorte, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of LaPorte or Horizon. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with LaPorte’s consent, assumed that the Projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of LaPorte and Raymond James relied upon LaPorte to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based. Based upon the terms specified in the Merger Agreement, Raymond James assumed that the merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code. Raymond James relied upon and assumed, without independent verification, that the final form of the Merger Agreement would be substantially similar to the Draft Agreement reviewed by Raymond James in all respects material to its analysis, and that the Transaction would be consummated in accordance with the terms of the Agreement without waiver of or amendment to any of the conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the merger transaction would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the transaction or LaPorte that would be material to its analysis or opinion.

Raymond James expressed no opinion as to the underlying business decision to effect the merger transaction, the structure or tax consequences of the transaction, or the availability or advisability of any alternatives to the transaction. The Raymond James opinion is limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of LaPorte’s common stock. Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of LaPorte’s board of directors to approve or consummate the merger transaction. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of LaPorte, on the fact that LaPorte was assisted by legal, accounting and tax advisors, and, with the consent of LaPorte relied upon and assumed the accuracy and completeness of the assessments by LaPorte and its advisors, as to all legal, accounting and tax matters with respect to LaPorte and the merger transaction.

In formulating its opinion, Raymond James considered only the merger consideration to be received by the holders of LaPorte common stock, and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of LaPorte, or such class of persons, in connection with the merger transaction whether relative to the merger consideration or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger transaction to the holders of any class of securities, creditors or other constituencies of LaPorte, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion, or (2) the fairness of the transaction to any one class or group of LaPorte’s or any other party’s security holders or other constituents vis-à-vis any other class or group of LaPorte’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the transaction amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger transaction on the solvency or viability of LaPorte or Horizon or the ability of LaPorte or Horizon to pay their respective obligations when they come due.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Raymond James with the LaPorte board of directors at its meeting on March 10, 2016, which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to LaPorte, Horizon or the contemplated merger transaction.

Selected Companies Analysis. Raymond James analyzed the relative valuation multiples of 21 publicly-traded banks and thrifts in the Midwest (Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota and Wisconsin) with assets between $250 million and $750 million, last twelve months (LTM) ROAA greater than 0.50%, tangible common equity to tangible assets (TCE/TA) ratio greater than 8.0% and non-performing assets to total assets (NPAs/assets) ratio less than 4.0% that it deemed relevant, including:

•	First Savings Financial Group, Inc.

•	Mackinac Financial Corporation

•	Heartland BancCorp

•	First Capital, Inc.

•	Westbury Bancorp, Inc.

•	Guaranty Federal Bancshares, Inc.

•	First Clover Leaf Financial Corp.

•	Cortland Bancorp

•	United Bancshares, Inc.

•	IF Bancorp, Inc.

•	United Community Bancorp

•	First Menasha Bancshares, Inc.

•	First BancTrust Corporation

•	Poage Bankshares, Inc.

•	United Bancorp, Inc.

•	Wolverine Bancorp, Inc.

•	First Federal of Northern Michigan Bancorp, Inc.

•	Commercial Bancshares, Inc.

•	Jacksonville Bancorp, Inc.

•	Northeast Indiana Bancorp, Inc.

•	Wells Financial Corp.

Raymond James calculated various financial multiples for each company, including (i) price per share compared to tangible book value (TBV) per share as of December 31, 2015 (or September 30, 2015 when December 31, 2015 data was unavailable), (ii) price per share compared to core tangible book value (CTBV) per share (core tangible book value assumes a normalized TCE/TA ratio of 8.0%) as of December 31, 2015 (or September 30, 2015 when December 31, 2015 data was unavailable) and (iii) price per share compared to earnings per share for the most recent LTM ended December 31, 2015 (or September 30, 2015 when December 31, 2015 data was unavailable). Raymond James reviewed the mean, median, 25th percentile and 75th percentile relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for LaPorte implied by the merger consideration. The results of the selected public companies analysis are summarized below:

	Price / TBV per share	Price / Core TBV per share	Price / LTM EPS
Mean	101%	102%	13.1x
Median	98%	98%	12.0x
25th Percentile	92%	92%	10.7x
75th Percentile	105%	108%	15.2x

Merger Consideration	116%	129%	18.6x

Furthermore, Raymond James applied the mean, median, 25th percentile and 75th percentile relative valuation multiples for each of the metrics to LaPorte’s actual and projected financial results and determined the implied equity price per share of LaPorte common stock and then compared those implied equity values per share to the merger consideration of $16.02 per share. The results of this are summarized below:

	Price / TBV per share	Price / Core TBV per share	Price / LTM EPS
Mean	$13.90	$13.95	$11.24
Median	13.56	13.67	10.29
25th Percentile	12.74	13.21	9.19
75th Percentile	14.43	14.41	13.10

Merger Consideration	$16.02	$16.02	$16.02

Selected Transaction Analysis. Raymond James analyzed publicly available information relating to selected transactions announced since December 31, 2013 involving targets headquartered in the Midwest region with assets between $250 million and $750 million, LTM ROAA greater than 0.0%, TCE/TA ratio greater than 8.0% and an NPAs/assets ratio less than 4.0%. The regional transactions that Raymond James analyzed consisted of targets headquartered in the following Midwest states: Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota and Wisconsin. Raymond James also analyzed publicly available information relating to selected transactions announced since June 30, 2015 involving nationwide targets with assets between $250 million and $750 million, LTM ROAA greater than 0.0%, TCE/TA ratio greater than 8.0% and an NPAs/assets ratio less than 4.0%. Raymond James prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis included:

Regional:

•	Acquisition of Cheviot Financial Corp. by MainSource Financial Group, Inc. (11/24/15)

•	Acquisition of Fox River Valley Bancorp, Inc. by County Bancorp, Inc. (11/20/15)

•	Acquisition of NI Bancshares Corporation by First Midwest Bancorp, Inc. (11/12/15)

•	Acquisition of River Valley Bancorp by German American Bancorp, Inc. (10/26/15)

•	Acquisition of Ameriana Bancorp by First Merchants Corporation (6/29/15)

•	Acquisition of Metropolitan National Bank by Bear State Financial, Inc. (6/22/15)

•	Acquisition of Peoples Bancorp, Inc. by Horizon Bancorp (2/19/15)

•	Acquisition of National Bancshares Corporation by Farmers National Banc Corp. (1/27/15)

•	Acquisition of Southern Bancshares Corp. by Stupp Bros., Inc. (12/22/14)

•	Acquisition of Herget Financial Corp. by First Busey Corporation (9/26/14)

•	Acquisition of NB&T Financial Group, Inc. by Peoples Bancorp Inc. (8/4/14)

•	Acquisition of Founders Financial Corporation by Old National Bancorp (7/28/14)

•	Acquisition of LSB Financial Corp. by Old National Bancorp (6/4/14)

•	Acquisition of Ohio Heritage Bancorp, Inc. by Peoples Bancorp Inc. (4/4/14)

National:

•	Acquisition of Harmony Bank by Lakeland Bancorp, Inc. (2/18/16)

•	Acquisition of Cheviot Financial Corp. by MainSource Financial Group, Inc. (11/24/15)

•	Acquisition of Fox River Valley Bancorp, Inc. by County Bancorp, Inc. (11/20/15)

•	Acquisition of NI Bancshares Corporation by First Midwest Bancorp, Inc. (11/12/15)

•	Acquisition of TFC Holding Company by RBB Bancorp (11/10/15)

•	Acquisition of Floridian Financial Group, Inc. by Seacoast Banking Corporation of Florida (11/3/15)

•	Acquisition of River Valley Bancorp by German American Bancorp, Inc. (10/26/15)

•	Acquisition of Conestoga Bank by Beneficial Bancorp, Inc. (10/22/15)

•	Acquisition of Heritage Bankshares, Inc. by Southern BancShares (N.C.), Inc. (10/21/15)

•	Acquisition of KeyWorth Bank by Renasant Corporation (10/20/15)

•	Acquisition of County Commerce Bank by CVB Financial Corp. (10/14/15)

•	Acquisition of Security California Bancorp by Pacific Premier Bancorp, Inc. (10/1/15)

•	Acquisition of Jacksonville Bancorp, Inc. by Ameris Bancorp (10/1/15)

•	Acquisition of First Capital Bancorp, Inc. by Park Sterling Corporation (10/1/15)

•	Acquisition of Southcoast Financial Corporation by BNC Bancorp (8/14/15)

•	Acquisition of Tradition Bancshares, Inc. by Prosperity Bancshares, Inc. (8/6/15)

•	Acquisition of Pascack Bancorp, Inc. by Lakeland Bancorp, Inc. (8/4/15)

•	Acquisition of Cañon Bank Corporation by Glacier Bancorp, Inc. (7/30/15)

•	Acquisition of Reunion Bank of Florida by National Commerce Corporation (7/7/15)

Raymond James examined valuation multiples of transaction value compared to the target companies’ most recent quarter (MRQ) TBV, MRQ CTBV, LTM Earnings, and MRQ core deposits, where such information was publicly available. Core deposits are defined as total deposits less time deposits of $100,000 or more. Raymond James reviewed the mean, median, 25th percentile and 75th percentile relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for LaPorte implied by the merger consideration. Furthermore, Raymond James applied the mean, median, 25th percentile and 75th percentile relative valuation multiples to LaPorte’s MRQ TBV, MRQ CTBV, LTM earnings and MRQ core deposits to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $16.02 per share, adjusted for the dilutive effect of LaPorte’s options. The results of the selected transactions analysis are summarized below:

Regional:

	Transaction Value / MRQ TBV	Implied Equity Price
		Per Share
Mean	147%	$19.19
Median	147%	19.29
25th Percentile	127%	16.71
75th Percentile	158%	20.56

Merger Consideration	122%	$16.02

	Transaction Value / MRQ Core TBV	Implied Equity Price
		Per Share
Mean	159%	$17.45
Median	157%	17.34
25th Percentile	140%	16.15
75th Percentile	174%	18.49

Merger Consideration	140%	$16.02

	Transaction Value / LTM Earnings	Implied Equity Price
		Per Share
Mean	22.8x	$17.84
Median	22.2x	17.36
25th Percentile	18.2x	14.40
75th Percentile	27.6x	21.39

Merger Consideration	20.6x	$16.02

	Premium to Core Deposits	Implied Equity Price
		Per Share
Mean	6.6%	$17.10
Median	6.0%	16.77
25th Percentile	4.5%	15.89
75th Percentile	8.1%	17.93

Merger Consideration	4.9%	$16.02

National:

	Transaction Value / MRQ TBV	Implied Equity Price
		Per Share
Mean	156%	$20.37

Median	151%	19.71
25th Percentile	136%	17.94
75th Percentile	168%	21.84

Merger Consideration	122%	$16.02

	Transaction Value / MRQ Core TBV	Implied Equity Price
		Per Share
Mean	167%	$18.01
Median	165%	17.88
25th Percentile	149%	16.76
75th Percentile	180%	18.91

Merger Consideration	140%	$16.02

	Transaction Value / LTM Earnings	Implied Equity Price
		Per Share
Mean	19.9x	$15.70
Median	18.2x	14.44
25th Percentile	17.3x	13.77
75th Percentile	22.8x	17.84

Merger Consideration	20.6x	$16.02

	Premium to Core Deposits	Implied Equity Price
		Per Share
Mean	8.2%	$18.00
Median	8.7%	18.26
25th Percentile	5.2%	16.33
75th Percentile	9.4%	18.66

Merger Consideration	4.9%	$16.02

Discounted Cash Flow Analysis. Raymond James analyzed the discounted present value of LaPorte’s projected free cash flows for the quarter ending June 30, 2016 through the year ending December 31, 2020 on a standalone basis. Raymond James used tangible common equity in excess of a target ratio of 8.0% at the end of each projection period for free cash flow.

The discounted cash flow analysis was based on the Projections. Consistent with the periods included in the Projections, Raymond James used calendar year 2020 as the final year for the analysis and applied multiples, ranging from 10.0x to 14.0x, to calendar year 2020 net income in order to derive a range of terminal values for LaPorte in 2020.

The projected unleveraged free cash flows and terminal values were discounted using rates ranging from 11.0% to 15.0%. The resulting range of present equity values was divided by the number of diluted shares outstanding in order to arrive at a range of present values per LaPorte share. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share for LaPorte implied by the merger consideration. The results of the discounted cash flow analysis are summarized below:

Equity Value/ Per Share
Minimum	$13.40
Maximum	16.37

Merger Consideration	$16.02

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of LaPorte.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of LaPorte. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the LaPorte board of directors (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to the holders of LaPorte common stock of the merger consideration to be received by such holders in connection with the proposed merger transaction pursuant to the Merger Agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the LaPorte board in making its determination to approve the merger transaction. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the LaPorte board of directors’ or LaPorte management’s views with respect to the LaPorte, Horizon or the merger transaction. Raymond James provided advice to LaPorte with respect to the proposed transaction. Raymond James did not, however, recommend any specific amount of consideration to the LaPorte board or that any specific merger consideration constituted the only appropriate consideration for the merger transaction. LaPorte placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on March 9, 2016, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of LaPorte since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

LaPorte has agreed to pay Raymond James a fee for advisory services in connection with the merger transaction in an amount equal to 1.4% of the merger consideration at the closing of the transaction. LaPorte has paid Raymond James a retainer fee of $100,000 in connection with its engagement as LaPorte’s financial advisor, which will be credited fully towards any transaction fee due at closing. For services rendered in connection with the delivery of its opinion, LaPorte paid Raymond James $250,000 upon delivery of its opinion, $50,000 of which will be credited towards any transaction fee due at closing. LaPorte has also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement. Except as described above, LaPorte has paid Raymond James no other fees or commissions for other services during the last two years. In the past two years Raymond James has provided certain investment banking services to Horizon and was the financial advisor for Horizon for its merger with KFI. For those services Raymond James received compensation totaling approximately $150,000, plus expenses.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of LaPorte and Horizon for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to LaPorte and/or Horizon or other participants in the merger transaction in the future, for which Raymond James may receive compensation.

Certain Financial Projections Utilized by the LaPorte Board of Directors and LaPorte’s Financial Advisor

LaPorte does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, LaPorte’s management provided its financial advisor, Raymond James, and Horizon with certain nonpublic unaudited prospective financial information regarding LaPorte prepared by LaPorte’s management that was considered by Raymond James for the purpose of preparing its fairness opinion, as described in this proxy statement/prospectus under the heading “– Opinion of LaPorte’s Financial Advisor” beginning on page 52. This nonpublic unaudited prospective financial information was prepared as part of LaPorte’s overall process of analyzing various strategic initiatives, and was not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements, or GAAP. A summary of certain significant elements of this information is set forth below. The information included below does not comprise all of the prospective financial information provided by LaPorte to Raymond James and Horizon.

Although presented with numeric specificity, the financial forecasts reflect numerous estimates and assumptions of LaPorte’s management made at the time they were prepared, and assume execution of various strategic initiatives that LaPorte is no longer pursuing in light of the merger. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, the future interest rate environment and other economic, competitive, regulatory, and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which LaPorte operates, and the risks and uncertainties described under “Risk Factors” beginning on page 20 and “Cautionary Note About Forward-Looking Statements” beginning on page 25, all of which are difficult to predict and many of which are outside the control of LaPorte and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results likely would differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that management could or might have taken during these time periods.

The inclusion in this proxy statement/prospectus of the nonpublic unaudited prospective financial information below should not be regarded as an indication that LaPorte, Horizon, their respective boards of directors, or Raymond James considered, or now consider, these projections and forecasts to be a reliable predictor of future results. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and this information should not be relied on as such. In addition, this information represents LaPorte management’s evaluation at the time it was prepared of certain measures of LaPorte’s expected future financial performance on a stand-alone basis, assuming execution of certain strategic initiatives. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on either Horizon or LaPorte, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed, or not taken in anticipation of the merger.

No assurances can be given that these financial forecasts and the underlying assumptions are reasonable or that, if they had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the financial forecasts may not reflect the manner in which Horizon would operate the LaPorte business after the merger. Horizon and LaPorte do not intend to, and each disclaims any obligation to, make publicly available any update or other revision to this unaudited prospective financial information to reflect circumstances occurring since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The financial forecasts summarized in this section were prepared by and are the responsibility of the management of LaPorte. No independent registered public accounting firm has examined, compiled, or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

Further, the unaudited prospective financial information does not take into account the effect on LaPorte or LaPorte Savings Bank of any possible failure of the merger to occur. None of LaPorte, LaPorte Savings Bank, or Raymond James, or their respective affiliates, officers, directors, advisors, or other representatives has made, makes, or is authorized in the future to make any representation to any stockholder of LaPorte, or other person regarding LaPorte’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by Horizon or LaPorte that it is viewed as material information of LaPorte or LaPorte Savings Bank particularly in light of the inherent risks and uncertainties associated with such projections.

In light of the foregoing, and taking into account that the Special Meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, LaPorte stockholders are cautioned not to place unwarranted reliance on such information.

The following table presents select unaudited prospective financial data of LaPorte for the years ending December 31, 2016 through 2020 prepared by LaPorte’s management and provided to Horizon and Raymond James.

	As of and for the year Ended December 31,
	2016	2017	2018	2019	2020
Total Assets	$550,267	$570,498	$591,670	$613,831	$637,056
Total Loans, net	357,024	370,582	384,885	399,971	415,885
Total Deposits	357,618	373,711	390,528	408,101	426,466
Net Income	4,567	4,852	5,068	5,300	5,573
Earnings Per Share	0.82	0.87	0.91	0.95	1.00

Litigation Related to the Merger

On April 26, 2016, purported LaPorte stockholder Moshe Brodt filed a putative class action and derivative lawsuit on behalf of himself and a putative class of public LaPorte stockholders, as well as on behalf of LaPorte derivatively, in the Superior Court of LaPorte County, Indiana. The lawsuit, which is captioned Brodt v. Brady, et al., Case No. 46D03-1604-PL-0709, names LaPorte as a nominal defendant and alleges state law breach of fiduciary duty claims against the LaPorte board of directors for, among other things, seeking to sell LaPorte through an allegedly defective process, for an unfair price, and on unfair terms. The lawsuit seeks, among other things, to enjoin the consummation of the merger and damages. The complaint alleges that Horizon and LaPorte aided and abetted the LaPorte directors’ breaches of fiduciary duty. Horizon and LaPorte strongly believe that the lawsuit is without merit and intend to vigorously defend against the pending claims.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this document and is incorporated into this document by reference. You should read the Merger Agreement in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Subject to the terms and conditions of the Merger Agreement, at the completion of the merger, LaPorte will merge with and into Horizon, with Horizon as the surviving corporation of such merger. The separate existence of LaPorte will terminate. The shares of Horizon common stock will continue to be listed on the NASDAQ Global Select Market under the symbol “HBNC.” Immediately following the merger, LaPorte Savings Bank will merge with and into Horizon Bank, the wholly-owned national bank subsidiary of Horizon. In addition, immediately following the merger LSB Investments, Inc., a wholly-owned subsidiary of LaPorte Savings Bank (“LSB Inc.”), will merge with and into Horizon Investments, Inc., a wholly-owned subsidiary of Horizon (“HII”), and LSB Real Estate, Inc., a wholly-owned subsidiary of LSB Inc. (“LSB REIT”), will merge with and into Horizon Properties, Inc., a wholly-owned subsidiary of Horizon (“HPI”). Also, prior to the effective time of the merger, LaPorte will use its commercially reasonable best efforts to take all steps necessary to terminate, as of the effective time of the merger, LaPorte’s and its subsidiaries’ participation in the captive insurance program through LSB Risk Management, Inc., a wholly-owned subsidiary of LaPorte.

Under the Merger Agreement, the executive officers and directors of Horizon and Horizon Bank serving at the effective time of the merger will continue to serve as such after the merger is consummated. In addition, upon the consummation of the merger, Michele M. Thompson, LaPorte’s President and Chief Financial Officer and a director of LaPorte, will be appointed to the boards of directors of Horizon and Horizon Bank, effective as of the closing. If the term of the class of directors to which Ms. Thompson is appointed expires less than three years after the effective time of the merger, Horizon and Horizon Bank will cause her to be nominated and recommended for election by Horizon’s shareholders at the next election of directors as long as she continues to be eligible and qualified to serve as a director of Horizon and Horizon Bank.

Merger Consideration

If the merger is completed, each share of LaPorte common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by Horizon) will be converted into the right to receive, at the election of the stockholder, (i) 0.629 shares of Horizon common stock (which we refer to as the “exchange ratio” or the “stock consideration”), or (ii) $17.50 in cash (which we refer to as the “cash consideration,” and together with the stock consideration, the “merger consideration”). The election by a stockholder of the stock consideration and/or cash consideration is subject to limitations and prorations such that the aggregate merger consideration will be paid 65% in Horizon common stock and 35% in cash. If the holders of more than 65% of the outstanding LaPorte shares make valid elections to receive the stock consideration or if the holders of more than 35% of the outstanding LaPorte shares make valid elections to receive the cash consideration, those LaPorte stockholders electing the over-subscribed form of consideration will have the over-subscribed form of consideration proportionately reduced and will receive a portion of their consideration in the other form, despite their election.

No fractional shares of Horizon common stock will be issued in the merger. Instead, Horizon will pay to each holder of LaPorte common stock who otherwise would be entitled to a fractional share of Horizon common stock an amount in cash (without interest) determined by multiplying such fraction by the average per share closing price of a share of Horizon common stock as quoted on the NASDAQ Global Select Market during the fifteen consecutive trading days immediately preceding the second business day prior to the closing of the merger on which such shares were actually traded.

The exchange ratio is subject to adjustment as follows:

•

Anti-Dilution Adjustments. If prior to the effective time of the merger, Horizon changes the number of shares of Horizon common stock outstanding by way of a stock split, stock dividend, or similar transaction, or if Horizon establishes a record date for such a change, the exchange ratio will be adjusted so that the holders of LaPorte common stock receiving the stock consideration in the merger receive at the effective time, in the aggregate, the number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock that they would have received if such change had not occurred.

•	Decrease in Market Price of Horizon Common Stock. LaPorte may terminate the Merger Agreement if, at any time during the five-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) and all other approvals and consents necessary for consummation of the merger have been received (disregarding any waiting period) (the “determination date”), with such termination to be effective on the fifth day following the date LaPorte provides notice to Horizon after such determination date, only if both of the following conditions are satisfied:

•	the average of the daily closing price of Horizon common stock as reported on the NASDAQ Global Select Market for the fifteen consecutive trading days immediately preceding the determination date on which shares of Horizon common stock actually traded is less than $20.58; and

•	the percentage decrease in the stock price of Horizon from Horizon’s closing stock price on the date of the Merger Agreement is more than 15% greater than the percentage decrease in the SNL Small Cap U.S. Bank and Thrift Index during the same period.

If LaPorte elects to exercise its termination right as described above, Horizon may elect to avoid termination of the Merger Agreement by increasing the exchange ratio to the lesser of the amounts determined pursuant to the following formula: (i) a quotient, the numerator of which is equal to the product of the $24.21 (the initial Horizon market value), the exchange ratio (as then in effect), and the average daily closing value of the SNL Small Cap U.S. Bank and Thrift Index for the fifteen consecutive trading days immediately preceding the determination date divided by the closing value of the SNL Small Cap U.S. Bank and Thrift Index on March 9, 2016, minus 0.15, and the denominator of which is equal to Horizon market value on the determination date; or (ii) the quotient determined by dividing $24.21 by the closing price for Horizon’s common stock for the fifteen consecutive trading days immediately preceding the determination date, and multiplying the quotient by the product of the exchange ratio (as then in effect) and 0.85. Since the formula is dependent on the future price of Horizon’s common stock and that of the SNL Small Cap U.S. Bank and Thrift Index, it is not possible to determine at this time if the merger consideration will be adjusted pursuant to the foregoing provisions or what any such adjusted merger consideration would be. However, in general, more shares of Horizon common stock would be issued, to take into account the extent by which the average price of Horizon’s common stock exceeded the decline in the average price of the common stock of the index group.

Stock and Cash Election Procedures

Cash and Stock Elections. An election form and other transmittal materials in the form designated by Horizon and its exchange agent (and reasonably acceptable to LaPorte), will be mailed prior to the closing date on such date as LaPorte and Horizon mutually agree upon to each holder of record of LaPorte common stock as of five business days prior to the election form mailing date. Each election form will permit the LaPorte record stockholder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the cash consideration for all or a portion of such holder’s LaPorte shares (a “cash election”), (ii) elect to receive the stock consideration for all or a portion of such holder’s LaPorte shares (a “stock election”), (iii) elect to receive stock consideration for a portion of such holder’s LaPorte shares and cash consideration for the remaining portion of such holder’s LaPorte shares; (a “mixed election”); or (iv) make no election with respect to the receipt of the cash consideration or stock consideration.

Notwithstanding the foregoing elections, 65% of the LaPorte common stock issued and outstanding immediately prior to the effective time of the merger (the “Stock Conversion Number”) will be converted into the stock consideration, and the remaining shares of LaPorte common stock issued and outstanding immediately prior to the effective time, or 35% of such shares, will be converted into the cash consideration (the “Cash Consideration Number”). LaPorte shares as to which a cash election has been made (including as part of a mixed election) are referred to herein as “Cash Election Shares.” LaPorte shares as to which a stock election has been made (including as part of a mixed election) are referred to herein as “Stock Election Shares.” LaPorte shares as to which no election has been made (or as to which an election form is not properly completed and returned) are referred to herein as

“non-election shares.” The aggregate number of LaPorte shares with respect to which a stock election has been made is referred to herein as the “Stock Election Number.”

Delivery of Election. To be effective, a properly completed election form must be received by the exchange agent on or before 5:00 p.m., Eastern Time, on the date mutually agreed upon by Horizon and LaPorte (which will be at least five business days prior to the closing date and will be publicly announced by Horizon) (the “Election Deadline”). The election deadline will be at least five business days prior to the anticipated closing date and will be publicly announced by Horizon as soon as practicable prior to such date.

The election form must be accompanied by the stock certificates representing the LaPorte common stock to which the election form relates, or by an appropriate guarantee of delivery of such certificates from a member of any registered national securities exchange or a commercial bank or trust company in the United States. Any such guarantee is subject to the condition that the stock certificates are in fact delivered to the exchange agent by the time required in the guarantee of delivery, and failure to deliver the certificates covered by the guarantee within the time set forth in the guarantee will invalidate the election, unless otherwise determined by Horizon in its sole discretion. For LaPorte shares held in book entry form, Horizon will establish procedures for delivery of such shares. If a LaPorte stockholder either (i) does not submit a properly completed election form in a timely fashion, or (ii) revokes the election form prior to the Election Deadline (without later submitting a properly completed election form prior to the Election Deadline), the LaPorte shares held by such stockholder will be designated non-election shares. All election forms will be automatically revoked, and all stock certificates returned, if the exchange agent is notified in writing by Horizon and LaPorte that the Merger Agreement has been terminated. The exchange agent will have reasonable discretion to determine whether any election, revocation, or change has been properly or timely made and to disregard immaterial defects in any election form. Any good faith decision of the exchange agent regarding these matters will be binding. Horizon and the exchange agent are under no obligation to notify any LaPorte stockholder of any defect in an election form.

Allocations of Stock and Cash Consideration. The stock and cash consideration will be allocated among the LaPorte stockholders as described below.

If the Aggregate Stock Consideration Is Oversubscribed. Cash may be paid to LaPorte stockholders who make stock elections if the stock consideration is oversubscribed. If the Stock Election Number exceeds the Stock Conversion Number, then the stock election is oversubscribed. If the stock election is oversubscribed, then:

•	a LaPorte stockholder making a cash election or no election will receive the cash consideration for his or her LaPorte shares; and

•	a LaPorte stockholder making a stock election will receive:

•	the stock consideration for a number of shares of LaPorte common stock equal to the product obtained by multiplying (i) the number of LaPorte shares for which the stockholder has made a stock election, by (ii) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number; and

•	the cash consideration for the remaining LaPorte shares for which the stockholder made a stock election.

If the Aggregate Stock Consideration Is Undersubscribed. Alternatively, Horizon stock may be issued to LaPorte stockholders who make cash elections if the stock consideration is undersubscribed. If the Stock Election Number is less than the Stock Conversion Number, then the stock consideration is undersubscribed. The amount by which the Stock Election Number is less than the Stock Conversion Number is referred to as the “Shortfall Number.” If the stock consideration is undersubscribed, then all LaPorte stockholders making a stock election will receive the stock consideration for all shares of LaPorte common stock as to which they made a stock election. LaPorte stockholders making a cash election or no election will receive the stock consideration for the number of shares of LaPorte common stock equal to the Shortfall Number, with the stock consideration first being allocated to the non-electing LaPorte shares, as described below.

Shortfall Number is Less Than or Equal to Number of Non-Election Shares. If the Shortfall Number is less than or equal to the number of non-election shares, then:

•	a LaPorte stockholder making a stock election will receive the stock consideration for each LaPorte share as to which he or she made a stock election;

•	a LaPorte stockholder making a cash election will receive the cash consideration for each LaPorte share as to which he or she made a cash election; and

•	a LaPorte stockholder who made no election will receive:

•	the stock consideration with respect to the number of LaPorte shares equal to the product obtained by multiplying (i) the number of non-election shares held by the LaPorte stockholder, by (ii) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of non-election shares; and

•	the cash consideration with respect to the remaining non-election shares held by the stockholder.

Shortfall Number Exceeds Number of Non-Election Shares. If the Shortfall Number exceeds the number of non-election shares, then:

•	a LaPorte stockholder making a stock election will receive the stock consideration for each LaPorte share as to which he or she made a stock election;

•	a LaPorte stockholder who made no election will receive the stock consideration for each share of LaPorte common stock held; and

•	a LaPorte stockholder making a cash election will receive:

•	the stock consideration with respect to the number of LaPorte shares equal to the product obtained by multiplying (i) the number of LaPorte shares with respect to which the stockholder made a cash election, by (ii) a fraction, the numerator of which is equal to the amount by which the Shortfall Number exceeds the number of non-election shares and the denominator of which is equal to the total number of cash election shares; and

•	the cash consideration with respect to the remaining LaPorte shares held by the stockholder as to which he or she made a cash election.

Treatment of LaPorte Stock Options and Restricted Stock Awards

The Merger Agreement provides that all options to purchase LaPorte common stock outstanding immediately prior to the Election Deadline, whether or not vested, will be converted into the right to receive from Horizon, at the effective time of the merger, an amount of cash equal to the cash consideration of $17.50 per share, minus the per share exercise price for each share subject to a LaPorte stock option, less applicable tax withholdings. As of the date of this proxy statement/prospectus, there were outstanding vested options to purchase an aggregate of 256,962 shares of LaPorte common stock at a weighted average exercise price of $7.79 per share, and outstanding unvested options to purchase 322,972 shares of LaPorte common stock with a weighted average exercise price of $10.68. Therefore, outstanding options as of the date of this proxy statement/prospectus will be cashed out for approximately $4.7 million (based on the cash consideration of $17.50 per share of LaPorte).

At the effective time of the merger, each award in respect of a share of LaPorte common stock subject to vesting or other lapse restriction granted under a LaPorte equity compensation plan , whether or not vested, that is outstanding immediately prior to the effective time of the merger will fully vest and be cancelled and automatically converted into the right to receive the merger consideration. Horizon will make the payments with respect to these restricted share awards, less applicable tax withholdings, within five business days following the closing date.

Exchange Agent

Horizon’s stock transfer agent, Computershare, Inc., will act as the exchange agent in connection with the merger.

Voting Agreements

As of the record date of the LaPorte Special Meeting, the executive officers and directors of LaPorte owned and were entitled to vote 457,690 shares or approximately 8.2% of the 5,580,115 outstanding shares of LaPorte common stock. In connection with the execution of the Merger Agreement, all of the directors and executive officers of LaPorte and LaPorte Savings Bank executed a voting agreement pursuant to which they agreed to vote all their LaPorte shares in favor of the merger. A copy of that voting agreement is attached as Appendix C to this proxy statement/prospectus.

Treatment of The LaPorte Savings Bank’s 401(k) Plan

The LaPorte Savings Bank 401(k) Plan will be terminated immediately prior to the effective time of the merger. Distributions of participants’ 401(k) Plan account balances will not begin until after a favorable determination letter is received from the IRS with respect to the LaPorte Savings Bank 401(k) Plan’s qualified status at the time of termination, except distributions may be made earlier upon the occurrence of a participant’s retirement, death, disability, or termination of employment. Participants with outstanding plan loans under the LaPorte Savings Bank 401(k) Plan as of the effective time will be permitted to continue repaying such outstanding loans (subject to the terms and conditions of such plan and the related loan procedures) on and after the effective time and until such time as plan termination distributions are paid. At such time as the loans are required to be repaid or will be taxed to the borrower if not repaid, Horizon (as successor-in-interest) will cause loans to be made, outside of any tax-qualified retirement plan, to those LaPorte Savings Bank employees who had loans outstanding under the LaPorte Savings Bank 401(k) Plan as of the loan repayment date, in an amount not to exceed the outstanding loan balance as of such date; provided that, such employee completes any necessary documentation and qualifies for such loan under the applicable loan policies and underwriting standards of Horizon. Each refinancing loan will have a fixed interest rate not to exceed 4% per annum and will have an amortization period not to exceed the remaining term of the plan loan.

In connection with the LaPorte Savings Bank 401(k) Plan, Horizon has agreed to: (i) maintain the LaPorte Savings Bank 401(k) plan employer stock fund (which will be frozen to additional investments after the effective time of the merger) until all assets are distributed from the plan, unless and until Horizon stops offering Horizon stock as an investment option under all of Horizon’s qualified retirement plans; (ii) permit the LaPorte Savings Bank 401(k) Plan participants to self-direct their investments after the plan’s termination date; and (iii) not change any of the investment options under the plan unless required by applicable law.

Before the closing date, Horizon will amend its 401(k) plan to permit LaPorte Savings Bank employees continuing with Horizon to enter the Horizon 401(k) plan as of the closing date, and those employees will be credited with prior years of service with LaPorte Savings Bank for purposes of eligibility and vesting (but not benefit accruals). Horizon will permit LaPorte Savings Bank 401(k) Plan participants who will be continuing employees of Horizon to roll over their account balances into the Horizon 401(k) plan.

Treatment of LaPorte Savings Bank Employee Stock Ownership Plan

No later than 10 days prior to the closing date of the merger, LaPorte will terminate the LaPorte Savings Bank Employee Stock Ownership Plan (“LaPorte Savings Bank ESOP”), effective as of the closing date. LaPorte also will amend the LaPorte Savings Bank ESOP to: (i) freeze participation under the plan and to provide that no distributions will be made until after the IRS issues a favorable determination letter that the plan termination does not adversely affect the LaPorte Savings Bank ESOP’s qualification for favorable income tax treatment under the Code. However, distributions may be made earlier upon the occurrence of a participant’s retirement, death, disability, or termination of employment, or any other event, other than the plan termination, that requires a distribution from the plan; and (ii) provide that the excess of the proceeds from the sale of shares of LaPorte common stock held in the plan’s unallocated suspense account over the unpaid principal and accrued interest of the LaPorte Savings Bank ESOP loan attributable to the shares held in the suspense account will (after repayment of the note) be allocated to the accounts of the ESOP’s participants according to each participant’s proportionate ESOP account balance as of the day before the plan termination date.

Except as provided in the Merger Agreement or except to the extent Horizon ceases offering Horizon stock as an investment option under all qualified plans maintained by Horizon, Horizon will not dispose of the Horizon common stock received by the LaPorte Savings Bank ESOP. LaPorte will file, or cause to be filed, with the IRS an application for a favorable determination letter upon termination of the LaPorte Savings Bank ESOP.

LaPorte will direct the trustee of the LaPorte Savings Bank ESOP to cause the unpaid principal balance and accrued interest of the LaPorte Savings Bank ESOP loan balance under the LaPorte Savings Bank ESOP plan to be repaid to Horizon, as successor in interest to LaPorte, as of the closing date. Repayment of the LaPorte Savings Bank ESOP loan balance will be made by transferring to Horizon the sum of (i) cash received by the LaPorte

Savings Bank ESOP for the shares held in the suspense account equal to 35% of the LaPorte Savings Bank ESOP loan balance, and (ii) a number of shares of Horizon common stock equal to 65% of the LaPorte Savings Bank ESOP loan balance divided by the fair market value of Horizon common stock as of the closing date. As of May 16, 2016, the outstanding ESOP loan balance was $2,992,177.

LaPorte will make contributions to the LaPorte Savings Bank ESOP prior to the effective time of the merger consistent with the terms of the plan and past practices.

Exchange and Payment Procedures

At and after the effective time of the merger, each certificate or book-entry account statement evidencing shares of LaPorte common stock (other than shares held by Horizon) will represent only the right to receive the merger consideration in accordance with the terms of the Merger Agreement. Horizon will provide the exchange agent with the irrevocable authorization to issue a sufficient number of shares of Horizon common stock to be used to issue the aggregate stock consideration to LaPorte stockholders and deposit with the exchange agent sufficient cash to pay the aggregate cash consideration payable to LaPorte stockholders. No later than five business days after the effective time of the merger, the exchange agent will mail a letter of transmittal to each holder of LaPorte common stock who did not surrender, or who improperly surrendered, his or her old LaPorte stock certificates or book-entry statements, which will include detailed instructions on how such holder may exchange such holder’s LaPorte’s stock certificates or book-entry statements for the merger consideration.

Horizon will cause a book-entry account statement representing the number of whole shares of Horizon common stock that each holder of LaPorte common stock has the right to receive and/or a check in the aggregate amount of $17.50 per share plus any cash that such holder has the right to receive in lieu of a fractional share of Horizon common stock to be delivered to such stockholder as soon as reasonably practicable after delivery to Horizon of the old certificates or book-entry statements representing such shares of LaPorte common stock and a properly completed letter of transmittal, and any other documents required by the Merger Agreement or reasonably requested by Horizon or the exchange agent. No interest will be paid on any merger consideration that any such holder shall be entitled to receive.

No dividends or other distributions on Horizon common stock with a record date occurring after the effective time of the merger will be paid to the holder of any unsurrendered old certificate or book-entry statement representing shares of LaPorte common stock converted into the right to receive the merger consideration until the holder surrenders such old certificate or book-entry statement in accordance with the Merger Agreement.

The stock transfer books of LaPorte will be closed immediately prior to the effective time of the merger, and after the effective time, there will be no transfers on the stock transfer records of LaPorte of any shares of LaPorte common stock. Horizon will be entitled to rely on LaPorte’s stock transfer books to establish the identity of those persons entitled to receive merger consideration. In the event of a dispute with respect to ownership of stock represented by any old certificate or book-entry statement of LaPorte common stock, then Horizon will be entitled to deposit any merger consideration represented by the old certificate in escrow with an independent third party selected by Horizon. If any old certificate or book-entry statement is lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such old certificate or book-entry statement to be lost, stolen, or destroyed and, if required by Horizon, the posting by such person of a bond or other indemnity as Horizon may reasonably direct as indemnity against any claim that may be made with respect to the old certificate or book-entry statement, Horizon will issue the merger consideration in exchange for such lost, stolen, or destroyed certificate or book-entry statement. All shares of LaPorte common stock owned by Horizon will be cancelled and will cease to exist, and no stock of Horizon or other consideration will be exchanged for such stock.

If outstanding certificates or book-entry statements for LaPorte shares are not surrendered or the payment for the certificates or book-entry statements is not claimed prior to the date the merger consideration would otherwise escheat to the appropriate governmental entity, the unclaimed merger consideration will, to the extent permitted by law, become the property of Horizon free and clear of all claims of any person who may previously have been entitled to such consideration. Any former LaPorte stockholder who has not complied with these exchange procedures will only be able to look to Horizon for payment of the merger consideration or any dividends or distributions payable on Horizon stock. Neither the exchange agent, Horizon, nor LaPorte will have any liability to a LaPorte stockholder for any escheat of the merger consideration under applicable law.

Dividends and Distributions

Until LaPorte common stock certificates or book-entry statements are surrendered for exchange, any dividends or other distributions declared after the effective time of the merger with respect to Horizon common shares into which shares of LaPorte common stock may have been converted will accrue but will not be paid. When such certificates or book-entry statements have been duly surrendered, Horizon will pay any unpaid dividends or other distributions, without interest. After the effective time of the merger, there will be no transfers on the stock transfer books of LaPorte of any shares of LaPorte common stock. When certificates or book-entry statements representing shares of LaPorte common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of LaPorte, on the one hand, and Horizon, on the other hand, to each other, as to, among other things, the following:

•	the corporate organization and existence of each party and their subsidiaries;

•	the authority of each party to enter into the Merger Agreement, perform its obligations under the Merger Agreement, and make it valid and binding;

•	the fact that the Merger Agreement does not conflict with or violate:

•	the articles of incorporation and bylaws of each party;

•	applicable law; and

•	agreements, instruments, or obligations of each party;

•	the capitalization of LaPorte and Horizon;

•	each party’s compliance with applicable law;

•	the accuracy of statements made and materials provided by each party;

•	the absence of undisclosed obligations or liabilities;

•	financial statements and reports;

•	the adequacy of its loan loss reserves;

•	the filing and accuracy of tax returns;

•	litigation and pending proceedings;

•	each party’s deposit insurance;

•	SEC filings;

•	Community Reinvestment Act;

•	no reason for any delays in regulatory approvals;

•	compliance with bank secrecy and anti-money laundering laws and regulations;

•	each party’s books and records;

•	compliance with environmental laws;

•	each party’s internal controls;

•	information security, including compliance with data protection and privacy laws and regulations; and

•	employee benefit plans.

In addition, the Merger Agreement contains representations and warranties of LaPorte to Horizon as to:

•	material contracts;

•	the status of its loans and investments and the provisions for loan losses;

•	indebtedness;

•	labor and employment matters including compliance with applicable labor and employment laws;

•	obligations to employees;

•	absence of certain events occurring since September 30, 2015;

•	insider transactions;

•	indemnification agreements;

•	stockholder approval;

•	title to its assets;

•	intellectual property;

•	agreements with regulatory agencies;

•	no stockholder rights plan;

•	insurance;

•	broker’s, finder’s, and other fees;

•	fiduciary accounts; and

•	receipt of a fairness opinion from LaPorte’s financial advisor.

Finally, the Merger Agreement contains representations and warranties of Horizon to LaPorte as to:

•	no approval of Horizon’s shareholders is required in connection with the merger;

•	the transactions contemplated by the Merger Agreement are not subject to antitakeover provisions under Indiana law;

•	absence of certain events occurring since December 31, 2015; and

•	Horizon Bank’s status as “well-capitalized” under the federal banking regulations.

No representations and warranties of the parties will survive the consummation of the merger. Additionally, the parties qualified many of the representations and warranties contained in the Merger Agreement with exceptions set forth in disclosure schedules that were separately delivered by each party to the other party to the Merger Agreement.

Conduct of Business Prior to Completion of the Merger

Under the Merger Agreement, LaPorte and Horizon have agreed to certain restrictions on their activities until the merger is completed or terminated. In general, until the effective time of the merger:

•	LaPorte is required to conduct its business diligently, substantially in the manner as it is presently being conducted, and in the ordinary course of business;

•	LaPorte and Horizon are each required to use commercially reasonable efforts to preserve its business organization intact in all material respects, keep available the services of the present officers and employees and preserve its present relationships with material customers and persons with whom it has business dealings;

•	LaPorte is required to use commercially reasonable efforts to maintain all of the material properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted;

•	LaPorte and Horizon are each required to maintain its books, records, and accounts in the usual, regular, and ordinary manner, on a basis consistent with past practice and in compliance in all material respects with all statutes, laws, rules, and regulations applicable to them and to the conduct of its business; and

•	LaPorte and Horizon are each required to not knowingly do or fail to do anything that will cause a breach of, or default in, any material contract, agreement, commitment, obligation, understanding, arrangement, lease, or license to which it is a party or by which it is or may be subject or bound.

The following is a summary of the more significant restrictions imposed upon LaPorte, subject to the exceptions set forth in the Merger Agreement. Specifically, without the prior consent of Horizon, LaPorte, LaPorte Savings Bank, and LaPorte’s other subsidiaries may not:

•	make any change in the capitalization or the number of issued and outstanding shares of LaPorte or its subsidiaries, or redeem any of its outstanding shares of common stock;

•	authorize a class of stock or issue or grant any warrant, option, right, or other agreement relating to its stock or any convertible securities, or authorize the issuance of securities other than or in addition to its issued and outstanding common stock as of the date of the Merger Agreement (other than pursuant to the exercise of any stock options outstanding as of the date of the Merger Agreement);

•	distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its stockholders, provided that each of LaPorte’s subsidiaries may pay cash dividends to LaPorte or LaPorte Savings Bank in the ordinary course of business for payment of LaPorte’s or LaPorte Savings Bank’s reasonable and necessary business and operating expenses and expenses of the merger and LaPorte may pay its normal quarterly cash dividend of $0.04 per share to its stockholders which shall not be increased in per share amount; and provided that, at Horizon’s request and except as prohibited by law or by any bank regulatory agency, following the receipt of LaPorte stockholder approval and of all regulatory approvals, LaPorte Savings Bank may pay dividends to LaPorte; and provided further that, no dividend may be paid for the quarter in which the merger is scheduled to be consummated or actually consummated if during such period LaPorte’s stockholders will become entitled to receive dividends on their shares of Horizon common stock received in the merger;

•	purchase or otherwise acquire any investment security for their own account that exceeds $2,000,000 individually, except as consistent with past practice;

•	except as already committed in writing, cancel, release, or compromise any indebtedness in excess of $100,000 owing;

•	amend the articles of incorporation and bylaws of LaPorte or the similar organizational documents of any of its subsidiaries;

•

except for binding commitments in effect as of the date of the Merger Agreement, make, renew, or otherwise modify any loan or commitment to lend money, or issue any letter of credit to any person if the loan is an existing credit on the books of LaPorte or any subsidiary and classified as “Special Mention,” “Substandard,” “Doubtful,” or “Loss” in an amount in excess of $500,000; or, in the case of LaPorte Savings Bank, make, purchase, renew, modify, or amend or extend the maturity of any commercial loan in excess of $1,250,000 (provided LaPorte Savings Bank may renew, modify, amend, or extend the maturity of existing performing commercial loans (which are not classified or non-accrual) with existing principal balances of $1,500,000 or less), any mortgage loan with a loan to value in excess of 80% (unless private mortgage insurance is obtained) or any other mortgage loan in excess of $417,000 (unless the mortgage loan can be sold in the secondary market, and excluding any purchase from a borrower under a warehouse agreement of a mortgage loan originated under such agreement in an amount less than $1,300,000) , any consumer loan in excess of $75,000, any home equity loan or line of credit in excess of $100,000, any loan participation, any agreement to purchase mortgage loans from a third-party originator, or any warehouse agreement with an existing or new borrower, including amendments to the loans that may be originated and funded under an existing warehouse agreement;

•	except as contemplated by the Merger Agreement, waive, release, grant, or transfer any material rights of value, or enter into, amend, or terminate any contract, agreement, lease, commitment, understanding, arrangement, or transaction, or incur any liability or obligation requiring payments by LaPorte or any of its subsidiaries that exceed $100,000, whether individually or in the aggregate or that contain any financial commitment extending after March 10, 2017;

•	open or close any branch or ATM, or make an application for the foregoing, except as contemplated by any bank regulatory application filed in connection with the merger;

•	except as already committed in writing as of the date of the Merger Agreement and other than expenditures necessary to maintain its existing assets in good repair, make any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate; or

•	knowingly take or fail to take any action that would or would be likely to prevent, impede, or delay the merger from qualifying as a tax-free reorganization under the Code.

Covenants

In addition to the restrictions noted above, LaPorte and Horizon have agreed to take other actions, such as:

•	in the case of LaPorte, to submit the Merger Agreement to its stockholders at a meeting to be called and held as soon as reasonably practicable following the effectiveness of the registration statement;

•	in the case of LaPorte and Horizon, to cooperate fully and use commercially reasonable efforts to procure all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law that are necessary for consummation of the merger;

•	in the case of LaPorte and Horizon, to ensure that any materials or information provided by either LaPorte or Horizon to the other for use in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading;

•	in the case of LaPorte, to use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents;

•	in the case of LaPorte, to maintain insurance on its assets, properties, and operations, fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as were insured by LaPorte as of the date of the Merger Agreement;

•	in the case of LaPorte, to maintain blanket bond insurance coverage relating to or resulting from any breach of fidelity by any third-party mortgage broker compensated by LaPorte or any of its subsidiaries in connection with the origination of any mortgage loan, with such policy to have a single loss coverage limit of no less than $5,000,000 and a deductible of no more than $1,000,000, and cause each borrower who originates a mortgage loan with an advance under a warehouse agreement to maintain in full force an insurance policy covering against loss or damage relating to or resulting from any breach of fidelity by such borrower, or any officer, director, employee or agent of such borrower, any loss or destruction of documents, fraud, theft, misappropriation and errors and omissions, which policy shall name LaPorte as a loss payee, and which shall provide coverage in an amount of at least $275,000, and which shall have a deductible that does not exceed $25,000;

•

in the case of LaPorte, to continue to accrue reserves for employee benefits and merger related expenses, and to consult and cooperate in good faith with Horizon on (i) conforming the loan and accounting policies and practices of LaPorte to those policies and practices of Horizon for financial accounting and/or income tax reporting purposes; and (ii) determining the amount and timing for recognizing LaPorte’s expenses of the merger;

•	in the case of LaPorte, to cease and cause to be terminated any existing solicitations, discussions, or negotiations with other parties that have made or intend to make an acquisition proposal, except as permitted by the Merger Agreement;

•	to coordinate with each other prior to issuing any press releases;

•	in the case of LaPorte and Horizon, to supplement, amend, and update the disclosure schedules to the Merger Agreement as necessary;

•	in the case of LaPorte and Horizon, to give the other party’s representatives and agents, including investment bankers, attorneys, or accountants, upon reasonable notice, access during normal business hours throughout the period prior to the effective time of the merger to the other party’s properties, facilities, operations, books, and records;

•	in the case of LaPorte, to deliver updated financial statements;

•	in the case of LaPorte, to cooperate with an environmental consulting firm designated by Horizon in the conduct by such firm of a phase I environmental investigation on all real property owned or leased by LaPorte or its subsidiaries as of the date of the Merger Agreement, and any real property acquired or leased by LaPorte or its subsidiaries after the date of the Merger Agreement;

•	in the case of LaPorte, to deliver any reports, notices or proxy statements sent to any governmental authority, and any orders issued by any governmental authority, to the other party when available;

•	in the case of LaPorte and Horizon, until the effective time of the merger, except with the written consent of the other party, which consent will not be unreasonably withheld, LaPorte and Horizon each will, and will cause each of their subsidiaries to, use commercially reasonable efforts to preserve intact their business organizations and assets and maintain their rights and franchises, and will not voluntarily take any action that would: (i) adversely affect the ability of the parties to obtain the regulatory approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect the parties’ abilities to perform their covenants under the Merger Agreement in any material respect; or (iii) result in the parties’ representations and warranties not being true and correct (subject to the standards set forth in the Merger Agreement) or in any of the conditions to the consummation of the merger not being satisfied;

•	in the case of LaPorte, not to create any employment contract, agreement, or understanding with or employment rights for any of the officers or employees of LaPorte or its subsidiaries, or prohibit or restrict Horizon from changing, amending, or terminating any employee benefits provided to its employees from time to time;

•	in the case of LaPorte, to take such actions as necessary to terminate the LaPorte Savings Bank 401(k) Plan as soon as practicable after the execution of the Merger Agreement, to file an application with the IRS for a favorable determination letter as to such plan’s qualified status upon its termination, and to thereafter distribute or otherwise transfer the account balances of participants in accordance with the applicable plan termination provisions;

•	in the case of LaPorte, to take all actions necessary to terminate, as of the effective time of the merger, all of LaPorte’s and its subsidiaries’ group insurance policies, if instructed by Horizon, and if Horizon determines to continue any such policy or other welfare benefit plan or cafeteria plan after the effective time, to take all actions necessary to assign any LaPorte group insurance policies to Horizon as of the effective time of the merger and to provide Horizon with all necessary financial, enrollment, eligibility, contractual, and other information related to LaPorte’s welfare benefit and cafeteria plans to assist Horizon in the administration of such plans after the effective time of the merger;

•	in the case of LaPorte, following receipt of LaPorte stockholder approval and all regulatory approvals for the merger, to use, and cause each of its subsidiaries to use, its reasonable best efforts to take the necessary actions to terminate LaPorte’s and its subsidiaries’ participation in the LSB Risk Management, Inc. captive insurance program, and to effectuate the mergers of LSB Inc. into HII and LSB REIT into HPI;

•	in the case of LaPorte, prior to the effective time of the merger, to take, or cause LaPorte Savings Bank to take, all action necessary to terminate The LaPorte Savings Bank Split Dollar Agreements with each of Michele M. Thompson and Daniel P. Carroll;

•	in the case of LaPorte, to pay out all amounts payable upon a change in control pursuant to the employment agreements between LaPorte Savings Bank and (i) Lee A. Brady dated February 26, 2008, as amended, and (ii) Michele M. Thompson dated February 26, 2008, as amended, provided that, if required, these agreements will be amended prior to the effective time of the merger to provide that no payment will be made under these agreements or under any other arrangement that would constitute an “excess parachute payment” under Section 280G of the Code, and to the extent any payment would constitute an “excess parachute payment” a reduction of the payment so that the payment would no longer be considered an “excess parachute payment,” and each executive enters into mutual termination of employment agreements and noncompetition agreements;

•	in the case of LaPorte, at the earlier of five days prior to the effective time of the merger or after receipt of LaPorte stockholder approval and all regulatory approvals, to conform its mortgage warehouse operations to Horizon’s standards; after the receipt of stockholder approval and all regulatory approvals, to immediately give notice to each mortgage warehouse customer offering construction loans terminating such product type (with exceptions); at the earlier of five days prior to the effective time of the merger or after receipt of LaPorte stockholder approval and all regulatory approvals, to immediately give notice to each mortgage warehouse customer to discontinue future purchases of correspondent mortgage loans, and give notice to each participant in a mortgage warehouse loan arrangement with LaPorte Savings Bank that the arrangement will be terminated as of the effective time of the merger;

•	in the case of LaPorte, no later than 10 days prior to the closing date, and subject to review and approval by Horizon, to terminate the LaPorte Savings Bank ESOP effective as of the closing date, to amend the LaPorte Savings Bank ESOP to freeze participation under the plan and to prohibit distributions of accrued benefits after the plan’s termination date until the IRS issues a favorable determination letter as to the plan’s qualification for favorable tax treatment under the Code (except for distributions permitted under the terms of the plan upon the occurrence of certain events), and to amend the LaPorte Savings Bank ESOP to provide that the excess of the proceeds from the sale of shares of LaPorte common stock held in the plan’s unallocated suspense account over the unpaid principal and accrued interest of the note attributable to the suspense shares shall (after repayment of the note) be allocated to the accounts of the plan participants on a pro rata basis; and LaPorte will file an application with the IRS for the favorable determination letter regarding the LaPorte Savings Bank ESOP referenced above;

•	in the case of Horizon, to amend the Horizon Employee Stock Ownership Plan (“Horizon ESOP”) to permit continuing LaPorte employees to enter the Horizon ESOP as of the effective time of the merger (continuing employees will be credited with prior years of service with LaPorte for eligibility and vesting purposes, but not for benefit accruals);

•	in the case of LaPorte, to use its reasonable best efforts to cause LaPorte and Horizon to receive confirmation, in a form satisfactory to LaPorte and Horizon, from an accounting firm to the effect that as a result, directly or indirectly, of the transactions contemplated by the Merger Agreement (including any termination of employment relating to the Merger Agreement and occurring prior to, at or following the effective time of the merger), LaPorte, its subsidiaries, and their successors will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual,” as such terms are defined in Section 280G of the Code;

•	in the case of Horizon, to file all applications and notices to obtain the necessary regulatory approvals for the transactions contemplated by the Merger Agreement;

•	in the case of LaPorte and Horizon, to prepare this proxy statement/prospectus and, in the case of Horizon, file a registration statement with the SEC covering the shares of Horizon common stock to be issued to LaPorte stockholders pursuant to the Merger Agreement;

•	in the case of Horizon, to make available to the officers and employees of LaPorte who continue as employees after the effective time, substantially the same employee benefits as are generally available to Horizon employees, and to provide credit for prior service with LaPorte and its subsidiaries for purposes of eligibility and vesting under Horizon’s employee benefit plans;

•	in the case of Horizon, to provide severance benefits to certain employees of LaPorte Savings Bank as of the effective time of the merger;

•	in the case of Horizon, to assume those certain Supplemental Executive Retirement Agreements with Lee A. Brady, Michele M. Thompson, Patrick W. Collins, Bruce Fisher, and Russ Klosinski, as well as assume the Deferred Compensation Agreement with Lee A. Brady, and to continue to make the payments thereunder in accordance with the terms of those agreements;

•	in the case of Horizon, maintain a directors’ and officers’ liability insurance policy for six years after the effective time of the merger to cover the present officers and directors of LaPorte and its subsidiaries with respect to claims against such directors and officers arising from facts or events that occurred before the effective time, and continue for six years after the effective time the indemnification and exculpation rights of the present and former officers and directors of LaPorte and its subsidiaries against all losses, expenses, claims, damages, or liabilities arising out of or pertaining to matters existing or occurring on or prior to the effective time to the same extent then permitted under applicable law or the articles of incorporation or bylaws of LaPorte or its subsidiaries;

•	in the case of Horizon, to appoint Michele M. Thompson to Horizon’s and Horizon Bank’s boards of directors;

•	in the case of Horizon, to add, as of the effective time of the merger, two representatives to Horizon’s LaPorte County advisory board from the LaPorte or LaPorte Savings Bank boards of directors and/or from the communities served by LaPorte Savings Bank as mutually agreed upon by Horizon and LaPorte;

•	in the case of Horizon, to, at all times until the merger consideration has been paid in full, reserve a sufficient number of shares of Horizon common stock to fulfill its obligations under the Merger Agreement;

•	in the case of Horizon, to take all necessary or appropriate steps to cause the transactions contemplated under the Merger Agreement and any other dispositions of equity securities of LaPorte or acquisitions of equity securities of Horizon in connection with the transactions under the Merger Agreement to be exempt under Rule 16b-3(d) of the Securities Exchange Act of 1934; and

•	in the case of Horizon, for a period of five years after the effective time of the merger, to cause Horizon Bank to donate $50,000 annually to nonprofit organizations and/or community schools in the markets served by LaPorte Savings Bank.

The Merger Agreement also contains certain additional covenants relating to employee benefits and other matters pertaining to officers and directors. See “The Merger Agreement – Employee Benefits and Payments” beginning on page 80 and “Interests of Certain Directors and Officers of LaPorte in the Merger” beginning on page 85.

Acquisition Proposals by Third Parties

In the Merger Agreement, LaPorte agreed to immediately cease and cause to be terminated any existing solicitations, discussions, or negotiations with other persons or entities that had made, or indicated an intention to make, a proposal to acquire LaPorte. In addition, until the merger is completed or the Merger Agreement is terminated, LaPorte has agreed that it, and its officers, directors, and representatives, and those of its subsidiaries, will not:

•	solicit, initiate, or knowingly encourage or facilitate, any inquiries to acquire LaPorte; or

•	initiate, participate in, or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate regarding an offer or proposal to acquire LaPorte.

LaPorte may furnish, however, information regarding LaPorte to, or enter into and engage in discussion with, any person or entity in response to a bona fide unsolicited proposal by the person or entity relating to an acquisition proposal if:

•	LaPorte’s board of directors (after consultation with its financial advisors and outside legal counsel) determines in good faith that such proposal may be or could be more favorable to LaPorte’s stockholders from a financial point of view and its other constituencies than the merger, and the failure to consider such proposal would reasonably likely result in a breach of the fiduciary duties of LaPorte’s board of directors; and

•	LaPorte provides any information to Horizon that it intends to provide to such third party, and only after having used its reasonable best efforts to enter into a confidentiality agreement with such third party, which, among other things, will not provide such third party with any exclusive right to negotiate with LaPorte.

Additionally, LaPorte will not fail to make, withdraw, or modify its recommendation LaPorte stockholders to approve the Merger Agreement or enter into any letter of intent or acquisition agreement constituting or related to any acquisition agreement, unless:

•	LaPorte provides written notice to Horizon that it is prepared to change or withhold its recommendation to LaPorte’s stockholders in response to a superior proposal, and provides Horizon with the most current version of any proposed written agreement or letter of intent relating to the superior proposal, and Horizon fails, within five business days of such notice, to make a proposal that would, in the reasonable good faith judgment of the LaPorte board of directors (after consultation with financial advisors and outside legal counsel), cause the offer that previously constituted a superior proposal to no longer constitute a superior proposal.

For purposes of the Merger Agreement, the term “superior proposal” means any acquisition proposal relating to LaPorte, LaPorte Savings Bank, or any of their subsidiaries, or to which LaPorte, LaPorte Savings Bank, or their subsidiaries may become a party, that the LaPorte board of directors determines in good faith (after having received the advice of its financial advisors) to be (i) more favorable to the stockholders of LaPorte from a financial point of view and its other constituencies than the merger (taking into account all the terms and conditions of the proposal and the Merger Agreement, including the $3,764,000 termination fee) and (ii) reasonably capable of being completed without undue delay.

Conditions to the Merger

The obligation of Horizon and LaPorte to consummate the merger is subject to the satisfaction, on or before the completion of the merger, of a number of conditions, which under the terms of the Merger Agreement cannot be waived, including:

•	The Merger Agreement must receive the approval of LaPorte’s stockholders.

•	Horizon must have registered with the SEC the shares of Horizon common stock to be issued to LaPorte’s stockholders in the merger, and all state securities and blue sky approvals, authorizations, and exemptions required to offer and sell such shares must have been received, the registration statement of which this proxy statement/prospectus is a part, must have been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement can have been issued or threatened.

•	All regulatory approvals required to consummate the transactions contemplated by the Merger Agreement must have been obtained and remain in full force and effect, all statutory waiting periods applicable to those approvals must have expired, and none of those approvals must contain any conditions, restrictions, or requirements that would either (i) have a material adverse effect on Horizon, or (ii) reduce the benefits of the merger to such a degree that Horizon would not have entered into the Merger Agreement had such conditions, restrictions, or requirements been known.

•	The shares of Horizon common stock to be issued to LaPorte’s stockholders must have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

•	None of Horizon, LaPorte, or any of their subsidiaries are subject to any statute, rule, regulation, injunction, order, or decree which prohibits, prevents, or makes illegal the completion of the merger.

The obligation of Horizon and LaPorte to consummate the merger also is subject to the satisfaction or waiver, on or before the completion of the merger, of the following conditions:

•	LaPorte and Horizon must have performed, in all material respects, all of their covenants and agreements as required by the Merger Agreement at or prior to the effective time of the merger.

•	The boards of directors of Horizon and LaPorte must have received an opinion from Barnes & Thornburg LLP, dated as of the closing date, that the merger constitutes a tax free “reorganization” for purposes of Section 368 of the Code.

•	Each of Horizon and LaPorte must have received from the other at the closing of the merger all the items, documents, consents, and other closing deliveries, in form and content reasonably satisfactory to the recipient, required by the Merger Agreement.

The obligation of Horizon to consummate the merger also is subject to the satisfaction or waiver of other conditions, including:

•	The representations and warranties of LaPorte relating to capitalization, interim events that have or are reasonably likely to have a material adverse effect on LaPorte, and a change in the conduct of LaPorte’s business since September 30, 2015 (in each case, after giving effect to the matters set forth in LaPorte’s disclosure schedules to the Merger Agreement) must be true, accurate, and correct (other than, in the case of the capitalization representation, such failures to be true, accurate, and correct as are de minimis) in each case as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date as though made on the closing date.

•	The representations and warranties of LaPorte relating to organization and authority, corporate power and authority, the Merger Agreement or merger conflicting with LaPorte’s or its subsidiaries’ articles of incorporation or bylaws or conflicting with applicable law, the existence of options, warrants, convertible securities, and other rights relating to LaPorte’s or its subsidiaries’ capital stock, financial statements and reports, broker’s, finder’s, or other fees, and Raymond James’ fairness opinion (in each case, after giving effect to the matters set forth in LaPorte’s disclosure schedules) must be true, accurate, and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date as though made on the closing date.

•	All the other representations and warranties of LaPorte (without giving effect to any qualification as to materiality or material adverse effect set forth in such representations or warranties but, in each case, after giving effect to the matters set forth in LaPorte’s disclosure schedules) must be true, accurate, and correct in all respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date as though made on closing date; provided that, for these purposes, the representations and warranties will be deemed to be true, accurate, and correct unless the failure or failures of the representations and warranties to be true, accurate, and correct, either individually or in the aggregate, and without giving effect to any materiality or material adverse effect qualifications in the representations or warranties, has had or would reasonably be expected to have a material adverse effect on LaPorte.

•	LaPorte Savings Bank shall have provided notice of termination to Jack Henry & Associates, Inc. with respect to that certain Master Software License Maintenance and Services Agreement dated February 28, 2008, as amended, between LaPorte Savings Bank and Jack Henry & Associates, Inc.;

•	As of the end of the month prior to the effective time of the merger, LaPorte’s consolidated stockholders’ equity, as defined in the Merger Agreement and subject to the exceptions listed in the Merger Agreement, shall not be less than $84,400,000; and

•	LaPorte shall have obtained all required third party consents under material contracts or agreements.

The obligation of LaPorte to consummate the merger also is subject to the satisfaction or waiver of other conditions, including:

•	The representations and warranties of Horizon relating to capitalization and interim events since December 31, 2015 that have or are reasonably likely to have a material adverse effect on Horizon (in each case, after giving effect to the matters set forth in Horizon’s disclosure schedules to the Merger Agreement) must be true, accurate, and correct (other than, in the case of the capitalization representation, such failures to be true, accurate, and correct as are de minimis) in each case as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date as though made on the closing date.

•	The representations and warranties of Horizon relating to organization and authority, corporate power and authority, the Merger Agreement or merger conflicting with Horizon’s or its subsidiaries’ articles of incorporation or bylaws or conflicting with applicable law, and financial statements and reports (in each case, after giving effect to the matters set forth in Horizon’s disclosure schedules) must be true, accurate, and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date as though made on the closing date.

•	All the other representations and warranties of Horizon (without giving effect to any qualification as to materiality or material adverse effect set forth in such representations or warranties but, in each case, after giving effect to the matters set forth in Horizon’s disclosure schedules) must be true, accurate, and correct in all respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date as though made on closing date; provided that, for these purposes, the representations and warranties will be deemed to be true, accurate, and correct unless the failure or failures of the representations and warranties to be true, accurate, and correct, either individually or in the aggregate, and without giving effect to any materiality or material adverse effect qualifications in the representations or warranties, has had or would reasonably be expected to have a material adverse effect on Horizon.

For purposes of the Merger Agreement, the term “material adverse effect” means any effect that is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value, or business of LaPorte and its subsidiaries, on a consolidated basis, or Horizon and its subsidiaries, on a consolidated basis, or that would materially impair the ability of LaPorte or Horizon to perform its obligations under the Merger Agreement or otherwise materially threaten or impede the consummation of the merger and the other transactions contemplated by the Merger Agreement. However, a “material adverse effect” does not include the impact of:

•	changes in banking and similar laws of general applicability to banks or their holding companies or interpretations of such laws by courts or governmental authorities;

•	changes in U.S. generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally;

•	effects of any action or omission taken by LaPorte or Horizon with the prior written consent of the other party or at the direction of the other party;

•	the expenses incurred by LaPorte and LaPorte Savings Bank or Horizon and Horizon Bank in negotiating, documenting, effecting, and consummating the transactions contemplated by the Merger Agreement;

•	the announcement of the Merger Agreement and the transactions contemplated by the Merger Agreement, and compliance with the Merger Agreement on the business, financial condition, or results of operations of LaPorte and its subsidiaries or Horizon and its subsidiaries;

•	any changes in general economic or capital market conditions affecting banks and their holding companies generally, including changes in interest rates; and

•	changes in national or international political or social conditions including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the U.S. or any of its territories, possessions, offices, or military installations, unless it uniquely affects either or both of the parties or their subsidiaries, taken as a whole.

Expenses

Except as otherwise provided in the Merger Agreement, LaPorte and Horizon will be responsible for their respective expenses incidental to the merger.

Employee Benefits and Payments

The Merger Agreement requires Horizon to make available to the officers and employees of LaPorte and its subsidiaries who continue as employees of Horizon or any subsidiary substantially the same employee benefits as are generally available to all Horizon employees. Those officers and employees also will receive credit for prior service with LaPorte and its subsidiaries for purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Horizon and its subsidiaries. If a LaPorte benefit plan is terminated at or prior to the effective time of the merger, continuing employees will become eligible to participate in Horizon’s similar employee benefit plans as of the effective time of the merger. Additionally, if a LaPorte benefit plan is terminated after the effective time of the merger, continuing employees will be eligible to participate in Horizon’s similar benefit plans on the date of such plan termination. Horizon will: (i) waive waiting period and preexisting condition provisions for continuing employees under health and dental plans; and (ii) give continuing employees credit under such plans for any deductibles and coinsurance payments. With respect to vacation and paid time off, continuing employees will be subject to the terms and conditions of Horizon’s vacation and paid time off policies in place for similarly situated employees of Horizon, with credit given for all prior years of service with LaPorte and its subsidiaries for the purposes of determining vacation pay eligibility and the amount of vacation pay.

Other than with respect to Lee A. Brady, Michele M. Thompson, Patrick W. Collins, and two other officers who are covered by change in control arrangements, employees of LaPorte Savings Bank who are still employed by LaPorte Savings Bank at the effective time of the merger and who will not continue as employees of Horizon, or who continue with Horizon but are terminated other than for cause within 12 months after the effective time, will be entitled to severance pay equal to one week’s pay at their base rate for each full year of continuous service with LaPorte Savings Bank, subject to a minimum of four weeks and a maximum of 26 weeks. Also, those terminated employees will be entitled to continuation coverage under group health plans as required by COBRA and to professional career counseling services.

Prior to the effective time, LaPorte will, or cause LaPorte Savings Bank to, take all action necessary to terminate in accordance with the terms and conditions thereof and without resulting liability to Horizon or any of its affiliates, The LaPorte Savings Bank Split Dollar Agreements with each of Michele M. Thompson and Daniel P. Carroll.

Horizon also will assume those certain Supplemental Executive Retirement Agreements with Lee A. Brady, Michele M. Thompson, Patrick W. Collins, Bruce Fisher, and Russ Klosinski, as well as the Deferred Compensation Agreement with Lee A. Brady, and make the payments thereunder in accordance with the terms of those agreements.

Additionally, certain executives and directors of LaPorte will receive certain payments and benefits in connection with the merger, which are described in the section captioned “Interests of Certain Directors and Officers of LaPorte in the Merger” beginning on page 85.

Termination

Subject to conditions and circumstances described in the Merger Agreement, either Horizon or LaPorte may terminate the Merger Agreement if, among other things, any of the following occur:

•	LaPorte’s stockholders do not approve the Merger Agreement at the Special Meeting;

•	any governmental authority has issued an order, decree, judgment or injunction that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the merger, and such order has become final and non-appealable, or if any consent or approval of a governmental authority whose consent or approval is required to consummate the merger has been denied, or any application, filing, or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable governmental authority; provided that, the right to terminate the Merger Agreement under these provisions will not be available to a party whose failure to fulfill any of its obligations (excluding warranties and representations) under the Merger Agreement has been the cause of any event described in this paragraph;

•	the merger has not been consummated by February 28, 2017 (provided the terminating party did not cause the failure of the merger to be consummated by that date); or

•	the respective boards of directors of Horizon and LaPorte mutually agree to terminate the Merger Agreement.

Additionally, Horizon may terminate the Merger Agreement at any time prior to the effective time of the merger if any of the following occur:

•	any event has occurred that is not capable of being cured prior to or on February 28, 2017 and would result in a condition to Horizon’s obligations to consummate the merger not being satisfied (as long as Horizon is not then in material breach of any of its representations, warranties, or covenants);

•	LaPorte breaches or fails to perform any of its representations, warranties, or covenants contained in the Merger Agreement and that breach or failure to perform would give rise to the failure of a closing condition to the merger, and such condition is not capable of being cured prior to or on February 28, 2017, or has not been cured by LaPorte within 20 business days after LaPorte’s receipt of written notice of such breach from Horizon (as long as Horizon is not then in material breach of any of its representations, warranties, or covenants);

•	any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has, individually or in the aggregate, a material adverse effect on LaPorte;

•	LaPorte’s board of directors has failed to include its recommendation to approve the merger in the proxy statement/prospectus related to the Special Meeting;

•	LaPorte’s board of directors, after receiving an acquisition proposal from a third party, has withdrawn, modified, or changed its approval or recommendation of the Merger Agreement and approved or recommended an acquisition proposal with a third party;

•	LaPorte has entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any acquisition proposal; or

•	a quorum could not be convened at the Special Meeting or at a reconvened meeting held at any time prior to or on February 28, 2017.

LaPorte may terminate the Merger Agreement at any time prior to the effective time of the merger if any of the following occur:

•	any event shall have occurred that is not capable of being cured prior to or on February 28, 2017 and would result in a condition to LaPorte’s obligations to consummate the merger not being satisfied (as long as LaPorte is not then in material breach of any of its representations, warranties, or covenants);

•	Horizon breaches or fails to perform any of its representations, warranties, or covenants contained in the Merger Agreement and that breach or failure to perform would give rise to the failure of a closing condition to the merger, and such condition is not capable of being cured prior to or on February 28, 2017, or has not been cured by Horizon within 20 business days after Horizon’s receipt of written notice of such breach from LaPorte (as long as LaPorte is not then in material breach of any of its representations, warranties, or covenants);

•	any event, change, condition, circumstance, or state of facts, or aggregation of events, changes, conditions, circumstance, or state of facts, that has, individually or in the aggregate, a material adverse effect on Horizon; or

•	at any time during the five-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) and all other approvals and consents necessary for the consummation of the merger have been received (disregarding any waiting period) (the “determination date”), with such termination to be effective on the fifth business day following the date LaPorte provides notice to Horizon after the determination date if both of the following conditions are satisfied:

•	the average of the daily closing price of Horizon common stock as reported on the NASDAQ Global Select Market for the 15 consecutive trading days immediately preceding the determination date on which shares of Horizon common stock actually traded (the “Horizon Market Value”) is less than $20.58; and

•	the decline in Horizon’s share price is more than 15% greater than a corresponding price decline in the SNL Small Cap U.S. Bank and Thrift Index.

If LaPorte elects to exercise its termination right as described above, Horizon may elect to avoid termination of the Merger Agreement by increasing the exchange ratio to the lesser of the amounts determined pursuant to the following formula: (i) a quotient, the numerator of which is equal to the product of the $24.21 (the initial market value), the exchange ratio (as then in effect), and the average daily closing value of the SNL Small Cap U.S. Bank and Thrift Index for the 15 consecutive trading days immediately preceding the determination date divided by the closing value of the SNL Small Cap U.S. Bank and Thrift Index on the determination date, minus 0.15, and the denominator of which is equal to the Horizon Market Value on the determination date; or (ii) the quotient determined by dividing $24.21 by the closing price for Horizon’s common stock for the 15 consecutive trading days immediately preceding the determination date, and multiplying the quotient by the product of the exchange ratio (as then in effect) and 0.85. Since the formula is dependent on the future price of Horizon’s common stock and that of the SNL Small Cap U.S. Bank and Thrift Index, it is not possible presently to determine what the adjusted merger consideration would be at this time, but, in general, more shares of Horizon common stock would be issued, to take into account the extent by which the average price of Horizon’s common stock exceeded the decline in the average price of the common stock of the index group.

Under certain circumstances described in the Merger Agreement, a $3,764,000 termination fee may be payable by LaPorte to Horizon if the Merger Agreement is terminated and the merger is not consummated. See “– Termination Fee” directly below.

Termination Fee

LaPorte shall pay Horizon a $3,764,000 termination fee if the Merger Agreement is terminated for any of the following reasons:

•

if Horizon terminates the Merger Agreement because (i) LaPorte’s board of directors fails to include its recommendation to approve the merger in the proxy statement/prospectus delivered to stockholders; (ii) LaPorte’s board of directors has withdrawn, modified, or changed its approval or recommendation of the Merger Agreement; (iii) LaPorte’s board of directors approves or publicly recommends an acquisition proposal with a third party; or (iv) LaPorte has entered into or publicly announced an intention to enter into another acquisition proposal;

•	if, after the occurrence of a third party acquisition proposal, either party terminates the Merger Agreement because it is not approved by the requisite vote of the stockholders of LaPorte at the Special Meeting or by Horizon because a quorum could not be convened at LaPorte’s stockholder meeting called to approve the merger and, prior to the date that is 12 months after such termination LaPorte or any of its subsidiaries enters into any acquisition agreement with a third party or an acquisition proposal is consummated;

•	if either party terminates the Merger Agreement because the consummation of the merger has not occurred by February 28, 2017, and (i) prior to the date of such termination an acquisition proposal was made by a third party, and (ii) prior to the date that is 12 months after such termination, LaPorte or any of its subsidiaries enters into any acquisition agreement or any acquisition proposal is consummated; or

•	if Horizon terminates the Merger Agreement, after the occurrence of a third party acquisition proposal, because LaPorte breaches or fails to perform any of its representations, warranties, or covenants contained in the Merger Agreement and that breach or failure to perform would give rise to the failure of a closing condition to the merger, and such condition is not capable of being cured prior to or on February 28, 2017, or has not been cured by LaPorte within 20 business days after LaPorte’s receipt of written notice of such breach from Horizon, and prior to the date that is 12 months after such termination, LaPorte or any of its subsidiaries enters into any acquisition agreement or any acquisition proposal is consummated.

Management and Operations After the Merger

Horizon’s officers and directors serving at the effective time of the merger shall continue to serve as Horizon’s officers and directors until such time as their successors have been duly elected and qualified or until their earlier resignation, death, or removal from office; provided that, Horizon and Horizon Bank will take all appropriate action so that, as of the effective time of the merger and in accordance with Horizon’s bylaws and the bylaws of Horizon Bank, Michele M. Thompson will be appointed to the boards of directors of Horizon and Horizon Bank. If the term of the class of directors to which Ms. Thompson is appointed expires less than three years after the effective time of the merger, Horizon and Horizon Bank will cause her to be nominated and recommended for election by Horizon’s shareholders at the next election of directors as long as she continues to be eligible and qualified to serve as a director of Horizon and Horizon Bank. Horizon’s Articles of Incorporation and Bylaws in existence as of the effective time of the merger shall remain Horizon’s Articles of Incorporation and Bylaws following the effective time, until such Articles of Incorporation and Bylaws are further amended as provided by applicable law.

Environmental Inspections

Under the Merger Agreement, if requested by Horizon, LaPorte will cooperate with an environmental consulting firm designated by Horizon in connection with the conduct, at any time after the date of the Merger Agreement, by the consultant of phase I environmental site assessments and any other investigation reasonably requested by Horizon on all real property (except single family, non-agricultural residential property of one acre or less) owned or leased by LaPorte or any of its subsidiaries as of the date of the Merger Agreement or acquired thereafter, including OREO, to the extent not prohibited by any lease governing LaPorte Savings Bank’s lease of any property. Horizon will furnish copies of any reports of the consultant that it receives with respect to any LaPorte property, promptly upon Horizon’s receipt of such reports. Horizon will be responsible for the costs of the phase I assessments, and Horizon and LaPorte will each bear 50% of the costs of any additional environmental investigation or testing as determined to be advisable or recommended by the consultant as a result of an actual or suspected “Recognized Environmental Condition” (as such term is defined by the American Society for Testing Materials).

Effective Time of the Merger

The merger will become effective on the day and at the time specified in the articles of merger of Horizon and LaPorte as filed with the Indiana Secretary of State and the Maryland Department of Assessments and Taxation.

Unless otherwise mutually agreed to by the parties, the effective time of the merger will occur on the first day of the month after the fulfillment of all conditions precedent to the merger and the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the merger.

Regulatory Approvals for the Merger

Under the terms of the Merger Agreement, the merger cannot be completed until Horizon receives necessary regulatory approvals or waivers. The merger of Horizon and LaPorte requires the approval of the Federal Reserve Board, and the merger of Horizon Bank and LaPorte Savings Bank requires the approval of the OCC.

Horizon previously received confirmation from the Federal Reserve Board that no formal application was required to be submitted to the Federal Reserve Board for the transactions contemplated by the Merger Agreement, but instead, Horizon could submit a waiver request. Horizon filed the waiver request with the Federal Reserve Board on May 18, 2016 and the waiver request was approved by the Federal Reserve Board on May 27, 2016. On April 19, 2016, Horizon Bank filed the required application with the OCC to obtain approval of the merger of LaPorte Savings Bank into Horizon Bank. Horizon expects to receive the OCC approval in June 2016.

Although we believe that we will be able to obtain these regulatory approvals or waivers, there can be no assurance that all requisite approvals or waivers will be obtained or that they will be obtained within the time period we anticipate.

Accounting Treatment of the Merger

Horizon will account for the merger under the acquisition method of accounting in accordance with GAAP. Using the acquisition method of accounting, the assets (including identified intangible assets) and liabilities of LaPorte will be recorded by Horizon at their respective fair values at the time of the completion of the merger. The excess of Horizon’s purchase price over the net fair value of the tangible and identified intangible assets acquired over liabilities assumed will be recorded as goodwill.

NASDAQ Global Select Market Listing

Horizon’s common stock is listed on the NASDAQ Global Select Market under the symbol “HBNC.” The shares to be issued to the LaPorte stockholders in the merger will be eligible for trading on the NASDAQ Global Select Market.

INTERESTS OF CERTAIN DIRECTORS AND OFFICERS OF LAPORTE IN THE MERGER

When LaPorte’s stockholders are considering the recommendation of the LaPorte board of directors in connection with the Merger Agreement proposal, you should be aware that some of the employees and directors of LaPorte and LaPorte Savings Bank have interests that are in addition to, or different from, the interests of LaPorte’s stockholders generally, which are described below. Horizon’s and LaPorte’s boards of directors were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated by the Merger Agreement. Except as described below, to the knowledge of LaPorte, the officers and directors of LaPorte do not have any material interest in the merger apart from their interests as stockholders of LaPorte.

Treatment of Stock Options

The Merger Agreement provides that all options to purchase LaPorte common stock outstanding immediately prior to the election deadline, whether or not vested, will be converted into the right to receive from Horizon, at the effective time of the merger, an amount of cash equal to the cash consideration of $17.50 per share, minus the per share exercise price for each share subject to a LaPorte stock option, less applicable tax withholdings. The following table sets forth the number of options on LaPorte common stock held by each of the executive officers and directors of LaPorte and LaPorte Savings Bank as of May 27, 2016 (the latest practicable date prior to the date of this document) and the cash-out value of the stock options as determined under the terms of the Merger Agreement:

Name	Number of Stock Options (#)	Cash-Out Value ($)
Lee A. Brady	106,202	893,546
Michele M. Thompson	83,772	698,652
Patrick W. Collins	45,377	377,810
Paul G. Fenker	22,433	191,136
Ralph F. Howes	15,725	116,974
Mark A. Krentz	22,433	191,136
L. Charles Lukmann, III	15,725	116,974
Jerry L. Mayes	22,433	191,136
Dale A. Parkison	22,433	191,136
Robert P. Rose	15,725	116,974

Treatment of Restricted Stock

The Merger Agreement provides that at the effective time of the merger, each award in respect of a share of LaPorte common stock subject to vesting or other lapse restriction granted under a LaPorte equity compensation plan, whether or not vested, that is outstanding immediately prior to the effective time of the merger will fully vest and be cancelled and automatically converted into the right to receive the merger consideration. The holders of these restricted shares will be eligible to elect either the cash consideration, the stock consideration, or both pursuant to a mixed election in respect of those shares, subject to proration and certain adjustments as set forth in the Merger Agreement. Horizon will make the payments with respect to these restricted share awards, less applicable tax withholdings, within five business days following the closing date. The following table sets forth the number of shares of restricted stock held by each of the executive officers and directors of LaPorte and LaPorte Savings Bank as of May 27, 2016 (the latest practicable date prior to the date of this document) and their value based on the cash consideration of $17.50 per share:

Name	Number of Restricted Shares (#)	Value of Restricted Shares ($)
Lee A. Brady	45,859	802,533
Michele M. Thompson	40,087	701,523
Patrick W. Collins	19,552	342,160
Paul G. Fenker	8,874	155,295
Ralph F. Howes	8,874	155,295
Mark A. Krentz	8,874	155,295
L. Charles Lukmann, III	8,874	155,295
Jerry L. Mayes	8,874	155,295
Dale A. Parkison	8,874	155,295
Robert P. Rose	8,874	155,295

Payments Under Agreements With Lee A. Brady, Michele M. Thompson and Patrick W. Collins

LaPorte Savings Bank previously entered into employment agreements with its named executive officers, Lee A. Brady, Chief Executive Officer of LaPorte and LaPorte Savings Bank, Michele M. Thompson, President and Chief Financial Officer of LaPorte and LaPorte Savings Bank, and Patrick W. Collins, Senior Vice President of LaPorte Savings Bank. The employment agreements with Mr. Brady and Ms. Thompson provide for severance benefits in the event of a termination of employment by LaPorte Savings Bank without cause or a resignation by the executive for good reason within 18 months following a change in control (which we refer to as a “qualifying termination”).

The employment agreements with Mr. Brady and Ms. Thompson provide that, in the event of a qualifying termination, the executive officer would be entitled to:

•	a lump sum cash payment equal to: (1) three times the sum of (i) the highest rate of base salary paid to the executive at any time and (ii) the highest bonus paid to the executive with respect to the three completed fiscal years prior to the termination of employment, plus (2) a lump sum equal to the present value of the contributions that would have reasonably been expected to be made on the executive’s behalf under LaPorte Savings Bank’s defined contribution plans if the executive had continued working for an additional 36 months after the termination of employment; and

•	continuation of life, medical and non-taxable medical and dental insurance coverage for 36 months following the qualifying termination.

The employment agreement with Mr. Collins does not provide for a specified severance payment in connection with a termination of employment upon or following a change in control.

In connection with the Merger Agreement, LaPorte, LaPorte Savings Bank, Horizon and Horizon Bank entered into a Mutual Termination of Employment Agreement with each of Mr. Brady, Ms. Thompson and Mr. Collins, which quantify and settle the benefits owed to the executives under their employment agreements. Under these agreements Mr. Brady and Ms. Thompson will each be entitled to a lump-sum cash payment of $1,097,739 and $913,329, respectively. The payments will be made at the effective time of the merger in full satisfaction of the obligations to them under their employment agreements; provided the executive executes a general release of claims. Each mutual termination of employment agreement provides that the cash payments made at closing under the agreement (or, in the case of Ms. Thompson, under her supplemental executive retirement plan) will be limited so that the payments with respect to each executive do not result in an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. The payment to be made to Mr. Collins is described in the paragraph below.

Non-Competition, Non-Solicitation and Non-Disclosure Agreements with Horizon and Horizon Bank

In addition to entering into a mutual termination of employment agreement, each of Mr. Brady, Ms. Thompson and Mr. Collins entered into a Non-Competition, Non-Solicitation and Non-Disclosure Agreement with Horizon and Horizon Bank that will be effective as of the effective time of the merger. Under these agreements, the executives agree (1) not to engage in certain competitive activities with respect to Horizon and Horizon Bank (in LaPorte and Porter counties in the case of Mr. Brady and Ms. Thompson and in the United States in the case of Mr. Collins), (2) not to solicit or provide services to customers of LaPorte Savings Bank, (3) not to solicit for employment employees of LaPorte Savings Bank, and (4) not to disclose confidential information. The restrictions contained in the agreements expire 36 months following the effective time of the merger for Mr. Brady, 24 months following the effective time of the merger of Ms. Thompson and, for Mr. Collins, the non-competition restrictions expire six months following the effective time of the merger and the non-solicitation restrictions expire 12 months following the effective time of the merger, except Mr. Collins may solicit former employees and customers of LaPorte Savings Bank who are not retained by Horizon beginning six months following the effective time of the merger. The requirement to not disclose confidential information remains in effect at all times following the effective time of the merger. Mr. Brady and Ms. Thompson did not receive additional compensation for entering into these agreements. Mr. Collins will be entitled to a lump-sum cash payment of $350,000, with such payment to be made at the effective time of the merger, in exchange for entering into a Non-Competition, Non-Solicitation and Non-Disclosure Agreement and a Mutual Termination of Employment Agreement.

Assumption of Supplemental Executive Retirement Agreements with Lee A. Brady, Michele M. Thompson and Patrick W. Collins

LaPorte Savings Bank entered into a Supplemental Executive Retirement Agreement with each of Mr. Brady, Ms. Thompson and Mr. Collins. Under the agreements, if the executive’s employment is terminated on or after the executive’s normal retirement age (65) for reasons other than death, for cause, or a change in control, the executive will be entitled to an annual benefit equal to 2% of the executive’s base salary multiplied by the number of years of service (not to exceed 20 years or, in the case of Mr. Collins, 15 years) of the executive. In the case of Ms. Thompson, in the event of a change in control followed by her termination of employment within 24 months thereafter, she will receive the projected accrued balance under the plan, calculated as if she attained her normal retirement age. A similar provision does not apply to Mr. Brady since he has already attained his normal retirement age under the agreement. Upon completion of the merger, Horizon will assume the Supplemental Executive Retirement Agreements. Pursuant to the terms of the agreements, the amount of the benefit to be paid to Ms. Thompson and Mr. Collins will be paid in the form of a lump sum within 60 days following the executive’s date of termination (or six months following the executive’s date of termination if required by Section 409A of the Internal Revenue Code), and in the case of Ms. Thompson, the amount of the benefit will be limited so that the payments do not result in an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Mr. Brady’s normal retirement benefit will be paid over a 15-year period.

Assumption of Deferred Compensation Agreement with Lee A. Brady

LaPorte Savings Bank entered into a deferred compensation agreement with Mr. Brady. In accordance with the terms of the deferred compensation agreement, if Mr. Brady is continuously employed by LaPorte Savings Bank through his 65th birthday, upon his retirement, Mr. Brady will generally be entitled to receive compensation of $200 per month for a continuous period of 120 months. If Mr. Brady dies after the payments have begun, but before receiving 120 monthly payments, the remaining payments shall be paid to Mr. Brady’s widow for the shorter of his widow’s lifetime or until the date of the 120th monthly payment. Upon completion of the merger, Horizon will assume the deferred compensation agreement.

Michele M. Thompson Becoming a Director of Horizon and Horizon Bank

Michele M. Thompson, President and Chief Financial Officer, and a director of LaPorte and LaPorte Savings Bank, will be appointed to the boards of directors of both Horizon and Horizon Bank effective as of the closing of the merger. With respect to Ms. Thompson’s service on the Horizon board of directors, her term will expire at the 2017 annual meeting of Horizon’s shareholders. As a result, Horizon and Horizon Bank will cause her to be nominated and recommended for election by Horizon’s shareholders at the 2017 annual meeting of Horizon’s shareholders as long as she continues to be eligible and qualified to serve as a director of Horizon and Horizon Bank.

LaPorte County Advisory Board

Horizon has agreed to add, as of the effective time of the merger, two representatives to Horizon’s LaPorte County Advisory Board from the LaPorte or LaPorte Savings Bank boards of directors and/or from the communities served by LaPorte Savings Bank as mutually agreed upon by Horizon and LaPorte. Each of such persons will be entitled to receive compensation from Horizon for their services on such board in accordance with the fee schedule for such services that is applicable from time to time for similar services by other members of Horizon’s and Horizon Bank’s boards.

Indemnification and Insurance of Directors and Officers

Horizon has agreed that all rights to indemnification and exculpation from liabilities arising out of or pertaining to matters existing or occurring on or prior to the effective time of the merger in favor of the present and former officers and directors of LaPorte and LaPorte Savings Bank as provided under the articles of incorporation or bylaws of LaPorte or LaPorte Savings Bank, or permitted under applicable law, shall survive the merger and continue for a period of six years after the effective time of the merger.

In addition, Horizon has agreed to maintain a directors’ and officers’ liability insurance policy for six years after the effective time of the merger to cover the present officers and directors of LaPorte and LaPorte Savings Bank with respect to claims against such directors and officers arising from facts or events that occurred before the effective time of the merger; provided that, Horizon is not obligated to pay each year more than 150% of LaPorte’s annual premiums for such coverage.

Employee Stock Ownership Plan

The LaPorte Savings Bank ESOP is a tax-qualified plan that covers substantially all of the employees of LaPorte Savings Bank who have at least one year of service and have attained age 21. The ESOP received a share acquisition loan from LaPorte, the proceeds of which were used to acquire shares of LaPorte common stock for the benefit of plan participants. The ESOP has pledged the shares acquired with the loan as collateral for the loan and holds them in a suspense account, releasing them to participants’ accounts as the loan is repaid, using contributions received from LaPorte Savings Bank. As of the effective time of the merger, the ESOP will be terminated and all allocated shares of common stock held by the ESOP will be converted into the merger consideration. LaPorte will direct the trustee of the ESOP to cause the unpaid principal balance and accrued interest of the ESOP loan balance to be repaid to Horizon, as successor in interest to LaPorte, as of the closing date. Repayment of the ESOP loan balance will be made by transferring to Horizon the sum of (i) cash received by the ESOP for the shares held in the suspense account equal to 35% of the ESOP loan balance, and (ii) a number of shares of Horizon common stock equal to 65% of the ESOP loan balance divided by the fair market value of Horizon common stock as of the closing date. Any unallocated shares remaining in the suspense account (after the repayment of the outstanding share acquisition loan) will be allocated to the plan participants.

As a result of the foregoing, LaPorte’s executive officers, as well as other employees who participate in the LaPorte Savings Bank ESOP, would receive a benefit in connection with the ESOP’s termination to the extent that the stock price of LaPorte common stock multiplied by the number of shares held in the suspense account exceeds the outstanding loan used to acquire those shares.

Merger-Related Executive Compensation for LaPorte’ s Named Executive Officers

The following table sets forth the estimated potential severance benefits to LaPorte’s named executive officers on termination of employment in connection with a change in control and assumes a change in control occurs on July 1, 2016. This table does not include the value of benefits that the named executive officers are vested in without regard to the occurrence of a change in control:

Executive	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)	Tax Reimbursements ($)	Other ($)	Total ($)
Lee A. Brady	917,666	720,207	—	—	—	—	1,637,873
Michele M. Thompson	913,329	616,587	212,506	—	—	—	1,742,422
Patrick W. Collins	350,000	328,882	—	—	—	—	678,882

(1)	In connection with the merger agreement, each of the named executive officers entered into a mutual termination of employment agreement which quantifies and settles the benefits owed to the executives under their employment agreements. Under these agreements, the named executive officers are entitled to the lump-sum cash payment set forth in the table. The payments will be made at the effective time of the merger in full satisfaction of the obligations to them under their employment agreements; provided the executive executes a general release of claims. Each mutual termination of employment agreement provides that the cash payments made at closing under the agreement (or, in the case of Ms. Thompson, under her supplemental executive retirement plan) will be limited so that the payments with respect to each executive do not result in an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Accordingly, the cash severance payable to Mr. Brady reflects an estimated reduction of $180,073 and the value of Ms. Thompson’s supplemental executive retirement plan benefit reflects an estimated reduction of $780,778, so that the payments with respect to each executive do not result in an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. The cash severance payable to Mr. Brady, Ms. Thompson and Mr. Collins under the mutual termination of employment agreements is considered a “single trigger” benefit, since it is payable upon a change in control of LaPorte and provided the executive executes a general release of claims.
(2)	All unvested equity-based awards held by LaPorte’s named executive officers will become vested at the effective time of the merger. Restricted stock awards will be settled for the merger consideration and stock options will be cashed out at a price equal to the option payment amount ($17.50) less the option exercise price multiplied by the number of options held. Set forth below are the values of each type of equity-based award outstanding as of the date hereof that would become vested upon the effective time. The value of the stock options is based on a price per share of LaPorte common stock of $17.50, and the value of the restricted stock awards is based on $15.27, which is the average closing market price of LaPorte common stock over the first five business days following the first public announcement of the merger. Messrs. Brady and Collins and Ms. Thompson hold 10,142, 4,177, and 7,756 unvested stock options, respectively, with an exercise price $6.44, and 44,400, 19,600 and 36,000 unvested stock options, respectively, with an exercise price of $11.50. Messrs. Brady and Collins and Ms. Thompson hold 22,373, 10,811 and 20,616 unvested shares of restricted stock, respectively.

Name	Non-Vested Stock Options ($)	Non-Vested Restricted Stock ($)
Lee A. Brady	378,571	341,636
Michele M. Thompson	301,781	314,806
Patrick W. Collins	163,798	165,084

(3)	This amount represents the estimated payment under the Supplemental Executive Retirement Plan for Ms. Thompson, and the amount will be reduced, as needed, to ensure that the payments to Ms. Thompson do not result in an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. In the case of Ms. Thompson, in the event of a change in control followed by her termination of employment within 24 months thereafter, she will receive the projected accrued balance under the plan, calculated as if she attained her normal retirement age. Neither Messrs. Brady nor Collins will accrue any additional benefit under their Supplement Executive Retirement Plan in connection with the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General. The following is a summary of the material anticipated United States federal income tax consequences generally applicable to a U.S. Holder (as defined below) of LaPorte common stock with respect to the exchange of LaPorte common stock for Horizon common stock pursuant to the merger. This discussion assumes that U.S. Holders hold their LaPorte common stock as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and Treasury Regulations, each as in effect as of the date of this proxy statement/prospectus. All of the foregoing is subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. As a result, no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the income tax consequences applicable to participants in the LaPorte Savings Bank 401(k) plan or with respect to employee benefits generally, nor the laws of any state, local, foreign, or other taxing jurisdiction, nor does it address any aspect of income tax that may be applicable to non-U.S. Holders of LaPorte common stock. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of LaPorte common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Code, such as holders of LaPorte common stock that are partnerships or other pass-through entities (and persons holding their LaPorte common stock through a partnership or other pass-through entity), persons who acquired shares of LaPorte common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark to market method of accounting, insurance companies, persons having a “functional currency” other than the U.S. dollar and persons holding their LaPorte common stock as part of a straddle, hedging, constructive sale, or conversion transaction.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of LaPorte common stock that is for United States federal income tax purposes:

•	a United States citizen or resident alien;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; and

•	an estate, the income of which is subject to United Sates federal income taxation regardless of its source.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds LaPorte common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Horizon and LaPorte intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. The obligations of Horizon and LaPorte to consummate the merger are conditioned upon the receipt of an opinion from Barnes & Thornburg LLP, counsel to Horizon, to the effect that the merger will for federal income tax purposes qualify as a reorganization based upon the assumptions, representations, warranties, and covenants made by Horizon and LaPorte, including those contained in the Merger Agreement. This opinion also will provide that the merger will qualify as a statutory merger under Indiana state law. If any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts existing at the effective time of the merger, the tax consequences of the merger could be adversely affected. The determination by tax advisors as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code will depend upon the facts and law existing at the effective time of the proposed merger unless tax counsel determines that such determination may be made as of the last business day before the Merger Agreement becomes a binding contract in accordance with Treasury Regulation Section 1.368-1(e).

Horizon and LaPorte have not requested and do not intend to request any ruling from the Internal Revenue Service. Accordingly, each LaPorte stockholder is urged to consult his, her, or its own tax advisors as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

Pursuant to the Merger Agreement, Horizon and LaPorte may exercise their right to terminate the merger if Barnes & Thornburg LLP is unable to render the tax opinion at closing. If the market price of the Horizon common stock as of the effective time declines relative to the market price of LaPorte common stock to the extent that the value of the Horizon common stock received by the LaPorte stockholders in the merger is less than 40% of the fair market value of the total consideration received in the merger by LaPorte’s stockholders for their shares of LaPorte common stock upon the merger, then Horizon and LaPorte will not be obligated to consummate the merger pursuant to the Merger Agreement because Barnes & Thornburg LLP would be unable to render its favorable tax opinion on the merger.

The material United States federal income tax consequences of the merger to the U.S. Holders are described below.

Exchange of LaPorte Common Stock Solely for Horizon Common Stock. A stockholder of LaPorte who receives solely Horizon common stock in exchange for his, her, or its shares of LaPorte common stock in the merger will not recognize any gain or loss upon such exchange, except to the extent that cash is received in lieu of a fractional share of LaPorte common stock, as discussed below. Section 354 of the Code. The aggregate adjusted tax basis of the shares of Horizon common stock received in such exchange will be equal to the aggregate adjusted tax basis of the shares surrendered therefor, and the holding period of the Horizon common stock will include the holding period of the shares of LaPorte common stock surrendered therefor provided that the LaPorte common stock was held as a capital asset as of the effective date of the merger. Sections 358 and 1223(l) of the Code.

Exchange of LaPorte Common Stock for Horizon Common Stock and Cash. As a result of receiving a combination of Horizon common stock and cash in exchange for shares of LaPorte common stock, a U.S. Holder will recognize gain, but not loss, equal to the lesser of (1) the amount of cash received, or (2) the amount of gain “realized” in the merger. The amount of gain a U.S. Holder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of the Horizon common stock received, exceeds (b) the U.S. Holders’ aggregate adjusted tax basis in the LaPorte common stock surrendered in the merger. Any recognized loss disallowed will be included in the adjusted basis of the Horizon common stock received in the merger, as discussed below. Any recognized gain will be taxed as a capital gain or a dividend, as described below. The aggregate adjusted tax basis of the shares of Horizon common stock received in the merger will be the same as the aggregate adjusted tax basis of the shares of LaPorte common stock surrendered in the merger decreased by the amount of cash received in the merger and increased by (i) the gain recognized in the merger, if any, and (ii) the recognized loss disallowed in the merger, if any. The holding period for shares of Horizon common stock received by such U.S. Holder will include such U.S. Holder’s holding period for the LaPorte common stock surrendered in exchange for the Horizon common stock, provided that such shares of LaPorte common stock were held as capital assets of the U.S. Holder at the effective time of the merger. If a U.S. Holder acquired different blocks of LaPorte common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of LaPorte common stock, and the cash and shares of Horizon stock received will be allocated pro rata to each such block of stock. U.S. Holders of LaPorte common stock should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of Horizon common stock received in the merger.

Exchange of LaPorte Common Stock Solely for Cash. A U.S. Holder who receives solely cash in exchange for all of his, her, or its shares of LaPorte common stock (and is not treated as constructively owning Horizon common stock after the merger under the circumstances referred to below under “Potential Recharacterization of Gain as Dividend”) will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash received and such U.S. Holder’s aggregate adjusted tax basis in the LaPorte common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the U.S. Holder at the effective time of the merger. See “Taxation of Capital Gain” below for more information on the rules applicable to capital gains. The deductibility of capital losses is subject to limitations. See discussion above regarding blocks of stock that were purchased at different times or at different prices.

Taxation of Capital Gain. Except as described under “Potential Recharacterization of Gain as a Dividend” below, gain that U.S. Holders recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. Holders have held (or are treated as having held) their LaPorte common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate U.S. Holders of LaPorte common stock is generally taxed at preferential rates. For non-corporate U.S. Holders, long-term capital gain generally can be taxed at a maximum U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The maximum U.S. federal income tax rate in effect for long-

term capital gains recognized during 2016 is 20% for high income taxpayers, i.e., married couples filing joint returns and surviving spouses with taxable income in excess of $466,950, heads of household with taxable income in excess of $441,000, and other individuals with taxable income in excess of $415,050. The maximum long-term capital gains rate for most other non-high income taxpayers is 15%. In addition, net investment income of certain high-income taxpayers may be subject to an additional 3.8% tax (i.e., the net investment income tax) under Section 1411 of the Code. The definition of “high income taxpayers” for purposes of the net investment income tax is different than as defined above for purposes of the capital gains rate. Because the impact of the net investment income tax depends primarily upon the particular circumstances of a U.S. Holder, U.S. Holders should consult their own tax advisors regarding the potential impact of these tax rules to them.

Potential Recharacterization of Gain as a Dividend. Any gain recognized by a U.S. Holder will be capital gain unless the U.S. Holder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as dividends to the extent of the U.S. Holder’s ratable share of accumulated earnings and profits, as calculated for United States federal income tax purposes. For purposes of determining whether a U.S. Holder’s receipt of cash has the effect of a distribution of a dividend, the U.S. Holder will be treated as if it first exchanged all of his, her, or its LaPorte common stock solely in exchange for Horizon common stock and then Horizon immediately redeemed a portion or all of that stock for the cash that the U.S. Holder actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a distribution of a dividend to the U.S. Holder if such receipt is, with respect to the U.S. Holder, “not essentially equivalent to a dividend,” “substantially disproportionate,” or a “complete redemption,” each within the meaning of Section 302(b) of the Code.

The deemed redemption will not be “essentially equivalent to a dividend” and, therefore, will not have the effect of a distribution of a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” in the U.S. Holder’s proportionate interest in Horizon. If a U.S. Holder that has a relatively minimal stock interest in Horizon and no right to exercise control over corporate affairs suffers a reduction in the U.S. Holder’s proportionate interest in Horizon, the U.S. Holder should be regarded as having suffered a meaningful reduction in the U.S. Holder’s proportionate interest in Horizon. For example, the IRS has held in a published ruling that, in the case of a less than 1% stockholder who does not have management control over the corporation, any reduction in the stockholder’s proportionate interest will constitute a “meaningful reduction.” The IRS has also indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment.

The deemed redemption will be “substantially disproportionate,” and, therefore, will not have the effect of a distribution of a dividend with respect to a U.S. Holder who owns less than 50% of the voting power of the outstanding Horizon common stock if the percentage of the outstanding Horizon voting (including all classes that carry voting rights) and common stock (both voting and nonvoting) that is actually and constructively owned by the U.S. Holder immediately after the deemed redemption is reduced to less than 80% of the percentage of the outstanding Horizon common stock that is considered to be actually and constructively owned by the U.S. Holder immediately before the deemed redemption.

The deemed redemption will be a “complete redemption,” and, therefore, will not have the effect of a distribution of a dividend with respect to a U.S. Holder, if it results in a complete termination of a U.S. Holder’s interest in the outstanding Horizon common stock that is considered to be actually and constructively owned by the U.S. Holder immediately before the deemed redemption.

For purposes of applying the foregoing tests, a U.S. Holder will be deemed to own the stock it actually owns and the stock it constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a U.S. Holder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the U.S. Holder is a beneficiary and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the U.S. Holder or such other persons. In the event of a “complete redemption” within the meaning of Section 302(b)(3) of the Code, a U.S. Holder may elect to waive the attribution rules of Section 318 of the Code pursuant to Section 302(c) of the Code.

The determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each U.S. Holder. U.S. Holders are urged to consult their own tax advisors regarding the tax treatment of the cash received in the merger.

Taxation of Dividend. If, after applying the tests described in “Potential Recharacterization of Gain as a Dividend” above, the deemed redemption results in the gain recognized by a U.S. Holder being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to individual LaPorte U.S. Holders at the long-term capital gains rate, provided that the U.S. Holder held the shares giving rise to such income for more than 60 days during the 121 day period beginning 60 days before the closing date. The maximum rate on qualified dividends for high income taxpayers is currently 20%. In addition, certain high-income taxpayers may be subject to an additional 3.8% net investment income tax. Any gain treated as ordinary income will be taxable at ordinary income rates.

Cash Received In Lieu of a Fractional Share of Horizon Common Stock. A U.S. Holder who receives cash in lieu of a fractional share of Horizon common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Horizon of the fractional share. As a result, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in the U.S. Holder’s fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. See discussion in “Taxation of Capital Gain” above for information regarding the tax rates applicable to long-term capital gains, including the potential application of the net investment income tax. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Payments of cash to a U.S. Holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or furnishes his, her, or its taxpayer identification number (Form W-9), and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability to the extent that they exceed such U.S. Holder’s federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

A U.S. Holder will be required to retain records pertaining to the merger with regard to the stock consideration received by such U.S. Holder. A U.S. Holder who is a “significant holder” of LaPorte shares and who receives shares of Horizon will be required to retain records pertaining to the merger with regard to the stock consideration received by such U.S. Holder and file a statement with his, her, or its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such U.S. Holder’s basis in the LaPorte common stock surrendered and the fair market value of the Horizon common stock and cash received in the merger. A “significant holder” is a holder of LaPorte common stock who, immediately before the merger, owned at least 1% of the outstanding stock of LaPorte or securities of LaPorte with a basis for federal income tax purposes of at least $1 million.

No Corporate Tax. No gain or loss will be recognized by Horizon, its subsidiaries, or LaPorte or LaPorte Savings Bank by reason of the merger, if and when consummated in accordance with the Merger Agreement.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, LaPorte urges LaPorte stockholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws. The foregoing summary of material U.S. federal income tax consequences of the merger is not intended or written to be used, and cannot be used, by any stockholder of LaPorte or any other person for the purpose of avoiding penalties that may be imposed by the Internal Revenue Service.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS

Under the Merger Agreement, LaPorte stockholders will exchange their shares of LaPorte common stock for, at the election of the stockholder, shares of Horizon common stock and/or cash (and cash for fractional share interests). Horizon is organized under the laws of the State of Indiana, and the rights of Horizon shareholders are governed by the laws of the State of Indiana, including the IBCL, and Horizon’s articles of incorporation and bylaws. LaPorte is organized under the laws of the State of Maryland, and the rights of LaPorte stockholders are governed by the laws of the State of Maryland, including the Maryland General Corporation Law (“MGCL”), and the articles of incorporation of LaPorte, as amended (which we refer to as the “LaPorte Articles”) and the bylaws of LaPorte (which we refer to as the “LaPorte Bylaws”). Upon consummation of the merger, LaPorte’s stockholders receiving the stock consideration will become Horizon shareholders, and the Amended and Restated Articles of Incorporation of Horizon (which we refer to as the “Horizon Articles”), the Amended and Restated Bylaws of Horizon (which we refer to as the “Horizon Bylaws”), the IBCL will govern their rights as Horizon shareholders.

The following summary discusses some of the material differences between the current rights of Horizon shareholders and LaPorte stockholders under the Horizon Articles, Horizon Bylaws, LaPorte Articles, and LaPorte Bylaws.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Horizon Articles, the Horizon Bylaws, the LaPorte Articles, and the LaPorte Bylaws, as applicable.

Authorized Capital Stock

Horizon

Horizon currently is authorized to issue up to 44,000,000 shares of common stock, no par value, of which approximately 12,008,497 shares were outstanding as of May 16, 2016. Horizon also is authorized to issue up to 1,000,000 shares of preferred stock. Horizon’s board may fix the preferences, limitations, and relative voting and other rights of the shares of any series of preferred stock that it designates. As of May 16, 2016, options to purchase 233,145 shares of Horizon common stock were outstanding.

LaPorte

LaPorte currently is authorized to issue up to 100,000,000 shares of capital stock in one class of common stock, $0.01 par value per share. As of May 16, 2016, 5,580,115 shares of common stock were outstanding. Under the MGCL and the articles of incorporation of LaPorte, the board of directors may increase or decrease the number of authorized shares without stockholder approval. Although no shares of preferred stock are currently outstanding, the board of directors may, without stockholder approval, establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rights and liquidation preferences. The ability of LaPorte to issue shares of preferred stock could have an anti-takeover effect. As of May 16, 2016, options to purchase 579,934 shares of LaPorte common stock were outstanding.

Voting Rights and Cumulative Voting

Horizon

Each holder of Horizon common stock generally has the right to cast one vote for each share of Horizon common stock held of record on all matters submitted to a vote of shareholders of Horizon.

Holders of the Series B Preferred Stock have the right to vote as a separate class on certain matters relating to the rights of holders of Series B Preferred Stock and on certain corporate transactions, such as amendments to the Horizon Articles that would adversely affect the Series B Preferred Stock, certain fundamental transactions affecting the Series B Preferred Stock, and in connection with the authorization of stock senior to the Series B Preferred Stock. Except with respect to such matters, the Series B Preferred Stock does not have voting rights. As a result, the holders of the Series B Preferred Stock have no voting rights with respect to any of the matters to be voted on at the Horizon Annual Meeting, including the merger.

Indiana law provides that shareholders may not cumulate their votes in the election of directors unless the corporation’s articles of incorporation so provide. The Horizon Articles do not grant cumulative voting rights to Horizon shareholders.

LaPorte

Each holder of LaPorte common stock generally has the right to cast one vote for each share of LaPorte common stock held of record on all matters submitted to a vote of stockholders of LaPorte. The LaPorte Articles prohibit cumulative voting. The LaPorte Articles also provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the MGCL, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Dividends

Horizon

Horizon may pay dividends and make other distributions at such times, in such amounts, to such persons, for such consideration, and upon such terms and conditions as the Horizon board may determine, subject to all statutory restrictions, including banking law restrictions discussed elsewhere in this proxy statement/prospectus.

Horizon has issued and outstanding shares of preferred stock that take preference in dividend distributions over shares of common stock in certain circumstances. See “Comparison of the Rights of Stockholders – Preferred Stock” below.

LaPorte

Holders of common stock are entitled, when declared by the LaPorte board, to receive dividends, subject to the rights of holders of preferred stock. Under Maryland law, no dividends, redemptions, stock repurchases or other distributions may be declared or paid if, after giving effect to the dividend, redemption, stock repurchase or other distribution, (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. The board of directors may base a determination regarding the legality of the declaration or payment of a distribution on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.

In addition, a Maryland corporation that would be prohibited from making a distribution because its assets would be less than the sum of its total liabilities and preferences of outstanding preferred stock may also make a distribution from the net earnings of the corporation for the fiscal year in which the distribution is made, the net earnings of the corporation for the preceding fiscal year, or the sum of the net earnings of the corporation for the preceding eight fiscal quarters.

Liquidation

Horizon

In the event of the liquidation, dissolution, and/or winding-up of Horizon, the holders of shares of Horizon common and preferred stock, as the case may be, are entitled to receive, after the payment of or provision of payment for Horizon’s respective debts and other liabilities and of all shares having priority over the common stock, a ratable share of the remaining assets of Horizon. Horizon has issued and outstanding shares of preferred stock that take preference in liquidation distributions over its shares of common stock. See “Comparison of the Rights of Stockholders – Dividends” directly above, and “–Preferred Stock” directly below.

LaPorte

In the event of liquidation, dissolution or winding up of LaPorte, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of LaPorte available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preferred Stock

Horizon

In general, the Horizon board is authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences, and other rights of the shares of each such series and the limitations thereof. The Horizon board is authorized to issue up to 1,000,000 shares of preferred stock. Horizon designated 12,500 shares as Series B Preferred Stock and issued those shares to the Treasury pursuant to the Small Business Lending Fund, but Horizon has repurchased all of those shares, so no shares of Horizon Series B Preferred Stock remain outstanding. Horizon also designated 25,000 shares as Horizon Series A Preferred Stock and issued those shares to the Treasury pursuant to the TARP Capital Purchase Program, but Horizon has repurchased all of those shares, so no shares of Horizon Series A Preferred Stock remain outstanding. If any other series of preferred stock is issued, the Horizon board may fix the designation, preferences, limitations, relative voting, and other rights of the shares of that series of preferred stock.

LaPorte

Pursuant to the LaPorte Articles, preferred stock may be issued with preferences and designations as LaPorte’s board of directors may from time to time determine. LaPorte’s board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

No Sinking Fund Provisions

No common or preferred shares of Horizon or LaPorte are subject to any mandatory redemption, sinking fund, or other similar provisions.

Additional Issuances of Stock

Horizon

Except in connection with the proposed merger with LaPorte and the previously announced acquisition of KFI, and as otherwise may be provided in this proxy statement/prospectus, Horizon has no specific plans for the issuance of additional authorized shares of its common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued shares of Horizon common and preferred stock will be available for general corporate purposes, including, but not limited to, issuance as stock dividends or in connection with stock splits, issuance in future mergers or acquisitions, issuance under a cash dividend reinvestment and/or stock purchase plan, issuance under a stock incentive plan, or issuance in future underwritten or other public or private offerings.

Section 23-1-26-2 of the IBCL permits the board of directors of an Indiana corporation to authorize the issuance of additional shares, unless the corporation’s articles of incorporation reserve such a right to the corporation’s shareholders. Under the Horizon Articles, no stockholder approval will be required for the issuance of these shares. As a result, the Horizon board may issue preferred stock, without stockholder approval, possessing voting and conversion rights that could adversely affect the voting power of Horizon’s common shareholders, subject to any restrictions imposed on the issuance of such shares by the NASDAQ Stock Exchange.

LaPorte

Under the MGCL and LaPorte’s Articles, LaPorte’s board of directors may increase or decrease the number of authorized shares without stockholder approval. LaPorte has no specific plans for the issuance of additional authorized shares of its common stock or for the issuance of any shares of preferred stock.

Number of and Restrictions Upon Directors

Horizon

The Horizon Bylaws state that the Horizon board shall be composed of five to fifteen members, with the actual number being set by the Horizon board. Currently, the number of directors is set at twelve members. The Horizon board is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Each director holds office for the term for which he or she was elected and until his or her successor is elected and has qualified, whichever period is longer, or until his or her death, resignation, or removal. The Horizon Bylaws provide that a director shall not qualify to serve as such effective as of the end of the term during which he or she becomes 75 years of age, and that a non-incumbent director may not be nominated for election as a director if he or she is 60 years of age at the time of election.

LaPorte

LaPorte’s Articles require the board of directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Under LaPorte’s Bylaws, any vacancy occurring on the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled only by the affirmative vote of two-thirds of the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Additionally, LaPorte’s Bylaws provided that a person is not qualified to serve as director if he or she: (1) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) is a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) has been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

Removal of Directors

Horizon

Under Indiana law, directors may be removed in any manner provided in the corporation’s articles of incorporation. In addition, the shareholders or directors may remove one or more directors with or without cause, unless the articles of incorporation provide otherwise.

Under the Horizon Articles, any director may be removed, with or without cause, either at a meeting or by written consent, by the affirmative vote of at least 70% of all of the outstanding shares of capital stock of Horizon entitled to vote on the election of directors. Any director may be removed with cause by the affirmative vote of (i) the holders of a majority of all of the outstanding shares of capital stock of Horizon entitled to vote on the election of directors at a meeting of stockholders called for that purpose, or (ii) two-thirds or more of the other directors.

LaPorte

Under Maryland law, if a board of directors has been divided into classes, a director may not be removed without cause. The LaPorte Articles provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of LaPorte’s then-outstanding common stock entitled to vote.

Special Meetings of the Board

Horizon

The Horizon Bylaws provide that special meetings of the Horizon board may be called by, or at the request of, the Chairman, the President or a majority of the directors.

LaPorte

LaPorte’s Bylaws provide that special meetings of the board of directors may be called by one-third of the directors then in office, the chairperson of the board, or by the vice chairperson of the board.

Classified Board of Directors

Horizon

The Horizon Articles provide that Horizon’s board of directors shall be divided into three classes, with directors in each class elected to staggered three-year terms. Consequently, it could take two annual elections to replace a majority of the Horizon board.

LaPorte

LaPorte’s Articles require the board of directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Stockholders

Horizon

Pursuant to the Horizon Bylaws, nominations for election to the Horizon board may be made by the Horizon board or by any Horizon shareholder. Nominations, other than those made by or on behalf of the existing management of Horizon, must be made in writing and must be delivered or mailed to the President of Horizon not less than 120 calendar days in advance of the date of Horizon’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders. All such shareholder nominations must include the information specified in the Bylaws.

The Horizon Bylaws also provide that shareholders may submit proposals for business to be considered at Horizon’s annual meeting of shareholders, and have those proposals included in Horizon’s proxy and proxy statement delivered to shareholders, if the shareholder has given written notice to Horizon’s Secretary at least 120 days before the date of Horizon’s proxy statement for the prior year. Such proposals must be made in writing, must be received at Horizon’s principal executive offices not less than 120 calendar days in advance of the date of Horizon’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders and must contain the information specified in the Bylaws.

LaPorte

LaPorte’s Bylaws provide an advance notice procedure for certain business, or nominations to the board of directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the board of directors, LaPorte’s Secretary must receive written notice not earlier than the close of business on the 120th day nor later than the 90th day prior to the anniversary date of the proxy statement relating to the preceding year’s annual meeting. In the event that less than 90 days’ prior public disclosure of the date of the meeting is given to stockholders and the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days from the anniversary date of the preceding year’s annual meeting, notice by the stockholder must be received not later than the 10th day following the day on which public disclosure of the date of such meeting is first made. No adjournment or postponement of a meeting of stockholders will commence a new period for the giving of notice.

Special Meetings of Stockholders

Horizon

The Horizon Bylaws state that special shareholders’ meetings may be called by the Chairman, the President, or, by the Secretary, at the request in writing of a majority of the directors.

LaPorte

LaPorte’s Bylaws provide that special meetings of the stockholders may be called by the chairperson of the board, the vice chairperson of the board, and the majority of the board of directors and shall be called by LaPorte’s Secretary upon a request in writing therefor, signed by a majority of stockholders.

Indemnification

Horizon

Under the IBCL as applicable to Horizon, an Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding if (i) the individual’s conduct was in good faith, (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in the best interests of the corporation, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, the individual either had reasonable cause to believe that the individual’s conduct was lawful, or the individual had no reasonable cause to believe that the individual’s conduct was unlawful.

Unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in defense of the proceeding.

The Horizon Articles provide that every person who is or was or has agreed to become a director or officer of Horizon shall be indemnified by Horizon against any and all liability and expense that may be incurred by him or her resulting from any claim, provided that the person acted in good faith and, for civil actions, acted in what he or she reasonably believed to be in or not opposed to the best interests of Horizon, or, for criminal actions, had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. Horizon also may, but is not required to, indemnify an employee or agent under similar circumstances. The indemnification by Horizon extends to attorneys’ fees, judgments, fines, liabilities, and settlements. Horizon must also advance expenses for the defense of a director or officer upon determination of eligibility and upon receipt of written affirmation of eligibility and an undertaking by such person to repay such expenses if it should ultimately be determined that he is not entitled to indemnification.

In order for a director or officer to be entitled to indemnification, the Horizon board, special legal counsel or the shareholders must determine that the director has met the standards of conduct required by the Horizon Articles.

LaPorte

Under Maryland law, directors’ and officers’ liability to the corporation or its stockholders for money damages may be expanded or limited, except that liability of a director or officer may not be limited: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services, for the amount of the improper benefit or profit; (2) to the extent that a final adjudication adverse to the person is entered based on a finding that the person’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action in the proceeding; or (3) in an action brought by a state agency against a director or officer of a banking institution, credit union, savings and loan association, or the subsidiary of any such organization. LaPorte’s Articles provide that a director of the corporation will not be liable to the corporation or its stockholders for monetary damages, subject to the limitations, described above, under Maryland law.

Under Maryland law, a corporation may not indemnify a director or officer if it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding; and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty; or (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a corporation may not indemnify a director or officer who has been adjudged liable in a suit by or in the right of the corporation or in which the director or officer was adjudged liable to the corporation or on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director is fairly and reasonably entitled to indemnification, even though the director did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. Except for a proceeding brought to enforce indemnification or where a resolution of the board of directors or an agreement approved by the board expressly provides otherwise, a corporation may not indemnify a director for a proceeding brought by the director against the corporation.

The LaPorte Articles provide that it shall indemnify (i) its current and former directors and officers to the fullest extent required or permitted by Maryland law, including the advancement of expenses and (ii) other employees or agents to such extent as shall be authorized by the board of directors and Maryland law. Maryland law allows LaPorte to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of LaPorte. No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

Preemptive Rights

Horizon

Although permitted by the IBCL, the Horizon Articles do not provide for preemptive rights to subscribe for any new or additional common or preferred stock.

LaPorte

Under the MGCL, unless the articles of incorporation provide otherwise, stockholders have no preemptive rights. LaPorte’s Articles do not provide for preemptive rights. Accordingly, LaPorte’s stockholders do not have preemptive rights.

Amendment of Articles of Incorporation and Bylaws

Horizon

Except as otherwise provided below, amendments to the Horizon Articles must be approved by a majority vote of the Horizon board and also by a vote of shareholders entitled to vote on the matter in which more votes are cast in favor of the amendment than against the amendment. The following provisions of the Horizon Articles may not be altered, amended, or repealed without the affirmative vote of at least 70% of the outstanding shares of Horizon stock entitled to vote on such matter:

•	Section 6.3, which establishes a three-tier director class structure; and

•	Section 6.4, regarding director removal.

The Horizon Articles may be amended by the Horizon board without shareholder approval to designate a new series of preferred shares.

The Horizon Bylaws may be amended only by a majority vote of the number of directors of the Horizon board in office at the time of the vote.

LaPorte

LaPorte’s Articles may be amended, upon the submission of an amendment by the board of directors to a vote of the stockholders, by the affirmative vote of at least two-thirds of the outstanding voting common stock of LaPorte, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the board of directors approves such amendment. However, approval by at least 80% of the outstanding common stock is required to amend certain provisions regarding, but not limited to, the limitation of voting rights, classification of the board, board vacancies, removal of directors, amendment of the bylaws, acquisition offers, issuance of preferred stock, a stockholder quorum, indemnification of officers and directors, cumulative voting, advance notice requirements for stockholder proposals and nominations, and the provision requiring at least 80% outstanding voting stock approval to amend the aforementioned provisions.

Restrictions on Unsolicited Changes in Control (Anti-Takeover Protections)

Horizon

General. The Horizon Articles include several provisions that may have the effect of rendering the company less attractive to potential acquirors, thereby discouraging future takeover attempts that certain shareholders might deem to be in their best interests, or pursuant to which shareholders might receive a substantial premium for their shares over then-current market prices, but would not be approved by the company’s board of directors. These provisions also have the effect of rendering the removal of management and the incumbent board of directors more difficult. However, the Horizon board has concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

Directors. Certain provisions in the Horizon Articles and Horizon Bylaws impede changes in the majority control of the company’s board of directors. The Horizon Articles provide that the board will be divided into three classes, with directors in each class elected for staggered three-year terms. As a result, it would take two annual elections to replace a majority of the Horizon board.

The Horizon Bylaws provide that any vacancy occurring in the Horizon board, including a vacancy created by resignation, death, incapacity, or an increase in the number of directors, may be filled for the remainder of the unexpired term by a majority vote of the directors then in office. No decrease in the number of directors of Horizon can have the effect of shortening the term of any incumbent director.

Finally, the Horizon Bylaws impose certain notice requirements in connection with the nomination by shareholders of candidates for election to the board of directors, and for proposals by shareholders of business to be acted upon at a meeting of shareholders.

Under the Horizon Articles, any director may be removed, with or without cause, by the affirmative vote of the holders of 70% of all of the outstanding shares of Horizon’s capital stock entitled to vote on the election of directors. Any Horizon director may be removed with cause by the affirmative vote of (i) the holders of a majority of all of the outstanding shares of capital stock of Horizon entitled to vote on the election of directors, or (ii) two-thirds or more of the other directors.

Restrictions on Call of Special Meetings. The Horizon Bylaws state that special shareholders’ meetings may be called by the Chairman, the President, or, at the request in writing of a majority of the directors, by the Secretary.

No Cumulative Voting. The Horizon Articles do not provide for cumulative voting rights in the election of directors.

Authorization of Preferred Stock. Horizon is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, powers, preferences, and relative participating, optional, and other special rights of such shares, including voting rights, if any. In the event of a proposed merger, tender offer, or other attempt to gain control of Horizon not approved by the board of directors, it might be possible for the Horizon board to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The board of directors of Horizon has no present plans or understandings for the issuance of any preferred stock and it does not intend to issue any preferred stock except on terms that the board may deem to be in the best interests Horizon’s shareholders.

Evaluation of Offers. The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, the communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Horizon’s Articles provide that the Horizon board, when evaluating a business combination or tender or exchange offer, in addition to considering the adequacy of the amount to be paid in connection with any such transactions, may consider all of the following factors and any other factors that it deems relevant: (a) the social and economic effects of the transaction on Horizon and its subsidiaries, and each of their respective employees, depositors, loan and other customers, creditors, and other elements of the communities in which Horizon and its subsidiaries operate or are located; (b) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon Horizon and its subsidiaries and the other elements of the communities in which Horizon and its subsidiaries operate or are located; and (c) the competence, experience, and integrity of the acquiring person or persons and its or their management.

Procedures for Certain Business Combinations. The Horizon Articles require the affirmative vote of 70% of the outstanding shares of all classes of voting stock (reduced to 66 2/3% under certain conditions), and an independent majority of shareholders, to approve certain business combinations with holders of more than 10% of Horizon’s voting shares or their affiliates.

Amendments to Articles and Bylaws. As noted above, except for certain exceptions, amendments to the Horizon Articles must be approved by a majority vote of the Horizon board and also by a vote of shareholders in which more votes are cast in favor of the amendment than against the amendment. Additionally, the following provisions of the Horizon Articles may not be altered, amended or repealed without the affirmative vote of at least 70% of the outstanding shares of Horizon stock entitled to vote on such matter: (i) Section 6.3, which establishes a three-tier director class structure; and (ii) Section 6.4, regarding director removal.

The Horizon Articles may be amended by the Horizon board without stockholder approval to designate a new series of preferred shares.

The Horizon Bylaws may be amended only by a majority vote of the total number of directors of Horizon.

LaPorte

Directors. The LaPorte board of directors is divided into three classes. The members of each class are elected for a term of three years and only one class of directors is elected annually. Thus, it takes at least two annual elections to replace a majority of the board of directors. Further, the LaPorte Bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. The LaPorte Bylaws also set forth qualifications as to individuals who can and cannot serve on the board of directors.

Restrictions on Call of Special Meetings. The LaPorte Articles and LaPorte Bylaws provide that special meetings of stockholders can be called by the chairperson, vice chairperson, by a majority of the whole board of directors or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The LaPorte Articles prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The LaPorte Articles provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The LaPorte Articles provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “– Limitation of Voting Rights”).

Authorized but Unissued Shares. The LaPorte Articles authorize 50,000,000 shares of serial preferred stock. LaPorte is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of LaPorte that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of LaPorte. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. The provisions requiring the affirmative vote of 80% of outstanding shares for certain stockholder actions have been included in the LaPorte Articles in reliance on Section 2-104(b)(4) of the MGCL. Section 2-104(b)(4) permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for shareholder action under the MGCL.

Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” between LaPorte and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of LaPorte’s voting stock after the date on which LaPorte had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of LaPorte at any time after the date on which LaPorte had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of LaPorte. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between LaPorte and an interested stockholder generally must be recommended by the board of directors of LaPorte and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of LaPorte, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of LaPorte other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if LaPorte’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Evaluation of Offers. The LaPorte Articles provide that its board of directors, when evaluating a transaction that would or may involve a change in control of LaPorte (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of LaPorte and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon LaPorte’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, LaPorte and its subsidiaries and on the communities in which LaPorte and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of LaPorte;

•	whether a more favorable price could be obtained for LaPorte’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of LaPorte and its subsidiaries;

•	the future value of the stock or any other securities of LaPorte or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of LaPorte to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the LaPorte board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

State and Federal Law

Indiana State Law. Several provisions of the IBCL could affect the acquisition of shares of Horizon common stock, or otherwise affect the control of Horizon. Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations (assuming the company has over 100 shareholders) and an interested shareholder (defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares) for five years following the date on which the shareholder obtained 10% ownership, unless the acquisition was approved in advance of that date by the board of directors of the company. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed. Horizon has elected in the Horizon Articles to not be governed by Chapter 43 of the IBCL.

In addition, the IBCL contains a Control Share Acquisition Statute that may have the effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. The Control Share Acquisition Statute provides that, unless otherwise provided in a corporation’s articles of incorporation or by-laws, shares acquired in certain acquisitions of the corporation’s stock (which take the acquiror over the successive thresholds of 20%, 33%, and 50% of the corporation’s stock) will be accorded voting rights only if a majority of the disinterested shareholders approves a resolution granting the potential acquiror the ability to vote such shares. An Indiana corporation is subject to the Control Share Acquisition Statute if it has 100 or more shareholders and its principal place of business is in Indiana. An Indiana corporation otherwise subject to the Control Share Acquisition Statute may elect not to be covered by the statute by so providing in its articles of incorporation or bylaws. Horizon has elected not to be governed by the Control Share Acquisition Statute.

The Control Share Acquisition Statute does not apply to a plan of affiliation and merger, if the corporation complies with the applicable merger provisions and is a party to the plan of merger. Thus, the provisions of the Control Share Acquisition Statute do not apply to the merger.

The IBCL specifically authorizes Indiana corporations to issue options, warrants, or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants, or rights may, but need not be, issued to shareholders on a pro rata basis.

The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider relevant. As described above, the Horizon Articles contain a provision having a similar effect. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interests of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under, or render inapplicable, a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be “reasonable in relation to the threat posed.”

In taking or declining to take any action or in making any recommendation to a corporation’s shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

Because of the foregoing provisions of the IBCL, the Horizon board has flexibility in responding to unsolicited proposals to acquire Horizon, and accordingly it may be more difficult for an acquiror to gain control of Horizon in a transaction not approved by its board of directors.

Maryland State Law. The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

i)	one-tenth or more but less than one-third;

ii)	one-third or more but less than a majority; or

iii)	a majority of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions for shares acquired through descent or distribution, in satisfaction of a pledge or in a merger, consolidation or share exchange to which the corporation is a party. The control share acquisition statute applies to any Maryland corporation with 100 or more beneficial owners of its stock other than a close corporation or an investment company.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an “acquiring person statement”), may compel the corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except for those which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, if voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The foregoing provisions may be modified by a Maryland corporation’s charter or bylaws. Although our bylaws provide that the Maryland Control Share Acquisition law will be inapplicable to acquisitions of LaPorte’s common stock, this provision may be repealed at any time by a majority vote of the whole board of directors, in whole or in part, at any time, whether before or after a control share acquisition and may be applied to any prior or subsequent control share acquisition.

The LaPorte Articles provide that its board of directors, when evaluating a transaction that would or may involve a change in control of LaPorte (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of LaPorte and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to, certain enumerated factors. For a list of these enumerated factors, see “– Evaluation of Offers” above.

Federal Limitations. Subject to certain limited exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require approval of the Federal Reserve Board prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company/savings and loan holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

NON-BINDING ADVISORY VOTE ON MERGER-RELATED COMPENSATION

(PROPOSAL NO. 2)

As required by Section 14A of the Exchange Act and Rule 14a-21(c) promulgated thereunder, LaPorte is required to submit a proposal to its stockholders for a non-binding advisory vote to approve the payment of certain compensation to the named executive officers of LaPorte that is based on or otherwise relates to the merger. This proposal gives LaPorte stockholders the opportunity to express their views on the compensation that certain of LaPorte’s named executive officers may be entitled to receive that is based on or otherwise relates to the merger.

The compensation that LaPorte’s named executive officers may be entitled to receive that is based on or otherwise relates to the merger is summarized in “Interests of Certain Directors and Officers of LaPorte in the Merger,” beginning on page 85. This summary and the related table include all compensation and benefits that may be paid or provided in connection with the completion of the merger.

Therefore, LaPorte is requesting the approval of LaPorte’s stockholders, on a non-binding advisory basis, of the compensation of the named executive officers of LaPorte based on or related to the merger and the agreements and understandings concerning such compensation. As required by Rule 14a-21(c) of the Exchange Act, LaPorte is asking its stockholders to adopt the following resolution:

“RESOLVED, that the compensation to be paid or become payable to the named executive officers of LaPorte Bancorp, Inc. that is based on or otherwise relates to the merger of LaPorte Bancorp, Inc. with and into Horizon Bancorp, and the agreements and understandings concerning such compensation, as disclosed in the section captioned “Interests of Certain Directors and Officers of LaPorte in the Merger” beginning on page 85 and the related table and narratives pursuant to Item 402(t) of Regulation S-K and the associated narrative discussion, are hereby APPROVED.”

The vote on this Proposal 2 is a vote separate and apart from the vote on Proposal 1 to approve and adopt the Merger Agreement. Accordingly, you may vote to approve this Merger-Related Compensation Proposal and vote not to approve Proposal 1 on the Merger Agreement and vice versa. Because the proposal is advisory in nature only, a vote for or against approval will not be binding on either LaPorte or Horizon regardless of whether the merger is approved. Accordingly, as the compensation to be paid to the named executive officers of LaPorte based on or related to the merger is contractual with the executives, regardless of the outcome of this vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is completed. This proposal includes compensation that would be paid or provided by LaPorte if paid or provided prior to or upon the closing of the merger, and which would be paid or provided by Horizon if paid or provided following closing of the merger. If the merger is not completed, LaPorte’s board of directors will consider the results of the vote in making future executive compensation decisions.

For the Merger-Related Compensation Proposal to be approved, more votes must be cast by LaPorte’s stockholders in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be included in the vote count and will have no effect on the outcome of the proposal.

LaPorte’s board of directors unanimously recommends that stockholders vote “FOR” the approval of the non-binding advisory resolution approving the merger-related compensation of LaPorte’s named executive officers, and the agreements or understandings concerning such compensation.

ADJOURNMENT OF THE SPECIAL MEETING

(PROPOSAL NO. 3)

The Special Meeting may be adjourned to another time or place, if necessary, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Merger Agreement proposal.

If, at the Special Meeting, the number of shares of LaPorte common stock present or represented and voting in favor of the Merger Agreement proposal is insufficient to approve and adopt such proposal, LaPorte intends to move to adjourn the Special Meeting in order to solicit additional proxies for the approval and adoption of the Merger Agreement. In this proposal, LaPorte is asking its stockholders to authorize the holder of any proxy solicited by the LaPorte board of directors on a discretionary basis to vote in favor of adjourning the Special Meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from LaPorte stockholders who have previously voted. At this time, LaPorte has no reason to believe that an adjournment of the Special Meeting will be necessary.

LaPorte’s board of directors recommends that stockholders vote “FOR” the proposal to adjourn or postpone the Special Meeting, if necessary.

EXPERTS

The consolidated financial statements of Horizon incorporated by reference from Horizon’s Annual Report on Form 10-K for the three years ended December 31, 2015, and the effectiveness of Horizon’s internal control over financial reporting as of December 31, 2015, have been audited by BKD LLP, independent registered public accounting firm, as set forth in their reports thereon incorporated by reference into this proxy statement/prospectus. Such consolidated financial statements and Horizon management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of LaPorte as of December 31, 2015 and 2014, and for each of the years in the two-year period ended December 31, 2015 have been incorporated by reference herein and in the registration statement in reliance upon the reports of BKD LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain matters pertaining to the validity of the authorization and issuance of the Horizon common stock to be issued in the proposed merger and certain matters pertaining to the federal income tax consequences of the proposed merger will be passed upon by Barnes & Thornburg LLP, Indianapolis, Indiana.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Horizon

If the merger is completed, the LaPorte stockholders receiving the stock consideration in the merger will become shareholders of Horizon. To be included in Horizon’s proxy statement and voted on at Horizon’s regularly scheduled 2017 annual meeting of shareholders, shareholder proposals must be submitted in writing by November 15, 2016, to Horizon’s Secretary, 515 Franklin Square, Michigan City, Indiana 46360, which date is 120 calendar days before the anniversary date of the release of the proxy statement relating to Horizon’s 2016 Annual Meeting. If notice of any other shareholder proposal intended to be presented at the 2017 annual meeting is not received by Horizon on or before November 15, 2016, the proxy solicited by the Horizon board of directors for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Horizon proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion. Any such proposals will be subject to the requirements of the proxy rules and regulations adopted under the Securities Exchange Act of 1934, as amended. If the date of the 2017 annual meeting is changed, the dates set forth above may change.

Horizon’s Bylaws also provide that a shareholder wishing to nominate a candidate for election as a director or to have any other matter considered by the shareholders at the annual meeting must give Horizon written notice of the nomination not fewer than 120 days in advance of the date that Horizon’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, which nomination or proposal date for the 2017 annual meeting is November 15, 2016. Shareholder nominations must include the detailed information about the nominee required by the Bylaws and also must comply with the other requirements set forth in the Bylaws. Proposals to bring other matters before the shareholders must include a brief description of the proposal and the other information required by the Bylaws. Copies of the Bylaws are available to stockholders free of charge upon request to Horizon’s Secretary.

LaPorte

If the merger occurs, there will be no LaPorte annual meeting of stockholders for 2016 or thereafter. In that case, stockholder proposals must be submitted to Horizon in accordance with the procedures described above. If the merger is not completed, LaPorte will provide notice of the record date and annual meeting date for its 2016 annual stockholders’ meeting.

HOUSEHOLDING

LaPorte stockholders who share the same last name and address may receive only one copy of this proxy statement/prospectus unless we receive contrary instructions from any stockholder at that address. This is referred to as “householding.” If you prefer to receive multiple copies of the proxy statement/prospectus at the same address, additional copies will be provided to you promptly upon written or oral request, and if you are receiving multiple copies of the proxy statement/prospectus, you may request that you receive only one copy. Please direct requests for a copy of the proxy statement/prospectus to LaPorte Bancorp, Inc., Attention: Eric L. Sommer, Corporate Secretary, 710 Indiana Avenue, LaPorte, Indiana 46350, or by telephone at (219) 362-7511.

WHERE YOU CAN FIND MORE INFORMATION

Horizon and LaPorte file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that Horizon and LaPorte file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Horizon’s and LaPorte’s public filings also are available to the public from commercial document retrieval services and on the World Wide Web site maintained by the SEC at “http://www.sec.gov.” In addition, you may obtain copies of these documents, free of charge, from Horizon at www.horizonbank.com under the tab “About Us – Investor Relations – Documents – SEC Filings,” and from LaPorte at www.laportesavingsbank.com under the tab “About Us – Investor Relations.” Shares of Horizon common stock are listed on the NASDAQ Global Select Market under the symbol “HBNC,” and shares of LaPorte common stock are listed on the NASDAQ Capital Market under the symbol “LPSB.”

Horizon has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the common stock of Horizon being offered in the merger. This proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the proxy statement/prospectus in accordance with the rules and regulations of the SEC. For further information, your attention is directed to the registration statement. Statements made in this proxy statement/prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the SEC.

The SEC allows Horizon and LaPorte to “incorporate by reference” the information filed by Horizon and LaPorte with the SEC, which means that Horizon and LaPorte can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus.

Horizon incorporates by reference the following documents and information that it has filed previously with the SEC (excluding any Form 8-K reports that have not been “filed” but instead have been “furnished” to the SEC):

•	Horizon’s Annual Report on Form 10-K for the year ended December 31, 2015;

•	Horizon’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

•	Horizon’s Current Reports on Form 8-K filed on January 20, February 1, February 5, March 11, April 22, May 10, May 18, and June 1, 2016;

•	The information concerning share ownership of principal shareholders, directors, and executive officers of Horizon under the caption “Common Share Ownership of Management and Certain Beneficial Owners” in Horizon’s Proxy Statement for the 2016 Annual Meeting of Shareholders; and

•	The description of Horizon’s common stock under the caption “Description of Common Stock” in the Registration Statement on Form S-3 filed with the SEC on January 14, 2015, including any amendment or report filed for the purpose of updating that description.

LaPorte incorporates by reference the following documents and information that it has filed previously with the SEC (excluding any Form 8-K reports that have not been “filed” but instead have been “furnished” to the SEC):

•	LaPorte’s Annual Report on Form 10-K for the year ended December 31, 2015;

•	LaPorte’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

•	LaPorte’s Current Reports on Form 8-K filed on January 20, March 14, and April 27, 2016; and

•	The description of LaPorte’s common stock set forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on April 10, 2012, including any amendment or report filed with the SEC for the purpose of updating such description.

Horizon and LaPorte are also incorporating by reference additional documents that they file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date hereof and the date of LaPorte’s Special Meeting. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information Horizon or LaPorte discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that Horizon or LaPorte may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this proxy statement/prospectus.

These documents, as well as this proxy statement/prospectus, may be obtained as explained above, or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling Horizon or LaPorte at the following addresses or telephone numbers or via the Internet at:

Horizon Bancorp

515 Franklin Square

Michigan City, Indiana 46360

Attn: Investor Relations

(219) 879-0211

Website: www.horizonbank.com

LaPorte Bancorp, Inc.

710 Indiana Avenue

LaPorte, Indiana 46350

Attn: Michele Thompson, President and Chief Financial Officer

(219) 362-7511

Website: www.laportesavingsbank.com

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated by reference. This proxy statement/prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this proxy statement/prospectus speaks only as of the date of this proxy statement/ prospectus unless the information specifically indicates that another date applies. If any material change occurs during the period that this proxy statement/prospectus is required to be delivered, this proxy statement/prospectus will be supplemented or amended.

All information regarding Horizon in this proxy statement/prospectus has been provided by Horizon, and all information regarding LaPorte in this proxy statement/prospectus has been provided by LaPorte.

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HORIZON BANCORP

AND

LAPORTE BANCORP, INC.

DATED AS OF MARCH 10, 2016

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated to be effective as of the 10th day of March, 2016, by and between HORIZON BANCORP, an Indiana corporation (“Horizon”), and LAPORTE BANCORP, INC., a Maryland corporation (“LPB”).

WITNESSETH:

WHEREAS, Horizon is an Indiana corporation registered as a bank holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), with its principal office located in Michigan City, Indiana; and

WHEREAS, LPB is a Maryland corporation registered as a savings and loan holding company with the FRB under the Home Owners’ Loan Act of 1933, as amended (the “HOLA”), with its principal office located in La Porte, Indiana; and

WHEREAS, Horizon and LPB seek to consummate a merger whereby LPB will merge with and into Horizon, and immediately following the merger, The LaPorte Savings Bank, an Indiana-chartered savings bank and wholly-owned subsidiary of LPB (“LPSB”), will be merged with and into Horizon Bank, National Association, a national banking association and wholly-owned subsidiary of Horizon (“Horizon Bank”); and

WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective shareholders to consummate the merger provided for herein; and

WHEREAS, the Board of Directors of each of the parties hereto have approved this Agreement and authorized its execution; and

WHEREAS, the Board of Directors of each of the parties hereto intend this Agreement to be designated a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and a plan of merger; and

WHEREAS, as an inducement for Horizon to enter into this Agreement, each of the directors and executive officers of LPB has entered into a Voting Agreement with Horizon substantially in the form of Exhibit 5.01 hereto, dated as of the date hereof (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of LPB owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements.

NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

1.01 The Merger.

(a) General Description. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article IX), LPB shall merge with and into Horizon (the “Merger”).

Horizon shall survive the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law (the “IBCL”), as amended.

(b) Name, Officers and Directors. The name of the Surviving Corporation shall be “Horizon Bancorp.” Its principal office shall be located at 515 Franklin Street, Michigan City, Indiana 46360. The officers of Horizon serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. The directors of the Surviving Corporation following the Effective Time shall be those individuals serving as directors of Horizon at the Effective Time, until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director; provided, however, that Horizon shall take all appropriate action so that, as of the Effective Time and subject to and in accordance with the Bylaws of Horizon, Michele M. Thompson shall be appointed as a director of Horizon.

(c) Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of Horizon in existence at the Effective Time shall remain the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and Bylaws shall be further amended as provided by applicable law.

(d) Effect of the Merger. At the Effective Time, the title to all assets, real estate and other property owned by LPB shall vest in Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended, without reversion or impairment. At the Effective Time, all liabilities of LPB shall become liabilities of the Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended.

(e) Integration. Subject to the terms and conditions of this Agreement, the parties hereto intend to effectuate at the Effective Time, or cause to be effectuated at the Effective Time, the Merger, pursuant to the terms of this Agreement and the IBCL, and this Agreement shall also constitute the “plan of merger” pursuant to Indiana Code Section 23-1-40-1. If required, the parties agree to enter into a separate short-form plan of merger evidencing the terms required by Indiana Code Section 23-1-40-1. The parties agree to cooperate and to take all reasonable actions prior to the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger in accordance with the terms and conditions hereof.

1.02 Reservation of Right to Revise Structure. At Horizon’s election, the Merger may alternatively be structured so that (a) LPB is merged with and into any other direct or indirect wholly-owned subsidiary of Horizon or (b) any direct or indirect wholly-owned subsidiary of Horizon is merged with and into LPB; provided, however, that no such change shall: (1) alter or change the amount or kind of the Merger Consideration (as defined in Section 2.01) or the treatment of the holders of common stock, $0.01 par value per share, of LPB (the “LPB Common Stock”) or the holders of options for LPB Common Stock, (2) prevent the parties from obtaining the opinions of counsel referred to in Sections 7.01(h) and 7.02(h) or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.03 or adversely affect the tax treatment of LPB’s shareholders pursuant to this Agreement, or (3) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such a revision, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such revision.

1.03 Tax Free Reorganization. Horizon and LPB intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.

1.04 Absence of Control. Subject to any specific provisions of the Agreement, it is the intent of the parties to this Agreement that neither Horizon nor LPB by reason of this Agreement shall be deemed (until consummation of the transactions contemplated here) to control, directly or indirectly, the other party or any of its respective Subsidiaries (as defined in the introductory paragraphs to Article III and Article IV) and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

1.05 Bank Merger. The parties will cooperate and use reasonable best efforts to effect the merger of LPSB with and into Horizon Bank (the “Bank Merger”) immediately following the Effective Time pursuant to a merger agreement to be mutually agreed upon between the parties. At the effective time of the Bank Merger, the separate corporate existence of LPSB will terminate. Horizon Bank will be the surviving bank (the “Surviving Bank”) and will continue its corporate existence under applicable law. The Articles of Association of Horizon Bank, as then in effect, will be the Articles of Association of the Surviving Bank, the Bylaws of Horizon Bank, as then in effect, will be the Bylaws of the Surviving Bank. The directors of Horizon Bank following the effective time of the Bank Merger shall be those individuals serving as directors of Horizon Bank at the effective time of the Bank Merger, until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director; provided, however, that Horizon Bank shall take all appropriate action so that, as of the effective time of the Bank Merger, and subject to and in accordance with the Bylaws of Horizon Bank, Michele M. Thompson shall be appointed as a director of Horizon Bank. The officers of Horizon Bank serving at the effective time of the Bank Merger shall continue to serve as the officers of the Surviving Bank, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office.

1.06 Investment Subsidiary Merger. The parties will cooperate and use reasonable best efforts to effect the merger of LSB Investments, Inc. (“LSBI”) with and into Horizon Investments, Inc. (“HII” and the “Investment Subsidiary Merger,” respectively) immediately following the Effective Time pursuant to a merger agreement to be mutually agreed upon between the parties. At the effective time of the Investment Subsidiary Merger, the separate corporate existence of LSBI will terminate. HII will be the surviving corporation and will continue its corporate existence under applicable law. The Articles of Incorporation of HII, as then in effect, will be the Articles of Incorporation of the surviving corporation, the Bylaws of HII, as then in effect, will be the Bylaws of the surviving corporation, and the Board of Directors and officers of HII will continue as the Board of Directors and officers of the surviving corporation.

1.07 Real Estate Subsidiary Merger. The parties will cooperate and use reasonable best efforts to effect the merger of LSB Real Estate, Inc. (“LSBREI”) with and into Horizon Properties, Inc. (“HPI” and the “Real Estate Subsidiary Merger,” respectively) immediately following the Effective Time pursuant to a merger agreement to be mutually agreed upon between the parties. At the effective time of the Real Estate Subsidiary Merger, the separate corporate existence of LSBREI will terminate.

HPI will be the surviving corporation and will continue its corporate existence under applicable law. The Articles of Incorporation of HPI, as then in effect, will be the Articles of Incorporation of the surviving corporation, the Bylaws of HPI, as then in effect, will be the Bylaws of the surviving corporation, and the Board of Directors and officers of HPI will continue as the Board of Directors and officers of the surviving corporation.

1.08 Termination of Captive Insurance Program Participation. Prior to the Effective Time, LPB will use its commercially reasonable best efforts to take all steps necessary to terminate LPB’s and its Subsidiaries’ participation in the captive insurance program through LSB Risk Management, Inc. (“LSBRMI”) as of the Effective Time (the “LSBRMI Termination”).

1.09 No Dissenters’ Rights. Shareholders of LPB are not entitled to any dissenters’ rights under Title 3 of the Maryland General Corporation Law, as amended. LPB shall take no action which would result in the loss of such exemption prior to the Effective Time.

ARTICLE II.

MANNER AND BASIS OF EXCHANGE OF STOCK

2.01 Merger Consideration. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of LPB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held directly or indirectly by Horizon, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any; collectively, the “Exempt LPB Stock”) shall become and be converted into the right to receive in accordance with this Article II, at the election of the holder thereof, either (or a combination of): (i) 0.629 shares of Horizon common stock (the “Exchange Ratio”) (as adjusted in accordance with the terms of this Agreement), without par value (the aggregate stock consideration to be paid in the Merger is referred to herein as the “Stock Consideration”), or (ii) $17.50 in cash (the aggregate cash consideration to be paid in the Merger is referred to herein as the “Cash Consideration”) (with the Stock Consideration and the Cash Consideration collectively referred to herein as the “Merger Consideration”); provided, however, that in the aggregate, sixty-five (65%) of LPB’s Common Stock issued and outstanding immediately prior to the Effective Time will be converted and exchanged for the Stock Consideration and, that in the aggregate, thirty-five (35%) of LPB’s Common Stock issued and outstanding immediately prior to the Effective Time will be exchanged for the Cash Consideration).

2.02 Election Procedures.

(a) Cash and Stock Elections. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to certificates shall pass, only upon proper delivery of such certificates to Computershare, Inc., as Horizon’s stock transfer agent (the “Exchange Agent”)) in such form as designated by Horizon and the Exchange Agent, and in such form as reasonably acceptable to LPB (the “Election Form”), shall be mailed prior to the anticipated Closing Date on such date as LPB and Horizon shall mutually agree upon (the “Mailing Date”) to each holder of record of LPB Common Stock as of five (5) business days prior to the Mailing Date. Each Election Form shall permit the holder of record of LPB Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a portion of such holder’s shares of LPB Common Stock (a “Cash Election”), (ii) elect to receive the Stock Consideration for all or a portion of such holder’s shares of LPB Common Stock (a “Stock Election”), (iii) elect to receive Stock

Consideration for a portion of such holder’s LPB Common Stock and Cash Consideration for the remaining portion of such holder’s LPB Common Stock (the “Cash/Stock Consideration”) (an election to receive the Cash/Stock Consideration is referred to as a “Mixed Election”), or (iv) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”); provided, however, that, notwithstanding any other provision of this Agreement to the contrary, 65% of the outstanding shares of LPB Common Stock (the “Stock Conversion Number”) shall be converted into the Stock Consideration and the remaining shares of LPB Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the Cash Consideration (the “Cash Consideration Number”). Shares of LPB Common Stock as to which a Cash Election (including as part of a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of LPB Common Stock as to which a Stock Election (including as part of a Mixed Election) has been made are referred to herein as “Stock Election Shares.” Shares of LPB Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion) are referred to herein as “Non-Election Shares.” The aggregate number of shares of LPB Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

(b) Delivery of Election. To be effective, a properly completed Election Form shall be received by the Exchange Agent on or before 5:00 p.m., Eastern Time, on such date as mutually agreed upon between Horizon and LPB (which date shall be at least five (5) business days prior to the anticipated Closing Date and shall be publicly announced by Horizon as soon as practicable prior to such date)) (the “Election Deadline”), accompanied by the certificates representing LPB Common Stock as to which such Election Form is being made or by an appropriate guarantee of delivery of such certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, however, that any such guarantee shall be subject to the condition that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery and failure to deliver the certificates covered by such guarantee of delivery within the time set forth in such guarantee shall be deemed to invalidate any otherwise properly made election, unless otherwise determined by Horizon, in its sole discretion. For shares of LPB Common Stock (if any) held in book entry form, Horizon shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to LPB. If a holder of LPB Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder’s Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of LPB Common Stock held by such holder shall be designated Non-Election Shares. All Election Forms shall automatically be revoked, and all certificates returned, if the Exchange Agent is notified in writing by Horizon and LPB that this Agreement has been terminated. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Horizon nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(c) Allocation. The allocation among the holders of shares of LPB Common Stock of rights to receive the Cash Consideration and the Stock Consideration will be made as set forth in this Section 2.02(c) (with the Exchange Agent to determine, consistent with Section 2.02(a), whether fractions of

Cash Election Shares, Stock Election Shares or Non-Election Shares, as applicable, shall be rounded up or down).

(i) Aggregate Stock Consideration Oversubscribed. If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 2.05 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration;

(ii) Aggregate Stock Consideration Undersubscribed. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

(A) Adjustment to Non-Election Share Allocation Only. If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.05 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) Adjustment to Both Non-Election Share Allocation and Cash Election Share Allocation. If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 2.05 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

2.03 Treatment of LPB Equity Awards.

(a) All options to purchase LPB Common Stock outstanding immediately prior to the Election Deadline, whether or not vested, shall be converted into the right to receive from Horizon, at the Effective Time, an amount in cash equal to $17.50 minus the per share exercise price for each share of LPB Common Stock subject to an option; provided, however, that there shall be withheld from such cash payment any taxes required to be withheld by applicable law. LPB shall use its best efforts to obtain from each holder of an option or agreement to the treatment of their options in the manner contemplated by this Section on or before the Election Deadline by executing and delivering to Horizon an agreement in the same form as Exhibit 2.03 attached hereto, and LPB shall amend any such plan accordingly (or take such other action as is necessary to cause all outstanding LPB options to terminate as of the Effective Time) prior to the Effective Time. Each such option shall be cancelled and cease to exist by virtue of such payment. Execution by every holder of options shall not be a condition precedent to consummation of the transactions contemplated herein.

(b) At the Effective Time, each award in respect of a share of LPB Common Stock subject to vesting or other lapse restriction granted under a LPB Plan, whether or not vested, that is outstanding immediately prior to the Effective Time (a “LPB Restricted Stock Award”) shall fully vest and be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of LPB Common Stock underlying such LPB Restricted Stock Award. Horizon shall issue the consideration described in this Section 2.03(b), less applicable tax withholdings, within five (5) business days following the Closing Date.

2.04 Anti-Dilution Adjustments. If Horizon changes (or establishes a record date for changing) the number of shares of Horizon common stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, or similar transaction with respect to the outstanding Horizon common stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted so the shareholders of LPB at the Effective Time shall receive, in the aggregate, such number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock as would have been represented by the number of shares of Horizon common stock the shareholders of LPB would have received if any of the foregoing actions had not occurred. No adjustment shall be made under this Section 2.04 solely as a result of Horizon changing its cash dividend levels or issuing additional shares of Horizon common stock provided it receives value for such shares or such shares are issued in connection with a Horizon employee benefit plan or similar plan.

2.05 No Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of Horizon common stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Horizon shall pay to each holder of LPB Common Stock who otherwise would be entitled to a fractional share of Horizon common stock an amount in cash (without interest) determined by multiplying such fraction by average of the daily closing sales prices of a share of Horizon’s common stock, rounded to the nearest cent, during the fifteen (15) consecutive trading days immediately preceding the second business day prior to the Closing Date; provided, however, that closing sales prices shall only be used for days during which such shares are actually traded on the NASDAQ Global Select Market.

2.06 Exchange Procedures.

(a) At and after the Effective Time, each physical certificate or book entry account statement evidencing outstanding shares of LPB Common Stock (each an “Old Certificate”) (other than the Exempt LPB Stock) shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement. Prior to the Closing Date, Horizon shall provide the Exchange Agent with the irrevocable authorization to issue a sufficient number of shares of Horizon common stock to be used to issue the aggregate Stock Consideration to holders of LPB Common Stock and deposit, or cause to be deposited, with the Exchange Agent, an amount in cash sufficient to pay the aggregate Cash

Consideration payable to holders of LPB Common Stock (together with cash for any fractional shares pursuant to Section 2.05).

(b) As promptly as practicable after the Effective Time, but no later than five (5) business days after the Effective Time (and provided LPB has delivered to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations hereunder), the Exchange Agent shall mail to each holder of LPB Common Stock who did not surrender, or who improperly surrendered, such shareholder’s Old Certificates to the Exchange Agent, a letter of transmittal providing instructions to the LPB shareholder as to the transmittal to the Exchange Agent of the Old Certificates in exchange for the issuance of the Merger Consideration applicable thereto in exchange for the Old Certificates pursuant to the terms of this Agreement.

(c) Horizon shall cause a book entry account statement representing that number of whole shares of Horizon common stock that each holder of LPB Common Stock has the right to receive pursuant to Section 2.01 and 2.02 and/or a check in the amount of such holder’s proportionate share of the Cash Consideration, as applicable, and any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive, if any, to be delivered to such shareholder as soon as reasonably practicable after delivery to Horizon of the Old Certificates (or bond or other indemnity satisfactory to Horizon if any of such Old Certificates are lost, stolen or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, in the form and substance satisfactory to Horizon, and any other documents required by this Agreement or reasonably requested by Horizon or the Exchange Agent. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive pursuant to this Article II upon such delivery.

(d) No dividends or other distributions on Horizon common stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of LPB Common Stock converted in the Merger into the right to receive shares of Horizon common stock until the holder thereof surrenders such Old Certificates in accordance with this Article II. After becoming so entitled in accordance with this Section 2.06, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Horizon common stock such holder had the right to receive upon surrender of the Old Certificate.

(e) The stock transfer books of LPB shall be closed immediately prior to the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of LPB of any shares of LPB Common Stock. If, after the Effective Time, Old Certificates are presented to Horizon, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article II.

(f) Horizon shall be entitled to rely upon LPB’s stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations or other entities (each, a “Person”) entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Horizon shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party selected by Horizon and thereafter be relieved from any and all liability with respect to any claims thereto.

(g) If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by Horizon, the posting by such Person of a bond or other indemnity satisfactory to Horizon as indemnity against any claim that may be made against it with respect to such Old Certificate, Horizon will issue in exchange for such affidavit of lost, stolen, or destroyed Old Certificate, the Merger Consideration deliverable in respect thereof pursuant to, and in accordance with, the other terms and conditions of this Article II.

(h) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of LPB Common Stock that are owned by Horizon (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be cancelled and shall cease to exist, and no stock of Horizon or other consideration shall be exchanged therefor.

(i) Notwithstanding the foregoing, no party hereto shall be liable to any former holder of LPB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(j) If outstanding Old Certificates are not surrendered or the payment for them is not claimed prior to the date on which the Merger Consideration payable therefor would otherwise escheat to, or become the property of any governmental unit or agency, the unclaimed Merger Consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of Horizon (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled thereto. Any former shareholder of LPB who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration and any unpaid dividends and distributions on Horizon’s Common Stock deliverable in respect of each former share of LPB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of LPB Common Stock for any Merger Consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF LPB

On or prior to the date hereof, LPB has delivered to Horizon a schedule (the “LPB Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V. However, for purposes of the LPB Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to other sections of this Agreement under which such item may be relevant but only to the extent that it is reasonably clear on the face of such schedule that such item applies to such other section of this Agreement, and such item is described in sufficient detail to enable Horizon to identify the items to which it applies.

For the purpose of this Agreement, and in relation to LPB, a “Material Adverse Effect” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value or business of LPB and its Subsidiaries (as defined below in this introduction to Article III) on a consolidated basis, or (ii) would materially impair the ability of LPB or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on LPB shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in United States generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of Horizon or at the direction of Horizon, (d) the expenses incurred by LPB and LPSB in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, (e) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of LPB and its Subsidiaries, (f) any changes in general economic or capital market conditions affecting banks and their holding companies generally, including, without limitation, changes in interest rates, and (g) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries, taken as a whole.

For the purpose of this Agreement, and in relation to LPB and its Subsidiaries, “knowledge” means those facts that are actually known by the officers of LPB and its Subsidiaries listed on Section 3.0 of the LPB Disclosure Schedules. Additionally, for the purpose of this Agreement, and in relation to LPB, its “Subsidiaries” shall mean any entity which is required to be consolidated with LPB for financial reporting purposes pursuant to GAAP.

Accordingly, LPB hereby represents and warrants to Horizon as follows, except as set forth in the LPB Disclosure Schedule:

3.01 Organization and Authority.

(a) LPB is a corporation duly organized and validly existing under the laws of the state of Maryland and is a registered savings and loan holding company under the HOLA. LPB has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Section 3.01(a) of the LPB Disclosure Schedules sets forth a complete list of LPB’s Subsidiaries. Except as provided in Section 3.01(a) of the LPB Disclosure Schedules, LPB owns directly no voting stock or equity securities of any corporation, partnership, association or other entity.

(b) LPSB is an Indiana state chartered savings bank existing under the laws of the State of Indiana. LPSB has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth in Section 3.01(b) of the LPB Disclosure Schedules, no Subsidiary owns voting stock or equity securities of any corporation, partnership, association or other entity.

3.02 Authorization.

(a) LPB has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.02(e) and (f) hereof. This Agreement and its execution and delivery by LPB have been duly authorized and approved by the Board of Directors of LPB and, assuming the accuracy of the representation contained in Section 4.02(a), constitutes a valid and binding obligation of LPB, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b) Except as set forth in Section 3.02(b) of the LPB Disclosure Schedule, neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or Bylaws of LPB or the charter documents of any of LPB’s Subsidiaries; (ii) conflicts with or violates any applicable local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which LPB or any of its Subsidiaries is a party or by which LPB or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than Horizon) or any other adverse interest, upon any right, property or asset of LPB or any of its Subsidiaries; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which LPB or any of its Subsidiaries is bound or with respect to which LPB or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits, except for such violations, conflicts, breaches or defaults under clause (iii), (iv) or (v) hereof that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on LPB.

(c) Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by LPB.

(d) The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of the State of Maryland, including the provisions of the Maryland General Corporation Law applicable to LPB.

3.03 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of LPB consists of 100,000,000 shares of LPB Common Stock, $0.01 par value per share, 5,580,115 shares of which are issued and outstanding (including 119,035.8417 allocated shares of LPB Common Stock and 359,773.3888 unallocated shares of LPB Common Stock held by the LPSB ESOP (as defined in Section 3.15(k), and 25,152 shares of restricted common stock), and 50,000,000 shares of preferred stock, $0.01 par value, none of which are issued and outstanding. As of the date of this Agreement, and as described in Section 3.03(a) of the LPB Disclosure Schedule, there are options to purchase 579,934 shares of LPB Common Stock outstanding, all of which are vested (or will, as of the Effective Time, be vested) and issuable as shares of LPB Common Stock (the “Options”). As of the date of this Agreement, the Options have a weighted average exercise price of $9.40 per share. Such issued and outstanding shares of LPB Common Stock and the Options have been duly and validly authorized by all necessary corporate action of LPB, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights. LPB has no capital stock authorized, issued or outstanding other than as described in this Section 3.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of stock or securities convertible into stock. Each share of LPB Common Stock is entitled to one vote per share.

(b) Except as set forth in Section 3.03(b) of the LPB Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of LPB are owned by LPB, directly or indirectly, free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

(c) Other than the Options and except as set forth in Section 3.03(c) of the LPB Disclosure Schedule, there are no options, warrants, commitments, calls, puts, plans, agreements, understandings, arrangements or subscription rights relating to any shares of capital stock of LPB (whether outstanding or to be issued) or any shares of capital stock of LPB’s Subsidiaries (whether outstanding or to be issued), or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of LPB or its Subsidiaries, by which LPB is or may become bound or may, or is required to, issue any additional securities of LPB or any Subsidiary. LPB does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of LPB Common Stock. To LPB’s knowledge, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of LPB or its Subsidiaries.

(d) LPB has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)) 10% or more of the outstanding shares of LPB Common Stock.

3.04 Organizational Documents. The Articles of Incorporation and Bylaws of LPB and any similar governing documents for each of LPB’s Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement have been previously delivered to Horizon.

3.05 Compliance with Law.

(a) None of LPB or any of its Subsidiaries is currently in material violation of, and since January 1, 2011, none has been in material violation of, any applicable local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and none is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body (collectively, the “Law”) except where such violation would not have a Material Adverse Effect on LPB. LPB and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on LPB, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to Horizon at the Effective Time without any material restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

(b) Section 3.05(b) of the LPB Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers (vice presidents and higher) and directors of LPB who have outstanding loans from LPB or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.

(c) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and LPB’s incorporation, LPB has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(d) All of the existing offices and branches of LPSB have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LPB. LPSB has no approved but unopened offices or branches.

3.06 Accuracy of Information Provided to Horizon. LPB agrees that the information concerning LPB or any of its Subsidiaries that is provided or to be provided by LPB to Horizon for inclusion or that is included in the Registration Statement or Proxy Statement (each as defined in Section 6.02), and any other documents to be filed with any regulatory authority or governmental entity in connection with the Merger and the other transactions contemplated by this Agreement will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the LPB Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, LPB shall have no responsibility for the truth or accuracy of any information with respect to Horizon or any of its Subsidiaries or any of their affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any regulatory agency or governmental entity.

3.07 Litigation and Pending Proceedings.

(a) Except for lawsuits described in Section 3.07(a) of the LPB Disclosure Schedule and lawsuits involving collection of delinquent accounts, there are no material claims, actions, suits, proceedings, mediations, arbitrations or investigations pending or, to the knowledge of LPB, threatened against LPB or any of its Subsidiaries, and to LPB’s knowledge there is no basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against LPB or any of its Subsidiaries that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on LPB.

(b) Neither LPB nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the knowledge of LPB, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

3.08 Financial Statements and Reports.

(a) LPB has previously delivered to Horizon copies of the following financial statements and reports of LPB and its Subsidiaries, including the notes thereto (collectively, the “LPB Financial Statements”):

(i) Consolidated balance sheets and the related consolidated statements of earnings, consolidated statements of cash flows, and consolidated statements of changes in shareholders’ equity of LPB as of and for the fiscal years ended December 31, 2012, 2013, and 2014;

(ii) the unaudited interim consolidated financial statements of LPB for the nine months ended September 30, 2015; and

(iii) Call Reports (“Call Reports”) for LPSB for the periods ending on December 31, 2012, 2013, 2014, and for the three months ended September 30, 2015.

(b) The LPB Financial Statements described in clauses (i) and (ii) above present fairly in all material respects the consolidated financial position of LPB as of and at the dates shown and the consolidated results of operations, (if presented) cash flows and (if presented) changes in shareholders’ equity for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of LPB and its Subsidiaries. The LPB Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

3.09 Material Contracts.

(a) As of the date of this Agreement, and except as disclosed by Section 3.09(a) of the LPB Disclosure Schedule, neither LPB nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under (collectively, the “Material Contracts”):

(i) any contract relating to the borrowing of money in excess of $100,000 by LPB or any of its Subsidiaries or the guarantee by LPB or any of its Subsidiaries of any such obligation (other than FHLB of Indianapolis advances, contracts pertaining to fully-secured securities repurchase agreements, trade payables, bankers’ acceptances and contracts relating to borrowings or guarantees made in the ordinary course of business),

(ii) any contract containing covenants that limit the ability of LPB or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, LPB or any of its Subsidiaries may carry on its business (other than as may be required by Law (as defined in Section 3.05(a)) or any Governmental Authority (as defined in Section 5.13)), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such contract with respect to the subject matter of such contract,

(iii) any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization, joint venture, or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to LPB or any of its Subsidiaries,

(iv) any lease of real or personal property providing for total aggregate lease payments by or to LPB or its Subsidiaries during the remaining term of the agreement in excess of $50,000 or having a remaining term in excess of two years, other than financing leases entered into in the ordinary course of business in which LPB or any of its Subsidiaries is the lessor,

(v) any contract that involves total aggregate expenditures or receipts by LPB or any of its Subsidiaries in excess of $100,000 during the remaining term of the agreement or having a remaining term in excess of two years, excluding agreements relating to loans and deposits with LPSB customers;

(vi) each material licensing agreement or other contract with respect to patents, trademarks, copyrights, or other intellectual property, including software agreements (other than off the shelf and similar software generally available to the public) and including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;

(vii) all Warehouse Agreements (as defined in Section 3.09(c) below); or

(viii) any other document, instrument or agreement that is required to be filed as an exhibit to any LPB SEC Report (as defined in Section 3.36) (pursuant to Items 601(b)(4) or 601(b)(10) of Regulation S K under the 1933 Act) that has not been filed as an exhibit to, or incorporated by reference in, LPB’s SEC Reports filed prior to the date of this Agreement. For purposes of this Section 3.09, any document, instrument or agreement that has been, or is required to be, filed as an exhibit to any LPB SEC Report (as described above) shall be deemed a “Material Contract.”

(b) With respect to each of LPB’s Material Contracts: (i) each such Material Contract is in full force and effect; (ii) neither LPB nor any of its Subsidiaries is in material default thereunder, as such term or concept is defined in each such Material Contract; (iii) neither LPB nor any of its Subsidiaries has repudiated or waived any material provision of any such Material Contract; (iv) to LPB’s knowledge, no other party to any such Material Contract is in default or otherwise not in compliance with any material term or condition of any such Material Contract; and (v) a true and complete copy of each such Material Contract has been previously delivered to Horizon.

(c) With respect to each of LPB’s Material Contracts under which LPB provides a revolving credit facility to a borrower for the purpose of originating one to four family residential mortgage loans (each, a “Mortgage Loan”), including but not limited to, each mortgage loan warehouse agreement, mortgage loan participation purchase and sale agreement, mortgage loan repurchase agreement, and any similar agreement (each, a “Warehouse Agreement”):

(i) to LPB’s knowledge, the borrower has not committed fraud in the origination of any Mortgage Loan financed with an advance made pursuant thereto;

(ii) to LPB’s knowledge, each Mortgage Loan funded pursuant thereto is subject to a valid and enforceable purchase commitment issued by a secondary market purchaser and was originated in accordance with the underwriting standards and investor guidelines of such purchaser, and is otherwise saleable on the secondary market; and

(iii) to LPB’s knowledge, the borrower holds a perfected first-lien security interest in the note, mortgage and mortgage file relating to each Mortgage Loan funded pursuant thereto, subject only to the security interest of LPB in such collateral.

(d) Except as disclosed in Section 3.11(a) of the LPB Disclosure Schedule, neither LPB nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for LPB’s own account or for the account of one or more of its Subsidiaries or their respective customers.

3.10 Absence of Undisclosed Liabilities. Except (i) as provided in the LPB Financial Statements or LPB SEC Reports (as defined in Section 3.36), (ii) for unfunded loan commitments and obligations on letters of credit to customers of LPB’s Subsidiaries made in the ordinary course of business, (iii) for trade payables incurred in the ordinary course of business, (iv) for the transactions contemplated by this Agreement, and (v) any other transactions which would not result in a material liability or have a material impact on LPB; none of LPB or any of its Subsidiaries has any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, nor, to LPB’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such material obligation, agreement, contract, commitment, liability, lease or license. None of LPB or any of its Subsidiaries is delinquent in the payment of any material amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP.

3.11 Title to Properties and Environmental Laws.

(a) Section 3.11(a) of the LPB Disclosure Schedule includes a list of all real property owned (including other real estate owned (“OREO”)) and leased by LPB or any Subsidiary. LPB or one of its Subsidiaries, as the case may be, has marketable title in fee simple to all owned real property (including, without limitation, all real property used as bank premises and all OREO); marketable title to all material personal property reflected in the LPB Financial Statements as of September 30, 2015, other than personal property disposed of in the ordinary course of business since September 30, 2015; the right to use by valid and enforceable written lease or contract all other real property which LPB or any of its Subsidiaries uses in its respective business; marketable title to, or right to use by terms of a valid and enforceable written lease or contract, all other tangible and intangible property used in its respective business to the extent material thereto; and marketable title to all material property and assets acquired (and not disposed of) or leased since September 30, 2015. All of such owned real estate properties and all other non-real estate assets are owned by LPB or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in Section 3.11(a) of the LPB Disclosure Schedule; (ii) as specifically noted in reasonable detail in the LPB Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens and other matters of record, imperfections of title and other limitations which are not material in amount and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. To the knowledge of LPB, all real property owned or leased by LPB or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use laws and there are no encroachments or other violations of law with respect to any such property. To the knowledge of LPB, all such properties also comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or threatened with respect to such properties. To the knowledge of LPB, all real property, machinery, equipment, furniture and fixtures owned or leased by LPB or its Subsidiaries that is material to their respective businesses is in good operating condition for its intended purpose (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

(b) After the date hereof, Horizon shall be entitled, at its own cost, to obtain new commitments for, and policies of title insurance or surveys in respect of, any real property owned or leased by LPB or its Subsidiaries, and LPB and LPSB agree to reasonably cooperate in connection therewith.

(c) With respect to all real property presently or formerly owned, leased or used by LPB or any of its Subsidiaries, LPB, its Subsidiaries and to LPB’s knowledge, each of the prior owners, have conducted their respective business in material compliance with all applicable federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment, air, water, soil or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corps of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, “Environmental Laws”). There are no pending or, to the knowledge of LPB, threatened claims, actions or proceedings by any local municipality, sewage district or other governmental entity against LPB or any of its Subsidiaries with respect to the Environmental Laws, and, to LPB’s knowledge, there is no reasonable basis or grounds for any such claim, action or proceeding. No environmental clearances are required for the conduct of the business of LPB or any of its Subsidiaries as currently conducted or the consummation of the Merger or any of the other transactions contemplated hereby. Except as disclosed in Section 3.11(c) of the LPB Disclosure Schedule, neither LPB nor any of its Subsidiaries is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, other than in compliance with Environmental Laws and which substances, if known to be present on, at or under such property, would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. Neither LPB nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

3.12 Loans and Investments.

(a) Section 3.12(a) of the LPB Disclosure Schedule contains (i) a list of each loan by LPSB that has been classified by regulatory examiners or management as “Special Mention,” “Substandard,” “Doubtful” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of September 30, 2015, (ii) the most recent loan watch list of LPSB and a list of all loans which have been determined to be thirty (30) days or more past due with respect to principal or interest payments, have been placed on nonaccrual status, or have been designated as Troubled Debt Restructuring (“TDR”) loans, (iii) a description of all unfunded loan commitments

(and loans currently under consideration) of the types and amounts described in Section 5.03(b)(iv) of this Agreement, and (iv) a list of each outstanding advance made pursuant to a Warehouse Agreement that remains unpaid at least 90 days after the funding date of the Mortgage Loan originated with such advance. LPB and LPSB have not sold, purchased or entered into any loan participation arrangement which was outstanding at September 30, 2015, except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. Section 3.12(a) of the LPB Disclosure Schedule also contains a true, accurate and complete list of all loans in which LPSB has any participation interest or which have been made with or through another financial institution on a recourse basis against LPSB.

(b) All loans originated by LPSB, and to the knowledge of LPSB, all loans purchased by LPSB pursuant to the Warehouse Agreements, and reflected in the LPB Financial Statements as of September 30, 2015 and which have been made, extended, renewed, restructured, approved, amended or acquired since September 30, 2015: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured by perfected security interests or recorded mortgages naming LPSB as the secured party or mortgagee (unless by written agreement to the contrary).

(c) The allowance for loan and lease losses and the carrying value for OREO which are shown on the LPB Financial Statements are, in the judgment of management of LPB, adequate in all material respects under the requirements of GAAP as of the respective dates.

(d) None of the investments reflected in the LPB Financial Statements as of and for the nine months ended September 30, 2015, and none of the investments made by any Subsidiary of LPB since September 30, 2015 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time. Neither LPB nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “held to maturity” held by LPB and LPSB, as reflected in the latest balance sheet in the LPB Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “available for sale” held by LPB and LPSB, as reflected in the latest balance sheet in the LPB Financial Statements, are carried in the aggregate at market value. Provisions for losses have been made on all such securities that have had a decline in value deemed “other than temporary” as defined in SEC Staff Accounting Bulletin No. 59.

3.13 Indebtedness. Except as set forth in Section 3.13 of the LPB Disclosure Schedule and except for customer deposits and ordinary trade payables and FHLB advances, neither LPB nor any of its Subsidiaries has any indebtedness for borrowed money.

3.14 No Shareholder Rights Plan. LPB has no outstanding shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of LPB or which reasonably could be considered an anti-takeover mechanism.

3.15 Employee Benefit Plans.

(a) With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by any member of a controlled group of corporations under Code Section 414(b) of which LPB is or was a member, and any trade or business (whether or not incorporated) which is or was under common control with LPB under Code Section 414(c), and all other entities which together with LPB are or were prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an “ERISA Affiliate”), whether written or oral, in which LPB or any ERISA Affiliate participates as a participating employer, or to which LPB or any ERISA Affiliate contributes, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock or incentive plans or arrangements, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of LPB or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen or discontinued since January 1, 2009 (individually, “LPB Plan” and collectively, “LPB Plans”), LPB represents and warrants, except as set forth in Section 3.15(a) of the LPB Disclosure Schedule:

(i) All such LPB Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including without limitation, ERISA and the Department of Labor (“Department”) Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

(ii) All LPB Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied in form since their adoption and have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such Plan either (A) has received a determination letter from the Internal Revenue Service upon which LPB may rely regarding such plan’s tax qualified status under the Code, or (B) is a pre-approved volume submitter or prototype plan that is the subject of an opinion letter issued by the Internal Revenue Service.

(iii) All LPB Plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have, in all material respects, been (A) operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2005, and (B) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder.

(iv) All options to purchase shares of LPB Common Stock were granted with a per share exercise price that was not less than the “fair market value” of LPB Common Stock on the date of such grant, as determined in accordance with the terms of the applicable LPB Plan. All LPB stock options, restricted stock units, and shares of restricted stock have, been properly accounted for in accordance with GAAP, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending audit, investigation or inquiry by any governmental agency or authority or by LPB (directly or indirectly) with respect to LPB’s stock option or restricted stock granting practices or other equity compensation practices.

(v) No LPB Plan (or its related trust) holds any stock or other securities of LPB and no LPB Plan allows for the granting of any awards over or with respect to any stock or other securities of LPB.

(vi) Neither LPB, an ERISA Affiliate nor to LPB’s knowledge, any other fiduciary as defined in ERISA Section 3(21)(A) of an LPB Plan has engaged in any transaction that may subject LPB, any ERISA Affiliate or any LPB Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979 or 4980B.

(vii) All obligations required to be performed by LPB or any ERISA Affiliate under any provision of any LPB Plan have been performed by it in all material respects and, neither LPB nor any ERISA Affiliate is, in any material respect, in default under or in violation of any provision of any LPB Plan.

(viii) All required reports and descriptions for the LPB Plans have, in all material respects, been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA or the Code with respect to all LPB Plans have been proper as to form and timely given.

(ix) No event has occurred which would reasonably constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any LPB Plan.

(x) There are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending or, to LPB’s knowledge, threatened by any governmental agency involving any LPB Plan.

(xi) There are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or, to LPB’s knowledge, threatened against LPB or any ERISA Affiliate in connection with any LPB Plan or the assets of any LPB Plan.

(xii) Any LPB Plan may be amended and terminated at any time without any material liability and these rights have always been maintained by LPB and its ERISA Affiliates.

(b) LPB has provided or made available to Horizon true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following LPB Plans, as applicable:

(i) All current pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock, restricted stock unit, phantom stock, performance share and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all current summary plan descriptions thereof (including any modifications thereto);

(ii) All current employment, deferred compensation (whether funded or unfunded), salary continuation, change in control, consulting, bonus, severance, and collective bargaining, agreements, arrangements or understandings;

(iii) All current executive and other incentive compensation plans, programs and agreements;

(iv) All current group insurance, medical, and prescription drug arrangements, policies or plans;

(v) All other current incentive, welfare or employee benefit plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed to by LPB for its current or former directors, officers or employees;

(vi) All reports filed with the Internal Revenue Service or the Department within the preceding three (3) years by LPB or any ERISA Affiliate with respect to any LPB Plan;

(vii) All current participants (based on the most current census or similar report) in the LPSB ESOP, LPB 401(k), or the health and welfare benefit plans; and

(viii) Valuations or allocation reports for any defined contribution and defined benefit plans as of the most recent allocation and valuation dates.

(c) Except as disclosed in Section 3.15(c) of the LPB Disclosure Schedule, no current or former director, officer or employee of LPB or any ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any LPB Plans that are welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with LPB or any ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to commence receiving, a disability benefit under a long-term or short-term disability plan that is a LPB Plan maintained by LPB or an ERISA Affiliate.

(d) With respect to all LPB Plans that are group health plans as defined in ERISA Section 607(1), sponsored or maintained by LPB or any ERISA Affiliate, to LPB’s knowledge, no director, officer, employee or agent of LPB or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on LPB or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with by LPB or any ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.

(e) Except as disclosed in Section 3.15(e) of the LPB Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, change in control, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon LPB or any ERISA Affiliate, and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other Person.

(f) No Voluntary Employees’ Beneficiary Association (“VEBA”), as defined in Code Section 501(c)(9), is sponsored or maintained by LPB or any ERISA Affiliate.

(g) Except as contemplated in this Agreement or as disclosed in Section 3.15(g) of the LPB Disclosure Schedule, there are no material benefits or material liabilities under any employee benefit plan or program that will be accelerated or otherwise come due as a result of the transactions contemplated by the terms of this Agreement.

(h) Neither LPB nor any of its ERISA Affiliates has ever sponsored, maintained, participated in, contributed to or had any obligation with respect to any plan that is subject to Code Section 412 or Title IV of ERISA, that is or has been subject to Sections 4063 or 4064 of ERISA or that is a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. Neither LPB nor any of its

ERISA Affiliates has ever participated in or had any obligation to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(i) Except as disclosed in Section 3.15(i) of the LPB Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation any termination of employment relating thereto and occurring prior to, at or following the Effective Time), LPB, its ERISA Affiliates and their respective successors will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual,” as such terms are defined in Code Section 280G.

(j) Except as contemplated by this Agreement, neither LPB nor any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any new plan, agreement or arrangement, or to modify or change in any material way LPB Plans.

(k) With respect to the LaPorte Savings Bank Employee Stock Ownership Plan (the “LPSB ESOP”):

(i) The LaPorte Savings Bank Employee Stock Ownership Plan Committee (the “ESOP Committee”) has been duly appointed in accordance with Section 12.2 of the LPSB ESOP and has the authority to take the actions under Section 5.25(d)(iii) and Section 5.25(d)(iv).

(ii) No event of default has occurred or presently exists under the ESOP Term Loan Agreement dated October 4, 2012, by and between the LPSB ESOP and LPB (the “ESOP Loan Agreement”), the Term Note dated October 4, 2012 issued by the LPSB ESOP (the “Exempt Note”) or the Pledge and Security Agreement dated October 4, 2012, by and between the LPSB ESOP and LPB (the “ESOP Pledge Agreement”) (the ESOP Loan Agreement, Exempt Note and ESOP Pledge Agreement referred to collectively as the “ESOP Loan Documents”).

(iii) The LPSB ESOP has the right under the ESOP Loan Agreement to prepay at any time the principal amount of the Exempt Note without penalty and subject only to payment of accrued interest through the date of prepayment.

(iv) The LPSB ESOP is now and has been at all times since its inception a qualified employee stock ownership plan within the meaning of Code Section 4975(e)(7).

(v) All shares of LPB Stock owned by the LPSB ESOP are and have at all times constituted “employer securities” as that term is defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 407(d)(5) of ERISA.

(vi) Except for the Indebtedness under the ESOP Loan Documents, there is no existing Indebtedness of the LPSB ESOP, LPB or LPSB relating to the ESOP.

(vii) The ESOP Trustee has been duly and properly appointed and granted full authority to act as trustee of the LPSB ESOP and exercise trust powers thereunder.

(viii) With respect to the LaPorte Savings Bank 401(k) Retirement Plan (the “LPB 401(k) Plan”), Deborah S. Varnak and Joyce Fabisiak have been duly appointed pursuant to the terms of the LPB 401(k) Plan as the sole trustees of the LPB 401(k) Plan (the “401(k) Trustees”) and have the authority to take the actions necessary under Section 5.16(f)(iii) and Section  5.16(f)(iv).

3.16 Labor and Employment Matters. LPB is and has been in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes. To the knowledge of LPB, no employee with annual compensation of $75,000 or more plans to terminate his or her employment with LPB or any Subsidiary. Since January 1, 2013, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of LPB, threatened, any labor dispute, work stoppage, labor strike or lockout against LPB. No employee of LPB or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To LPB’s knowledge, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. Except as set forth on Section 3.16 of the LPB Disclosure Schedule, no employee or independent contractor of LPB or any of its Subsidiaries is a party to any employment agreement, confidentiality, non-disclosure or proprietary information agreement, non-compete agreement, non-solicitation agreement or any similar agreement with LPB or any of its Subsidiaries (the “Employee Agreements”), and neither LPB, any Subsidiary or any employee or independent contractor is in violation of any such Employee Agreement. LPB is in material compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local laws relating to facility closings and layoffs.

3.17 Obligations to Employees. All material obligations and liabilities of and all payments by LPB or any ERISA Affiliate and all LPB Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by LPB or an ERISA Affiliate in accordance with GAAP and applicable law applied on a consistent basis and sound actuarial methods with respect to the following: (a) withholding taxes or unemployment compensation; (b) LPB Plans; (c) employment, salary continuation, change in control, consulting, retirement, early retirement, severance or reimbursement; and (d) collective bargaining plans and agreements. All accruals and reserves referred to in this Section 3.17 are correctly and accurately reflected and accounted for in the LPB Financial Statements and the books, statements and records of LPB.

3.18 Taxes, Returns and Reports. Each of LPB and its Subsidiaries has since January 1, 2012 (a) duly and timely filed or extended (before its due date) all material federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets, unless being contested in good faith; and (c) not requested an extension of time for any such payments (which extension is still in force). LPB has established, and shall establish in the Subsequent LPB Financial Statements (as defined in Section 5.11), in accordance with GAAP, a reserve for taxes in the LPB Financial Statements adequate to cover all of LPB’s and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither LPB nor any of its Subsidiaries has, to LPB’s knowledge, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent LPB Financial Statements (as defined in Section 5.11) or as accrued or reserved for on the books and records of LPB or its Subsidiaries. Except as set forth in Section 3.18 of the LPB

Disclosure Schedule, neither LPB nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as set forth in Section 3.18 of the LPB Disclosure Schedule, no federal, state or local tax returns of LPB or any of its Subsidiaries have been audited by any taxing authority since January 1, 2011.

3.19 Deposit Insurance. The deposits of LPSB are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law, and LPB or LPSB has paid, prepaid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

3.20 Insurance. Section 3.20 of the LPB Disclosure Schedule contains a true, accurate and complete list of all policies of insurance, self-insured arrangements and pooled or shared risk arrangements (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, banker’s blanket bond for third party mortgage brokers, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned, held or participated in by LPB or any of its Subsidiaries on the date hereof or with respect to which LPB or any of its Subsidiaries pays any premiums. Each banker’s bond for third party brokers satisfies the applicable requirements of Section 5.04(b) of this Agreement. LPB has also caused each borrower under a Warehouse Agreement to maintain in place errors and omissions coverage and fidelity bond coverage that satisfies the applicable requirements of Section 5.04(b) of this Agreement. All of the aforementioned policies and arrangements, and to LPB’s knowledge, all policies and arrangements relating to Warehouse Agreements which are required to be maintained by third parties, are in full force and effect and all premiums due thereon have been paid when due.

3.21 Books and Records. The books of account, minute books, stock record books and other records of LPB and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the LPB’s business practices and all applicable Laws, including the maintenance of an adequate system of internal controls required by such Laws. The minute books of LPB and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of LPB and its Subsidiaries.

3.22 Broker’s, Finder’s or Other Fees. Except for reasonable fees and expenses of LPB’s attorneys and accountants and the contractually-agreed fees and expenses of Raymond James & Associates, Inc. (“Raymond James”), LPB’s investment banker under the agreement identified on Section 3.22 of the LPB Disclosure Schedule, all of which shall be paid or accrued by LPB at or prior to the Effective Time, no agent, broker or other Person acting on behalf of LPB or any of its Subsidiaries or under any authority of LPB or any of its Subsidiaries is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement or the Merger or other transactions contemplated hereby.

3.23 Interim Events. Except as otherwise permitted hereunder or disclosed on Section 3.23 of the LPB Disclosure Schedule, since September 30, 2015, neither LPB nor any of its Subsidiaries has:

(a) Experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on LPB;

(b) Suffered any damage, destruction or loss to any of its properties, not fully paid by insurance proceeds, in excess of $100,000 individually or $250,000 in the aggregate;

(c) Declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 5.03(b)(ii) hereof;

(d) Repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock (excluding the exercise of any stock options), including the issuance of stock options, or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split its stock;

(e) Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, change in control, health, bonus, insurance or other welfare benefit plan or agreement to employees, officers or directors of LPB or a Subsidiary, except in the ordinary course of business;

(f) Increased the salary of (or granted any bonus to) any director, officer or employee, except for normal increases (and bonuses) in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement or understanding with any officer or employee or installed or amended any existing employee welfare, pension, retirement, change in control, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement;

(g) Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

(h) Except for the Merger and other transactions contemplated by this Agreement, merged, consolidated or sold shares of its (or any of its Subsidiaries’) common stock, agreed to merge or consolidate LPB or any of its Subsidiaries with or into any third party, agreed to sell any shares of its (or any of its Subsidiaries’) common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party;

(i) Incurred, assumed or guaranteed any material obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

(j) Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by LPSB of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;

(k) Canceled, released or compromised any material loan, debt, obligation, claim or receivable other than in the ordinary course of business;

(l) Except for this Agreement, entered into any transaction, contract or commitment other than in the ordinary course of business;

(m) Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business;

(n) Amended their articles of incorporation, charter or bylaws (or other similar governance documents) or adopted any resolutions by their board of directors or shareholders with respect to the same; or

(o) Conducted its business in any manner other than substantially as it was being conducted prior to September 30, 2015.

3.24 Insider Transactions. Except as set forth in Section 3.24 of the LPB Disclosure Schedule, since January 1, 2013, no executive officer or director of LPB or any of its Subsidiaries or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such executive officer or director has currently, or has had during such time period, any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by LPB or any Subsidiary or in any liability, obligation or indebtedness of LPB or any Subsidiary, except for deposits of LPSB, securities issued by LPB, and interests in compensatory arrangements.

3.25 Indemnification Agreements.

(a) Except as set forth in Section 3.25(a) of the LPB Disclosure Schedule, neither LPB nor any of its Subsidiaries is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee or shareholder against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or Bylaws of LPB or the charter documents of a Subsidiary.

(b) Since January 1, 2011, no claims have been made against or filed with LPB or any of its Subsidiaries nor have any claims been, to LPB’s knowledge, threatened against LPB or a Subsidiary, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of LPB or any of its Subsidiaries.

3.26 Shareholder Approval. The affirmative vote of the holders of a majority of the LPB Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders contemplated by Section 5.01 of this Agreement) and entitled to vote on this Agreement and the Merger is required for shareholder approval of this Agreement and the Merger.

3.27 Intellectual Property.

(a) LPB and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (as defined in Section 3.27(e)) that is used by LPB or its Subsidiaries in their respective businesses as currently conducted. Neither LPB nor any of its Subsidiaries has (A) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any third party or (B) entered into any exclusive agreements relating to Intellectual Property owned by it.

(b) To LPB’s knowledge, LPB and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third party since January 1, 2013. There is no claim asserted or, to LPB’s knowledge, threatened against LPB and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property.

(c) Since January 1, 2013, to LPB’s knowledge, no third party has infringed, misappropriated or otherwise violated LPB or its Subsidiaries’ Intellectual Property rights. There are no claims asserted or threatened by LPB or its Subsidiaries, nor has LPB or its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.

(d) To the extent LPB has designated any of its information, materials or processes a trade secret, LPB and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all trade secrets that are owned, used or held by them.

(e) For purposes of this Agreement, “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

3.28 Information Security. No Person has gained unauthorized access to any of the LPB IT Assets which has caused, or is reasonably likely to cause, a Material Adverse Effect for LPB or LPSB. LPB and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices and as required by Law or any Governmental Authority and are compliant in all material respects with all data protection and privacy laws and regulations as well as their own policies relating to data protection and the privacy and security of personal data and the non-public personal information of their respective customers and employees, and with their own privacy policies and commitments to their respective customers and employees relating to the foregoing, except for immaterial failures to comply or immaterial violations. No claims are pending or, to LPB’s knowledge, threatened in writing against LPB or any Subsidiary alleging a violation of any Person’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information. For purposes of this Agreement, “LPB IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by LPB or its Subsidiaries or licensed or leased by LPB or its Subsidiaries (excluding any public networks).

3.29 Community Reinvestment Act. LPSB received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

3.30 Bank Secrecy and Anti-Money Laundering Compliance. Neither LPB nor any of its Subsidiaries has received any notice or communication from any regulatory authority alleging violation of, or noncompliance with, any legal requirement concerning bank secrecy or anti-money laundering, including the Currency and Foreign Transactions Reporting Act, the Money Laundering Control Act of 1986, Annunzio-Wylie Anti-Money Laundering Act, the Money Laundering Suppression Act of 1994, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act) (each such legal requirement and the rules promulgated thereunder, a “BSA/AML Law”). LPB and its Subsidiaries have not been cited, fined or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured. To the knowledge of LPB and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against LPB or its Subsidiaries under any BSA/AML Law that, if determined adversely to LPB or its Subsidiaries, would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on LPB.

3.31 Agreements with Regulatory Agencies. Neither LPB nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or, since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated holding companies or their subsidiaries, whether or not set forth in Section 3.31 of the LPB Disclosure Schedule (a “LPB Regulatory Agreement”), nor has LPB or any of its Subsidiaries been advised, since January 1, 2013, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such LPB Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of LPB or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to LPB or any of its Subsidiaries.

3.32 Approval Delays. To LPB’s knowledge, as of the date hereof, there is no reason why the granting of any of the Regulatory Approvals (as defined in Section  7.01(e)) would be denied or unduly delayed.

3.33 Internal Controls. LPB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2013, (i) through the date hereof, neither LPB nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of LPB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that LPB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing LPB or any of its Subsidiaries, whether or not employed by LPB or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by LPB or any of its officers, directors, employees or agents to the Board of Directors of LPB or any committee thereof or to any director or officer of LPB.

3.34 Fiduciary Accounts. LPB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including, without limitation, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither LPB nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust, to LPB’s knowledge, with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.35 Fairness Opinion. LPB has received an opinion from Raymond James to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the common stockholders of LPB pursuant to this Agreement is fair for such common stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.36 LPB Securities and Exchange Commission Filings. LPB has filed all material reports and other filings with the Securities and Exchange Commission (the “SEC”) required to be filed by it (“LPB SEC Reports”). All such LPB SEC Reports were true, accurate and complete in all material respects as of the dates of the LPB SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received by LPB, and to the knowledge of LPB, none of the LPB SEC Reports is the subject of any ongoing review by the SEC.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF HORIZON

On or prior to the date hereof, Horizon has delivered to LPB a schedule (the “Horizon Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V or Article VI. However, for purposes of the Horizon Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to other sections of this Agreement under which such item may be relevant but only to the extent that it is reasonably clear on the face of such schedule that such item applies to such other section of this Agreement, and such item is described in sufficient detail to enable LPB to identify the items to which it applies.

For the purpose of this Agreement, and in relation to Horizon and its Subsidiaries (as defined in this introduction to Article IV), a “Material Adverse Effect on Horizon” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value or business of Horizon and its Subsidiaries on a consolidated basis, or (ii) would materially impair the ability of Horizon or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on Horizon shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or savings associations or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of LPB or at the direction of LPB, (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of Horizon and its Subsidiaries, (e) the expenses incurred by Horizon or Horizon Bank in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, (f) any changes in general economic or capital market conditions affecting banks and their holding companies generally, including, without limitation, changes in interest rates, and (g) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries, taken as a whole.

For the purpose of this Agreement, and in relation to Horizon and its Subsidiaries, “knowledge” means those facts that are actually known by the officers of Horizon listed on Section 4.0 of the Horizon

Disclosure Schedules. Additionally, for the purpose of this Agreement, and in relation to Horizon, its “Subsidiaries” shall mean any entity which is required to be consolidated with Horizon for financial reporting purposes pursuant to GAAP.

Accordingly, Horizon represents and warrants to LPB as follows, except as set forth in the Horizon Disclosure Schedule:

4.01 Organization and Authority.

(a) Horizon is a corporation duly organized and validly existing under the laws of the State of Indiana and is a registered bank holding company under the BHC Act. Horizon has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(b) Horizon Bank is a national bank chartered and existing under the laws of the United States. Horizon Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(c) Each of Horizon’s Subsidiaries other than Horizon Bank is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(d) The Articles of Incorporation and Bylaws of Horizon and Horizon Bank, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement have been previously delivered to LPB.

4.02 Authorization.

(a) Horizon has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(d), (e) and (f) hereof. This Agreement and its execution and delivery by Horizon have been duly authorized and approved by the Board of Directors of Horizon and, assuming the accuracy of the representation contained in Section 3.02(a), constitutes a valid and binding obligation of Horizon, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b) Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or Bylaws of Horizon or the charter documents of any of Horizon’s Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Horizon or any of its Subsidiaries is a party or by which Horizon or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than

LPB) or any other adverse interest, upon any right, property or asset of Horizon or any of its Subsidiaries; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which Horizon or any of its Subsidiaries is bound or with respect to which Horizon or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits, except for such violations, conflicts, breaches or defaults under clause (iii), (iv) or (v) hereof that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on LPB.

(c) Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by Horizon.

4.03 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Horizon consists of (i) 22,500,000 shares of Horizon common stock, 12,003,564 shares of which are issued and outstanding (and which includes shares of restricted stock), (ii) 1,000,000 shares of preferred stock, none of which are issued and outstanding, and (iii) options to purchase 165,091 shares of Horizon common stock. Such issued and outstanding shares have been duly and validly authorized by all necessary corporate action of Horizon, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights. Each share of Horizon common stock is entitled to one vote per share.

(b) Except as set forth in Section 4.03(b) of the Horizon Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Horizon are owned by Horizon, directly or indirectly, free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

4.04 Compliance with Law.

(a) None of Horizon or any of its Subsidiaries is currently in violation of, and since January 1, 2011, none has been in violation of any Law, except where such violation would not have a Material Adverse Effect on Horizon. Horizon and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on Horizon.

(b) Horizon is not subject to any understandings or commitments with, and there are no orders or directives of, any government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of Horizon or its Subsidiaries. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of Horizon or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to Horizon or any of its Subsidiaries.

(c) Since the enactment of the Sarbanes-Oxley Act, Horizon, to its knowledge, has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(d) All of the existing offices and branches of Horizon Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect on Horizon.

4.05 Absence of Undisclosed Liabilities. Except (i) as provided in the Horizon financial statements included in its SEC Reports (as defined in Section 4.15), (ii) for unfunded loan commitments and obligations on letters of credit to customers of Horizon’s Subsidiaries made in the ordinary course of business, (iii) for trade payables incurred in the ordinary course of business, (iv) for the transactions contemplated by this Agreement, and (v) any other transactions which would not result in a material liability or have a material impact on Horizon; none of Horizon or any of its Subsidiaries has any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business nor, to Horizon’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such material obligation, agreement, contract, commitment, liability, lease or license. None of Horizon or any of its Subsidiaries is delinquent in the payment of any material amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect on Horizon.

4.06 Accuracy of Information Provided to LPB. Horizon agrees that the information concerning Horizon or any of its Subsidiaries that is provided or to be provided by Horizon to LPB for inclusion or that is included in the Registration Statement or Proxy Statement (each as defined in Section 6.02) and any other documents to be filed with any regulatory authority or governmental entity in connection with the Merger and the other transactions contemplated by this Agreement will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the LPB Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Horizon shall have no responsibility for the truth or accuracy of any information with respect to LPB or any of its Subsidiaries or any of their affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any regulatory agency or governmental entity.

4.07 Financial Statements and Reports.

(a) The following financial statements and reports of Horizon and its Subsidiaries, including the notes thereto (collectively, the “Horizon Financial Statements”) are publicly available:

(i) consolidated balance sheets and the related consolidated statements of income, consolidated statements of cash flows, and consolidated statements of changes in shareholders’ equity of Horizon as of and for the fiscal years ended December 31, 2013, 2014 and 2015; and

(ii) Call Reports for Horizon Bank as of the close of business on December 31, 2013, 2014, and 2015.

(b) The Horizon Financial Statements described in clause (i) present fairly, in all material respects, the consolidated financial position of Horizon as of and at the dates shown and the consolidated results of operations for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of Horizon and its Subsidiaries. The Horizon Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c) Since December 31, 2015, on a consolidated basis, Horizon and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

4.08 Adequacy of Reserves. The reserves, the allowance for loan and lease losses and the carrying value for real estate owned which are shown on the Horizon Financial Statements are, in the judgment of management of Horizon, adequate, in all material respects, under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

4.09 Litigation and Pending Proceedings.

(a) There are no material claims, actions, suits, proceedings, mediations, arbitrations or investigations pending or, to the knowledge of Horizon, threatened against Horizon or any of its Subsidiaries, and to Horizon’s knowledge there is no basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against Horizon or any of its Subsidiaries that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Horizon.

(b) Neither Horizon nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the knowledge of Horizon, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

4.10 Taxes, Returns and Reports. Each of Horizon and its Subsidiaries has since January 1, 2012 (a) duty and timely filed all material federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets, unless being contested in good faith; and (c) not requested an extension of time for any such payments (which extension is still in force). Horizon has established, and shall establish in future publicly-filed financial statements, in accordance with GAAP, a reserve for taxes in the Horizon Financial Statements adequate to cover all of Horizon’s and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither Horizon nor any of its Subsidiaries, to their knowledge, has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in Horizon’s future publicly-filed financial statements and as accrued or reserved for on the books and records of Horizon or its Subsidiaries. Neither Horizon nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as disclosed in Section 4.10 of the Horizon Disclosure Schedule, no federal, state or local tax returns of Horizon or any of its Subsidiaries have been audited by any taxing authority since January 1, 2011.

4.11 Deposit Insurance. The deposits of Horizon Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law, and Horizon or Horizon Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

4.12 Bank Secrecy and Anti Money Laundering Compliance. Neither Horizon nor any of its Subsidiaries has received any notice or communication from any regulatory authority alleging violation of, or noncompliance with, any BSA/AML Law. Horizon and its Subsidiaries have not been cited, fined or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured. To the knowledge of Horizon and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against Horizon or its Subsidiaries under any BSA/AML Law that, if determined adversely to Horizon or its Subsidiaries, would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Horizon.

4.13 Community Reinvestment Act. Horizon Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

4.14 Approval Delays. To the knowledge of Horizon, as of the date hereof, there is no reason why the granting of any of the Regulatory Approvals would be denied or unduly delayed.

4.15 Horizon Securities and Exchange Commission Filings. Horizon has filed all material reports and other filings with the Securities and Exchange Commission (the “SEC”) required to be filed by it (“SEC Reports”). All such SEC Reports were true, accurate and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received by Horizon, and to the knowledge of Horizon, none of the SEC Reports is the subject of any ongoing review by the SEC.

4.16 No Shareholder Approval. No vote or consent of any of the holders of Horizon’s capital stock is required by law, agreement, or NASDAQ Global Select Market listing requirements for Horizon to enter into this Agreement and to consummate the Merger.

4.17 Antitakeover Provisions Inapplicable. The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of the State of Indiana, including the provisions of the IBCL applicable to Horizon.

4.18 Books and Records. The books of account, minute books, stock record books and other records of Horizon and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Horizon’s business practices and all applicable Laws, including the maintenance of an adequate system of internal controls required by such Laws. The minute books of Horizon and each of its Subsidiaries contain accurate and complete records, in all material respects, of all meetings held, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors.

4.19 Environmental Matters. Horizon and its Subsidiaries are in material compliance with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Horizon, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, on Horizon or any of its Subsidiaries, any material liability or material obligation arising under any Environmental Law, pending or to Horizon’s knowledge, threatened against Horizon. To the knowledge of Horizon, there is no reasonable basis for any such proceeding, claim, action or governmental investigation on Horizon or any of its Subsidiaries of any material liability or material obligation arising under any Environmental Law.

4.20 Interim Events. Since December 31, 2015, neither Horizon nor any of its Subsidiaries has experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on Horizon.

4.21 Well-Capitalized. Horizon Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 6.4(c)(1)). Horizon Bank has not been informed that its status as “well capitalized” will change and has no basis for believing that its status will change due to this Merger.

4.22 Internal Controls. Horizon and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2013, (i) through the date hereof, neither Horizon nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Horizon or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Horizon or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Horizon or any of its Subsidiaries, whether or not employed by Horizon or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Horizon or any of its officers, directors, employees or agents to the Board of Directors of Horizon or any committee thereof or to any director or officer of Horizon.

4.23 Information Security. No Person has gained unauthorized access to any of the Horizon IT Assets which has caused, or is reasonably likely to cause, a Material Adverse Effect, for Horizon or Horizon Bank. Horizon and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices and as required by Law or any Governmental Authority and are compliant in all material respects with all data protection and privacy laws and regulations as well as their own policies relating to data protection and the privacy and security of personal data and the non-public personal information of their respective customers and employees, and with their own privacy policies and commitments to their respective customers and employees relating to the foregoing, except for immaterial failures to comply or immaterial violations. No claims are pending or to Horizon’s knowledge, threatened in writing against Horizon or any Subsidiary alleging a violation of any Person’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information. For purposes of this Agreement, “Horizon IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by Horizon or its Subsidiaries or licensed or leased by Horizon or its Subsidiaries (excluding any public networks).

4.24 Employee Benefit Plans.

(a) With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by any member of a controlled group of corporations under Code Section 414(b) of which Horizon is or was a member, and any trade or business (whether or not incorporated) which is or was under common control with Horizon under Code Section 414(c), and all other entities which together with Horizon are or were prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an “ERISA Affiliate”), whether written or oral, in which Horizon or any ERISA Affiliate participates as a participating employer, or to which Horizon or any ERISA Affiliate contributes, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock or incentive plans or arrangements, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of Horizon or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen or discontinued since January 1, 2009 (individually, “Horizon Plan” and collectively, “Horizon Plans”), Horizon represents and warrants:

(i) All such Horizon Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including without limitation, ERISA and the Department of Labor (“Department”) Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

(ii) All Horizon Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied in form since their adoption and have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such Plan either (A) has received a determination letter from the Internal Revenue Service upon which Horizon may rely regarding such plan’s tax qualified status under the Code, or (B) is a pre-approved volume submitter or prototype plan that is the subject of an opinion letter issued by the Internal Revenue Service.

(iii) All Horizon Plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have, in all material respects, been (A) operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2005, and (B) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder.

(iv) All options to purchase shares of Horizon Common Stock were granted with a per share exercise price that was not less than the “fair market value” of Horizon Common Stock on the date of such grant, as determined in accordance with the terms of the applicable Horizon Plan. All Horizon stock options, restricted stock units, and shares of restricted stock have, been properly accounted for in accordance with GAAP, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending audit, investigation or inquiry by any governmental agency or authority or by Horizon (directly or indirectly) with respect to Horizon’s stock option or restricted stock granting practices or other equity compensation practices.

(v) No Horizon Plan (or its related trust) holds any stock or other securities of Horizon and no Horizon Plan allows for the granting of any awards over or with respect to any stock or other securities of Horizon.

(vi) Neither Horizon, an ERISA Affiliate nor to Horizon’s knowledge, any other fiduciary as defined in ERISA Section 3(21)(A) of a Horizon Plan has engaged in any transaction that may subject Horizon, any ERISA Affiliate or any Horizon Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979 or 4980B.

(vii) All obligations required to be performed by Horizon or any ERISA Affiliate under any provision of any Horizon Plan have been performed by it in all material respects and, neither Horizon nor any ERISA Affiliate is, in any material respect, in default under or in violation of any provision of any Horizon Plan.

(viii) All required reports and descriptions for the Horizon Plans have, in all material respects, been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA or the Code with respect to all Horizon Plans have been proper as to form and timely given.

(ix) No event has occurred which would reasonably constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any Horizon Plan.

(x) There are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending or, to Horizon’s knowledge, threatened by any governmental agency involving any Horizon Plan.

(xi) There are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or, to Horizon’s knowledge, threatened against Horizon or any ERISA Affiliate in connection with any Horizon Plan or the assets of any Horizon Plan.

(b) Horizon has provided or made available to LPB true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following Horizon Plans, as applicable:

(i) All current pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock, restricted stock unit, phantom stock, performance share and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all current summary plan descriptions thereof (including any modifications thereto);

(ii) All current employment, deferred compensation (whether funded or unfunded), salary continuation, change in control, consulting, bonus, severance, and collective bargaining, agreements, arrangements or understandings;

(iii) All current executive and other incentive compensation plans, programs and agreements;

(iv) All current group insurance, medical, and prescription drug arrangements, policies or plans;

(v) All other current incentive, welfare or employee benefit plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed to by Horizon for its current or former directors, officers or employees;

(vi) All reports filed with the Internal Revenue Service or the Department within the preceding three (3) years by Horizon or any ERISA Affiliate with respect to any Horizon Plan; and

(vii) Valuations or allocation reports for any defined contribution and defined benefit plans as of the most recent allocation and valuation dates.

(c) Except as contemplated in this Agreement, there are no material benefits or material liabilities under any employee benefit plan or program that will be accelerated or otherwise come due as a result of the transactions contemplated by the terms of this Agreement.

ARTICLE V.

CERTAIN COVENANTS

LPB covenants and agrees with Horizon and covenants and agrees to cause its Subsidiaries to act as follows (and Horizon covenants and agrees with LPB as follows):

5.01 Shareholder Approval. Unless this Agreement has been terminated in accordance with its terms, LPB shall submit this Agreement to its shareholders for approval (“Stockholder Approval”) and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and Bylaws of LPB (the “LPB Shareholders’ Meeting”) as soon as reasonably practicable after the effectiveness of the Registration Statement. Subject to Section 5.06 hereof, the Board of Directors of LPB shall recommend to LPB’s shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from LPB’s shareholders.

5.02 Other Approvals.

(a) LPB and Horizon shall cooperate fully and use commercially reasonable efforts to procure, upon terms and conditions consistent with the condition set forth in Section 7.01(e) hereof, all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

(b) LPB will use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents described in the LPB Disclosure Schedule and to which LPB and Horizon agree are material.

(c) Any written materials or information provided by LPB or Horizon for use in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

5.03 Conduct of Business.

(a) After the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of LPB and its Subsidiaries shall: (1) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (2) use commercially reasonable efforts to preserve its business organization intact in all material respects, keep available the services of the present officers and employees and preserve its present relationships with material customers and Persons having business dealings with it; (3) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes, and which are material to the operation of its business, in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (4) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with past practice and in compliance in all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of its business; and (5) not knowingly do or fail to do anything which will cause a breach of, or default in, any material contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound.

(b) From the date hereof until the Effective Time or until this Agreement is terminated as herein provided, except as expressly contemplated or permitted by this Agreement or as set forth in Section 5.03(b) of the LPB Disclosure Schedule, without the prior written consent (including consent delivered by email) of Horizon which consent shall not be unreasonably withheld (which prior written consent shall be deemed to have been given, if Horizon has not objected to a proposed action by LPB on or before five (5) business days after written notice thereof by LPB has been received by Horizon), LPB will not and will cause its Subsidiaries to not:

(i) make any changes in its capital stock (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization or reclassification), authorize a class of stock, or issue any stock (other than pursuant to the exercise of any Options outstanding as of the date hereof), issue or grant any warrant, option, right, or other agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or redeem any of its outstanding shares of common stock or other securities;

(ii) distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders; provided, however, each of the Subsidiaries may pay cash dividends to LPB or LPSB in the ordinary course of business for payment of reasonable and necessary business and operating expenses of LPB or LPSB and expenses of the Merger; provided further, to provide funds for LPB’s dividends to its shareholders in accordance with this Agreement; provided further, LPB may pay its normal quarterly cash dividend of $0.04 per share to its shareholders which shall not be increased in per share amount; provided further, at Horizon’s request and except to the extent prohibited by Law or any bank regulatory agency, following receipt of Stockholder Approval and all Regulatory Approvals, LPSB shall pay dividends to LPB; provided further, no dividend may be paid by LPB to its shareholders for the quarterly period in which the Merger is scheduled to be consummated or consummated if during such period LPB’s shareholders will become entitled to receive dividends on their shares of Horizon common stock received pursuant to this Agreement;

(iii) except as consistent with past practice, purchase or otherwise acquire any investment security for their own account that exceeds $2,000,000 individually or purchase or otherwise acquire any security other than U.S. Treasury or other governmental obligations or asset-backed securities issued or guaranteed by United States governmental or other governmental agencies, in either case having an average remaining life of three (3) years or less, or sell any investment security owned by them other than sales made in the ordinary course of business as previously conducted during the past three (3) years and in accordance with applicable laws and regulations or engage in any activity that would be inconsistent with the classification of investment securities as either “held to maturity” or “available for sale”;

(iv) except for binding commitments in effect as of the date of this Agreement, make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of LPB or any Subsidiary and classified as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful” or “Loss” in an amount in excess of $500,000. LPSB also shall not make, purchase, renew, modify, amend, or extend the maturity of (1) any new commercial Loan in excess of $1,250,000; provided, that LPSB may, without the consent of Horizon, renew, modify, amend or extend the maturity of existing performing commercial loans (which are not classified or non-accrual) with existing principal balances of $1,500,000 or less, (2) unless such Mortgage Loan is saleable in the secondary market, any Mortgage Loan with a loan to value in excess of 80% (unless private mortgage insurance is obtained) or any other Mortgage Loan in excess of $417,000 (excluding any purchase from a borrower under a Warehouse Agreement of a Mortgage Loan originated thereunder in an amount less than $1,300,000), (3) any consumer Loan in excess of $75,000, (4) any home equity Loan or line of credit in excess of $100,000, (5) any Loan participation, (6) any agreement to purchase Mortgage Loans from any third party originator, or (7) any Warehouse Agreement with an existing or new borrower, including any amendment to the types of Mortgage Loans that may be originated and funded under any existing Warehouse Agreement; provided, that LPB may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of Horizon shall be provided with notice of the proposed action in writing and Horizon shall not provide written objection to the taking of such proposed action within three (3) business days of being provided with such notice (except for requests for approval of mortgage warehouse loans, which response shall be provided within four (4) hours of being provided with such notice) (the lack of such objection being deemed prior written consent of Horizon for purposes of this Section);

(v) acquire any personal property assets of any other Person by any means (other than personal property acquired in foreclosure or in the ordinary course of business, including through the collection of indebtedness owed to LPSB). Foreclose upon or otherwise acquire, take title to or take possession or control of, any real property without first obtaining a Phase I environmental report thereon, prepared by a reliable and qualified Person acceptable to Horizon, which indicates that the real property is free of pollutants, contaminants or hazardous materials; provided, however, that neither LPB nor LPSB shall be required to obtain such a report with respect to single family, non-agricultural residential property to be foreclosed upon unless LPB has reason to believe that such property might contain such hazardous materials or otherwise might be contaminated;

(vi) except (1) as contemplated by this Agreement (including severance and change in control payments anticipated to be paid as described in Section 5.22 and Section 6.03(h) hereof), (2) as may be required pursuant to commitments existing on the date hereof or pursuant to any LPB employee benefit plan or arrangement described on Section 3.15(e) of the LPB Disclosure Schedules, (3) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice, which do not involve increases of more than 4% in connection therewith, and which are typically given on an employee’s anniversary date of hire or the anniversary date in the current position, (4) the payment of bonuses for the year ended December 31, 2015, to the extent such bonuses have been accrued in accordance with GAAP through the date hereof and provided that such bonuses are consistent, as to amount and persons covered, with past practice, all of which are set forth in Section 5.03(b)(vi) of the LPB Disclosure Schedule, and (5) the payment of bonuses for the partial year commencing January 1, 2016 and ending on the date of the Effective Time, to the extent such bonuses have been accrued in accordance with GAAP through the Effective Time and provided that such bonuses are consistent, as to amount and persons covered, with past practice, all of which are set forth in Section 5.03(b)(vi) of the LPB Disclosure Schedule; pay or agree to pay, conditionally or otherwise, any additional compensation (including bonuses) or severance benefit, take any action that would give rise to an acceleration of the right to payment, or otherwise make any changes with respect to the fees or compensation payable (or to become payable) to consultants, directors, officers or salaried employees or, except as required by law and except as contemplated by this Agreement, adopt or make any change in any LPB Plan or other arrangement (including any agreement for indemnification) or payment made to, for or with any of such consultants, directors, officers or employees;

(vii) fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, without limitation, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due, unless the same are being contested in good faith;

(viii) except for obligations disclosed in this Agreement and actions consistent with past practice in the ordinary course of business, incur short-term FHLB advances, federal funds purchased by LPSB, trade payables and similar liabilities and obligations and the payment, discharge or satisfaction of liabilities reflected in the LPB Financial Statements or the Subsequent LPB Financial Statements, or borrow any money or incur any similar indebtedness in an aggregate amount exceeding $100,000;

(ix) change in its accounting methods, except as may be necessary and appropriate to conform to (1) changes in law and regulation, (2) changes in GAAP or regulatory accounting principles, (3) changes required by LPB’s independent auditors or its regulatory authorities, or (4) changes requested by Horizon pursuant to this Agreement;

(x) make, change or revoke any material tax election, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment or surrender any right to claim a refund of a material amount of taxes;

(xi) make application for the opening or closing of any, or open or close any, branch or automated banking facility, except as contemplated by any application filed with any bank regulatory authority in connection with the Merger;

(xii) waive, release, grant or transfer any material rights of value or enter into, amend, or terminate any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by this Agreement and legal, accounting and investment banking or financial advisory fees related to the Merger) requiring payments by LPB or any of its Subsidiaries which exceed $100,000, whether individually or in the aggregate (other than trade payables or otherwise incurred in the ordinary course of business) or which contain any financial commitment extending more than twelve (12) months following the date of this Agreement;

(xiii) except as already committed in writing as of the date of this Agreement and other than expenditures necessary to maintain existing assets in good repair, make any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;

(xiv) except as required by applicable law, regulation or its regulatory authorities: (1) implement or adopt any material change in its interest rate risk management or hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

(xv) take any action that would change LPSB’s loan loss reserves that is not in compliance with LPSB’s policy and past practices consistently applied and in material compliance with GAAP;

(xvi) except as already committed in writing as of the date of this Agreement, cancel, release or compromise any indebtedness in excess of $100,000 owing to LPB or any Subsidiary or any claims which LPB or any Subsidiary may possess, or voluntarily waive any material rights with respect thereto;

(xvii) pay, discharge, settle or compromise any litigation, claim, action, arbitration or other proceeding against LPB or any Subsidiary other than (1) any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $50,000 individually or $100,000 in the aggregate, or (2) with regard to a settlement exceeding $50,000 individually or $100,000 in the aggregate, where such settlement is fully covered by insurance; and in all such cases contemplated by (1) and (2) above: (A) does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, (B) neither LPB nor LPSB consents to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations, and (C) involves a complete and unconditional release from liability with respect to LPB and/or LPSB, as applicable, with no admission of fault;

(xviii) take any action that is intended or is reasonably likely to result in (A) any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in this Agreement not being satisfied in any material respect, or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law;

(xix) maintain the rate of interest paid by LPSB on any deposit product, including without limitation on certificates of deposit, in a manner and pursuant to policies inconsistent with past practices;

(xx) amend the Articles of Incorporation or Bylaws of LPB, or similar governing documents of any of its Subsidiaries;

(xxi) maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to Loans previously charged off, on Loans and leases outstanding;

(xxii) knowingly take any action or fail to take any action that would, or would be likely to, prevent, impede or delay the Merger from qualifying as a reorganization as defined by Section 368(a) of the Code; or

(xxiii) agree or commit to do, or enter into any contract regarding, anything that would be precluded by this Section.

5.04 Insurance.

(a) LPB and its Subsidiaries shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties and operations, fidelity coverage and directors’ and officers’

liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by LPB or its Subsidiaries as of the date of this Agreement.

(b) LPB and its Subsidiaries shall (i) maintain in full force and effect blanket bond insurance coverage against loss or damage relating to or resulting from any breach of fidelity by any third-party mortgage broker compensated by LPB or any of its Subsidiaries in connection with the origination of any Mortgage Loan, such policy to have a single loss coverage limit of no less than $5,000,000 and a deductible of no more than $1,000,000, and (ii) cause each borrower who originates a Mortgage Loan with an advance under a Warehouse Agreement to maintain in full force and effect an insurance policy covering against loss or damage relating to or resulting from any breach of fidelity by such borrower, or any officer, director, employee or agent of such borrower, any loss or destruction of documents (whether written or electronic), fraud, theft, misappropriation and errors and omissions, which policy shall name LPB as a loss payee with a right of action, and which shall provide coverage in an amount of at least $275,000, and which shall have a deductible that does not exceed $25,000.

5.05 Accruals for Loan Loss Reserve and Expenses.

(a) Prior to the Effective Time, LPB shall and shall cause its Subsidiaries to make, consistent with GAAP and applicable banking laws and regulations, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as LPB and its Subsidiaries shall deem to be necessary or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses.

(b) LPB recognizes that Horizon may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), from and after the date hereof LPB shall consult and cooperate in good faith with Horizon with respect to conforming the loan and accounting policies and practices of LPB to those policies and practices of Horizon for financial accounting and/or income tax reporting purposes, as reasonably specified in each case in writing from Horizon to LPB, based upon such consultation and subject to the conditions in Section 5.05(d).

(c) Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), LPB shall consult and cooperate in good faith with Horizon with respect to determining, as reasonably specified in a written notice from Horizon to LPB, based upon such consultation and subject to the conditions in Section 5.05(d), the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of LPB’s expenses of the Merger.

(d) Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), LPB and LPSB shall make such conforming changes and entries as contemplated in Section 5.05(a), Section 5.05(b) and Section 5.05(c) above, but in no event prior to the 5th day next preceding the Closing Date and only after Horizon acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to LPB that Horizon will at the Effective Time deliver to LPB the certificate contemplated in Section 7.02(g).

(e) LPB’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken at Horizon’s request in compliance with Section 5.05(d).

5.06 Acquisition Proposals.

(a) LPB will, and will cause each of its Subsidiaries to, and its and their respective officers, directors and representatives (including Raymond James) to, immediately cease and cause to be terminated any existing solicitations, discussions or negotiations with any Person concerning an Acquisition Proposal (as defined in Section 5.06(e)). During the period from the date of this Agreement through the Effective Time, LPB shall not terminate, amend, modify or waive any material provision of any confidentiality or similar agreement to which LPB or any of its Subsidiaries is a party (other than any involving Horizon).

(b) Except as permitted in this Section 5.06, LPB shall not, and shall cause its Subsidiaries and any of their respective directors, officers and representatives (including Raymond James) not to, (i) solicit, initiate or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate in any way with any Person regarding an Acquisition Proposal; provided, however, that, at any time prior to obtaining the approval of the Merger by LPB’s shareholders, if LPB receives a bona fide Acquisition Proposal that the LPB Board of Directors determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal (as defined in Section 5.06(f)) that was not solicited after the date hereof and did not otherwise result from a breach of LPB’s obligations under this Section 5.06, LPB may furnish, or cause to be furnished, non-public information with respect to LPB and its Subsidiaries to the Person who made such proposal (provided that all such information has been provided to Horizon prior to or at the same time it is provided to such Person) and may participate in discussions and negotiations regarding such proposal if (A) the LPB Board of Directors determines in good faith, and following consultation with financial advisors and outside legal counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to LPB’s shareholders under applicable law and (B) prior to taking such action, LPB has used its reasonable best efforts to enter into a confidentiality agreement with such Person containing terms no less favorable to LPB than those contained the Confidentiality Agreement (as defined in Section 11.08) and which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with LPB. Without limiting the foregoing, it is agreed that any violation of the restrictions contained in the first sentence of this Section 5.06(b) by any representative (including Raymond James) of LPB or its Subsidiaries shall be a breach of this Section 5.06 by LPB.

(c) Neither the LPB Board of Directors nor any committee thereof shall (or shall agree or resolve to) (i) fail to make, withdraw or modify in a manner adverse to Horizon or propose to withdraw or modify in a manner adverse to Horizon (or take any action inconsistent with) the recommendation by such LPB Board of Directors or any such committee of this Agreement or the Merger, or approve or recommend, or propose to recommend, the approval or recommendation of any Acquisition Proposal (any of the foregoing being referred to herein as an “Adverse Recommendation Change”), or (ii) cause or permit LPB or LPSB to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.06(b)). Notwithstanding the foregoing, at any time prior to the special meeting of LPB’s shareholders to approve the Merger, the LPB Board of Directors may, in response to a Superior Proposal, effect an Adverse Recommendation Change, provided, that the LPB Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the shareholders of LPB under applicable Law, and provided, further, that the LPB Board of Directors may not effect such an Adverse Recommendation Change unless (A) the LPB Board shall have first provided prior written notice to Horizon (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall, in the case of a Superior Proposal, attach the most current version of any proposed written agreement or letter of intent relating to the transaction that constitutes such Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new five (5) business day period) and (B) Horizon does not make, within five (5) business days after receipt of such notice, a proposal that would, in the reasonable good faith judgment of the LPB Board of Directors (after consultation with financial advisors and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that the Adverse Recommendation Change is no longer required to comply with the LPB Board’s fiduciary duties to the shareholders of LPB under applicable law. LPB agrees that, during the five (5) business day period prior to its effecting an Adverse Recommendation Change, LPB and its officers, directors and representatives shall negotiate in good faith with Horizon and its officers, directors, and representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Horizon.

(d) In addition to the obligations of LPB set forth in paragraphs (a), (b) and (c) of this Section 5.06, LPB shall as promptly as possible, and in any event within two (2) business days after LPB first obtains knowledge of the receipt thereof, advise Horizon orally and in writing of (i) any Acquisition Proposal or any request for information that LPB reasonably believes could lead to or contemplates an Acquisition Proposal or (ii) any inquiry LPB reasonably believes could lead to any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Acquisition Proposal or request or inquiry. In connection with any such Acquisition Proposal, request or inquiry, if there occurs or is presented to LPB any offer, material change, modification or development to a previously made offer, letter of intent or any other material development, LPB (or its outside counsel) shall (A) advise and confer with Horizon (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request or inquiry, and (B) promptly upon receipt or delivery thereof provide Horizon with true, correct and complete copies of any document or communication related thereto.

(e) For purposes of this Agreement, “Acquisition Proposal” shall mean (i) any inquiry, proposal or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses that constitute 25% or more of the revenues, net income or assets of LPB and its Subsidiaries, taken as a whole, or (B) 25% or more of any class of equity securities of LPB or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 25% or more of any class of equity securities of LPB or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving LPB, LPSB or any of its other Subsidiaries pursuant to which any Person or the shareholders of any Person would own 25% or more of any class of equity securities of LPB, LPSB, or any of LPB’s other Subsidiaries or of any resulting parent company of LPB or LPSB; or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Horizon of the transactions contemplated hereby, other than the transactions contemplated hereby. For purposes of this Section 5.06, a “Person” shall include a natural Person, or any legal, commercial, or Governmental Authority, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any Person acting in a representative capacity.

(f) For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal (but changing the references to “25% or more” in the definition of “Acquisition Proposal” to “50% or more”) that the LPB Board determines in good faith (after having received the advice of its financial advisors), to be (i) more favorable to the shareholders of LPB from a financial point of view and its other constituencies than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any break-up fees, expense reimbursement provisions and conditions to consummation and any changes to the financial terms of this Agreement proposed by Horizon in response to such offer or otherwise)) and (ii) reasonably capable of being completed without undue delay taking into account all financial, legal, regulatory and other aspects of such proposal.

5.07 Press Releases. Horizon and LPB shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except where (and to the extent that) such prior consultation is not reasonably possible due to time considerations in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of the NASDAQ Global Select Market, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

5.08 Changes and Supplements to Disclosure Schedules. LPB shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the LPB Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the LPB Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of LPB contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII.

5.09 Failure to Fulfill Conditions. In the event LPB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Horizon.

5.10 Access; Information.

(a) Horizon and LPB, and their representatives and agents, shall, upon reasonable notice to the other party, at all times during normal business hours prior to the Effective Time, have reasonable access to the properties, facilities, operations, books and records of the other party (other than minutes that discuss any of the transactions contemplated by this Agreement). Horizon and LPB, and their representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of the other party and their Subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of LPB or Horizon or either of their Subsidiaries; provided further, neither LPB, Horizon nor any of their Subsidiaries shall be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or other person or would result in the waiver by any of them of the privilege protecting communications between any of them and any of their counsel. In addition, after receipt of all Regulatory Approvals and Stockholder Approval, LPB shall cooperate with Horizon to facilitate introductions to LPSB’s customers and key business partners and referral sources.

(b) No investigation by Horizon or LPB shall affect the representations and warranties made by LPB or Horizon herein.

(c) Any confidential information or trade secrets received by Horizon, LPB or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by Horizon or LPB, as applicable, or at Horizon’s or LPB’s request, returned to Horizon or LPB, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof; provided, however, that the parties may retain such received confidential information to comply with applicable law or regulation or professional standard or bona fide internal compliance policy requirements and any such retained information must be treated confidentially. Additionally, any confidential information or trade secrets received by Horizon or LPB, or either of their agents or representatives in the course of their examinations (whether conducted prior to or after the date of this Agreement) shall be treated confidentially and in accordance with the Confidentiality Agreement (as defined in Section 11.08). This Section 5.10 will not require the disclosure of any information to Horizon or LPB which would be prohibited by law.

(d) LPB shall also provide Horizon with copies of minutes and consents from all such Board and committee meetings no later than fourteen (14)  days thereafter (other than minutes that discuss any of the transactions contemplated by this Agreement).

5.11 Financial Statements. As soon as internally available after the date of this Agreement, LPB will deliver to Horizon any additional audited consolidated financial statements which are prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of LPB prepared for its internal use, LPSB’s Call Reports for each quarterly period completed prior to the Effective Time, all other financial reports or statements submitted to regulatory authorities after the date hereof, and all other financial statements and financial information reasonably requested by Horizon (collectively, “Subsequent LPB Financial Statements”). The Subsequent LPB Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP (to the extent applicable) and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financial statements or Call Report information for the absence of notes and/or year-end adjustments).

5.12 Environmental.

(a) If requested by Horizon, LPB will cooperate with an environmental consulting firm designated by Horizon (the “Designated Environmental Consultant”) in connection with the conduct, at any time after the date hereof (the “Investigation Period”), by the Designated Environmental Consultant of Phase I environmental site assessments and any other investigation reasonably requested by Horizon on all real property (except single family, non-agricultural residential property of one acre or less) owned or leased by LPB or any of its Subsidiaries as of the date of this Agreement or acquired thereafter, including OREO, to the extent not prohibited by any lease governing LPSB’s lease of any property. Horizon shall furnish true and complete copies of any reports of the Designated Environmental Consultant that it receives with respect to any LPB property, promptly upon Horizon’s receipt of such reports. Horizon shall be responsible for the costs of the Phase I environmental site assessments, and Horizon and LPB shall each bear 50% of the costs of any additional environmental investigation or testing as determined to be advisable or recommended by the Designated Environmental Consultant as a result of an actual or suspected “Recognized Environmental Condition” (as such term is defined by the American Society for Testing Materials).

5.13 Governmental Reports and Shareholder Information. Promptly upon its becoming available, LPB shall furnish to Horizon one (1) copy of each financial statement, report, notice, or proxy statement sent by LPB to any Governmental Authority or to LPB’s shareholders, and of any order issued by any Governmental Authority in any proceeding to which LPB is a party. For purposes of this Agreement, “Governmental Authority” shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations or properties.

5.14 Adverse Actions. During the period from the date of this Agreement to the Effective Time, except with the written consent of Horizon, which consent will not be unreasonably withheld, LPB will, and it will cause each of its Subsidiaries to, use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the regulatory approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement in any material respect; or (iii) result in the representations and warranties contained in Article III of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date (subject to the standards set forth in Section 7.01(a) hereof) or in any of the conditions set forth in Article VII hereof not being satisfied; provided, however, that the forgoing shall not be deemed to require LPB to take any action which would otherwise violate any other provision of this Agreement.

5.15 Employee Benefits and Employees.

(a) Neither the terms of Section 6.03 hereof nor the provision of any employee benefits by Horizon or any of its Subsidiaries to employees of LPB or any of its Subsidiaries shall: (a) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of LPB or any of its Subsidiaries; or (b) prohibit or restrict Horizon or its Subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

(b) Before the date that is sixty (60) days prior to Closing, Horizon will use its best efforts to notify LPB of the employees Horizon intends to retain after the Effective Time. Prior to the Closing Date, LPB shall be responsible for timely giving any notices to, and terminating, any employees whose employment will not be continued by Horizon, and LPB shall pay any and all amounts which are then due and payable to such employees in connection with the termination of their employment, including, without limitation, all accrued paid-time off and the severance amounts contemplated by Section 6.03(h) of this Agreement.

(c) Before Closing, with LPB’s prior consent (which consent shall not be unreasonably withheld), Horizon may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for those employees who will be continuing employment with Horizon; provided, however, that such training and other programs shall not materially interfere with or prevent the performance of the normal business operations of LPB.

5.16 Termination of LPB 401(k) Plan.

(a) LPB maintains the LPB 401(k) Plan. LPB shall make contributions to the LPB 401(k) Plan between the date hereof and the Effective Time consistent with the terms of the LPB 401(k) Plan and past practices, including, without limitation, elective deferral contributions of those LPB 401(k) Plan participants who are employed by LPB or its Subsidiaries.

(b) As soon as practicable following the execution of this Agreement, LPB, pursuant to the provisions of the LPB 401(k) Plan, shall, subject to review and approval by Horizon: (i) adopt resolutions to terminate, subject to the consummation of the Merger, the LPB 401(k) Plan effective as of a date that is not later than the day before the Effective Time (the “Plan Termination Date”) and (ii) amend the LPB 401(k) Plan effective as of a date not later than the Plan Termination Date to freeze participation in and benefit accruals under the LPB 401(k) Plan and to provide that no distributions of accrued benefits shall be made from the LPB 401(k) Plan, or its related employee benefit trust, subsequent to the Plan Termination Date until such time as the Internal Revenue Service issues a favorable determination letter to the effect that the plan termination does not adversely affect the LPB 401(k) Plan’s qualification for favorable income tax treatment under the Code, except distributions may be made earlier if required by the terms of the LPB 401(k) Plan upon the occurrence of retirement, death, disability, or termination of employment, or any other event, other than the plan termination, that requires a distribution from the LPB 401(k) Plan. Notwithstanding the preceding provisions, participants with outstanding plan loans under the LPB 401(k) Plan as of the Effective Time shall be permitted to continue repaying such outstanding loans (subject to the terms and conditions of such plan and the related loan procedures) on and after the Effective Time and until such time as plan termination distributions are paid pursuant to the preceding sentence. At such time as the loans are required to be repaid or will be taxed to the borrower if not repaid (the “401(k) Loan Repayment Date”), Horizon, if any, shall cause loans to be made, outside of any tax qualified retirement plan, to those LPSB employees who had loans outstanding under the 401(k) Plan as of the 401(k) Loan Repayment Date, in an amount not to exceed the outstanding loan balance as of the 401(k) Loan Repayment Date, provided that any such LPSB employee completes any necessary documentation and is determined to qualify for such loan under applicable loan policies and underwriting standards of Horizon. Each such refinancing loan shall have a fixed rate of interest not to exceed four percent (4.0%) per annum and shall have an amortization period not to exceed the remaining term of the loan granted under the 401(k) Plan. Horizon agrees to: (1) maintain the LPB 401(k) Plan employer stock fund (but which shall be frozen to additional investments after the Effective Time) until all assets are distributed from the LPB 401(k) Plan in order to preserve potential net unrealized appreciation tax treatment, unless and until Horizon ceases offering Horizon stock as an investment option under all qualified retirement plans maintained by Horizon, (2) permit the LPB 401(k) Plan participants to self-direct their investments after the Plan Termination Date, and (3) not change any of the investment options under the 401(k) Plan unless required by the Code, ERISA or applicable law.

(c) As soon as practicable following the execution of this Agreement, LPB will file, or cause to be filed, with the Internal Revenue Service an application for a favorable determination letter upon termination of the LPB 401(k) Plan (IRS Form 5310 and related attachments) requesting the issuance to

LPB of the favorable determination letter described in the preceding subsection (b). A copy of the competed and filed IRS Form 5310 shall be provided to Horizon at least five (5) business days prior to the Effective Time. Following the Effective Time, Horizon shall use its reasonable best efforts in good faith to obtain the IRS favorable determination letter as promptly as possible, including adopting any amendments to the LPB 401(k) Plan that may be required by the IRS. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the tax-qualified status of the LPB 401(k) Plan upon its termination, the remaining account balances in the LPB 401(k) Plan shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

(d) Any contributions due to the LPB 401(k) Plan for the period prior to the Plan Termination Date, and not yet paid on the Plan Termination Date, will be contributed by LPB as soon as administratively feasible following the Plan Termination Date.

(e) LPB shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to LPB as described in ERISA Section 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the LPB 401(k) Plan.

(f) On or before the Effective Time, LPSB shall have directed the 401(k) Trustees to (i) provide to the LPB 401(k) Plan participants similar notices and materials provided to other LPB shareholders with respect to those matters requiring a vote of the shareholders under this Agreement; (ii) obtain direction from the LPB 401(k) Plan participants as to how to vote those shares of LPB Stock allocated to the accounts of the LPB 401(k) Plan participants with respect to those matters for which shareholder vote is required under this Agreement; (iii) vote those shares of LPB Stock in accordance with the direction of the LPB 401(k) Plan participants and in accordance with Section 9.06 of the Basic Plan Document for the LPB 401(k) Plan; and (iv) vote the shares of LPB Stock for which no participant investment direction has been timely received by the Trustee in accordance with Section 9.06 of the Basic Plan Document for the LPB 401(k) Plan and in a manner determined by the Trustees to be for the exclusive benefit of the LPB 401(k) Plan’s participants and their beneficiaries.

(g) As soon as practicable following the execution of this Agreement, Horizon will amend the Horizon Employees’ Thrift Plan (“Horizon 401(k) Plan”) to permit Continuing Employees to enter the Horizon 401(k) Plan as of the Effective Time, and Continuing Employees will be credited with prior years of service with LPB for purposes of eligibility and vesting (but not benefit accruals). Horizon agrees to permit LPB 401(k) Plan participants who become employees of Horizon to roll over their account balances in the LPB 401(k) Plan to the Horizon 401(k) Plan.

5.17 Disposition of Welfare Benefit and Sec. 125 Plans.

(a) All fully insured welfare benefit (health, dental, vision, prescription drug, EAP, life/AD&D, LTD), and Internal Revenue Code Section 125, or “cafeteria,” plans currently sponsored by LPB or LPSB shall be terminated as of the Effective Time or as soon as administratively practicable after the Effective Time, if directed in writing by Horizon. LPB shall take, or cause to be taken, all actions necessary to terminate all of LPB’s and any Subsidiary’s group insurance policies as of the Effective Time, if instructed in writing by Horizon.

(b) As of the Effective Time, and to the extent not prohibited by applicable law, LPB shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to Horizon and to provide Horizon all necessary financial, enrollment, eligibility, contractual and other information related to its welfare benefit and cafeteria plans to assist Horizon in the administration of such plans, if directed in writing by Horizon.

(c) From the date of this Agreement through the Effective Time, LPB shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under LPB’s fully insured welfare benefit plans; (ii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from compensation; and (iii) pay all eligible claims incurred, in accordance with the terms and conditions of such plan, under the cafeteria plan’s health and dependent care flexible spending accounts prior to the Effective Time.

(d) As of the date of the termination of the LPB cafeteria plan, if any, and if directed by Horizon, the balances in the health flexible spending accounts of Continuing Employees thereunder shall be transferred to the applicable components of the Horizon cafeteria plan. Benefit and compensation deferral elections in effect at that time shall be continued under the Horizon cafeteria plan, subject to subsequent changes as provided in the Horizon plan. All benefit payments related to the transferred balances shall be made in accordance with the Horizon cafeteria plan.

5.18 Subsidiary Mergers and LSBRMI Termination. Following receipt of Stockholder Approval and all Regulatory Approvals, LPB shall, and shall cause each Subsidiary to, use its reasonable best efforts to take such action as necessary to (i) effectuate the LSBRMI Termination as contemplated in Section 1.08 hereof; and (ii) effectuate the Subsidiary Mergers.

5.19 Cooperation on Conversion of Systems. LPB agrees to commence immediately after the date of this Agreement (and continue until Closing or completed) using its commercially reasonable best efforts to ensure an orderly transfer of information, processes, systems and data to Horizon and to otherwise assist Horizon in facilitating the conversion of all of LPB’s systems into, or to conform with, Horizon’s systems (including cooperating with Horizon in the training of LPB’s and its Subsidiaries’ employees on Horizon’s systems), so that, as of the Closing, the systems of LPB are readily convertible to Horizon’s systems to the fullest extent possible without actually converting them prior to the Closing. LPB and Horizon shall meet on a regular basis to discuss and plan for the conversion of LPB’s data processing and related electronic informational systems to those used by Horizon, which planning shall include, without limitation: (i) discussion of possible termination by LPB of third-party service provider arrangements effective at or following the Effective Time; (ii) non-renewal of personal property leases and software licenses used by LPB in connection with its systems operations; and (iii) retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services.

5.20 Installation/Conversion of Equipment. Prior to Closing and after the receipt of Regulatory Approvals, at times mutually agreeable to Horizon and LPB, Horizon may, at Horizon’s sole expense, install teller equipment, platform equipment, security equipment, and computers, at the LPB and LPSB offices, branches and ATM locations, and LPB shall cooperate with Horizon in connection with such installation; provided, however, that such installations shall not interfere with the normal business activities and operations of LPB or LPSB or require material alterations to LPB’s or LPSB’s facilities.

5.21 Supplemental Life Insurance Agreements (BOLI). Prior to the Effective Time, LPB shall, or shall cause LPSB to, take any and all action necessary to terminate in accordance with the terms and conditions thereof and without resulting liability to Horizon or any of its affiliates, The LaPorte Savings Bank Split Dollar Agreements with each of Michele M. Thompson and Daniel P. Carroll.

5.22 Employment Agreements and Change of Control Payments. LPB will pay out all amounts payable upon a change in control pursuant to the employment agreements between LPSB and (i) Lee A. Brady dated February 26, 2008, as amended, and (ii) Michele M. Thompson dated February 26, 2008, as amended (collectively, the “Employment Agreements”), as identified in the LPB Disclosure Schedule, as if the change in control payments contemplated by the Employment Agreements had been triggered by the Merger, provided that, if required, all such agreements shall be amended with the written consent of the affected parties prior to the Effective Time to ensure and expressly provide that no payment shall be made under such agreements or under any other plan, arrangement or agreement applicable to the individual that would constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payment would constitute an “excess parachute payment,” the payment will be reduced to $1.00 less than the amount that would be considered an “excess parachute payment.” The payment of such amounts shall be contingent upon Ms. Thompson and Mr. Brady entering into a mutual termination of employment agreement in a form reasonably acceptable to Horizon and executed concurrent with the execution of this Agreement (the “Mutual Termination of Employment Agreements”), and each of them also entering into the Noncompetition Agreements. Such payments will be made in a lump sum no later than the Effective Time.

5.23 SERP Agreements and Deferred Compensation Agreement. At the Effective Time, Horizon shall assume those certain Supplemental Executive Retirement Agreements with Lee A. Brady, Michele M. Thompson, Patrick W. Collins, Bruce Fisher, and Russ Klosinksi and the Deferred Compensation Agreement with Lee A. Brady (the “Brady DCA” and together with the other agreements, collectively, the “SERPs”) and the timing and amount of the payments thereunder will be made in accordance with the SERP plan documents and which are detailed in Section 5.23 of the LPB Disclosure Schedule. For purposes of clarity, it is understood that neither Horizon nor LPB will terminate the SERPs and the parties will not accelerate the timing of the payments thereunder. Horizon and LPB agree that all amounts payable under the SERPs and DCA on behalf of Lee A. Brady, Bruce Fisher and Russ Klosinksi will be deposited into a separate account within Horizon’s existing irrevocable grantor trust (which shall meet the requirements of Internal Revenue Service Revenue Procedure 92-65 (as amended or superseded from time to time)) at the Effective Time, and all payments due under such SERPs will be made by such trust and from such separate account.

5.24 Mortgage Loan Operations.

(a) At the earlier of five days prior to the Effective Time or after receipt of Stockholder Approval and all Regulatory Approvals, LPB will work to conform its mortgage warehouse operations to Horizon’s standards, including, but not limited to, adopting and/or adhering to Horizon’s mortgage warehouse (i) underwriting standards, which may result in the need for LPSB to exit certain existing relationships; (ii) loan documentation processes and procedures; and (iii) credit underwriting and monitoring processes and procedures.

(b) After Stockholder Approval and all Regulatory Approvals, LPB shall immediately give notice to each mortgage warehouse customer who offers construction loans terminating such product type; provided, however, that if LPB determines that any prior commitments by any such customer commits LPB to make such an advance, LPB shall submit to Horizon for review and approval any such request at least two (2) business days prior to the contemplated funding date.

(c) At the earlier of five days prior to the Effective Time or after receipt of Stockholder Approval and all Regulatory Approvals, LPB shall immediately give notice to each mortgage warehouse customer to discontinue any future purchases of correspondent Mortgage Loans. After the date of this Agreement and until the Effective Time (or until this Agreement is terminated as herein provided), LPB will not, and will cause its Subsidiaries to not, enter into any new agreement allowing any correspondent Mortgage Loans to be placed on a mortgage warehouse line.

(d) At the earlier of five days prior to the Effective Time or after receipt of Stockholder Approval and all Regulatory Approvals, LPB shall give notice to each participant in a mortgage warehouse loan arrangement with LPSB that such participation arrangement will be terminated as of the Effective Time and shall take all steps necessary to terminate all agreements evidencing the same effective as of the Effective Time.

5.25 Amendment and Termination of LPSB ESOP.

(a) LPB shall make contributions to the LPSB ESOP between the date hereof and the Effective Time consistent with the terms of the LPSB ESOP and past practices, including, without limitation, any contributions required pursuant to the terms and conditions of the ESOP Loan Documents.

(b) No later than ten (10) days prior to the Closing Date, LPB, pursuant to the provisions of the LPSB ESOP, shall, subject to review and approval by Horizon: (i) adopt resolutions to terminate, subject to the consummation of the Merger, the LPSB ESOP, effective as of the Closing Date (the “ESOP Termination Date”); (ii) amend the LPSB ESOP effective as of a date not later than the ESOP Termination Date to freeze participation under the LPSB ESOP and to provide that no distributions of accrued benefits shall be made from the LPSB ESOP, or its related employee benefit trust, subsequent to the ESOP Termination Date until such time as the Internal Revenue Service issues a favorable determination letter to the effect that the plan termination does not adversely affect the LPSB ESOP’s qualification for favorable income tax treatment under the Code, except distributions may be made earlier if required by the terms of the LPSB ESOP upon the occurrence of retirement, death, disability, or termination of employment, or any other event, other than the plan termination, that requires a distribution from the LPSB ESOP; (iii) amend the LPSB ESOP to provide that the excess of the proceeds from the sale of shares of LPB Common Stock held by the LPSB ESOP in the ESOP’s unallocated suspense account (“Suspense Shares”) over the unpaid principal and accrued interest of the Exempt Note attributable to the Suspense Shares shall (after repayment of the Exempt Note as contemplated in Section 5.25 of this Agreement) be allocated to the accounts of the ESOP’s participants according to each participant’s proportionate ESOP account balance as of the day before the ESOP Termination Date. Except as provided in this Section 5.25(b) or except to the extent that Horizon ceases offering Horizon stock as an investment option under all qualified plans maintained by Horizon, Horizon agrees that the LPSB ESOP will not dispose of the Horizon common stock received by the LPSB ESOP at the Closing Date in order to preserve potential net unrealized appreciation tax treatment upon the distribution of the Horizon common stock to the LPSB ESOP participants. LPB will file, or cause to be filed, with the Internal Revenue Service an application for a favorable determination letter upon termination of the LPSB ESOP requesting the issuance to LPB of the favorable determination letter described in this Section 5.25(b). A copy of the competed and filed application shall be provided to Horizon at least five (5) business days prior to the Effective Time. On or before the Effective Time, LPB shall direct the Trustee of the LPSB ESOP to cause the unpaid principal balance and accrued interest through the Closing Date of the Exempt Note (such unpaid principal and accrued interest shall be referred to as the “ESOP Loan Balance”) to be repaid to Horizon, as successor in interest to LPB, as of the Closing Date. Repayment of the ESOP Loan Balance shall be made by transferring to Horizon, as successor in interest to LPB, the sum of (i) cash received by the ESOP for the Suspense Shares equal to thirty five percent (35%) of the ESOP Loan Balance, and (ii) a number of shares of Horizon common stock equal to (A) sixty five percent (65%) of the ESOP Loan Balance divided by (B) the fair market value of Horizon common stock as of the Closing Date.

(c) Following the Effective Time, Horizon shall use its best efforts in good faith to obtain the IRS favorable determination letter as promptly as possible, including adopting any amendments to the LPSB ESOP that may be required by the IRS. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the tax-qualified status of the LPSB ESOP upon its termination, the remaining account balances in the LPSB ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

(d) On or before the Effective Time, the ESOP Committee shall have directed Delaware Charter Guarantee & Trust Company (the “ESOP Trustee”), as directed trustee of the ESOP to (i) provide to the ESOP participants similar notices and materials provided to other LPB shareholders with respect to those matters requiring a vote of the shareholders under this Agreement; (ii) obtain direction from the ESOP’s participants as to how to vote those shares of LPB Stock allocated to the accounts of the ESOP’s participants with respect to those matters for which shareholder vote is required under this Agreement; (iii) vote those shares of LPB Stock in accordance with the direction of the ESOP’s participants and in accordance with Section 7.1-1 of the ESOP; and (iv) vote the Suspense Shares and allocated shares of LPB Stock for which no participant investment direction has been timely received by the Trustee in accordance with Section 7.1-1 of the ESOP.

(e) LPB shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to LPB as described in ERISA Section 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the LPSB ESOP.

(f) As soon as practicable following the execution of this Agreement, Horizon will amend the Horizon Employee Stock Ownership Plan (the “Horizon ESOP”) to permit Continuing Employees to enter the Horizon ESOP as of the Effective Time, and Continuing Employees will be credited with prior years of service with LPB for purposes of eligibility and vesting (but not benefit accruals).

5.26 280G Opinion. Prior to the Effective Time, LPB shall use its reasonable best efforts to cause LPB and Horizon to receive confirmation, in a form reasonably satisfactory to LPB and Horizon, from an accounting firm, to the effect that as a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation any termination of employment relating thereto and occurring prior to, at or following the Effective Time), LPB, its Subsidiaries and their respective successors will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual,” as such terms are defined in Section 280G of the Code.

ARTICLE VI.

COVENANTS OF HORIZON

Horizon covenants and agrees with LPB and covenants and agrees to cause its Subsidiaries to act as follows (and, where applicable, LPB covenants and agrees with Horizon as follows):

6.01 Approvals. Horizon shall have primary responsibility of the preparation, filing and costs of all bank regulatory applications required for consummation of the Merger (except those only applicable to LPB or LPSB, if any), and all parties shall file such applications as promptly as practicable after the execution of this Agreement (provided that each party has timely provided all information requested in writing by the other party or its counsel), and in no event later than forty five (45) days after the execution of this Agreement. Horizon shall provide LPB and its counsel appropriate opportunity to review and comment on such bank regulatory applications, including any supplements or amendments to such filings and all responses for additional information and replies to comments, prior to such filings being filed with a bank regulatory agency. Horizon and LPB shall cooperate fully and use commercially reasonable efforts to procure, upon terms and conditions reasonably acceptable to each of them, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement. Horizon shall provide to LPB’s counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications and agrees that it will consult with LPB with respect to such consents, authorizations, approvals, registrations and certificates, and agrees that it will keep LPB apprised of the status of matters relating to completion of the transactions contemplated hereby.

6.02 SEC Registration.

(a) For the purposes (x) of registering the Horizon Common Stock to be offered to holders of LPB Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the LPB shareholders meeting, as soon as practicable following the date of this Agreement, LPB (with the assistance of Horizon as appropriate) shall prepare the required proxy disclosures, in accordance with the rules and regulations of the SEC, to be used in connection with the LPB shareholders meeting to obtain approval for the Merger (the “Proxy Statement”), and Horizon shall use its reasonable best efforts to prepare and file with the SEC, no later than 45 days after the date of this Agreement (provided that each party has timely provided all information requested in writing by the other party or its counsel), a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “1933 Act”) covering the shares of Horizon common stock to be issued pursuant to this Agreement, in which the Proxy Statement will be included as a prospectus. Such registration statement and any amendments and supplements thereto are referred to in this Agreement as the “Registration Statement.” Horizon shall provide LPB and its counsel with appropriate opportunity to review and comment on the Registration Statement, and shall incorporate all appropriate comments thereto prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Horizon shall use its best reasonable efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Horizon shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all blue sky exemptions, authorizations, consents or approvals required for the issuance of Horizon common stock.

(b) The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. Horizon shall provide LPB and its counsel with appropriate opportunity to review and comment on such response and shall incorporate all appropriate comments thereto prior to filing its response with the SEC. If prior to the Effective Time any event occurs with respect to LPB, Horizon or any Subsidiary of LPB or Horizon, respectively, or any change occurs with respect to information supplied by or on behalf of LPB or Horizon, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the

Registration Statement, LPB or Horizon, as applicable, shall promptly notify the other of such event, and LPB or, Horizon, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to LPB’s shareholders and to Horizon’s shareholders.

(c) Horizon shall cause the shares of Horizon Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market (subject to official notice of issuance) prior to the Effective Time.

6.03 Employee Benefit Plans and Employee Payments.

(a) Horizon shall make available to the officers and employees of LPB or any Subsidiary who continue as employees of Horizon or any Subsidiary after the Effective Time (“Continuing Employees”), substantially the same employee benefits as are generally available to all Horizon employees.

(b) Horizon and LPB agree to treat the differences between the vacation and paid time off policies of LPB and any Subsidiary (including, without limitation, any banked paid time) and the vacation and paid time off policies of Horizon as provided in Section 6.03(b) of the LPB Disclosure Schedule, and communicate the proposed reconciliation of the policies to the Continuing Employees prior to the Effective Time. Effective as of the later of the Effective Time or the date on which the Horizon vacation and paid time off policies are made available to the Continuing Employees, such Continuing Employees will be subject to the terms and conditions of the Horizon vacation/paid time off policy in place for similarly situated employees of Horizon, with credit given for all prior years of service with LPB or any Subsidiary for purposes of determining vacation pay eligibility and the amount of such vacation pay.

(c) Continuing Employees will receive credit for prior service with LPB or its Subsidiaries, or their predecessors, for purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Horizon and its Subsidiaries. The Horizon 401(k) Plan will be amended as provided in Section 5.16(f) of this Agreement and the Horizon ESOP will be amended as provided in Section 5.25(f) of this Agreement.

(d) To the extent a LPB employee benefit plan is terminated at or prior to the Effective Time, Continuing Employees shall become eligible to participate in Horizon’s similar employee benefit plans as of the Effective Time. To the extent a LPB employee benefit plan is terminated after the Effective Time, Continuing Employees shall become eligible to participate in Horizon’s similar employee benefit plans on the date of such plan termination. Horizon will: (i) avoid subjecting Continuing Employees to any waiting periods or additional pre-existing condition limitations under the health and dental plans of Horizon or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health and dental plans of LPB; and (ii) give credit under the applicable plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding LPB plan during the balance of the then current 12-month period of coverage.

(e) To the extent permitted under the terms of any tax-qualified retirement plan maintained by Horizon after the Effective Time and subject to the terms and conditions thereof, such plan shall accept “eligible rollover distributions” (within the meaning of Code Section 402(c)(4)) of cash amounts received from the LPB 401(k) Plan with respect to any Continuing Employees.

(f) Horizon may elect to continue to maintain all fully insured employee welfare benefit and cafeteria plans currently in effect at the Effective Time until such time as Horizon determines, in its sole discretion, to modify or terminate any or all of those plans. Claims incurred under the employee welfare benefit and cafeteria plans prior to plan termination shall be paid in accordance with the applicable plan’s claim submission procedures and deadlines.

(g) Until the Effective Time, LPB or a Subsidiary of LPB, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time. Horizon or a Horizon Subsidiary, whichever is applicable, shall, after the Effective Time, be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of LPB or a Subsidiary of LPB who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of LPB or a Subsidiary of LPB who incurs a qualifying event before the Effective Time.

(h) Except for Lee A Brady, Michele M. Thompson, Patrick W. Collins, Kevin N. Beres, and Daniel P. Carroll, and any other employee receiving a separate change in control, severance or similar payment in connection with the Closing of the Merger, those employees of LPSB as of the Effective Time (i) who are still employed by LPSB and who Horizon or its Subsidiaries elect not to employ after the Effective Time or who are terminated other than for cause within twelve (12) months after the Effective Date; and (ii) who sign and deliver a termination and release agreement in a form substantially similar to the agreement provided in Section 6.03(h) of the Horizon Disclosure Schedule, shall be entitled to severance pay equal to one (1) week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with LPSB with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks. Such employees will receive their severance in a lump-sum payment. Furthermore, any of such terminated employees shall be entitled to continuation coverage under Horizon Bank’s group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by such terminated employees. In addition, Horizon, at its expense will provide group career counseling for the LPSB employees who will not be continuing with Horizon and will make professional career counseling services available through its internal employee assistance program of up to four (4) visits per employee. Nothing in this Section shall be deemed to limit or modify Horizon’s or Horizon Bank’s at-will employment policy or any employee’s at will employment status.

6.04 Adverse Actions. During the period from the date of this Agreement to the Effective Time, except with the written consent of LPB, which consent will not be unreasonably withheld, Horizon will, and it will cause each of its Subsidiaries to, use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) reasonably be expected to materially adversely affect the ability of the parties to obtain the regulatory approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement in any material respect; or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date (subject to the standards set forth in Section 7.02(a) hereof) or in any of the conditions set forth in Article VII hereof not being satisfied; provided, however, that the forgoing shall not be deemed to require Horizon to take any action which would otherwise violate any other provision of this Agreement.

6.05 D&O Insurance and Indemnification.

(a) Subject to the limits of applicable federal banking law and regulations, Horizon shall indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of LPB and its Subsidiaries, including LPSB (each, an “Indemnified Party”) for a period of six (6) years following the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director or officer of LPB or any of its Subsidiaries under applicable law or LPB’s, or any such Subsidiaries’, articles of incorporation or bylaws as in effect as of the date of this Agreement.

(b) Subject to the terms and conditions of this Section 6.05(b), Horizon shall cause the persons serving as officers and directors of LPB and LPSB immediately prior to the Effective Time to be covered for a period of six (6) years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by LPB (the “Existing Policy”) or by a policy of at least the same coverage containing terms and conditions which are not materially less favorable (the “Replacement Policy”). Prior to the Effective Time, as instructed by Horizon, LPB shall cause the applicable broker of record for its Existing Policy and its existing Crime (Bond) Policy to be assigned to Horizon’s designee. Such assignments in favor of Horizon’s designee shall be executed by LPB with sufficient time to allow Horizon and its designee to place the insurance required by this Section. The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that Horizon shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of 150% of the annual premium for the current annual term of the Existing Policy (the “Maximum Amount”); and, provided, further, however, that, if notwithstanding the use of commercially reasonable best efforts to do so, Horizon is unable to maintain or obtain the insurance required by this Section 6.05(b), Horizon shall obtain the most advantageous policy of directors’ and officers’ insurance that is available for the Maximum Amount.

(c) The provisions of this Section 6.05 shall survive the Effective Time and the obligations of Horizon provided under this Section 6.05 are intended to be enforceable against Horizon directly by the Indemnified Parties and his or her heirs and personal representatives. Horizon shall pay all reasonable costs, including attorneys’ fees, upon the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 6.05 to the fullest extent permitted under applicable law, the articles of incorporation of LPB or the bylaws of LPB; provided, however, such payment of costs shall be paid by Horizon in advance of the final disposition of such claim, action, suit, proceeding or investigation upon receipt of: (i) written affirmation of an Indemnified Party’s good faith belief that the Indemnified Party is eligible to receive the indemnification provided for in this Section 6.05; and (ii) an unconditional written undertaking by or on behalf of the Indemnified Party to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Horizon as authorized in this Section 6.05.

(d) In the event that either Horizon or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Horizon shall assume the obligations set forth in this Section 6.05.

6.06 Changes and Supplements to Horizon Disclosure Schedules. Horizon shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Horizon Disclosure Schedule with respect to any matters or events after the date of this Agreement arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Horizon Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Horizon contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII.

6.07 La Porte County Advisory Board. Horizon agrees to add, as of the Effective Time, two (2) representatives to Horizon’s La Porte County Advisory Board from the LPB or LPSB Board and/or from the communities served by LPSB, as mutually agreed upon.

6.08 Horizon and Horizon Bank Board. Horizon and Horizon Bank shall take all appropriate action so that, as of the Effective Time and subject to and in accordance with the Bylaws of Horizon and Horizon Bank, Michele M. Thompson shall be appointed as a director of Horizon and Horizon Bank. If the term of the class of directors to which Ms. Thompson is appointed shall expire less than three (3) years of the Effective Time, Horizon and Horizon Bank agree to cause her to be nominated and recommended for election by the shareholders at the next election of directors as long as she continues to meet all of Horizon’s and Horizon Bank’s director qualifications as set forth in their organizational documents, charters, and/or written policies, is otherwise qualified to serve as a director of Horizon and Horizon Bank under all applicable laws and regulations, and is not prohibited from serving in such a capacity by any bank or securities regulatory authority or similar self-governing body with jurisdiction over Horizon or Horizon Bank.

6.09 Issuance of Horizon Common Stock. The Horizon Common Stock to be issued by Horizon to the shareholders of LPB pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The Horizon common stock to be issued to the shareholders of LPB pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Horizon or any other person, firm or entity. The Horizon common stock to be issued to the shareholders of LPB pursuant to this Agreement will not be subject to any restrictions on transfer arising under the 1933 Act, except for Horizon common stock issued to any shareholder of LPB who may be deemed to be an “affiliate” (under the Securities Act) of Horizon after completion of the Merger pursuant to Rule 145 of the Securities Act.

6.10 Community Investment. Horizon agrees that, for a period of five (5) years following the Effective Time, it shall cause Horizon Bank to donate $50,000 annually to nonprofit organizations and/or community schools in the markets served by LPSB. The continuation of these annual donations will be dependent upon Horizon’s continued financial performance, and their permissibility under applicable law, including all banking regulations. These donations shall be administered by Horizon’s La Porte County’s Advisory Board, subject to oversight by the Horizon Bank Board of Directors and/or Horizon’s CEO.

6.11 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, Horizon agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Horizon shall not, and shall not permit any of its Subsidiaries to, knowingly take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede, or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

6.12 Merger Consideration Availability. Horizon agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Horizon Common Stock to fulfill its obligations under this Agreement. Horizon has no reason to believe it will not have a sufficient amount of cash, or have access to a sufficient amount of cash, to fulfill its obligations under this Agreement.

6.13 Short-Swing Trading Exemption. Horizon shall take all steps, as may be necessary or appropriate, to cause the transactions contemplated by Article II and any other dispositions of equity securities of LPB (including derivative securities) or acquisitions of equity securities of Horizon in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3(d) promulgated under the Exchange Act.

6.14 Conduct of Business. After the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of Horizon and its Subsidiaries shall: (1) use commercially reasonable efforts to preserve its business organization intact in all material respects and preserve its present relationships with material customers; (2) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes and which are material to the operation of its business in good operating condition and repair, reasonable wear and tear excepted; (3) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance, in all material respects, with all statutes, laws, rules and regulations applicable to them and to the conduct of its business; and (4) not knowingly do or knowingly fail to do anything which will cause a breach of, or default in, any material contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound.

6.15 Failure to Fulfill Conditions. In the event Horizon determines that a condition to its obligation to complete the Merger cannot be fulfilled, and that it will not waive that condition, it will promptly notify LPB.

ARTICLE VII.

CONDITIONS PRECEDENT TO THE MERGER

7.01 Conditions Precedent to Horizon’s Obligations. The obligation of Horizon to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Horizon, provided, however, that the conditions set forth in Sections 7.01(d), (e), (f), (i) and (j) cannot be waived by Horizon:

(a) Representations and Warranties. The representations and warranties of LPB set forth in Sections 3.03(a), 3.23(a) and 3.23(o) (in each case, after giving effect to the first paragraph of Article III) shall be true, accurate and correct (other than, in the case of Section 3.03(a), such failures to be true, accurate and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of LPB set forth in Sections 3.01, 3.02(a), 3.02(b)(i) and (ii), 3.03(c), 3.08, 3.22 and 3.35 (in each case, after giving effect to the first paragraph of Article III) shall be true, accurate and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of LPB set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the first paragraph of Article III) shall be true, accurate and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true, accurate and correct unless the failure or failures of such representations and warranties to be so true, accurate and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on LPB.

(b) Covenants. Each of the covenants and agreements of LPB shall have been fulfilled or complied with, in all material respects, at or prior to the Effective Time.

(c) Deliveries at Closing. Horizon shall have received from LPB at the Closing (as defined in Section 10.01) the items and documents, in form and content reasonably satisfactory to Horizon, set forth in Section 10.02(b).

(d) Registration Statement Effective. Horizon shall have registered its shares of Horizon common stock to be issued to shareholders of LPB in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by Horizon. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(e) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (“Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which would (i) following the Effective Time, have a Material Adverse Effect on Horizon or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Horizon would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(f) Shareholder Approval. The shareholders of LPB shall have approved and adopted this Agreement as required by applicable law and the terms of this Agreement.

(g) Officers’ Certificate. LPB shall have delivered to Horizon a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of LPB contained in Article III are true, accurate and correct subject to the standard specified in Section 7.01(a); (ii) all the covenants of LPB have been complied with in all material respects at or prior to the Effective Time; and (iii) LPB has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(h) Tax Opinion. The Board of Directors of Horizon shall have received a written opinion of the law firm of Barnes & Thornburg LLP, dated as of the Closing Date, in form and content reasonably satisfactory to Horizon, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of LPB, except with respect to the Cash Consideration and the cash received by the shareholders of LPB for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.05 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(i) Material Proceedings. None of Horizon, LPB, or any of their Subsidiaries, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal the completion of the Merger.

(j) Listing. The shares of Horizon common stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(k) Notice of Termination of Data Processing Agreement. LPSB shall have provided notice of termination to Jack Henry & Associates, Inc. (“JHA”) under that certain Master Software License Maintenance and Services Agreement, dated February 28, 2008 (including related exhibits and schedules), as amended, between LPSB and JHA.

(l) LPB Consolidated Shareholder’s Equity. As of the end of the month prior to the Effective Time, the LPB Consolidated Shareholders’ Equity (as defined in this Section 7.01(l)), shall not be less than $84.4 million. “LPB Consolidated Shareholders’ Equity” shall be the consolidated shareholders’ equity of LPB and all of its Subsidiaries determined in accordance with GAAP consistently applied for prior periods; provided, however, that (A) any accruals established by LPB or any Subsidiary of LPB pursuant to Section 5.05(b); (B) any changes to the valuation of the LPSB investment portfolio attributed to ASC 320, whether upward or downward, from September 30, 2015 until the measurement date; (C) the aggregate expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by LPB or any Subsidiary of LPB in connection with this Agreement or the transactions contemplated hereby; (D) any amounts paid or payable to any director, officer or employee of LPB or any Subsidiary of LPB under any contract, severance arrangement, benefit plan or employment practice of LPB or any Subsidiary of LPB and all other payroll and non-payroll related costs and expenses; (E) costs associated with the termination of the 401(k) Plan, the ESOP and any other employee benefit plan, except as otherwise expressly provided herein; and, (F) costs associated with the termination of the JHA data processing agreement, (G) cash dividends permitted to be paid to shareholders of LPB pursuant to Section 5.03(a)(ii) and the dividends payable by LSB Real Estate, Inc. on the outstanding 125 shares of 12.5% Series A preferred stock held by investors other than LSB Investments, Inc.; and (H) any other expenses incurred in connection with the transactions contemplated hereby; in each case incurred or to be incurred by LPB or any LPB Subsidiary through the Effective Time in connection with this Agreement and the transactions contemplated hereby, will not reduce or impact the calculation of the LPB Consolidated Shareholders’ Equity for purposes of this Section.

(m) Consents. LPB shall have obtained or caused to be obtained (a) all written consents, if any, required under the Material Contracts, and (b) all permits, authorizations, other written consents, permissions and approvals as required for the lawful consummation of this Merger and as required under all agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement.

7.02 Conditions Precedent to LPB’s Obligations. The obligation of LPB to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by LPB provided, however, that the conditions set forth in Sections 7.02(d), (e), (f), (i) and (j) cannot be waived by LPB:

(a) Representations and Warranties. The representations and warranties of Horizon set forth in Sections 4.03(a) and 4.20 (in each case, after giving effect to the first paragraph of Article IV) shall be true, accurate and correct (other than, in the case of Section 4.03(a), such failures to be true, accurate and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Horizon set forth in Sections 4.01, 4.02(a), 4.02(b)(i) and (ii), and 4.07 (in each case, after giving effect to the first paragraph of Article IV) shall be true, accurate and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Horizon set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the first paragraph of Article IV) shall be true, accurate and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true, accurate and correct unless the failure or failures of such representations and warranties to be so true, accurate and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Horizon.

(b) Covenants. Each of the covenants and agreements of Horizon shall have been fulfilled or complied with, in all material respects, at or prior to the Effective Time.

(c) Deliveries at Closing. LPB shall have received from Horizon at the Closing the items and documents, in form and content reasonably satisfactory to LPB, listed in Section 10.02(a) hereof.

(d) Registration Statement Effective. Horizon shall have registered its shares of Horizon common stock to be issued to shareholders of LPB in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by Horizon. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(e) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(f) Shareholder Approval. The shareholders of LPB shall have approved and adopted this Agreement as required by applicable law and the terms of this Agreement.

(g) Officers’ Certificate. Horizon shall have delivered to LPB a certificate signed by its Chief Executive Officer and its Secretary, dated as of the Closing Date, certifying that: (i) the representations and warranties of Horizon contained in Article IV are true, accurate and correct subject to the standard specified in Section 7.02(a) above; (ii) all the covenants of Horizon have been complied with in all material respects at or prior to the Effective Time; and (iii) Horizon has satisfied and fully complied with all conditions necessary to make this Agreement effective as of the Closing Date.

(h) Tax Opinion. The Board of Directors of LPB shall have received a written opinion of the law firm of Barnes & Thornburg LLP, dated as of the Effective Time, in form and content reasonably satisfactory to LPB, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of LPB, except with respect to the Cash Consideration and the cash received by the shareholders of LPB for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.05 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(i) Listing. The shares of Horizon common stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(j) Material Proceedings. None of Horizon, LPB, or any Subsidiary of Horizon or LPB, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal the completion of the Merger.

ARTICLE VIII.

TERMINATION OF MERGER

8.01 Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows:

(a) by the mutual written consent of Horizon and LPB;

(b) by either of LPB or Horizon by written notice to the other:

(i) if this Agreement and the Merger are not approved by the requisite vote of the shareholders of LPB at the meeting of shareholders of LPB contemplated in Section 5.01;

(ii) (x) if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment or injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable, or (y) if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial (despite the reasonable best efforts of the parties hereto to appeal or reverse such denial) has become final and non-appealable; or (z) any application, filing or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable Governmental Authority; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (x), (y) and (z) above;

(iii) if the consummation of the Merger shall not have occurred on or before February 28, 2017 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party whose material breach of any representation, warranty, covenant or other agreement contained in this Agreement causes the failure of the Merger to occur on or before the Outside Date; or

(c) by written notice from Horizon to LPB, if:

(i) any event shall have occurred which is not capable of being cured prior to or on the Outside Date and would result in any condition set forth in Section 7.01 not being satisfied prior to or on the Outside Date (provided, that Horizon is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(ii) LPB breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, and such condition is incapable of being satisfied prior to or on the Outside Date or such breach has not been cured by LPB within twenty (20) business days after LPB’s receipt of written notice of such breach from Horizon (provided, that Horizon is not then in material breach of any representation, warranty, covenant or other agreement contained herein); or

(iii) there shall have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has had, individually or in the aggregate, a Material Adverse Effect on LPB.

(d) by written notice from LPB to Horizon if:

(i) any event shall have occurred which is not capable of being cured prior to or on the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to or on the Outside Date (provided, that LPB is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(ii) Horizon breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and such condition is incapable of being satisfied prior to or on the Outside Date or such breach has not been cured by Horizon within twenty (20) business days after Horizon’s receipt of written notice of such breach from LPB (provided, that LPB is not then in material breach of any representation, warranty, covenant or other agreement contained herein); or

(iii) there shall have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstances or state of facts that has had, individually or in the aggregate, a Material Adverse Effect on Horizon.

(e) by written notice from Horizon to LPB:

(i) if the LPB Board of Directors shall fail to include its recommendation to approve the Merger in the Proxy Statement;

(ii) in the event of an Adverse Recommendation Change;

(iii) if the LPB Board shall approve any Acquisition Proposal or publicly recommend that the holders of LPB Common Stock accept or approve any Acquisition Proposal; or

(iv) if LPB shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal.

(f) by written notice by Horizon to LPB if a quorum could not be convened at the meeting of shareholders of LPB contemplated in Section 5.01 or at a reconvened meeting held at any time prior to or on the Outside Date.

(g) by written notice by LPB to Horizon at any time during the five (5) day period commencing on the Determination Date if, and only if, both of the following conditions are satisfied, such termination to be effective on the fifth (5th) business day following the date LPB provides notice to Horizon after the Determination Date as set forth below:

(i) the Horizon Market Value on the Determination Date is less than $20.58; and

(ii) the number obtained by dividing the Horizon Market Value by the Initial Horizon Market Value shall be less than the number obtained by dividing (A) the Final Index Price by (B) the Initial Index Price minus 0.15;

subject, however, to the following three sentences. If LPB elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to Horizon. During the five (5) business day period commencing with its receipt of such notice, Horizon shall have the option to increase the Exchange Ratio to equal the lesser of (i) a quotient, the numerator of which is equal to the product of the Initial Horizon Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.15 and the denominator of which is equal to the Horizon Market Value on the Determination Date; or (ii) the quotient determined by dividing the Initial Horizon Market Value by the Horizon Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.85. If within such five (5) business day period, Horizon delivers written notice to LPB that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies LPB of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) and all other approvals and consents necessary for consummation of the Merger have been received (disregarding any waiting period).

“Final Index Price” means the average of the daily closing value of the Index for the fifteen (15) consecutive trading days immediately preceding the Determination Date.

“Index” means the SNL Small Cap U.S. Bank and Thrift Index or, if such Index is not available, such substitute or similar Index as substantially replicates the SNL Small Cap U.S. Bank and Thrift Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Horizon Market Value” means $24.21, adjusted as indicated in the last sentence of this Section 8.01(g).

“Initial Index Price” means the closing value of the Index on the date immediately prior to the date of this Agreement.

“Horizon Market Value” means the average of the daily closing sales prices of a share of Horizon’s common stock, rounded to the nearest cent, during the fifteen (15) consecutive trading days immediately preceding the Determination Date; provided, however, that closing sales prices shall only be used for days during which Horizon’s shares are actually traded on the NASDAQ Global Select Market.

If Horizon or any company belonging to the Index declares or effects a stock dividend, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(g).

8.02 Effect of Termination.

(a) Subject to the remainder of this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Horizon or LPB and each of their respective subsidiaries, directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in Section 5.06, this Section 8.02 and Article XI, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Agreement, including this Section 8.02, except for the amounts payable pursuant to subsections (b), (c) or (d), shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement or any related agreement.

(b) LPB shall pay to Horizon an amount in cash equal to $3,764,000 (the “Termination Fee”) if:

(i) this Agreement is terminated by Horizon pursuant to Section 8.01(e); or

(ii) after the occurrence of an Acquisition Proposal, this Agreement is terminated by either party pursuant to Section 8.01(b)(i) as a result of the failure of LPB’s shareholders to approve the Agreement and the Merger by the requisite vote or by Horizon pursuant to Section 8.01(f); in each case, prior to the date that is twelve (12) months after such termination, LPB or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is consummated before or after the termination of this Agreement); or

(iii) this Agreement is terminated by either LPB or Horizon pursuant to Section 8.01(b)(iii) and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is twelve (12) months after such termination LPB or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated.

(iv) this Agreement is terminated by Horizon pursuant to Section 8.01(c)(ii) after the occurrence of an Acquisition Proposal, and prior to the date that is twelve (12) months after such termination, LPB or any of its Subsidiaries enters into any Acquisition Agreement or such Acquisition Proposal is consummated.

(c) Any fee due under Section 8.02(b) shall be paid by LPB by wire transfer of same day funds within three business days after written demand for payment is made by Horizon.

(d) In the event Horizon would be entitled to the Termination Fee pursuant to Section 8.02(b), then Horizon may elect, in its sole discretion, to terminate this Agreement and require the payment of such Termination Fee, in which event the Termination Fee shall be the sole and exclusive remedy for such termination event and such fee shall constitute liquidated damages; provided, however, this Agreement shall not be terminated until the Termination Fee is paid in full. LPB acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Horizon would not have entered into this Agreement. Accordingly, if LPB fails promptly to pay the Termination Fee, and, in order to obtain such payment, Horizon commences a suit that results in a judgment against LPB for the Termination Fee, LPB shall also pay to Horizon its reasonable costs and expenses (including attorneys’ and accountants’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest at the national prime rate in effect on the date such payment was required to be made.

ARTICLE IX.

EFFECTIVE TIME OF THE MERGER

Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective on the day and at the time specified in the Articles of Merger of Horizon and LPB as filed with the Indiana Secretary of State and the Maryland Department of Assessments and Taxation (the “Effective Time”). Unless otherwise mutually agreed to by the parties hereto, the parties shall cause the Effective Time to occur on the first day of the month after the later to occur of (a) all conditions precedent to the Merger set forth in this Agreement have been fulfilled, and (b) all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger have expired.

ARTICLE X.

CLOSING

10.01 Closing Date and Place. So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the “Closing”) will take place on the date determined to be the date of the Effective Time by Article IX hereof (the “Closing Date”) at a location to be reasonably determined by Horizon.

10.02 Deliveries.

(a) At the Closing, Horizon will deliver to LPB the following:

(i) the officers’ certificate contemplated by Section 7.02(g) hereof;

(ii) copies of all Regulatory Approvals necessary to consummate the Merger;

(iii) copies of the resolutions adopted by the Board of Directors of Horizon, certified by the Secretary of Horizon relative to the approval of this Agreement and the Merger;

(iv) the tax opinion required by Section 7.02(h) hereof;

(v) evidence of the purchase of director and officer liability insurance for the benefit of the Indemnified Parties in accordance with Section 6.05; and

(vi) such other documents and information as LPB or its legal counsel may reasonably request.

(b) At the Closing, LPB will deliver to Horizon the following:

(i) the officers’ certificate contemplated by Section 7.01(g) hereof;

(ii) copies of the resolutions adopted by the Board of Directors and shareholders of LPB certified by the Secretary of LPB relative to the approval of this Agreement and the Merger;

(iii) the tax opinion required by Section 7.01(h) hereof;

(iv) the 280G opinion required by Section 5.26 hereof; and

(v) such other documents and information as Horizon or its legal counsel may reasonably request.

ARTICLE XI.

MISCELLANEOUS

11.01 No Assignment. This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. Except as provided by Section 6.05 (dealing with rights to indemnification and advancements of expenses, and the rights to insurance coverage, provided to certain persons), the representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, other than the right of LPB, on behalf of its shareholders, to pursue damages in the event of fraud or an intentional breach of this Agreement as provided in Section 8.02(a) hereof.

11.02 Waiver; Amendment.

(a) The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any permitted condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

(b) This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

11.03 Notices. All notices, requests and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, or delivered by overnight express receipted delivery service as follows:

If to Horizon:	with a copy (which shall not constitute notice) to:

Horizon Bancorp	Barnes & Thornburg LLP
515 Franklin Street	11 South Meridian Street
Michigan City, IN 46360	Indianapolis, IN 46204-3535
Attn: Craig M. Dwight	Attn: Curt W. Hidde
CEO and Chairman

And

If to LPB:	with a copy (which shall not constitute notice) to:

LaPorte Bancorp, Inc.
710 Indiana Avenue	Luse Gorman, PC
La Porte, IN 46350	5335 Wisconsin Avenue, NW Suite 780
Attn: Michele Thompson,	Washington, DC 20015
President and Chief Financial	Attn: Kip A. Weissman
Officer	Benjamin M. Azoff

or such substituted address or Person as any of them has given to the other in writing. All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; or (c) if delivered by overnight express delivery service, on the next business day after deposit with such service.

11.04 Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

11.05 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

11.06 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.

11.07 Governing Law; Enforcement; Specific Performance; Jury Trial. This Agreement (and any and all other documents, agreements and instruments entered into in connection with the Merger and any related transaction; collectively, the “Related Agreements”) shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement or any Related Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of La Porte County, Indiana or the United States District Court for the Northern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any provision of this Agreement or any Related Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement or any Related Agreement and to enforce specifically the terms and provisions of this Agreement or any Related Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY RELATED AGREEMENT.

11.08 Entire Agreement. This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein and except for the confidentiality letter agreement dated November 23, 2015, by and between the parties (the “Confidentiality Agreement”). Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

11.09 Survival of Representations, Warranties or Covenants. Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter the parties will have no further liability with respect thereto. The covenants contained in Section 8.02 and this Article XI shall survive termination of this Agreement and remain in full force and effect. The covenants contained in Sections 1.01, 1.05, 2.06, 5.16, 5.17, 5.18, 5.21, 5.22, 5.23, 6.03, 6.05, 6.07, 6.08 and all of the provisions of this Article XI shall survive the Effective Time.

11.10 Expenses. Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.

11.11 Certain References. Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice versa, and the masculine or neuter gender shall include the masculine, feminine and neuter genders. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term “business day” will mean any day except Saturday and Sunday when Horizon Bank, in Michigan City, Indiana, is open for the transaction of business.

[Signature Page Follows]

IN WITNESS WHEREOF, Horizon and LPB have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

HORIZON BANCORP

By:	/s/ Craig M. Dwight
Craig M. Dwight
CEO & Chairman

LAPORTE BANCORP, INC.

By:	/s/ Lee A. Brady
Lee A. Brady
Chief Executive Officer

INDEX OF EXHIBITS

Exhibit 2.03	Option Cancellation Agreement
Exhibit 5.01	Voting Agreement

INDEX OF SCHEDULES

Schedule 3.0	LPB Knowledge Group
Schedule 3.01(a)	Subsidiaries of LPB
Schedule 3.01(b)	Subsidiaries of LPSB
Schedule 3.02(b)	Conflicts
Schedule 3.03(a)	Options
Schedule 3.03(b)	Liens on Subsidiary Stock
Schedule 3.03(c)	Other Securities and Stock Option and Similar Plans
Schedule 3.05(b)	Insider Loans
Schedule 3.07(a)	Litigation and Pending Proceedings
Schedule 3.09(a)	Material Contracts
Schedule 3.11(a)	Owned and Leased Real Property
Schedule 3.12(a)	Loans
Schedule 3.13	Indebtedness
Schedule 3.15(a)	Non-Compliance with Employee Benefit Plans
Schedule 3.15(c)	Former Employee Benefits
Schedule 3.15(e)	Employee Benefit Plans and Agreements
Schedule 3.15(g)	Acceleration of Employee Benefits
Schedule 3.15(i)	280G Payments
Schedule 3.16	Employee Agreements
Schedule 3.18	Tax Audits
Schedule 3.20	List of Insurance Policies
Schedule 3.22	Broker’s, Finder’s or Other Fees
Schedule 3.23	LPB Interim Events
Schedule 3.24	Insider Transactions
Schedule 3.25(a)	Indemnity Agreements
Schedule 3.31	LPB and LPSB Agreements with Regulatory Agencies
Schedule 4.0	Horizon Knowledge Group
Schedule 4.03(b)	Liens on Horizon Bank Stock
Schedule 4.10	Horizon Tax Audits
Schedule 5.03(b)	Ordinary Conduct of Business Exceptions
Schedule 5.03(b)(vi)	LPSB Bonuses
Schedule 5.23	LPB SERP Payments
Schedule 6.03(b)	Vacation and Paid Time Off Reconciliation
Schedule 6.03(h)	Termination and Release Agreement

EXHIBIT 2.03

OPTION CANCELLATION AGREEMENT

(See attached)

OPTION CANCELLATION AGREEMENT

The undersigned represents and warrants that he/she is the legal and beneficial owner of one or more options to purchase shares of common stock, $0.01 par value, of LAPORTE BANCORP, INC. (“LPB”) which was issued to the undersigned under The LaPorte Bancorp, Inc. 2011 Equity Incentive Plan or The LaPorte Bancorp, Inc. 2014 Equity Incentive Plan are described on Schedule 1 attached hereto (the “Options”). The Options are evidenced by one or more stock option grant agreements (the “Stock Option Agreements”).

The undersigned acknowledges that LPB has agreed to merge with Horizon Bancorp, and acknowledges and agrees that in connection therewith, the holders of the LPB stock options are required to convert their stock options into cash pursuant to Section 2.03 of the Agreement and Plan of Merger dated March 10, 2016.

The undersigned acknowledges and agrees that he/she shall be entitled to receive, in connection with the merger and payable within five (5) business days after the Closing Date of the merger, a cash payment equal to the difference between $17.50 and the per share exercise price for each share of LPB common stock subject to the Options, including any non-vested options, owned by the undersigned, provided, however, that there shall be withheld from such cash payment any taxes required to be withheld by applicable law, and recognizes and agrees that the Stock Option Agreements (and all other agreements or instruments evidencing the ownership of the Options held by the undersigned) shall be cancelled and be of no further force and effect upon the payment noted above.

IN WITNESS WHEREOF, the undersigned has executed this Agreement on the      day of             , 2016.

OPTIONHOLDER

Signature

Name Printed

ACCEPTED AND AGREED to this      day of             , 2016.

HORIZON BANCORP

By:

Printed:

Title:

SCHEDULE 1

STOCK OPTIONS

Date of Grant:	No. of Options:	Exercise Price:		Amount of Payment at Closing Date
		$		$
		$		$
		$		$
		$		$
		$		$

TOTAL			N/A	$

EXHIBIT 5.01

VOTING AGREEMENT

(See attached)

VOTING AGREEMENT

Each of the undersigned, being all of the directors and executive officers of LAPORTE BANCORP, INC. (“LPB”) and THE LAPORTE SAVINGS BANK, an Indiana state-chartered savings bank and wholly-owned subsidiary of LPB (“LPSB”) having, in the case of the LPB directors, voted for the approval and adoption by LPB of that certain Agreement and Plan of Merger (“Agreement and Plan of Merger”) among LPB and Horizon Bancorp (“Horizon”), whereby Horizon will acquire all of the outstanding capital stock of LPB in exchange for shares of Horizon common stock, no par value per share (the “Holding Company Merger”), in consideration of the benefits to be derived from the consummation of such merger and in consideration of the mutual agreements made in the Agreement and Plan of Merger and herein, and in order to induce Horizon to execute and deliver the Agreement and Plan of Merger to LPB and to proceed with the consummation of the Holding Company Merger and to incur the expenses required in connection therewith, hereby irrevocably (in his or her individual capacity and not in his or her capacity as a director or officer of LPB and LPSB) covenants and agrees with Horizon that:

(a) will vote all shares of common stock of LPB (“LPB Common Stock”) now or hereafter beneficially owned by him or her, in person or by proxy, at any meeting of the shareholders of LPB or adjournments thereof, in favor of the approval and adoption of the Agreement and Plan of Merger and the Holding Company Merger (provided that the term “LPB Common Stock” shall not include: (1) any securities beneficially owned by the undersigned as a trustee or fiduciary; (2) any shares as to which the undersigned does not have, directly or indirectly, sole voting power; (3) any unexercised stock options to purchase shares of LPB Common Stock); and

(b) until such time as the Holding Company Merger has been consummated or the Agreement and Plan of Merger has been duly terminated in accordance with the provisions thereof, will not transfer any shares of LPB Common Stock, or any right or option with respect thereto or any interest therein, including any shares of restricted stock, other than: (a) to any immediate family member of the undersigned, or to a trust for the benefit of the undersigned or his or her immediate family members or upon the undersigned’s death; provided that, as a precondition to such permitted transfer, the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to Horizon; (b) transfers by will or operation or law; (c) transfers in connection with estate planning or similar purposes, including transfers to relatives, trusts, foundations and charitable organizations, subject to the transferee first agreeing in writing to abide by the terms of this Agreement; (d) the withholding of LPB Common Stock by LPB to satisfy tax obligations upon the vesting of any shares of restricted stock or the exercise of stock options; or (e) such transfers as Horizon may otherwise permit in its sole discretion.

The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and/or beneficial owner of (and has sole rights to vote and to dispose of) the number of shares of LPB Common Stock indicated beside his or her signature below.

This Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the consummation of the Holding Company Merger; (b)

the termination of the Agreement and Plan of Merger in accordance with its terms; or (c) the taking of such action whereby a majority of LPB’s Board of Directors, in accordance with the terms and conditions of Section 5.06 of the Agreement and Plan of Merger, withdraws its favorable recommendation of the Agreement and Plan of Merger to the shareholders of LPB.

This Voting Agreement may be executed in one or more counterparts and delivered by facsimile, pdf or other means of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Voting Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of La Porte County, Indiana or the United States District Court for the Northern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS VOTING AGREEMENT.

It is understood and agreed that the provisions of this Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of LPB Common Stock and is not in any way intended to affect the exercise by the undersigned of the undersigned’s responsibilities as a director or executive officer of LPB. It is further understood and agreed that this Agreement is not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of LPB Common Stock held or controlled by the undersigned as of the date hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

EXECUTED AND DELIVERED as of March 10, 2016.

EXECUTIVE OFFICERS:

(85,476 shares)
Lee A. Brady

(67,291 shares)
Michele M. Thompson

(29,004 shares)
Patrick W. Collins

(44,185 shares)
Kevin N. Beres

(19,012 shares)
Daniel P. Carroll

DIRECTORS:

(33,574 shares)
Paul G. Fenker

(39,399 shares)
Ralph F. Howes

(10,568 shares)
Mark A. Krentz

(51,532 shares)
L. Charles Lukmann, III

(24,064 shares)
Jerry L. Mayes

(21,107 shares)
Dale A. Parkison

(26,639 shares)
Robert P. Rose

Appendix B

March 10, 2016

Board of Directors

LaPorte Bancorp, Inc.

710 Indiana Avenue

LaPorte, IN 46350

Members of the Board of Directors:

We understand that Horizon Bancorp (“Horizon” or “Buyer”) and Horizon Bank, National Association (“Horizon Bank”), a wholly-owned subsidiary of Horizon, LaPorte Bancorp, Inc. (the “Company”) and The LaPorte Savings Bank, an Indiana-chartered savings bank and wholly-owned subsidiary of the Company (“Company Bank”), propose to enter into the Agreement (defined below) pursuant to which, among other things, (i) the Company will merge with and into Horizon (“HC Merger”), (ii) immediately following the HC Merger, the Company Bank will be merged into Horizon Bank (the “Bank Merger”, and together with the HC Merger, the “Transaction”), (iii) and that, in connection with the Transaction, each outstanding share of common stock, $0.01 par value per share, of the Company (the “Common Stock”) shall become and be converted into the right to receive in accordance with Article II of the Agreement, at the election of the holder thereof, either (or a combination of): (A) 0.629 shares of Horizon common stock, without par value (the “Stock Consideration”), or (B) $17.50 in cash (the “Cash Consideration”) (with the Stock Consideration and the Cash Consideration collectively referred to herein as the “Merger Consideration”); subject to certain limit on the election. The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Merger Consideration to be received by the holders of the Common Stock in the Transaction pursuant to the Agreement is fair from a financial point of view to such holders. For purposes of this Opinion, and with your consent, we have assumed the value of the Merger Consideration to be $16.02 per share.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger by and among Horizon and the Company dated as of March 9, 2016 (the “Agreement”);

2.	reviewed certain information related to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including, but not limited to, financial projections prepared by the management of the Company relating to the Company for the periods ending December 31, 2016 - 2020, as approved for our use by the Company (the “Projections”);

Board of Directors

LaPorte Bancorp, Inc.

March 10, 2016

3.	reviewed the Company’s and Buyer’s recent public filings and certain other publicly available information regarding the Company and Buyer;

4.	reviewed financial, operating and other information regarding the Company and the industry in which it operates;

5.	reviewed the financial and operating performance of the Company and those of other selected public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions we deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for the Common Stock, and reviewed the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate; and

9.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. In addition, we have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or Horizon. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company. We have been authorized by the Company to rely upon such forecasts, and other information and data, including the Projections for the Company and Horizon, and we express no view as to any such forecasts or other information or data, or the bases or assumptions on which they were prepared. We have assumed that each party to the Agreement would advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the

222 South Riverside Plaza – 7th Floor // Chicago, IL 606062

T 312.612.7785 // raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC

Board of Directors

LaPorte Bancorp, Inc.

March 10, 2016

Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.

We have relied upon, without independent verification, the assessment of the Company’s management and its legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of March 9, 2016 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Board with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. This letter does not express any opinion as to the likely trading range of Horizon stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Horizon at that time. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Common Stock.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we

222 South Riverside Plaza – 7th Floor // Chicago, IL 606063

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Raymond James & Associates, Inc., member New York Stock Exchange/SIPC

Board of Directors

LaPorte Bancorp, Inc.

March 10, 2016

have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Transaction.

In formulating our opinion, we have considered only what we understand to be the consideration to be received by the holders of Common Stock as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of the Common Stock or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Horizon or the ability of the Company or Horizon to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and Horizon for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Horizon or other participants in the Transaction in the future, for which Raymond James may receive compensation.

222 South Riverside Plaza – 7th Floor // Chicago, IL 606064

T 312.612.7785 // raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC

Board of Directors

LaPorte Bancorp, Inc.

March 10, 2016

It is understood that this letter is for the information of the Board of Directors of the Company (solely in each directors capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced or used for any other purpose without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Common Stock in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

222 South Riverside Plaza – 7th Floor // Chicago, IL 606065

T 312.612.7785 // raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC

Appendix C

VOTING AGREEMENT

Each of the undersigned, being all of the directors and executive officers of LAPORTE BANCORP, INC. (“LPB”) and THE LAPORTE SAVINGS BANK, an Indiana state-chartered savings bank and wholly-owned subsidiary of LPB (“LPSB”) having, in the case of the LPB directors, voted for the approval and adoption by LPB of that certain Agreement and Plan of Merger (“Agreement and Plan of Merger”) among LPB and Horizon Bancorp (“Horizon”), whereby Horizon will acquire all of the outstanding capital stock of LPB in exchange for shares of Horizon common stock, no par value per share (the “Holding Company Merger”), in consideration of the benefits to be derived from the consummation of such merger and in consideration of the mutual agreements made in the Agreement and Plan of Merger and herein, and in order to induce Horizon to execute and deliver the Agreement and Plan of Merger to LPB and to proceed with the consummation of the Holding Company Merger and to incur the expenses required in connection therewith, hereby irrevocably (in his or her individual capacity and not in his or her capacity as a director or officer of LPB and LPSB) covenants and agrees with Horizon that:

(a) will vote all shares of common stock of LPB (“LPB Common Stock”) now or hereafter beneficially owned by him or her, in person or by proxy, at any meeting of the shareholders of LPB or adjournments thereof, in favor of the approval and adoption of the Agreement and Plan of Merger and the Holding Company Merger (provided that the term “LPB Common Stock” shall not include: (1) any securities beneficially owned by the undersigned as a trustee or fiduciary; (2) any shares as to which the undersigned does not have, directly or indirectly, sole voting power; (3) any unexercised stock options to purchase shares of LPB Common Stock); and

(b) until such time as the Holding Company Merger has been consummated or the Agreement and Plan of Merger has been duly terminated in accordance with the provisions thereof, will not transfer any shares of LPB Common Stock, or any right or option with respect thereto or any interest therein, including any shares of restricted stock, other than: (a) to any immediate family member of the undersigned, or to a trust for the benefit of the undersigned or his or her immediate family members or upon the undersigned’s death; provided that, as a precondition to such permitted transfer, the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to Horizon; (b) transfers by will or operation or law; (c) transfers in connection with estate planning or similar purposes, including transfers to relatives, trusts, foundations and charitable organizations, subject to the transferee first agreeing in writing to abide by the terms of this Agreement; (d) the withholding of LPB Common Stock by LPB to satisfy tax obligations upon the vesting of any shares of restricted stock or the exercise of stock options; or (e) such transfers as Horizon may otherwise permit in its sole discretion.

The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and/or beneficial owner of (and has sole rights to vote and to dispose of) the number of shares of LPB Common Stock indicated beside his or her signature below.

This Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the consummation of the Holding Company Merger; (b) the termination of the Agreement and Plan of Merger in accordance with its terms; or (c) the taking of such action whereby a majority of LPB’s Board of Directors, in accordance with the terms and conditions of Section 5.06 of the Agreement and Plan of Merger, withdraws its favorable recommendation of the Agreement and Plan of Merger to the shareholders of LPB.

This Voting Agreement may be executed in one or more counterparts and delivered by facsimile, pdf or other means of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Voting Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of La Porte County, Indiana or the United States District Court for the Northern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS VOTING AGREEMENT.

It is understood and agreed that the provisions of this Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of LPB Common Stock and is not in any way intended to affect the exercise by the undersigned of the undersigned’s responsibilities as a director or executive officer of LPB. It is further understood and agreed that this Agreement is not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of LPB Common Stock held or controlled by the undersigned as of the date hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

EXECUTED AND DELIVERED as of March 10, 2016.

EXECUTIVE OFFICERS:

/s/ Lee A. Brady	(85,476 shares)
Lee A. Brady

/s/ Michele M. Thompson	(67,291 shares)
Michele M. Thompson

/s/ Patrick W. Collins	(29,004 shares)
Patrick W. Collins

/s/ Kevin N. Beres	(44,185 shares)
Kevin N. Beres

/s/ Daniel P. Carroll	(19,012 shares)
Daniel P. Carroll

DIRECTORS:

/s/ Paul G. Fenker	(33,574 shares)
Paul G. Fenker

/s/ Ralph F. Howes	(39,399 shares)
Ralph F. Howes

/s/ Mark A. Krentz	(10,568 shares)
Mark A. Krentz

/s/ L. Charles Lukmann, III	(51,532 shares)
L. Charles Lukmann, III

/s/ Jerry L. Mayes	(24,064 shares)
Jerry L. Mayes

/s/ Dale A. Parkison	(21,107 shares)
Dale A. Parkison

/s/ Robert P. Rose	(26,639 shares)
Robert P. Rose

LAPORTE BANCORP, INC. 710 INDIANA AVENUE LAPORTE, IN 46350

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 10, 2016 (July 6, 2016 for participants in The LaPorte Savings Bank 401(k) Retirement Plan “401(k)” and The LaPorte Savings Bank Employee Stock Ownership Plan (“ESOP”)). Have this card in hand when you access the website and follow the instructions to direct how the shares should be voted.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 10, 2016 (July 6, 2016 for 401(k) and ESOP participants). Have this card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E11723-S46578                              KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.             DETACH AND RETURN THIS PORTION ONLY

LAPORTE BANCORP, INC.

If you are a stockholder, the Board of Directors recommends that you vote “FOR” the following proposals. If you are a 401(k) and/or ESOP participant, your voting instructions are solicited on behalf of the 401(k) and/or ESOP Trustee.

	Vote on Proposals						For	Against	Abstain

	1. To approve and adopt the Merger Agreement by and between Horizon Bancorp and LaPorte Bancorp, Inc., pursuant to which LaPorte Bancorp, Inc. will merge with and into Horizon Bancorp.						☐	☐	☐

	2. To approve, on a non-binding advisory basis, the compensation payable to the named executive officers of LaPorte Bancorp, Inc. in connection with the merger.						☐	☐	☐

3.    To approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the Special Meeting in person or by proxy to approve the merger.

							☐	☐	☐

NOTE: Such other business as may properly come before the Special Meeting or any adjournment thereof.

	For address changes and/or comments, please check this box and write them on the back where indicated.			☐

	Please indicate if you plan to attend this Special Meeting.	☐	☐

		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement/Prospectus is available at www.proxyvote.com.

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E11724-S46578

LAPORTE BANCORP, INC.
Special Meeting of Stockholders
July 11, 2016 at 5:00 p.m., Local Time

IF YOU ARE A STOCKHOLDER: This proxy is solicited by the Board of Directors

The undersigned hereby appoints the full Board of Directors, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of LaPorte Bancorp, Inc. (the “Company”) which the undersigned, is entitled to vote at the Special Meeting of Stockholders of the Company, to be held at the Company’s main office located at 710 Indiana Avenue, LaPorte, Indiana 46350 at 5:00 p.m., (local time), on Monday, July 11, 2016 or any adjournment or postponement thereof (the “Special Meeting”). The Board of Directors is authorized to cast all votes to which the undersigned is entitled to. This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals listed.

If any other business is presented at the Special Meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Special Meeting. This proxy also confers discretionary authority on the Board of Directors to vote matters incident to the conduct of the meeting.

IF YOU ARE A 401(k) PARTICIPANT: Your voting instructions are solicited on behalf of the trustee for the 401(k) (“401(k) Trustee”)

I understand that I have the right to direct the 401(k) Trustee to vote my proportionate interest in said plan. I have been advised that my voting instructions are solicited for the Special Meeting to be held at the Company’s main office located at 710 Indiana Avenue, LaPorte, Indiana 46350 at 5:00 p.m., (local time), on Monday, July 11, 2016 or any adjournment or postponement thereof. The 401(k) Trustee is hereby directed to vote my proportionate interest in the 401(k) as indicated on the other side. If I do not return my voting instructions in a timely manner, shares representing my interest in said plan will be voted in the same proportion as shares for which the 401(k) Trustee has received proper voting instructions from other participants, subject to the determination that such a vote is of the exclusive benefit of plan participants and beneficiaries. If any other business is presented at the Special Meeting, this card will be voted by the 401(k) Trustee in a manner intended to represent the best interest of participants and beneficiaries in the 401(k).

IF YOU ARE AN ESOP PARTICIPANT: Your voting instructions are solicited on behalf of the trustee for the ESOP (“ESOP Trustee”)

I understand that I have the right to direct the ESOP Trustee to vote the shares that have been allocated to my ESOP account. I have been advised that my voting instructions are solicited for the Special Meeting to be held at the Company’s main office located at 710 Indiana Avenue, LaPorte, Indiana 46350 at 5:00 p.m., (local time), on Monday, July 11, 2016 or any adjournment or postponement thereof. The ESOP Trustee is hereby directed to vote the shares allocated to my account as indicated on the other side. The ESOP Trustee will vote any unallocated shares, shares for which it has received no voting instruction, and abstentions in the same proportion as it votes the allocated shares for which it has received proper instructions from participants, subject to the determination that such a vote is for the exclusive benefit of plan participants and beneficiaries. If any other business is presented at the Special Meeting, this card will be voted by the ESOP Trustee in a manner intended to represent the best interest of participants and beneficiaries in the ESOP.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE